     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1996


                                                      REGISTRATION NO. 333-01395
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- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. TWO

                                       TO

                                    FORM S-1
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                       PACIFICAMERICA MONEY CENTER, INC.
                 (FORMERLY KNOWN AS PACIFIC UNITED GROUP, INC.)
             (Exact name of registrant as specified in its charter)

            DELAWARE                          6162                         95-4465729
  (State or Other Jurisdiction
      of Incorporation or         (Primary Standard Industrial          (I.R.S. Employer
          Organization)           Classification Code Number)        Identification Number)

                            ------------------------

                       21031 VENTURA BOULEVARD, SUITE 102
                        WOODLAND HILLS, CALIFORNIA 91364
                                 (818) 992-8999
              (Address, including Zip Code, and telephone number,
        including area code, of registrant's principal executive office)
                            ------------------------

                                JOEL R. SCHULTZ
                       21031 VENTURA BOULEVARD, SUITE 102
                        WOODLAND HILLS, CALIFORNIA 91364
                                 (818) 992-8999
           (Name, address, including Zip Code, and telephone number,
                   including area code, of agent for service)

                          COPIES OF COMMUNICATIONS TO:

         CATHERINE DEBONO HOLMES, ESQ.                        PAUL H. IRVING, ESQ.
     JEFFER, MANGELS, BUTLER & MARMARO LLP               MANATT PHELPS & PHILLIPS, LLP
            2121 AVENUE OF THE STARS                       11355 W. OLYMPIC BOULEVARD
             LOS ANGELES, CA 90067                           LOS ANGELES, CA 90064
                 (310) 201-3553                                  (310) 312-4000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as possible after the effective date of the Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

                        CALCULATION OF REGISTRATION FEE


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                                                 PROPOSED MAXIMUM   PROPOSED MAXIMUM
TITLE OF EACH CLASS OF          AMOUNT TO BE      OFFERING PRICE        AGGREGATE          AMOUNT OF
SECURITIES TO BE REGISTERED      REGISTERED          PER UNIT        OFFERING PRICE    REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
  per share..................      1,000,000          $10.00           $10,000,000          $3,449
Total Registration Fee.......                                                               $3,449*
- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------



* Previously paid

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                       PACIFICAMERICA MONEY CENTER, INC.

                 (FORMERLY KNOWN AS PACIFIC UNITED GROUP, INC.)

                             CROSS-REFERENCE SHEET
                                      FOR
               REGISTRATION STATEMENT ON FORM S-1 AND PROSPECTUS


        FORM S-1 REGISTRATION STATEMENT                            CAPTION OR
            ITEM NUMBER AND HEADING                          LOCATION IN PROSPECTUS
- ------------------------------------------------  --------------------------------------------
  1.  Forepart of the Registration Statement and
        Outside Front Cover Page of
        Prospectus..............................  Front Cover Page
  2.  Inside Front, Outside Back Cover Pages of
        Prospectus..............................  Available Information
  3.  Summary Information, Risk Factors, and
        Ratio of Earnings to Fixed Charges......  Summary; Risk Factors; Selected Financial
                                                  Data; Unaudited Consolidated Financial
                                                  Statements of the Corporation
  4.  Use of Proceeds...........................  Use of Proceeds
  5.  Determination of Offering Price...........  Underwriting of Public Offering
  6.  Dilution..................................  Not applicable
  7.  Selling Security Holders..................  Registration of Certain Shares for Resale
  8.  Plan of Distribution......................  Underwriting of Public Offering
  9.  Description of Securities to be
        Registered..............................  Description of Capital Stock
 10.  Interests of Named Experts and Counsel....  Legal Matters
 11.  Information with Respect to the
        Registrant..............................  Business; Market for Common Stock;
                                                  Summary -- Selected Consolidated Financial
                                                  and Other Data; Management's Discussion and
                                                  Analysis of Financial Condition and Results
                                                  of Operations; Change in and Disagreements
                                                  with Accountants; Management; Beneficial
                                                  Ownership of Common Stock; Certain
                                                  Transactions
 12.  Disclosure of Commission Position on
        Indemnification.........................  Management -- Limitation of Liability and
                                                  Indemnification of Directors; Underwriting
 13.  Other Expenses of Issuance and
        Distribution............................  Part II -- Item 13
 14.  Indemnification of Directors and
        Officers................................  Part II -- Item 14
 15.  Recent Sales of Unregistered Securities...  Part II -- Item 15
 16.  Exhibits and Financial Statement
        Schedules...............................  Financial Statements; Index to Exhibits
 17.  Undertakings..............................  Part II -- Item 17

                   SUBJECT TO COMPLETION, DATED JUNE 12, 1996

PROSPECTUS
                                      LOGO


                             UP TO 1,000,000 SHARES


                       PACIFICAMERICA MONEY CENTER, INC.

                                  COMMON STOCK
                            ------------------------


     PacificAmerica Money Center, Inc., a Delaware corporation (the "Corporation"), hereby offers up to 1,000,000 shares of its Common Stock (the "Common Stock") in connection with a restructuring plan (the "Restructuring Plan") of Presidential Mortgage Company, a California limited partnership ("Presidential" or the "Partnership"). Pursuant to the Restructuring Plan, all of the assets and liabilities of the Partnership will be transferred to the Corporation in exchange for approximately 890,000 shares of Common Stock, to be issued to the partners of the Partnership (the "Restructuring"), less the number of shares that would otherwise be issued to certain limited partners of the Partnership electing a cash out option (the "Cash Out Option") of $10 per share, estimated at 200,000 shares. An additional 244,078 shares of Common Stock have been subscribed for at a purchase price of $10 per share in a rights offering (the "Rights Offering") as of June 10, 1996 by the partners of the Partnership and certain other related persons, and the Rights Offering will remain open until June 17, 1996, or such later date as the solicitation period may be extended, not to exceed July 31, 1996. See "Prospectus Summary -- Summary of the Restructuring Plan."


     Prior to the Offering, there has been no public market for the Common Stock and there is no assurance that such a market will exist after this offering. The Common Stock has been conditionally approved for listing on the Nasdaq National Market, under the symbol "PAMM." Friedman, Billings, Ramsey & Co., Inc., as representative (the "Representative") of the several underwriters (the "Underwriters") has indicated its intention to make a market in the Common Stock. The Representative, however, has no obligation to make such a market and may discontinue making a market at any time. It is currently anticipated that the shares of Common Stock offered hereby will be offered at a public offering price of $10 per share. The initial offering price of the shares of Common Stock offered hereby has been determined by negotiation between the Corporation and the Representative. See "Underwriting of the Public Offering" for information relating to the determination of the initial public offering price.


     SEE "RISK FACTORS" ON PAGES 12-16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR.

                            ------------------------

       THE SHARES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND
         ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.


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- -----------------------------------------------------------------------------------------------------------
                                              PRICE TO             UNDERWRITING            PROCEEDS TO
                                               PUBLIC              DISCOUNTS(1)        THE CORPORATION(2)
- -----------------------------------------------------------------------------------------------------------
Per Share.............................           $10                   $.65                   $9.35
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Total(3)..............................       $10,000,000             $650,000              $9,350,000
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(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.


(2) Before deducting certain expenses payable by the Corporation. See "Use of Proceeds."



(3) The Corporation has granted the Underwriters a 30-day option to purchase additional shares of Common Stock equal to 15% of the amount of shares sold in the Public Offering, up to 150,000 shares if 1,000,000 shares are sold in the Public Offering, solely to cover overallotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares of Common Stock at the Price to Public shown above. If the option is exercised in full for 150,000 shares, the total Price to Public, Underwriting Discount and Proceeds to the Corporation will be $11,500,000, $747,500 and $10,752,500, respectively. See "Underwriting of the Public Offering."


                            ------------------------


     The Common Stock is offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to withdraw, cancel, or modify the offering and reject orders in whole or in part. It is expected that delivery of the certificates representing the shares of Common Stock will be made against payment therefor at the offices of the Representative or in book entry form through the book entry facilities of
the Depository Trust Company on or about June   , 1996.

                            ------------------------

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                THE DATE OF THIS PROSPECTUS IS JUNE      , 1996


     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                       PACIFIC THRIFT LENDING OPERATIONS

LOGO

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


     THE CORPORATION INTENDS TO FURNISH THE HOLDERS OF THE COMMON STOCK ANNUAL REPORTS CONTAINING AUDITED CONSOLIDATED FINANCIAL STATEMENTS WITH A REPORT THEREON BY INDEPENDENT ACCOUNTANTS. IN ADDITION, THE CORPORATION WILL FILE QUARTERLY REPORTS CONTAINING UNAUDITED FINANCIAL STATEMENTS WHICH WILL BE FURNISHED TO HOLDERS OF THE COMMON STOCK UPON REQUEST.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and related notes thereto appearing elsewhere in this Prospectus. Completion of this offering is conditioned upon and will occur contemporaneously with the completion of the Restructuring Plan of Presidential Mortgage Company (the "Partnership"). All references to the Corporation after the closing of this Offering assume that the Restructuring Plan has been completed. See "Risk Factors" on pages 12 through 16 for a discussion of certain factors that should be considered by each prospective investor.


THE CORPORATION


     PacificAmerica Money Center, Inc. (the "Corporation," as previously defined) is a Delaware corporation formed in 1994 as a wholly owned subsidiary of Presidential Mortgage Company, a California limited partnership (referred to herein on a consolidated basis with its subsidiaries as the "Partnership" and on an unconsolidated basis as "Presidential"). Pursuant to a Restructuring Plan approved by the general partner of Presidential (the "General Partner") and required to be approved by the requisite vote of limited partners of Presidential (the "Limited Partners" and collectively with the General Partner, the "Partners"), Presidential will transfer all of its assets and liabilities to the Corporation.



     From the date of its formation in 1981 until 1988, Presidential's sole business was the direct origination and servicing of real estate secured loans under California consumer and commercial finance lender licenses. In 1988, Presidential formed Pacific Thrift and Loan Company, a California corporation ("Pacific Thrift"), as a wholly owned subsidiary of Presidential, to engage in the business of origination, purchase and sale of real estate secured loans under a California thrift and loan license. Since 1990, substantially all new lending activity has been conducted by Pacific Thrift, and Presidential has continued to hold a portfolio of loans substantially originated prior to 1991. In 1990, Presidential acquired two additional subsidiaries, Consolidated Reconveyance Company, a California limited partnership ("CRC"), which provides trust deed foreclosure services, and Lenders Posting and Publishing Company, a California limited partnership ("LPPC"), which provides posting and publishing services in connection with trust deed foreclosures. In 1994, Presidential formed the Corporation and PacificAmerica Mortgage, Inc. ("PacificAmerica Mortgage") for the purpose of completing a proposed restructuring of Presidential. These subsidiaries have had no significant operations as of March 31, 1996. In 1995, Presidential formed another subsidiary, Consolidated Reconveyance Corporation, a Washington corporation ("CRC Washington"), to provide trust deed foreclosure services in the State of Washington. On May 31, 1996, Presidential transferred to the Corporation all of the outstanding stock of Pacific Thrift, CRC Washington and PacificAmerica Mortgage for the purpose of filing consolidated tax returns for those entities. On the closing date of the Restructuring Plan, Presidential will transfer all of its interests in CRC and LPPC to the Corporation. For the year ended December 31, 1995, the Partnership sustained a consolidated net loss of $1.7 million, consisting of a $5.8 million net loss of Presidential, offset by $3.2 million net income of Pacific Thrift, $.6 million net income of CRC and $.3 million net income of LPPC. For the quarter ended March 31, 1996, the Partnership reported consolidated net income of $.3 million, consisting of $.9 million net income of Pacific Thrift, $.2 million net income of CRC and $.1 million net income of LPPC, offset by a net loss of $.9 million of Presidential.


     After the Restructuring, the Corporation will be the holding company for Pacific Thrift, PacificAmerica Mortgage, CRC, CRC Washington and LPPC. The principal executive offices of the Corporation are located at 21031 Ventura Boulevard, Woodland Hills, California 91364, and its telephone number at that address is (818) 992-8999. Following is a description of each of the subsidiaries:


     PACIFIC THRIFT. Pacific Thrift focuses on the origination of residential, multi-family and commercial real estate loans to borrowers whose credit histories limit their ability to qualify for low-rate financing at more credit sensitive financial institutions. Such loans are generally referred to in the lending industry as "B" and "C" credit loans. Pacific Thrift originated $151.5 million in loans in all of 1995 and $119.0 million loans in the first five months of 1996. Pacific Thrift sells a substantial majority of all residential loans it originates to larger mortgage lenders for securitization. During all of 1995, Pacific Thrift sold $145.0 million of loans originated for sale. During the five months ended May 31, 1996, Pacific Thrift sold $121.9 million of loans originated for sale. At April 30, 1996 and December 31, 1995, Pacific Thrift held an additional $8.9 million and $9.6 million, respectively, of loans originated for sale. In addition, Pacific Thrift offers investment certificates in the form of passbook and certificate of deposit accounts insured by the Federal Deposit Insurance Corporation ("FDIC") up to applicable limits. At March 31, 1996, Pacific Thrift had total assets of $81.6 million, total deposits of $72.8 million and total shareholders' equity of $7.8 million. Pacific Thrift is subject to regulation and supervision by the FDIC and the California Department of Corporations ("DOC").



     CRC. CRC provides trust deed foreclosure services to over 300 banks, thrifts, mortgage banks, life insurance companies and federal agencies. At March 31, 1996, CRC had total assets of $3.2 million, total liabilities of $2.3 million and partners' capital of $.9 million. All of the limited partnership interests of CRC will be transferred to the Corporation on the Closing Date.



     CRC WASHINGTON. CRC Washington provides trust deed foreclosure services on loans secured by real estate located in the State of Washington. CRC Washington had no material assets, liabilities or operations at or during the year ended December 31, 1995 or at or during the quarter ended March 31, 1996. The Corporation is the sole shareholder of CRC Washington.



     LPPC. LPPC provides posting and publication services in connection with trust deed foreclosure sales. At March 31, 1996, LPPC had total assets of $.3 million, total liabilities of $.1 million and partners' capital of $.2 million. All of the limited partnership interests of LPPC will be transferred to the Corporation on the Closing Date.



     PACIFICAMERICA MORTGAGE. As part of the Restructuring Plan, PacificAmerica Mortgage will acquire the loan portfolio of Presidential, substantially all of which was originated prior to 1991. At March 31, 1996, the Presidential portfolio consisted of residential, multi-family and commercial loans with a gross aggregate principal balance of $8.3 million, down from a high of $130.2 million in 1989. The Presidential portfolio is pledged to secure a loan obligation (the "Bank Loan") owed by Presidential to Fleet Bank, N.A. ("Fleet" or the "Bank," into which NatWest Bank, N.A., the original lender, was merged as of May 1, 1996), with a remaining balance of $5.0 million owed as of May 31, 1996 and a maturity date of June 30, 1997. The Presidential portfolio is being reduced through loan payoffs and loan sales to pay down the Bank Loan. Management further intends for PacificAmerica Mortgage to become a California licensed finance lender, and, where necessary or advisable, to obtain other state licenses to act as a real estate secured lender in locations in which Pacific Thrift is unable to engage in real estate secured lending.


BUSINESS STRATEGY


     After the consummation of this Offering and the Restructuring, management of the Corporation intends to pursue a national expansion strategy for the Corporation's lending business. While there can be no assurance that management of the Corporation will be successful in executing its business strategy, principal strategic objectives include:



     -- CONTINUE TO EMPHASIZE FEE INCOME FROM LOANS ORIGINATED FOR
        SALE. Pacific Thrift has developed the ability to originate a high volume of mortgage loans for sale to larger mortgage lenders for securitization. For the quarter ended March 31, 1996, Pacific Thrift increased gains on sale of loans by $3.2 million (213.3%) to $4.7 million from $1.5 million for the quarter ended March 31, 1995. For the year ended December 31, 1995, gains on sale of loans increased by $7.7 million (856%), to $8.6 million from $.9 million for the prior year. By focusing on the origination of loans for sale, Pacific Thrift has reduced its reliance on interest income, the primary source of income for traditional banks and mortgage lenders. The origination of loans for sale mitigates the credit risks associated with loan defaults, because the risk of loss on loans is transferred to the loan purchasers, subject to standard representations and warranties made by Pacific Thrift to the loan purchasers at the time of sale for which Pacific Thrift remains liable.


     -- INCREASE VOLUME OF LOANS ORIGINATED FOR SALE IN STATES IN WHICH PACIFIC
       THRIFT HAS RECENTLY COMMENCED LENDING OPERATIONS. In 1994, management of Pacific Thrift began to implement a geographic expansion strategy to increase the volume of loans originated for sale. Pacific Thrift first expanded operations into the western states of Washington, Oregon and Nevada, where certain officers had previous experience with mortgage lending operations. Pacific Thrift later expanded lending operations into Colorado, Arizona and Utah, and began exploring other regions for possible lending operations. As of April 30, 1996, Pacific Thrift had loan representatives in the 22 states of Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Idaho, Illinois, Kansas, Maryland, Massachusetts, Minnesota, Missouri, Nevada, New York, Oregon, Pennsylvania, Texas, Utah, Virginia and Washington. In addition, as of April 30, 1996, Pacific Thrift was in the early stages of operations in Indiana, New Hampshire, New Mexico, North Carolina, Ohio, Rhode Island, South Carolina, Washington D.C. and Wisconsin.



     -- EXPAND LOAN OPERATIONS INTO NEW STATES. As of April 30, 1996, management has taken steps to qualify for or confirm exemption from consumer lending licensing requirements in the states of Hawaii, Iowa, Kentucky, Louisiana, Michigan, Montana, Oklahoma, Tennessee and West Virginia.



     -- MINIMIZE OVERHEAD COSTS BY OPERATING WITHOUT OFFICES IN MOST
       AREAS. Management of Pacific Thrift has developed an operating system which allows it to expand lending operations in new areas without opening loan production offices. Whenever possible, a senior loan officer with experience in an existing Pacific Thrift office is transferred to a new region to hire local loan representatives on a commission-only basis. The senior loan officer supervises and trains the local representatives, all of whom operate independently without office space. Local loan representatives typically have contacts with local mortgage loan brokers, which provide sources of loan referrals. All loan applications and supporting documentation are delivered to Pacific Thrift's California loan review office for processing and underwriting. As operations expand in one or more locations, Pacific Thrift may consider renting small offices as necessary to facilitate business operations, subject to applicable regulatory requirements. However, management believes that Pacific Thrift may continue to be able to conduct business without the expense and risk of undertaking long-term lease and other material overhead obligations in most locations.



     -- CONTINUE TO EVALUATE POSSIBLE SECURITIZATION PROGRAMS. Management believes that Pacific Thrift may reach loan volume levels sufficient to support direct securitization programs by the end of 1996 or the beginning of 1997. Management will continue to evaluate programs to securitize loans to the extent that future lending volume permits. Management believes that the implementation of such programs could further enhance revenues of Pacific Thrift because, as sponsor of securitization programs, Pacific Thrift would retain the interest spread and servicing fees which it currently releases for a premium as a seller of loans. In addition, Pacific Thrift would consider the purchase of loans from other originators to enhance securitized loan volume.



     -- GRADUALLY REBUILD PACIFIC THRIFT'S LOAN PORTFOLIO BALANCE. Although management intends to emphasize loans originated for sale, it also intends to gradually rebuild Pacific Thrift's loan portfolio balance with residential and commercial mortgage loans. Management believes that diversification of revenue sources between securitization and loan sales and loan portfolio income allows for adaptation to changing economic and business conditions.



     -- CONTINUE TO IMPROVE ASSET QUALITY.  In 1994, management of Pacific
       Thrift began an ongoing effort to improve loan underwriting policies and procedures for portfolio loans. Lending criteria were revised to place a greater emphasis on the borrower's ability to repay, and appraisal standards for real property collateral were strengthened. Management believes that these changes have substantially improved asset quality. While loan delinquencies over 60 days on portfolio loans originated prior to January 1, 1994 were approximately 15.22% of all such loans at March 31, 1996, loan delinquencies over 60 days on loans originated after January 1, 1994 were only 2.07% of all of those loans as of March 31, 1996. There can be no assurance that the level of delinquencies experienced with respect to portfolio loans originated after January 1, 1994 will not increase as this pool of loans continues to age.


     -- CONTINUE TO EXPAND THE BUSINESS OF CRC, CRC WASHINGTON AND LPPC. The trust deed foreclosure services and posting and publishing services businesses of CRC, CRC Washington and LPPC provide a secondary source of fee income that capitalizes on management's expertise in servicing mortgage loans. CRC, CRC Washington and LPPC offer their services to over 300 banks, thrifts, mortgage banks, life insurance companies and federal regulatory agencies with trust deeds on real property located in California, Nevada and Washington. In addition, insofar as foreclosures typically increase during periods of a weakening economy, these businesses provide a counter-cyclical source of revenues that can partially offset reduced revenues or losses in the Corporation's lending business which may occur during these periods.



BACKGROUND AND REASONS FOR RESTRUCTURING


     Presidential's primary business from its inception in 1981 through 1990 was the origination of B and C credit loans secured by California real property (primarily residential), which Presidential retained and serviced for the life of the loans. Presidential financed its lending activity with revolving lines of credit from major commercial banks and periodic offerings of limited partnership units. At the height of this business in 1989, Presidential and Pacific Thrift (which commenced business in December 1988) had a total combined loan portfolio of $130.2 million, Presidential had borrowed $82 million on a credit line, and Presidential's total capital was $44 million.



     Beginning in 1990, with the downturn in the California real estate market, the credit line was restructured as a one-year renewable term loan (the "Bank Loan") with required monthly or quarterly pay down levels. Accordingly, since 1990, Presidential has been required to pay down over $77 million on the Bank Loan, which has resulted in a systematic reduction of the Partnership's loan portfolio from its high of $130.2 million in 1989 to a combined loan portfolio of $56.6 million (net of general reserves of $4.7 million but including $11.4 million in loans held for sale) as of March 31, 1996. The reduction in the loan portfolio, coupled with substantial loan losses caused by the California recession and substantial declines in the value of California real estate, caused declines in the Partnership's net income through 1992 and net losses of $1.7 million, $9.5 million and $5.9 million for the years ended December 31, 1995, 1994 and 1993, respectively. In addition, pursuant to the terms of the Bank Loan, Presidential was required to suspend all distributions and capital withdrawal payments to limited partners in June 1993. As a result, Presidential has paid no distributions or capital withdrawal payments since June 1993.



     In 1994 and 1995, management of the Partnership refocused its lending business on loans originated for sale and analyzed possible restructuring alternatives which would provide a means for limited partners of the Presidential to realize potential capital appreciation and greater liquidity for their investment. Management proposed the Restructuring Plan to the Limited Partners pursuant to a Proxy Statement/Prospectus dated May 14, 1996, and expects to receive the requisite approval of a majority of Limited Partners to complete the Restructuring Plan by June 17, 1996. The completion of this Offering is a condition to and will be the final step in the consummation of the Restructuring Plan.


                         SUMMARY OF THE PUBLIC OFFERING


Common Stock offered by the
  Corporation..............  The Corporation is offering up to 1,000,000 shares of Common Stock in this offering. The Corporation has agreed to issue approximately 890,000 shares to the partners of Presidential in connection with the Restructuring Plan, less the shares that would otherwise be issued to limited partners electing the Cash Out Option, currently estimated at 200,000 shares. As of June 10, 1996, the Corporation has received subscriptions for an additional 244,078 shares in connection with the Rights Offering (which is also available to certain officers, directors, employees and related persons, as described below). The Restructuring Plan, the Rights Offering and the Public Offering will close concurrently (the "Closing Date") and all shares will be issued on the Closing Date. No investor may purchase more than seven percent of the total shares to be issued in connection with the Restructuring, the Rights Offering and the Public Offering.


Use of Proceeds............  The net proceeds of the additional capital raised in the Rights Offering and the Public Offering will be used approximately as follows:



                               $1,307,000 to pay the aggregate amount owing to former Limited Partners who are now creditors of the Partnership, whose withdrawal requests were approved prior to June 30, 1993;



                               $1,185,000 to pay the debt which the Partnership estimates is owed by it to the General Partner as of May 31, 1996, which the General Partner will use to purchase General Partner Warrants and Common Stock in the Rights Offering;



                               $1,000,000 to pay down the Bank Loan;



                               $1,276,360 owed to Limited Partners who have elected the Cash Out Option as of June 10, 1996 in connection with the Restructuring Plan, plus the amount owed to any other Limited Partners who elect the Cash Out Option during the solicitation period, which entitles those Limited Partners to receive $10 times the amount of shares they otherwise would have received in connection with the Restructuring based on their capital accounts in the Partnership;



                               $200,000 to redeem a warrant for 2% of the Common Stock (see "Summary of the Restructuring
                               Plan -- Bank Warrants"); and



                               the balance of net proceeds will be added to working capital of the Corporation, which may be contributed from time to time as additional capital to Pacific Thrift and used to pay down the Bank Loan, as management deems appropriate.



Nasdaq National Market
Symbol.....................  "PAMM"


                       SUMMARY OF THE RESTRUCTURING PLAN


Exchange of Assets and
  Liabilities of the
  Partnership for Common
  Stock....................  Shares of Common Stock equal to the Net Tangible
                             Equity of the Partnership on the last day of the month preceding the Closing Date, divided by 10, but not less than 890,000 shares, will be distributed to the General Partner and all Limited Partners of the Partnership on the Closing Date. "Net Tangible Equity is defined as total assets minus total liabilities, goodwill and capitalized organization costs other than capitalized costs of the Rights Offering and Public Offering, as adjusted for an increase in capital due to the General Partner's purchase of General Partner Warrants for $385,000 and the General Partner's purchase of Common Stock for $800,000, to be paid with the proceeds of repayment of the debt which the Partnership owes to the General Partner as of May 31, 1996. Based on management's estimate of $8.9 million in Net Tangible Equity as of May 31, 1996, 890,000 shares will be distributed with a value of $10 per share.


Rights Offering............  In connection with the Restructuring Plan, Limited
                             Partners, partners of the General Partner and the officers, directors and employees of Presi-dential and its subsidiaries were given the right to subscribe for 800,000 additional shares of Common Stock in a rights offering (the "Rights Offering"), at $10 per share. Subscriptions for 244,078 shares have been received in the Rights Offering through June 10, 1996 and additional subscriptions may be received through June 17, 1996, or such later date as the solicitation period may be extended by the General Partner, not to exceed July 31, 1996.



Subscriber Warrants........  For every five shares of Common Stock subscribed for in the Rights Offering, the Corporation has agreed to issue to each subscriber a transferable warrant (the "Subscriber Warrants") for one additional share of Common Stock, exercisable at any time after issuance for a period of two years, at an exercise price equal to 125% of the Public Offering Price per share. As of June 10, 1996, based on subscriptions for 244,078 shares received in the Rights Offering as of June 10, 1996, the Corporation will issue 48,815 Subscriber Warrants; additional Subscriber Warrants may be issued based on additional subscriptions received in the Rights Offering until the expiration of the solicitation period.



General Partner Warrants
and Purchase of Common
  Stock....................  The General Partner of the Partnership will purchase warrants from the Corporation ("General Partner Warrants") exercisable for up to 25% of the Common Stock outstanding on the Closing Date, on a fully diluted basis assuming the exercise of all General Partner Warrants, exercisable at any time for a period of 18 months after the Closing Date, at an exercise price equal to 150% of the Public Offering Price per share. The General Partner will receive payment of $1,185,000 of the debt owed to it by the Partnership out of the proceeds of this Offering and will use this amount to pay $385,000 to purchase General Partner Warrants and $800,000 to purchase Common Stock in the Rights Offering. The General Partner will distribute all Common Stock, Subscriber Warrants and General Partner Warrants received by it to its partners and creditors.



Bank Warrant...............  The Corporation has agreed to grant to Fleet a
                             Warrant (the "Bank Warrant") to purchase 2% of the Common Stock of the Corporation, exercisable at any time for a period of five years after issuance, at an exercise price equal to 25% of the book value of the Corporation on December 31, 1995, as adjusted for shares sold in the Rights Offering and the Public Offering, redeemable at any time within one year at the option of the Corporation for $200,000. The Corporation intends to redeem the Bank Warrant promptly after the closing of the Restructuring Plan and this offering.



Conditions to Completion of
the Restructuring Plan,
  Rights Offering and
  Public Offering..........  The closing of the Restructuring Plan, the Rights
                             Offering and the Public Offering are subject to the satisfaction of the following conditions:



                             (a) the approval of Limited Partners holding at
                                 least 51% of the total Capital Contributions of all Limited Partners (except the General Partner to the extent of its ownership of Limited Partnership Units), which has been obtained;


                             (b) Minimum Market Capitalization of $16.9 million
                                 is achieved as a result of the Rights Offering and the Public Offering;

                             (c) the Common Stock is approved for listing on the
                                 Nasdaq National Market ("NNM"), the American
                                 Stock Exchange ("ASE") or the Pacific Stock
                                 Exchange ("PSE");

                             (d) the Bank consents to the completion of the
                                 Restructuring Plan;


                             (e) the FDIC and the DOC consent to the change in
                                 control of Pacific Thrift as a result of the Restructuring Plan or a determination is made by the FDIC and the DOC that their consent is not required;


                             (f) there is no moratorium resulting from federal
                                 or state legislative action that would prohibit the closing of the Restructuring Plan;

                             (g) there is no material adverse change in the
                                 business or prospects of the Partnership; and

                             (h) there is no injunction or court order relating
                                 to the Restructuring Plan that would have a material adverse effect upon the Corporation or which would prevent the completion of the Restructuring Plan.

                             None of the conditions specified in paragraphs (a),
                             (b), (c), (d) or (e) above may be waived, except with respect to the listing of the Common Stock on the NNM, AMEX or PSE, which may only be waived upon re-solicitation and the requisite vote of the Limited Partners to complete the Restructuring Plan on a modified basis. The conditions specified in paragraphs (f), (g) and (h) may be waived by the General Partner in its sole discretion.


                             Except with respect to the possible required consent of the FDIC or the DOC, there are no federal or state regulatory requirements that must be complied with or approvals that must be obtained as a condition of completion of the Restructuring Plan.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


     The following tables present selected consolidated financial and other data of the Partnership as of and for the three months ended March 31, 1996 and 1995 and as of and for each of the years in the five years ended December 31, 1995. The information below should be read in conjunction with, and is qualified in its entirety by, the more detailed information included elsewhere in this Prospectus, including the Consolidated Financial Statements of the Partnership and notes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations.



                                                AS OF AND FOR THE
                                                THREE MONTHS ENDED
                                                    MARCH 31,
                                                   (UNAUDITED)               AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                               --------------------     ----------------------------------------------------
                                                1996         1995         1995       1994       1993       1992       1991
                                               -------     --------     --------   --------   --------   --------   --------
                                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Total interest income........................  $ 2,408     $  2,612     $  9,577   $ 11,404   $ 14,212   $ 16,827   $ 18,668
Total interest expense.......................    1,227        1,405        5,199      4,927      5,718      6,725      8,683
                                               --------    --------     --------   --------   --------   --------   --------
        Net interest income..................    1,181        1,207        4,378      6,477      8,494     10,102      9,985
Total noninterest income.....................    5,807        2,608       13,265      6,002      5,305      5,316      4,865
Provision for loan losses....................      725          446        3,289      6,096      4,655      3,888      2,617
Other real estate owned expense..............      165          238        1,212        732      3,307      1,014        881
General and administrative expense...........    5,471        3,354       16,062     15,164     11,705     10,367      7,517
Provision for income taxes (benefit).........      348         (430)      (1,222)         1          1          1         -0-
                                               --------    --------     --------   --------   --------   --------   --------
Net income (loss)............................  $   279     $    207     $ (1,698)  $ (9,514)  $ (5,869)  $    148   $  3,835
                                               ========    ========     ========   ========   ========   ========   ========
Distributions paid...........................       -0-          -0-          -0-        -0-     1,943      4,610      5,747
STATEMENT OF FINANCIAL CONDITION DATA:
Total assets.................................  $95,030     $101,694     $ 82,557   $103,747   $114,324   $120,216   $138,405
Net loans(1).................................   56,637       59,280       56,485     65,056     84,755    101,405    122,628
Total deposits...............................   72,781       69,032       60,156     69,501     62,421     50,561     39,555
Mortgage notes and notes payable.............    7,753       15,611        7,982     17,691     25,578     36,507     59,412
Partners' equity.............................    9,006       10,632        8,727     10,425     19,939     28,830     36,706
SELECTED RATIOS (%):
Return on average assets.....................     1.26%         .82%       (1.82)%    (8.73)%    (5.00)%      .11%      2.77%
Return on average partners' equity...........    12.62%        7.97%      (17.73)%   (62.67)%   (24.07)%      .45%     10.13%
Net interest margin(2).......................     6.20%        5.62%        5.79%      6.82%      8.65%      8.71%      7.57%
Noninterest expense to average assets........    25.46%       14.18%       18.54%     14.58%     12.80%      8.80%      6.07%
Efficiency ratio(3)..........................    80.65%       94.15%       97.91%    127.38%    108.79%     73.82%     56.55%
Efficiency ratio excluding REO expense(3)....    78.29%       87.92%       91.04%    121.52%     84.82%     67.24%     50.62%
General and administrative expense to average
  assets.....................................    24.71%       13.24%       17.24%     13.91%      9.98%      8.02%      5.43%
Average partners' equity to average assets...     9.99%       10.25%       10.28%     13.92%     20.79%     25.34%     27.35%
Loan originations............................  $66,388     $ 30,905     $170,861   $ 76,838   $ 48,612   $ 53,207   $ 60,278
ASSET QUALITY DATA:
Nonaccrual loans.............................  $   781     $  4,340     $    793   $  3,146   $  5,316   $  3,253   $  3,942
REO (net of senior liens)....................    2,606        5,702        2,545      5,308      4,225      6,973      4,199
Total nonperforming assets...................    3,387       10,042        3,338      8,454      9,541     10,226      8,141
Troubled debt restructurings.................      950          324          948         -0-        -0-        -0-        -0-
Allowance for credit losses..................    4,725        3,940        4,229      4,307      3,122      2,646      1,821
Net loan charge offs.........................      229          813        3,367      4,912      4,178      3,063      1,907
ASSET QUALITY RATIOS:
Nonperforming assets to total assets.........     3.56%        9.87%        4.04%      8.15%      8.35%      8.51%      5.88%
Allowance for credit losses to net loans.....     8.34%        6.65%        7.49%      6.62%      3.68%      2.61%      1.48%
Allowance for credit losses to nonaccrual
  loans......................................   604.99%       90.78%      533.29%    136.94%     58.74%     81.34%     46.19%
Net loan charge offs to average loans........     1.44%        5.30%        5.28%      5.79%      4.12%      2.67%      1.32%


- ---------------
(1) Net of allowances for loan loss and deferred loan fees and costs, including loans held for sale.
(2) Net interest margin represents net interest income divided by total average earning assets.
(3) Efficiency ratio represents noninterest expense divided by noninterest income and net interest income.

                SELECTED PACIFIC THRIFT FINANCIAL AND OTHER DATA



     The following selected financial and other data is for Pacific Thrift and Loan Company, the primary operating subsidiary of the Partnership and of the Corporation from and after the Closing Date of the Restructuring.



                                              AS OF AND FOR
                                            THE THREE MONTHS
                                             ENDED MARCH 31,                    AS OF AND FOR THE YEARS ENDED
                                               (UNAUDITED)                              DECEMBER 31,
                                           -------------------     -------------------------------------------------------
                                            1996        1995        1995        1994        1993        1992        1991
                                           -------     -------     -------     -------     -------     -------     -------
                                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Total interest income....................  $ 2,112     $ 2,132     $ 7,695     $ 8,434     $ 9,314     $ 8,988     $ 4,492
Total interest expense...................    1,010         980       3,820       2,953       3,225       3,061       2,081
                                           -------     -------     -------     -------     -------     -------     -------
  Net interest income....................    1,102       1,152       3,875       5,481       6,089       5,927       2,411
Total noninterest income.................    4,789       1,610       9,599       2,297         405         630         824
Provision for loan losses................      649         (60)      1,395       1,414       2,321       1,054         394
Other real estate owned expense..........      105          18          92         293       1,323         105         117
General and administrative expense.......    3,857       2,151      10,056       8,978       6,000       6,037       3,423
Provision for income taxes (benefit).....      348        (430)     (1,224)          1           1           1           1
                                           -------     -------     -------     -------     -------     -------     -------
Net income (loss)........................  $   932     $ 1,083     $ 3,155     $(2,908)    $(3,151)    $  (640)    $  (700)
                                           ========    ========    ========    ========    ========    ========    ========
Dividends paid...........................      -0-         -0-         -0-         -0-         -0-         -0-         -0-
STATEMENT OF FINANCIAL CONDITION DATA:
Total assets.............................  $81,566     $75,840     $67,899     $74,404     $70,302     $56,286     $45,170
Net loans(1).............................   51,269      44,953      50,153      49,387      50,091      51,330      40,928
Total deposits...........................   72,781      69,032      60,156      69,501      62,421      50,561      39,555
Mortgage notes and notes payable.........      366         697          51         212       1,024          81       2,200
Stockholder's equity.....................    7,751       4,401       6,819       3,240       5,029       5,189       2,889
SELECTED RATIOS (%):
Return on average assets.................     5.00%       5.85%       4.43%      (4.02)%     (4.98)%     (1.26)%     (2.11)%
Return on average partners' equity.......    51.31%     114.98%      62.73%     (70.33)%    (61.68)%    (15.85)%    (23.94)%
Net interest margin(2)...................     6.14%       6.96%       6.06%       8.36%      10.62%      12.71%       7.99%
Noninterest expense to average assets....    21.26%      11.71%      14.26%      12.81%      11.57%      12.11%      10.69%
Efficiency ratio(3)......................    67.26%      78.53%      75.32%     119.20%     112.77%      93.67%     109.43%
Efficiency ratio excluding REO
  expense(3).............................    65.47%      77.88%      74.63%     115.43%      92.39%      92.07%     105.81%
General and administrative expense to
  average assets.........................    20.70%      11.61%      14.13%      12.41%       9.48%      11.90%      10.33%
Average shareholder's equity to average
  assets.................................     9.75%       5.09%       7.07%       5.71%       8.07%       7.96%       8.83%
ASSET QUALITY DATA:
Nonaccrual loans.........................  $   513     $ 2,818     $   405     $ 1,967     $ 1,230     $ 3,720     $ 3,904
REO (net of senior liens)................    1,789       2,026       1,697         930       2,278       1,473       1,385
Total nonperforming assets...............    2,302       4,844       2,102       2,897       3,508       5,202       5,269
Troubled debt restructurings.............      590         324         588         -0-         -0-         -0-         -0-
Allowance for credit losses..............    1,954       1,419       1,458       1,804       1,300         789         733
Net loan charge offs.....................      154         325       1,741         910       1,810         999          36
ASSET QUALITY RATIOS:
Nonperforming assets to total assets.....     2.82%       6.39%       3.10%       3.89%       4.99%       9.24%      11.70%
Allowance for credit losses to net
  loans..................................     3.81%       3.16%       2.91%       3.65%       2.60%       1.54%       1.79%
Allowance for credit losses to nonaccrual
  loans..................................   380.90%      50.35%     360.00%      91.71%     105.69%      21.16%      18.78%
Net loan charge offs to average loans....     1.22%       2.79%       3.50%       1.83%       3.57%       2.17%        .12%
REGULATORY CAPITAL RATIOS:
Leverage Ratio...........................     9.42%       5.47%       9.09%       3.87%       7.12%       9.21%        N/A
Tier 1 risk-based capital ratio..........    10.65%       7.15%      11.17%       5.41%       8.84%      10.64%        N/A
Total risk based capital ratio...........    11.90%       8.40%      12.42%       6.66%      10.09%      11.89%        N/A


- ---------------
(1) Net of allowances for loan loss and deferred loan fees and costs, including loans held for sale.
(2) Net interest margin represents net interest income divided by total average earning assets.
(3) Efficiency ratio represents noninterest expense divided by noninterest income and net interest income.

                                  RISK FACTORS

     Prospective investors should carefully consider the following risk factors as well as the other information contained in this Prospectus before purchasing the Common Stock offered hereby.


     RISK OF CONTINUING LOAN LOSSES. For the years ended December 31, 1995, 1994 and 1993, the Partnership sustained consolidated net losses of $1.7 million, $9.5 million and $5.9 million, respectively. These losses were due in part to losses on portfolio loans secured by California real property originated prior to 1994. At March 31, 1996, the Partnership continued to hold a combined gross loan portfolio of approximately $16.3 million (net of specific reserves of approximately $.5 million) originated prior to 1994, all of which is secured by California real property. In addition, 96% of the total loan portfolio at March 31, 1996 was secured by California real property. The Corporation may continue to experience high levels of loan losses on loans originated prior to 1994, because of declines in the value of real property securing these loans since their origination. Further, there can be no assurance that California real property values will not continue to decline, which could cause additional loan losses. See "BUSINESS -- Classified Assets and Loan Losses."



     RISK OF REGULATORY ACTIONS. On April 1, 1996, a Memorandum of Understanding ("MOU") was entered into between Pacific Thrift, the FDIC and the DOC. The MOU provides that Pacific Thrift shall: (i) maintain Tier I capital of 8% or more of its total assets; (ii) maintain an adequate reserve for loan losses, which shall be reviewed quarterly by its board of directors; (iii) eliminate assets classified "loss" as of September 30, 1995, reduce assets classified "substandard" as of September 30, 1995 to not more than $4,000,000 within 180 days, and reduce all assets classified substandard, doubtful and loss to no more than 50% of capital and reserves by September 30, 1996; (iv) obtain FDIC approval before opening additional offices; (v) develop strategies to stabilize its net interest margin on portfolio loans and develop procedures to implement these strategies; and (vi) furnish written quarterly progress reports to the FDIC detailing actions taken to comply with the MOU. Management believes that Pacific Thrift has the ability to meet the requirements of the MOU within the time specified therein, although there can be no assurance that it will be able to meet the requirements in the future. If the conditions of the MOU were not met, Pacific Thrift could be subject to further regulatory enforcement action which could have a material adverse effect upon its business. Pacific Thrift will remain subject to the MOU until it is terminated by the FDIC and the DOC; the FDIC and the DOC may determine to retain the MOU, even after the conditions have been met, for any length of time which they determine to be appropriate. See "SUPERVISION AND REGULATION -- Regulatory Actions."



     RELIANCE ON PRIMARY LOAN PURCHASER. For the quarter ended March 31, 1996 and the year ended December 31, 1995, Aames Capital Corporation ("Aames") was the largest purchaser of loans originated for sale by Pacific Thrift, representing 89.0% and 85.2%, respectively, of all loans sold by Pacific Thrift. Management believes that it has a good working relationship with Aames, and anticipates this relationship to continue in the future. There can be no assurance, however, that this relationship will continue. In the event that the relationship with Aames were to terminate, management believes that Pacific Thrift could develop relationships with other purchasers, including some to whom it currently sells loans, which could replace the volume of loans sold to Aames. However, there can be no assurance that this would occur, or that the pricing or other terms would be as favorable as current arrangements with Aames. See "Business -- Lending Activities -- Loans Originated for Sale."



     REPORT ON FINANCIAL STATEMENTS. For the year ended December 31, 1995, the report of the Partnership's independent certified public accountants included an explanatory paragraph that expressed substantial doubt as to the ability of the Partnership to continue as a going concern due to its debt service requirements and the restrictions on the ability of Pacific Thrift to pay dividends. Subsequent to the date of the report, the restriction on Pacific Thrift's ability to pay dividends under the 1995 Order was removed in April 1996. If the Restructuring is completed, the Corporation would have substantial additional working capital, which management believes would be sufficient to substantially pay off the Bank Loan.



     COMPETITION IN THE LENDING INDUSTRY. The lending industry has experienced substantial consolidation, as large banks and mortgage banks have acquired smaller lending operations. In addition, the residential lending market has substantially changed as a result of the proliferation of securitization of residential loans.

Larger institutions, having the capability of generating substantial economies of scale, often are able to reduce loan origination costs, and thereby reduce rates to borrowers, which increases price competition among lenders. In addition, as more loans have become eligible for securitization, competition for loan product has driven interest margins down on residential loans. To meet these challenges, Pacific Thrift has changed its lending business to emphasize the origination of loans eligible for sale and/or securitization. There are many mortgage lenders which are also seeking to increase the volume of loans they originate for sale or securitization. There can be no assurance that Pacific Thrift will continue to increase the volume of loans originated for sale or securitization, which is necessary for the Corporation to operate profitably. Further, there can be no assurance that future changes will not occur in the lending industry which make it more difficult for Pacific Thrift to operate profitably.



     Pacific Thrift has significant competition for all loans from other thrift and loans, commercial banks, savings and loan associations, finance companies, mortgage bankers and, to a lesser extent, life insurance companies and pension funds. Pacific Thrift also faces competition for depositors' funds from banks, savings and loan associations, other thrift and loans, credit unions and, increasingly, from mutual funds and life insurance annuity products. See "BUSINESS -- Competition."



     EXPOSURE TO INTEREST RATE RISK. Although interest rate risks are minimized on loans originated for sale, the Corporation's profitability on portfolio loans may be adversely affected by rapid changes in interest rates. Presidential and Pacific Thrift have sought to limit interest rate risk by generally maintaining over 75% of the combined loan portfolio in adjustable rate loans that adjust upward when interest rates increase. Management attempts to match interest sensitive assets with interest sensitive liabilities to minimize the impact on profitability of fluctuations in interest rates. Nonetheless, fluctuations in interest rates due to general economic conditions and other economic factors beyond management's control can have adverse effects on borrowers' abilities to repay loans and on the Corporation's future profitability. A rise in interest rates could result in more defaults and loan losses if borrowers are unable to pay the higher rates. A reduction in interest rates, on the other hand, could increase prepayments, which could reduce the value of certain securitization fees retained by Pacific Thrift on loans sold to Aames.



     In addition, rapid changes in interest rates could result in an adverse impact on net interest income earned on the Corporation's loan portfolio. For example, if interest rates rise rapidly, adjustable rate loans will stop repricing as interest rate caps on such loans take effect. The Corporation's adjustable rate loans typically have lifetime interest rate caps that limit rate increases from the fully indexed rate in effect at a loan's inception to five percent (or 10 percent in some cases). Conversely, if interest rates decline, because the Corporation's assets will tend to reprice downward more rapidly than its liabilities, causing a decrease in net interest income. Management believes a prolonged decline in interest rates, however, would tend to increase net interest income, as adjustable rate loans would reach their interest rate floors, which are typically at their origination rate, while rates paid on liabilities would continue to decline. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Financial
Condition -- Asset/Liability Management."



     RISKS OF REAL ESTATE SECURED LENDING. The Corporation's primary business will be real estate secured lending, including loans secured by residential, multi-family and commercial property. Although the Corporation's predecessors have historically focused on residential lending, since 1994 portfolio lending has included a higher amount of commercial lending. At March 31, 1996, properties securing the combined loan portfolio, based on aggregate principal balances, consisted of 32% residential property, 21% multi-family property and 47% commercial property. Income producing properties, including primarily multi-family and commercial property, are generally viewed as exposing the lender to a greater risk of loss than residential one-to-four family lending. Income producing property values are also generally subject to greater volatility than residential property values. The liquidation values of income producing properties may be adversely affected by risks generally incident to interests in real property, including changes or continued weakness in general or local economic conditions and/or specific industry segments; declines in real estate values; declines in rental, room or occupancy rates; increases in interest rates, real estate and personal property tax rates and other operating expenses (including energy costs); the availability of refinancing; changes in governmental rules, regulations and fiscal policies, including rent control ordinances, environmental legislation and taxation; and other factors beyond the control of the borrower or the lender. For a more detailed discussion of the specific characteristics of the Corporation's real estate loan portfolio, see "BUSINESS -- Lending Activities -- Portfolio Lending."


     CONCENTRATION OF CALIFORNIA REAL PROPERTY SECURING LOAN PORTFOLIO. At March 31, 1996, approximately 96% of all loans in the Partnership's loan portfolio, on an aggregate principal balance basis, were secured by real property located in California, including approximately 74% in Southern California and approximately 22% in Northern California. The remaining 4% of all loans are secured by real property located in Washington (3%) and Oregon (1%). Pacific Thrift's policy is to limit the concentration of loans in any one zip code area to no more than 5% of all loans held in its portfolio. Concentration of collateral in any one geographic area may increase the risk of loss should conditions in that geographic area deteriorate. The California economy suffered a serious economic recession from 1990 through 1994. While the California economy exhibited positive trends in 1995, residential property values continued to decline in some parts of the state, including Southern California. A worsening of economic conditions in the state could have an adverse effect on the Corporation's business, including reducing the demand for new loans, limiting the ability of borrowers to pay existing loans and impairing the value of real property collateral and real property acquired in foreclosure ("OREO"). In addition, California real property is subject to the risk of earthquake damage, which may result in higher loan losses on loans secured by California real property.



     MANAGEMENT CONTROL. The Corporation has a number of provisions in its Certificate of Incorporation and its Bylaws which limit the right of the stockholders to change the management of the Corporation or approve certain business combinations, including the election of only one-third of the total number of directors annually, the requirement that an elected director be removed only for cause and only upon the vote of the holders of 66 2/3% of the total outstanding Common Stock, the requirement that the number of directors may be increased or decreased only by a majority vote of the directors then in office, the requirement that any vacancy on the Board of Directors be filled only by a majority vote of directors then in office, the requirement that certain business combinations be approved by the holders of 66 2/3% of the outstanding Common Stock unless the transaction is first approved by the Board of Directors, and the requirement that amendments to these provisions be adopted by the holders of 66 2/3% of the outstanding Common Stock. In addition, Stockholders have no right to call special meetings, no right to cumulative voting and no right to take actions by written consent unless approved by the Board of Directors. See "DESCRIPTION OF THE CAPITAL STOCK OF THE
CORPORATION -- Anti-Takeover Provisions."


     ENVIRONMENTAL RISKS. Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous substances on, under or in such property. In addition, any person or entity who arranges for the disposal or treatment of hazardous substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility. Such laws and regulations often impose liability regardless of fault and liability has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. Pursuant to these laws and regulations, under certain circumstances, a lender may become liable for the environmental liabilities in connection with its borrowers' properties, if, among other things, it either forecloses or participates in the management of its borrowers' operation or hazardous substances handling or disposal practices. Although the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") and certain state counterparts provide exemptions for secured lenders, the scope of such exemptions is limited and a rule issued by the Environmental Protection Agency clarifying such exemption under CERCLA has recently been held invalid. In addition, CERCLA and certain state counterparts impose a statutory lien, which may be prior to a lender's interest securing a loan, for certain costs incurred in connection with removal or remediation of hazardous substances. Other laws and regulations may also require the removal or remediation of hazardous substances located on a property before such property may be sold or transferred.

     In 1993, Presidential and Pacific Thrift acquired two properties in foreclosure which were used by borrowers unaffiliated with the Partnership for metal plating operations involving hazardous materials. After acquisition of the two properties, Presidential and Pacific Thrift each received notices from local government authorities requiring removal of hazardous materials left by the prior owners of each of the properties and remediation of soil contamination. Presidential has completed remediation of one property and has obtained government agency approval of its closure report. The property is now listed for sale. Pacific Thrift has completed remediation of the other property, and the closure report on that property was not subject to government approval. That property has now been listed for sale. Although management believes that the Corporation should have no further liability with respect to the two properties, there can be no assurance that additional contamination will not be discovered, for which the Corporation may be obligated for the cost of additional remediation. In addition, although management is not aware of any other properties containing contamination or hazardous substances, there can be no assurance that such contamination or substances will not be discovered on any property in the future, or that the cost of any required removal or remediation or related liabilities on any such property would not be material or substantially exceed the value of the property, or that the Corporation's ability to sell the property would not be adversely affected.


     Since 1994, it has been Pacific Thrift's policy to identify and review certain environmental issues pertaining to its borrowers and the properties securing the loans of its borrowers prior to making any loan or foreclosing on any property. If such review reveals any environmental issues, a Phase I environmental audit (which generally involves a physical inspection without any sampling) and under certain circumstances, a Phase II environmental audit (which generally involves sampling) may be conducted by an independent environmental consultant. It is also Pacific Thrift's current policy with respect to loans secured by income producing property to conduct a toxic screen or Phase I environmental audit prior to foreclosing on such property if a Phase I audit was not done at the time of loan origination. Under certain circumstances, Pacific Thrift may decide not to foreclose on a property. There can be no assurances that such a review, toxic screen, Phase I environmental audit or Phase II environmental audit has identified or will identify all potential environmental liabilities that may exist with respect to a foreclosed property or a property securing any loan or that historical, current or future uses of such a property or surrounding properties will not result in the imposition of environmental liability on Pacific Thrift and/or the Corporation.



     GOVERNMENT REGULATION. Pacific Thrift is subject to extensive governmental supervision, regulation and control. Future legislation may have the effect of increasing the cost of doing business, limiting or expanding permissible activities of, or affecting the competitive balance between banks and other financial institutions. Other applicable laws, regulations, interpretations and enforcement policies have been subject to significant and sometimes retroactively applied changes in recent years and may be subject to significant future changes. There can be no assurance that future changes will not adversely affect the business of Pacific Thrift or the Corporation. See "SUPERVISION AND REGULATION."


     NO PRIOR MARKET FOR COMMON STOCK; DETERMINATION OF OFFERING PRICE. Prior to this Offering, there has been no public market for the Common Stock. The Common Stock has been conditionally approved for listing on the Nasdaq National Market. However, there can be no assurance that, following this offering, an active trading market for the Common Stock will develop or be sustained. The Representative has indicated its intention to make a market in the Common Stock; however, the Representative has no obligation to make such a market and may discontinue making a market at any time. The initial public offering price of the Common Stock offered hereby has been determined by negotiation between the Corporation and the Representative, and will not necessarily reflect the market price of the Common Stock after this Offering. See "UNDERWRITING OF THE PUBLIC OFFERING."


     ABSENCE OF DIVIDENDS. To the extent that the Corporation has net income in the future, the Board of Directors may, but is not required to, declare dividends on the Common Stock. The Board of Directors does not intend to consider the payment of any dividends until at least the fourth quarter of 1997, depending upon the earnings and financial condition of the Corporation and its operating subsidiaries. Payment of future dividends, if any, will be subject to the discretion of the Board of Directors and will depend upon the consolidated earnings and financial condition of the Corporation, the capital requirements of Pacific Thrift, applicable governmental policies and regulations and such other matters as the Board deems appropriate. See "DIVIDEND POLICY". Pacific Thrift's ability to pay cash dividends is also limited by the provisions of California law with respect to licensed industrial loan companies and by regulatory policies of the FDIC and the DOC. See "SUPERVISION AND REGULATION."

     LIMITATION ON USE OF NET OPERATING LOSS CARRYFORWARD. Management believes that it is likely the completion of the Restructuring Plan or trading in Common Stock after the Restructuring Plan will limit the Corporation's ability to utilize federal net operating loss carryforwards ("NOL") of Pacific Thrift equal to approximately $1.8 million at March 31, 1996 and $4.0 million at December 31, 1995, which management anticipates will be reduced to approximately $1.2 million by May 31, 1996. Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") provides that, if an "ownership change" occurs with respect to Pacific Thrift, the ability to use NOL to offset future taxable income of the Corporation is limited annually to the product of the value of Pacific Thrift immediately prior to the ownership change times the long term tax exempt rate determined by the Treasury Department (currently 5.68%). Assuming that the Corporation does become subject to the annual limitation, the future use of the remaining net operating loss carryforward will be limited to approximately $.4 million per year, which would not be fully utilized until 1999.


                                USE OF PROCEEDS


     The net proceeds of the Rights Offering and the Public Offering assuming an initial offering price of $10.00 per share (after deducting estimated offering expenses, including the Underwriters' discount), and further assuming that 725,000 shares are sold in the Public Offering and 275,000 shares are sold in the Rights Offering, are estimated to be $9,141,000 ($10,147,000 if the Underwriters' overallotment option is exercised in full for an additional 108,750 shares). The Corporation intends to use the net proceeds approximately as follows:



    Pay off debts owed to Partners whose withdrawal requests were approved prior to June 1993.....................................................  $1,307,000
    Pay off debt owed to the General Partner, used to purchase Common Stock
      and General Partner Warrants...........................................   1,185,000
    Pay down of Bank Loan(1).................................................   1,000,000
    Pay Limited Partners electing the Cash Out Option........................   2,000,000(2)
                                                                               -----------
    Redeem Bank Warrant......................................................     200,000
    Working Capital..........................................................   3,449,000(3)
                                                                               -----------
                                                                               $9,141,000(4)
                                                                               ===========


- ---------------

(1) The Bank Loan bears interest at Fleet's prime rate plus 1 1/2% and matures on June 30, 1997.



(2) Assumes that the Cash Out Option is exercised by Limited Partners having the right to receive an estimated 200,000 shares of Common Stock; as of June 10, 1996, Limited Partners having the right to receive 149,950 shares have elected the Cash Out Option. The Underwriters have agreed to increase the number of shares to be sold in this Offering to include all shares that would otherwise be issued to Limited Partners electing the Cash Out Option.



(3) The amount of Working Capital will change depending upon the final amount of shares sold and the final amount to be paid to Limited Partners electing the Cash Out Option.



(4) The amount shown reflects $10,000,000 in gross proceeds, assuming 725,000 shares sold in the Public Offering and 275,000 shares sold in the Rights Offering, less $471,000 in underwriting fees, $100,000 in advisory fees and $288,000 in other offering expenses.



     The Corporation may contribute working capital from time to time as additional capital to Pacific Thrift and use additional working capital to pay down the Bank Loan, as management deems appropriate.

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of the Partnership at March 31, 1996, and of the Corporation as adjusted to give effect to the sale by the Corporation of 1,000,000 shares of Common Stock at a public offering price of $10.00 per share (net of underwriting discount and estimated expenses payable by the Corporation).



                                                                           MARCH 31, 1996
                                                                     ---------------------------
                                                                     PARTNERSHIP     CORPORATION
                                                                     -----------     -----------
                                                                     HISTORICAL      AS ADJUSTED
                                                                     -----------     -----------
                                                                          (DOLLARS IN THOUSANDS)
Deposits...........................................................    $72,781        $  72,781
Borrowings:
  Bank debt........................................................      6,500            5,500
  Liabilities owed to Withdrawing Partners.........................      1,307              -0-
  Liabilities owed to General Partner..............................        933              -0-(1)
  Other Liabilities................................................      4,171            4,171
Equity:
  Partners' capital accounts (Stockholders' Equity)................      9,006            9,055(2)
  Additional Shares................................................        -0-            9,141(3)
                                                                       -------          -------
          Total Equity.............................................      9,006           18,196
                                                                       -------          -------
          Total Liabilities and Equity.............................    $94,698        $ 100,648
                                                                       =======          =======
Number of shares of Common Stock outstanding.......................        -0-            1,690
Tangible book value per share(4)...................................                   $    9.49


- ---------------

(1) At March 31, 1996, a total of $933,000, net of a payable of $1,265,000 and a receivable of $332,000, was owed by the Partnership to the General Partner. Of this amount, the General Partner will pay $385,000 to purchase the General Partner Warrants and $548,000 to purchase Common Stock in the Rights Offering. At May 31, 1996, the Partnership estimates that the total amount owed to the General Partner, net of amounts owed by the General Partner to the Partnership has increased to approximately $1,187,000, due to the accrual of fees which are not permitted to be paid under the terms of the Bank Loan. Of this amount, the General Partner will pay $385,000 to the Corporation for the General Partner Warrants and $800,000 for Common Stock in the Rights Offering, reducing the total debt owed to the General Partner to $2,000. This amount will be paid by the Corporation if and to the extent permitted by the Bank until the Bank Loan is repaid in full, with any remaining balance to be paid after the Bank Loan has been paid in full.



(2) Includes $385,000 to be paid by the General Partner for the General Partner Warrants.



(3) Includes $548,000 of the debt owed to the General Partner at March 31, 1996 which will be paid for Common Stock by the General Partner. A total of $800,000 will be paid by the General Partner for Common Stock.



(4) Tangible book value per share assumes a Net Tangible Equity of the Partnership of $8,900,000, which is the minimum required for the issuance of 890,000 shares of Common Stock in the Restructuring, less $2,000,000 to be paid to Limited Partners electing the Cash Out option, as estimated at June 10, 1996, plus the $9,141,000 proceeds from the Rights Offering and Public Offering. The number of shares does not include shares issuable pursuant to the Subscriber Warrants, the Bank Warrant or the General Partner Warrants, or shares issuable under stock options granted pursuant to the Corporation's 1995 Stock Option Plan. See "MANAGEMENT -- 1995 Stock Option Plan."

                                DIVIDEND POLICY

     The Corporation, which was recently organized, has never paid a cash dividend on its Common Stock and does not intend to consider the payment of dividends until at least the fourth quarter of 1997. The Corporation's ability to pay dividends is subject to restrictions set forth in the Delaware General Corporation law. The Delaware Corporation Law provides that a Delaware corporation may pay dividends either (i) out of the corporation's surplus (as defined in Delaware law), or (ii) if there is no surplus, out of the corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, pursuant to Section 2115 of the California General Corporation Law, under certain circumstances, certain provisions of the California General Corporation Law may be applied to foreign corporations qualified to do business in California, which may reduce the amount of dividends payable by the Corporation. See "DESCRIPTION OF CAPITAL
STOCK -- Effect of Quasi-California Corporation Law."

     The Corporation's ability to pay cash dividends in the future will depend in large part on the ability of its operating subsidiaries to pay dividends to the Corporation. The ability of Pacific Thrift to pay dividends to the Corporation is subject to restrictions set forth in the California Industrial Loan Law and the provisions of the California General Corporation Law, and the regulations and policies of the FDIC and the DOC. See "SUPERVISION AND REGULATION -- Restrictions on Transfers of Funds to the Partnership or the Corporation by Pacific Thrift."

                            MARKET FOR COMMON STOCK

     There has been no public market for the Common Stock. The Common Stock has been conditionally approved for listing on the Nasdaq National Market under the symbol "PAMM." The Representative has indicated its intention to make a market in the Common Stock. The Representative is not obligated, however, to make a market in the Common Stock and any market making may be discontinued at any time.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


     The Corporation has only recently been formed and, accordingly, has no results of operations. The following discussion is intended to provide information to facilitate the understanding and assessment of significant changes and trends related to the historical financial condition and results of operations of the Partnership and its operating subsidiaries, Pacific Thrift, CRC and LPPC. Information related to the three months ended March 31, 1996 and 1995 and as of March 31, 1996 is unaudited.


GENERAL

     The Partnership operates two business segments: (i) the real estate lending business, which is conducted through Presidential and Pacific Thrift and (ii) the trust deed foreclosure services business, which is conducted through CRC and LPPC. Presidential reports its financial condition and results of operations on a consolidated basis with Pacific Thrift, CRC and LPPC. (See Note 18 of the Notes to Financial Statements.)


     Since 1994, the primary source of operating income of the Partnership's lending business has been fee income from origination and sale of residential loans. This reflects a change from prior years in which the primary source of operating income was net interest income, which is the difference between the interest income earned on its real estate secured loan portfolio and investment portfolio and the cost of funds, consisting primarily of interest and fees on the Bank Loan, and interest paid on deposits issued by Pacific Thrift.


     Over the past two years, Pacific Thrift's ability to originate portfolio loans has been limited by its capital levels. In 1994, Pacific Thrift's capital was reduced by loan losses and expenses associated with the changes in its lending business operations. In addition, certain differences between regulatory accounting principles and generally accepted accounting principles in connection with sales of senior loan participation interests resulted in a reduction of Pacific Thrift's regulatory capital levels. As a result of these factors, Pacific Thrift's regulatory capital declined to levels which substantially restricted new portfolio lending. However, between November 1994 and December 1995, Pacific Thrift restored its capital with fee income from its loan sale programs, capital contributions from the Partnership and savings from staff reductions and changes in compensation structure for loan representatives. Management anticipates that Pacific Thrift will gradually increase portfolio lending in 1996.


     For the years ended December 31, 1995, 1994 and 1993, the Partnership experienced consolidated net operating losses due to high loan losses caused by substantial declines in California real estate values between 1990 and 1995. In addition, Presidential experienced a decline in net interest income over the past four years as a result of the steady reduction of its loan portfolio, which has been necessary to pay down the Bank Loan. Over the past five years, the Bank Loan had been reduced from a high of $82 million in 1990 to $5.0 million as of May 31, 1996. The Bank Loan is required to be fully repaid by June 1997. Management of Presidential anticipates that the Bank Loan will be paid off with a combination of interest income and principal reductions on the Presidential loan portfolio, (which had an aggregate gross principal balance of $8.3 million, net of specific reserves of $.7 million but including loans held for sale of $3.0 million as of March 31, 1996), sales of OREO ($.8 million at March 31, 1996, net of senior liens) and sales of portfolio loans as necessary to augment interest and fee income.



     For the year ended December 31, 1995, the report of the Partnership's independent certified public accountants included an explanatory paragraph that expressed substantial doubt as to the ability of the Partnership to continue as a going concern due to its debt service requirements and the restrictions on the ability of Pacific Thrift to pay dividends. Subsequent to the date of the report, the restriction on Pacific Thrift's ability to pay dividends under the 1995 Order was removed in April 1996. If the Restructuring is completed, the Corporation would have substantial additional working capital, which management believes would be sufficient to substantially pay off the Bank Loan.


     Management's goals for Pacific Thrift's lending business are to (i) continue to emphasize fee income from loans originated for sale; (ii) increase the volume of loans originated for sale in states in which Pacific Thrift has recently commenced lending operations; (iii) expand loan operations into new states; (iv) minimize overhead costs by operating without offices in most areas; (v) continue to evaluate possible securitization programs; (vi) gradually rebuild Pacific Thrift's loan portfolio balance; and (vii) continue to improve asset quality. See "Prospectus Summary -- Business Strategy."



     At March 31, 1996, Pacific Thrift had net operating loss carryforwards of $1.8 million. The federal net operating loss carryforwards expire during the years 2007 through 2009 while the state net operating loss carryforwards expire in 1999. For 1995, Pacific Thrift utilized $1,135,000 of the net operating loss carryforwards existing at December 31, 1994. While the deferred tax asset was fully reserved for at December 31, 1994, given the results of operations in 1995 and the continued improvements in the first quarter of 1996, management believes it is more likely than not that the approximately $1.8 million of net operating loss carryforwards will be realized in 1996 (See Note 8 of the Notes to Consolidated Financial Statements for additional details.)



     The primary source of operating income of the trust deed foreclosure services business is fee income for services performed by CRC, LPPC, and CRC Washington on behalf of other lenders, including the Partnership and Pacific Thrift. CRC currently provides foreclosure services nationwide for over 300 banks, thrifts, mortgage companies, life insurance companies and federal regulatory agencies. Less than 5% of the revenues of each of CRC and LPPC were provided by Presidential and Pacific Thrift for the three years ended December 31, 1995. None of CRC, CRC Washington or LPPC own substantial tangible assets or have substantial operating expenses other than general and administrative and personnel expenses.



     Management's basic goal for the trust deed foreclosure services business is to increase fee income through growth of CRC's and LPPC's customer bases. Trust deed foreclosure services fees are limited by statute in substantially all cases, and therefore the primary means of increasing fee income is by increasing the volume of services provided and reducing the costs of providing the services. CRC doubled its customer base between 1991 and 1993, from approximately 150 to 300 customers. However, during the past two years, some customers have been lost as a result of mergers and acquisitions. While many of these customers were replaced with new accounts, they have not been replaced soon enough to fully offset declines in revenues from accounts lost.


FINANCIAL CONDITION

     GENERAL


     Total consolidated assets decreased $37.6 million to $82.6 million at December 31, 1995 from $120.2 million at December 31, 1992, a decrease of 31.3%. The decrease in consolidated assets during this period was due primarily to a decrease of $46.7 million in net loans of Presidential and a $10.8 million decrease in net loans of Pacific Thrift, for a total decrease of $57.5 million in net loans receivable (excluding loans held for sale) to $43.9 million at December 31, 1995 from $101.4 million at December 31, 1992. During the quarter ended March 31, 1996, total consolidated assets increased $12.5 million (15.2%) to $95.0 million from $82.5 million at December 31, 1995, reflecting primarily a $12.6 million increase in accounts receivable from loan sales.



     A substantial amount of the proceeds from loan payoffs and loan sales of Presidential have been used to pay down the Bank Loan over the past five years. The Bank Loan has been reduced $28.4 million to $5.0 million at May 31, 1996 from $33.4 million at December 31, 1992.



     Total deposits of Pacific Thrift have increased $22.2 million to $72.8 million at March 31, 1996 from $50.6 million at December 31, 1992, an increase of 44%. Based upon historical experience, management believes that Pacific Thrift has the ability to further increase deposits if necessary to fund lending activities.



     Total Partnership capital decreased by $20.1 million to $8.7 million at December 31, 1995 from $28.8 million at December 31, 1992, but increased by $.3 million for the quarter ended March 31, 1996 reflecting net income for the quarter. Reductions in capital over the past three fiscal years were due to net losses on operations of $1.7 million, $9.5 million and $5.9 million for the years ended December 31, 1995, 1994 and 1993, respectively, $1.9 million in distributions paid in 1993, and capital withdrawals of $1.4 million paid in 1993 to withdrawing Limited Partners in accordance with the terms of the Partnership Agreement, partially offset by $.3 million in capital contributions in 1993. During the years ended December 31, 1995,

1994 and 1993, the Partnership received additional requests to withdraw capital of approximately $.3 million, $.9 million and $8.2 million, respectively, which were not approved, in accordance with the restrictions provided in the Partnership Agreement and the Bank Loan.


     AT MARCH 31, 1996 COMPARED WITH DECEMBER 31, 1995



     Total consolidated assets of the Partnership increased $12.5 million (15.2%) to $95.0 million at March 31, 1996 from $82.5 million at December 31, 1995 due to an increase in lending activity. Accounts receivable increased by $12.6 million (381.8%) to $15.9 million at March 31, 1996 from $3.3 million at December 31, 1995, due to sales of loans originated for sale made in March for which payment was received in April 1996. Proceeds from sales of loans originated for sale are generally used to originate new loans. The increase in accounts receivable was offset by a decrease in loans held for sale, which decreased by $1.2 million (9.5%), to $11.4 million at March 31, 1996 from $12.6 million at December 31, 1995. Loans receivable increased by $1.4 million (3.2%), to $45.3 million at March 31, 1996 from $43.9 million at December 31, 1995, reflecting an increase in origination of portfolio loans by Pacific Thrift. Excess yield receivable decreased by $.2 million (7.4%) during the period to $2.5 million from $2.7 million. Real estate acquired in settlement of loans ("OREO") increased by $.1 million (3.1%), to $3.3 million at March 31, 1996, from $3.2 million at December 31, 1995.



     Total liabilities increased $12.2 million (16.5%) to $86.0 million at March 31, 1996 from $73.8 at December 31, 1995. The increase resulted primarily from a $12.6 million (20.9%) increase in thrift certificates payable, to $72.8 million at March 31, 1996 from $60.2 million at December 31, 1995 due to management's decision to increase funding of lending activities, including loans originated for sale and portfolio lending. Payables to a related party increased by $.4 million (133.3%) to $.7 million at March 31, 1996 from $.3 million at December 31, 1995 due to the accrual of fees payable to the General Partner which may not be paid under the terms of the Bank Loan without Fleet's consent.



     Total partnership capital increased by $.3 million (3.4%) to $9.0 million at March 31, 1996 from $8.7 million at December 31, 1995, due to net income of $.3 million reported for the quarter ended March 31, 1996.


     AT DECEMBER 31, 1995 COMPARED WITH DECEMBER 31, 1994


     Total consolidated assets of the Partnership decreased $21.1 million (20.3%) to $82.6 million at December 31, 1995 from $103.7 million at December 31, 1994. The decrease resulted primarily from declines in cash and cash equivalents, loans receivable, OREO and interest receivable, offset by increases in excess yield receivable. Loans receivable decreased by $9.1 million (17.2%), to $43.9 million from $53.0 million, as a result of loan pay offs and loan sales. Cash and cash equivalents decreased by $9.1 million (46.4%), to $10.5 million from $19.6 million. Accounts receivable declined by $1.8 million (35.3%) to $3.3 million at December 31, 1995 from $5.1 million at December 31, 1994. Excess yield receivable increased $1.8 million, (200.0%) to $2.7 million from $.9 million due to sales of loans for which Pacific Thrift receives a servicing release fee over the life of the loans sold. See "BUSINESS -- Lending
Activities -- Loans Originated for Sale." OREO declined by $4.5 million (59.2%), to $3.1 million at December 31, 1995 from $7.6 million at December 31, 1994, reflecting sales of OREO. Interest receivable declined by $.2 million (18.2%), to $.9 million from $1.1 million, primarily due to the reduction of the loan portfolio.


     Total liabilities decreased $19.5 million (20.9%) to $73.8 million at December 31, 1995 from $93.3 million at December 31, 1994. The decrease resulted from declines in notes payable, thrift certificates payable, accounts payable, accrued expenses and interest payable and mortgages payable on OREO. Notes payable decreased by $8 million (54.1%), to $6.8 million from $14.8 million, due to pay down of the Bank Loan. Thrift certificates payable decreased by $9.3 million (13.4%) to $60.2 million from $69.5 million, reflecting the reduction in total assets of Pacific Thrift. Accounts payable, accrued expenses and interest payable decreased by $.4 million (7.1%), to $5.2 million from $5.6 million, primarily due to a $.4 million reduction in accrued expenses for the environmental remediation of OREO acquired by Pacific Thrift after receiving a lower bid for completion of the work. Mortgages payable on OREO decreased by $1.7 million (73.9%), to $.6 million from $2.3 million, due to sale of OREO.

     Total Partnership capital decreased by $1.7 million (16.3%) to $8.7 million from $10.4 million, due to consolidated net losses of $1.7 million incurred during the year ended December 31, 1995. The consolidated net loss was comprised of a $5.8 million net loss of Presidential, partially offset by $3.2 million net income of Pacific Thrift, $.6 million net income of CRC and $.3 million net income of LPPC.

     AT DECEMBER 31, 1994 COMPARED WITH DECEMBER 31, 1993


     Total consolidated assets decreased $10.6 million to $103.7 million at December 31, 1994 from $114.3 million at December 31, 1993, a decrease of 9.3%. The decrease in assets during the year was primarily due to reductions in the Partnership's loans receivable, offset by an increase in cash and cash equivalents held to maintain Pacific Thrift's required liquidity ratio. Presidential's loans receivable declined by $21.6 million, and Pacific Thrift's loans receivable by $9.6 million, resulting in a total decline of $31.2 million in 1994, to $53.0 million at December 31, 1994 from $84.2 million at December 31, 1993, a net decline of 37.0%. OREO increased by $1.6 million in 1994 to $7.6 million at December 31, 1994 from $6.0 million at December 31, 1993, an increase of 26.7%. Offsetting these declines was an increase in cash and cash equivalents, which increased by $6.4 million in 1994, to $19.6 million at December 31, 1994 from $13.2 million at December 31, 1993.



     Total thrift certificates payable of Pacific Thrift increased $7.1 million to $69.5 million at December 31, 1994 from $62.4 million at December 31, 1993, an increase of 11.4%.


     Total Partners' capital decreased $9.5 million to $10.4 million at December 31, 1994 from $19.9 million at December 31, 1993, a decline of 47.7%. Reductions in capital were due to a $9.5 million net operating loss for 1994. During 1994, the Partnership received additional requests to withdraw capital of approximately $0.9 million which were not approved, in accordance with the restrictions provided in the Partnership Agreement and the Bank Loan.

RESULTS OF OPERATIONS

     NET INTEREST INCOME ANALYSIS


     The following table sets forth certain information concerning average interest-earning assets and interest bearing liabilities and the yields and rates thereon for the Partnership. Average balances are calculated on a quarterly basis and nonaccrual loans have been included in interest earning assets for the computations. Fee income on loans included in interest income and in the calculation of average yields was $.1 million and $.2 million for the quarters ended March 31, 1996 and 1995, and $.7 million and $1.7 million for the years ended December 31, 1995 and 1994, respectively.


                YIELDS AND RATES ON INTEREST-EARNING ASSETS AND
                          INTEREST-BEARING LIABILITIES


                                                    THREE MONTHS ENDED             THREE MONTHS ENDED
                                                      MARCH 31, 1996                 MARCH 31, 1995
                                               ----------------------------   ----------------------------
                                               AVERAGE               YIELD/   AVERAGE               YIELD/
                                               BALANCE    INTEREST    RATE    BALANCE    INTEREST    RATE
                                               --------   --------   ------   --------   --------   ------
                                                                 (DOLLARS IN THOUSANDS)
Assets
Interest-earning assets:
  Loans receivable...........................  $ 66,372    $ 2,278    13.77%  $ 69,943   $  2,386    13.83%
  Interest-bearing deposits in other
     financial institutions and securities
     purchased under agreements to sell......    10,016        130     5.21%    16,026        226     5.72%
                                                -------     ------    -----    -------     ------    -----
          Total interest-bearing assets......    76,388      2,408    12.64%    85,969      2,612    12.32%
                                                -------     ------    -----    -------     ------    -----
Noninterest-earning assets:
  Cash and due from banks....................     6,167                          3,864
  Premises & equipment, net..................     1,490                          1,418
  Real estate held for sale..................     4,260                          7,563
  Other Assets...............................     3,419                          8,030
                                                -------                        -------
          Total noninterest-earning assets...    15,336                         20,875
                                                -------                        -------
Less allowance for loan losses...............     4,107                          4,123
                                                -------     ------             -------     ------
                                                 87,617      2,408             102,721      2,612
                                                =======     ======             =======     ======
Liabilities & Partners' Capital
Interest-bearing liabilities:
  Notes payable..............................     6,672        217    13.05%    14,294        425    12.05%
  Savings deposits...........................    32,110        387     4.83%    11,457        139     4.92%
  Time CDs...................................    38,753        623     6.45%    57,432        841     5.94%
                                                -------     ------    -----    -------     ------    -----
          Total interest-bearing
            liabilities......................    77,535      1,227     6.35%    83,183      1,405     6.85%
                                                -------     ------    -----    -------     ------    -----
Noninterest-bearing liabilities:
  Accounts payable & accrued expenses........       511                          9,009
                                                -------                        -------
Total liabilities............................    78,046                         92,192
Partners' Capital............................     9,571                         10,529
                                                -------     ------             -------     ------
                                               $ 87,617    $ 1,227            $102,721   $  1,405
                                                =======     ======             =======     ======
Net interest income/spread...................              $ 1,181     6.29%             $  1,207     5.47%
                                                            ======    =====                ======    =====
Net interest margin..........................                          6.20%                          5.62%
Net Income...................................              $   279                       $    207
                                                            ======                         ======
Average interest earning assets to average
  interest bearing liabilities...............                         0.985                          1.033

                                                       YEAR ENDED                     YEAR ENDED
                                                   DECEMBER 31, 1995              DECEMBER 31, 1994
                                              ----------------------------   ----------------------------
                                              AVERAGE               YIELD/   AVERAGE               YIELD/
                                              BALANCE    INTEREST    RATE    BALANCE    INTEREST    RATE
                                              --------   --------   ------   --------   --------   ------
                                                                (DOLLARS IN THOUSANDS)
Assets
Interest-earning assets:
  Loans.....................................  $ 63,711   $  8,885    13.95%  $ 84,776   $ 11,003    12.98%
  Interest-bearing deposits in other
  financial institutions and securities
  purchased under agreements to sell........    11,852        692     5.84%    10,138        401     3.96%
                                               -------    -------    -----   --------    -------    -----
          Total interest-earning assets.....    75,563      9,577    12.67%    94,914     11,404    12.02%
                                               -------    -------    -----   --------    -------    -----
Noninterest-earning assets:
  Cash and due from banks...................     5,536                          3,782
  Premises & equipment, net.................     1,483                          1,452
  Real estate acquired in settlement of
     loans..................................     5,322                          6,276
  Other Assets..............................     5,290                          6,734
                                               -------                       --------
          Total noninterest-earning
            assets..........................    17,631                         18,244
                                               -------                       --------
Less allowance for loan losses..............     3,911                          3,085
                                               -------    -------            --------    -------
                                                89,283      9,577             110,073     11,404
                                               =======    =======            ========    =======
Liabilities & Partners' Capital
  Interest-bearing liabilities:
  Notes payable.............................    12,601      1,379    10.94%    18,734      1,982    10.58%
  Savings deposits..........................    13,322        718     5.39%    23,867        904     3.79%
  Time CDs..................................    50,031      3,102     6.20%    44,241      2,041     4.61%
                                               -------    -------    -----   --------    -------    -----
          Total interest-bearing
            liabilities.....................    75,954      5,199     6.84%    86,842      4,927     5.67%
                                               -------    -------    -----   --------    -------    -----
Noninterest-bearing liabilities:
  Accounts payable & accrued expenses.......     3,123                          8,047
                                               -------                       --------
Total liabilities...........................    79,077                         94,889
Partners' Capital...........................    10,206                         15,184
                                               -------    -------            --------    -------
                                              $ 89,283   $  5,199            $110,073   $  4,927
                                               =======    =======            ========    =======
Net interest income/spread..................             $  4,378     5.83%             $  6,477     6.34%
                                                          =======    =====               =======    =====
Net interest margin.........................                          5.79%                          6.82%
Net loss....................................             $ (1,698)                      $ (9,514)
                                                          =======                        =======
Average interest earning assets to average
  interest bearing liabilities..............                         0.995                          1.093


     Interest income and interest expense can fluctuate widely based on changes in the level of interest rates in the economy. The Partnership attempts to minimize the effect of interest rate fluctuations on net interest margins by matching as nearly as possible interest sensitive assets and interest sensitive liabilities. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Asset/Liability Management."

     Net interest income can also be affected by a change in the composition of assets and liabilities, such as when higher yielding loans replace lower yielding loans. Net interest income is affected by changes in volume and changes in rates. Volume changes are caused by differences in the level of earning assets and interest-bearing liabilities. Rate changes result from differences in yields earned on assets and rates paid on liabilities.

     The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities due to changes in volume and interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e. changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to changes due to volume and changes due to rate.



                                                                  RATE VOLUME ANALYSIS
                                   -----------------------------------------------------------------------------------
                                                                 (DOLLARS IN THOUSANDS)
                                   -----------------------------------------------------------------------------------
                                   THREE MONTHS ENDED MARCH     1995 COMPARED TO 1994         1994 COMPARED TO 1993
                                     31, 1996 COMPARED TO     --------------------------   ---------------------------
                                   THREE MONTHS ENDED MARCH      INCREASE (DECREASE)           INCREASE (DECREASE)
                                           31, 1995                DUE TO CHANGE IN             DUE TO CHANGE IN
                                   ------------------------   --------------------------   ---------------------------
                                            YIELD/    NET               YIELD/     NET               YIELD/      NET
                                   VOLUME    RATE    CHANGE   VOLUME     RATE    CHANGE    VOLUME     RATE     CHANGE
                                   ------   ------   ------   -------   ------   -------   -------   -------   -------
Interest-earning assets:
Loans............................  $ (98 )  $ (10 )  $(109 )  $(2,891)  $  773   $(2,118)  $(1,821)  $(1,385)  $(3,206)
Interest-bearing deposits in
  other financial institutions
  and securities purchased under
  agreements to sell.............    (78 )    (18 )    (96 )       76      215       291       399        (1)      398
                                    ----     ----     ----     ------    -----    ------    ------    ------    ------
Total interest-earning assets....   (176 )    (28 )   (204 )   (2,815)     988    (1,827)   (1,422)   (1,386)   (2,808)
                                    ----     ----     ----     ------    -----    ------    ------    ------    ------
Interest-bearing liabilities:
Notes payable....................   (246 )     38     (208 )     (669)      66      (603)   (1,243)      728      (515)
Savings deposits.................    251       (3 )    248       (485)     299      (186)      734        10       744
Time CDs.........................   (299 )     81     (218 )      293      768     1,061      (382)     (638)   (1,020)
                                    ----     ----     ----     ------    -----    ------    ------    ------    ------
Total interest-bearing
  liabilities....................   (294 )    116     (178 )     (861)   1,133       272      (891)      100      (791)
                                    ----     ----     ----     ------    -----    ------    ------    ------    ------
Change in net interest income....  $ 118    $(144 )  $ (26 )  $(1,954)  $ (145)  $(2,099)  $  (531)  $(1,486)  $(2,017)
                                    ====     ====     ====     ======    =====    ======    ======    ======    ======



FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995



     GENERAL



     The Partnership reported net income of $.3 million for the three months ended March 31, 1996, after an income tax expense of $.3 million. For the three months ended March 31, 1995, the Partnership reported net income of $.2 million, after recognizing a tax benefit of $.4 million from net operating loss carryforwards of Pacific Thrift. The Partnership has a deferred tax asset of approximately $.8 million at March 31, 1996, which management believes is more likely than not to be utilized in 1996.



     INTEREST INCOME



     Net interest income before provision for loan losses remained substantially unchanged at $1.2 million for the quarter ended March 31, 1996 compared to the quarter ended March 31, 1995. Total interest income decreased by $.2 million (7.7%), to $2.4 million for the quarter ended March 31, 1996 compared to $2.6 million for the quarter ended March 31, 1995. This resulted primarily from a shorter holding period on loans originated for sale, which reduced the interest received on loans held for sale pending the sale date of such loans. Interest on investments also declined by $.1 million (50.0%), to $.1 million from $.2 million, due to a decrease in the volume of investments. Total interest expense decreased by $.2 million (14.3%), to $1.2 million for the quarter ended March 31, 1996 from $1.4 million for the quarter ended March 31, 1995, due to a decrease of $.2 million (50.0%) in interest payments on the Bank Loan to $.2 million from $.4 million, and a decrease of $.2 million in interest payments on time certificates of deposit to $.6 million from $.8 million.

     PROVISION FOR LOAN LOSSES



     The provision for loan losses increased by $.3 million (75.0%), to $.7 million for the quarter ended March 31, 1996, from $.4 million for the quarter ended March 31, 1995. The total allowance for loan losses was $4.7 million at March 31, 1996, compared to $4.2 million at December 31, 1995.



     The calculation of the adequacy of the allowance for loan losses is based on a variety of factors, including loan classifications and underlying loan collateral values, and is not directly proportional to the level of nonperforming loans. The ratio of nonaccrual loans past due 90 days or more to total loans was 1.4% at March 31, 1996, compared to 1.6% at December 31, 1995.



     NONINTEREST INCOME



     Total noninterest income increased by $3.2 million (123.1%), to $5.8 million for the quarter ended March 31, 1996 from $2.6 million for the quarter ended March 31, 1995. The increase is due primarily to an increase of $3.2 million (213.3%) in gains on loans originated for sale, to $4.7 million for the quarter ended March 31, 1996 from $1.5 million for the quarter ended March 31, 1995, reflecting a substantial increase in the volume of loans sold that were originated for sale. During the quarter ended March 31, 1996, the Partnership originated $60.9 million and sold $61.8 million of loans originated for sale, compared to originations of $25.9 million and sales of $29.5 million for the quarter ended March 31, 1995. Trustee and reconveyance fees increased by $.1 million (12.5%), to $.9 million for the quarter ended March 31, 1996 compared to $.8 million for the quarter ended March 31, 1995. Other income declined by $.1 million for the quarter, to $.2 million from $.3 million.



     NONINTEREST EXPENSE



     Noninterest expense increased by $2.0 million (55.6%), to $5.6 million for the quarter ended March 31, 1996, from $3.6 million for the quarter ended March 31, 1995. The increase primarily reflects an increase in salaries, employee benefits and personnel services of $1.2 million (75.0%), due to the increase in loan volume and related loan representative commissions, and hiring of additional support personnel to handle the increased loan volume. In addition, general and administrative expenses increased by $.7 million (50.0%), to $2.1 million for the quarter ended March 31, 1996 from $1.4 million for the quarter ended March 31, 1995, due to additional expenses related to the increase in loan originations. Related party fees increased by $.3 million (150.0%), reflecting an increase in fees payable to the General Partner due to increased loan volume and fees based on net income.


FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

     GENERAL

     The Partnership incurred a net loss of $1.7 million for the year ended December 31, 1995, compared with a net loss of $9.5 million for the year ended December 31, 1994. For 1995, the net loss before income tax benefit was $2.9 million and the net loss was $1.7 million, reflecting a tax benefit of $1.2 million due to Pacific Thrift's use of net operating loss carryforwards. Pacific Thrift has a remaining net operating loss carryforward of approximately $4.0 million as of December 31, 1995, which may be used to offset a tax liability on future taxable income of Pacific Thrift. The reduction in the net operating loss carryforward in 1995 compared to 1994 was due primarily to increases in noninterest income and decreases in noninterest expenses from 1994.


     INTEREST INCOME



     Net interest income before provision for loan losses decreased by $2.1 million (32.4%), to $4.4 million for the year ended December 31, 1995 compared to $6.5 million for the year ended December 31, 1994, as a result of the reduction in total interest income and increase in total interest expense. Total interest income decreased by $1.8 million (15.8%), to $9.6 million for 1995 compared to $11.4 million for 1994, due to a decrease of $2.8 million in interest income resulting from reductions in the loan portfolio, as assets were reduced to improve capital ratios in Pacific Thrift and pay down the Bank Loan. The decrease in interest income caused by the reduced loan portfolio was partially offset by an increase in interest yield of $1.0 million resulting from higher interest rates. Total interest expense increased by $.3 million (6.1%), to $5.2 million for 1995 compared to $4.9 million for 1994, due to an increase of $1.1 million resulting from higher market interest rates paid on thrift certificates by Pacific Thrift, which partially offset a decrease of $.9 million due to lower levels of deposits and a reduction in the Bank Loan.


     PROVISION FOR LOAN LOSSES


     The provision for loan losses was $3.3 million for the year ended December 31, 1995, compared to $6.1 million for the year ended December 31, 1994. The total allowance for loan losses was $4.2 million at December 31, 1995, compared with $4.3 million at December 31, 1994, reflecting sales and payoffs of loans on which reserves were previously taken and classification improvements in some portfolio loans.



     The calculation of the adequacy of the allowance for loan losses is based on a variety of factors, including loan classifications and underlying loan collateral values, and is not directly proportional to the level of nonperforming loans. See "BUSINESS -- Classified Assets and Nonperforming Loans
- -- Allowance for Loan Losses." The ratio of nonaccrual loans past due 90 days or more to total loans was 1.62% at December 31, 1995, compared to 5.35% at December 31, 1994. The ratio of the allowance for loan losses to nonaccrual loans past due 90 days or more was 533.29% at December 31, 1995, compared to 136.94% at December 31, 1994. The increase in the reserve for loan losses was due primarily to reserves taken by Pacific Thrift on certain "piggyback loans" consistent with Pacific Thrift's general policy of reserving higher amounts for these loans. See "Business Lending Policies -- Loan Origination and
Underwriting."


     NONINTEREST INCOME


     Total noninterest income increased by $7.3 million (121.7%), to $13.3 million for the year ended December 31, 1995 compared to $6.0 million for the year ended December 31, 1994, due to increases in gains on sale of loans by Pacific Thrift. Gains on sale of loans increased by $8.0 million (888.9%), to $8.9 million for 1995 compared to $.9 million for 1994. Pacific Thrift sold a total of $155.4 million of loans during 1995, including $145 million of securitizable loans, for a gain on sale of $8.6 million, $8.4 million of portfolio loans, for a gain on sale of $.2 million and $2.0 million of home improvement loans, sold at a gain of $.1 million. Other income decreased by $.6 million (35.3%), to $1.1 million for 1995 compared to $1.7 million for 1994, due to lower revenues of CRC and LPPC.


     NONINTEREST EXPENSE


     Noninterest expense increased by $1.4 million (8.8%), to $17.3 million for 1995 compared to $15.9 million for 1994. Increases in noninterest expense were primarily due to increases in salaries, employee benefits and personnel services and expenses related to OREO, partially offset by declines in general and administrative expenses.



     General and administrative expenses decreased by $.8 million (11.3%) to $6.3 million for 1995 compared to $7.1 million for 1994. Salaries, employee benefits and personnel services increased by $1.4 million (21.0%) to $7.9 million for 1995 compared to $6.5 million for 1994. Expenses on OREO decreased by $.7 million (58.3%) to $.5 million for 1995 compared to $1.2 million for 1994. The Partnership recognized net losses on sales of OREO of $.7 million for 1995 compared to net gains of $.4 million for 1994.


FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

     GENERAL

     The Partnership incurred a net loss of $9.5 million for the year ended December 31, 1994, compared with a net loss of $5.9 million for the year ended December 31, 1993. The increase in net loss in 1994 from 1993 was due primarily to a $3.4 million decline in net interest income after provision for loan losses to $.4 million in 1994 from $3.8 million in 1993, and a $.9 million increase in non-interest expense to $15.9 million in 1994 from $15.0 million in 1993, partially offset by a $.7 million increase in non-interest income.

     INTEREST INCOME



     Net interest income before provision for loan losses for the year ended December 31, 1994 was $6.5 million, a decrease of $2.0 million from the year ended December 31, 1993. This decrease resulted primarily from a reduction of $1.5 million in net interest income due to lower yields, as well as a reduction of $.5 million resulting from reduced loan volume. Total interest income decreased $2.8 million, or 19.7%, to $11.4 million in 1994 from $14.2 million in 1993 due to a decrease of $1.8 million resulting from the reduction of $13.4 million in average loans outstanding and a decrease of $1.4 million due to lower yields, offset by an increase of $.4 million in interest income due to an increase in volume of interest bearing deposits and securities. Total interest expense decreased $0.8 million to $4.9 million in 1994 from $5.7 million in 1993. The decline in interest expense was due primarily to a substantial reduction in the Bank Loan balance, which was partially offset by an increase in deposits, principally time certificates of deposit, issued by Pacific Thrift at lower rates of interest than the rate payable on the Bank Loan.


     PROVISION FOR LOAN LOSSES

     The provision for loan losses was $6.1 million in 1994 compared with $4.6 million in 1993. The provision for loan losses remained high in 1994 and 1993 due to the continuing high levels of loan delinquencies and declines in California real estate values over the past five years. The total allowance for loan losses has increased as a percentage of the total loan portfolio to 7.33% of the combined portfolio at December 31, 1994 compared with 3.49% of the combined portfolio at December 31, 1993. New policies and procedures were initiated by Pacific Thrift in 1993, which included obtaining new outside appraisals for most delinquent loans when the most recent outside appraisal was over six months old. In the last quarter of 1993, new management was hired for Pacific Thrift, and it determined to make changes in the method of determining the allowance for loan losses, which resulted in significant adjustments to the provision for loan loss in the fourth quarter of 1993. In 1994, management of the Partnership conducted a further review of its portfolio, which included review appraisals of many properties. As a result, a substantial adjustment to the provision for loan losses of the Partnership was made in the fourth quarter of 1994. See "BUSINESS -- Classified Assets and Loan Losses."

     The ratio of nonaccrual loans past due 90 days or more to total loans was 5.35% at December 31, 1994 and 5.94% at December 31, 1993. The ratio of the allowance for loan losses to nonaccrual loans past due 90 days or more was 136.94% at December 31, 1994 and 58.74% at December 31, 1993.

     NONINTEREST INCOME

     Noninterest income increased by $0.7 million to $6.0 million in 1994 compared to $5.3 million in 1993. Noninterest income was primarily provided by trustee and reconveyance fees earned by CRC and LPPC. Trustee and reconveyance fees decreased by $0.5 million in 1994 to $3.3 million in 1994 compared to $3.8 million in 1993, due to a reduction in loan default levels in 1994.

     Gain on sale of loans increased by $0.8 million (800%) in 1994, to $0.9 million in 1994 from $0.1 million in 1993. The increase is the result of an increase in originations of loans for sale in 1994. A total of $58 million in loans were sold in 1994, including $29.6 million of loans originated for sale by Pacific Thrift.

     NONINTEREST EXPENSE

     Noninterest expense increased by $0.9 million to $15.9 million in 1994 from $15.0 million in 1993. The major components of this increase included a $1.4 million increase in salaries and employee benefits, a $1.6 million increase in general and administrative expenses and a $.5 million increase in depreciation and amortization, offset by a decrease of $2.6 million in operation of OREO. The increase in salaries and benefits was due to increased staffing at Pacific Thrift in 1994 and reduced deferred loan origination costs pursuant to FASB 91. The increase in general and administrative expenses was due to increased professional fees.

LIQUIDITY AND CAPITAL RESOURCES


     Neither Presidential nor any of its subsidiaries other than Pacific Thrift maintains significant cash and cash equivalent assets. The primary source of Pacific Thrift's liquidity is the cash and cash equivalents maintained by Pacific Thrift in connection with its deposit-taking and lending activities. At March 31, 1996, cash and cash equivalent assets totalled $10.2 million, compared with $10.5 million at December 31, 1995.



     At March 31, 1996, neither Presidential nor Pacific Thrift had material outstanding commitments to fund loans. Certificates of deposit which are scheduled to mature in one year or less from March 31, 1996 totalled $35.8 million. Based upon historical experience, management believes that a significant portion of such deposits may be renewed to the extent deemed desirable by management. In general, depositors have historically tended to renew deposits when the rates paid on such deposits remain competitive with rates offered by comparable financial institutions. However, from time to time during 1994 and 1995, management of Pacific Thrift has intentionally taken steps to reduce deposit renewals in order to reduce the total amount of deposits. These steps include reducing the interest rates offered on maturing deposits and declining to renew certain large deposits.


     Presidential's primary sources of funds are principal and interest payments on loans, substantially all of which have been used to pay down the Bank Loan and pay expenses since July 1993. Pacific Thrift's primary sources of funds are deposits, principal and interest payments on loans and gains on sales of loans. Gains on sales of loans cannot be predicted with certainty, because they depend on new loan originations, which are subject to fluctuation. While scheduled principal amortization on loans and deposit flows are a reasonably predictable source of funds, mortgage loan prepayments are greatly influenced by the level of interest rates, economic conditions and competition.

     The primary lending and investment activities of Presidential and Pacific Thrift are the origination of fixed and adjustable rate real estate loans. Since November 1991, substantially all new loans (other than loan rewrites of existing loans) have been originated by Pacific Thrift. Effective January 1, 1994, Pacific Thrift began to invest in short-term investment securities, primarily federal funds sold and U.S. Treasury Notes, which provide income from those assets required for liquidity. The levels of these assets depend on Pacific Thrift's operating, financing, lending and investing activities during any given period.


     Since 1991, Presidential has reduced its lending activities as a result of the need to reduce its borrowings under the Bank Loan. Beginning in 1991, Presidential began to pay down the Bank Loan, which has been reduced by $28.4 million to $5.0 million at May 31, 1996 from $33.4 million at December 31, 1992. Pacific Thrift has increased its lending activities over the same period, including primarily loans originated for sale in 1994, 1995 and the first quarter of 1996, which are funded with loan sale proceeds.



     Pacific Thrift maintains minimum levels of liquid assets as required under the liquidity policy adopted by the board of directors of Pacific Thrift. The relationship between short-term liquid assets and total deposits at March 31, 1996 was 40.9%, which exceeded the 10% minimum established by the board. At December 31, 1995, 1994 and 1993, the liquidity ratio was 31.7%, 26.9% and 20.5%, respectively.



     On December 1, 1995, Pacific Thrift obtained from First Interstate Bank of California (which merged with Wells Fargo Bank on April 1, 1996) a federal funds credit line, bearing interest at the federal funds rate as announced from time to time by the Federal Reserve Board, in the amount of $2.5 million. The amount of the line was increased to $3.5 million on January 3, 1996. The line is intended to support short term liquidity, and is not expected to be used for more than ten consecutive days or more than 12 times during any 30-day period.



     Pacific Thrift is subject to certain leverage and risk-based capital adequacy standards applicable to FDIC-insured institutions. At December 31, 1994, Pacific Thrift was classified by the FDIC as "undercapitalized." However, by March 31, 1995, Pacific Thrift was reclassified by the FDIC as "adequately capitalized." As of December 31, 1995, Pacific Thrift's regulatory capital levels have increased to levels meeting the FDIC's definition of "well capitalized;" however, due to the existence of the MOU, which requires Pacific Thrift to maintain certain capital levels, it is currently classified as "adequately capitalized." See "SUPERVISION AND REGULATION -- Federal
Law -- Capital Adequacy Guidelines."

     The Partnership's independent certified public accountants included an explanatory paragraph in their report for the year ended December 31, 1995, which indicated a substantial doubt as to the ability of the Partnership to continue as a going concern due primarily to substantial debt service requirements and restrictions on dividend payments by Pacific Thrift to the Partnership. Since the date of the report, however, the 1995 Order, which restricted the payment of dividends by Pacific Thrift, has been terminated. As of March 31, 1996, the only restrictions on payment of dividends by Pacific Thrift are those imposed on all California corporations under California law and the requirement that Pacific Thrift maintain the capital ratios required under the regulations of the FDIC and the DOC, as modified by the terms of the MOU. (See Successor Independent Certified Public Accountants' Report, page F-1, and
Note 1 of the Notes to Financial Statements.)

ASSET/LIABILITY MANAGEMENT


     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would generally tend to adversely affect net interest income while a positive gap would generally tend to result in an increase in net interest income. During a period of declining interest rates, a negative gap would generally tend to result in increased net interest income while a positive gap would generally tend to adversely affect net interest income. At March 31, 1996, total interest-bearing liabilities maturing or repricing during each period exceeded total interest-earning assets maturing or repricing in the same periods by $9.6 million, representing a cumulative interest rate sensitivity gap ratio of (15%). However, because interest rates for different asset and liability products offered by depository institutions respond differently to changes in the interest rate environment, the gap is only a general indicator of interest rate sensitivity.


     Presidential does not actively originate new loans, and has not done so in approximately four years. Therefore, Presidential does not actively monitor its interest rate risk at this time.

     Pacific Thrift actively monitors its interest rate risk. Pacific Thrift has an asset/liability committee which includes its President, Chief Financial Officer and Deposit Operations Manager. The committee meets regularly to review Pacific Thrift's interest rate risk position and make whatever adjustments are necessary. In addition, the board of directors of Pacific Thrift reviews its asset/liability position on a quarterly basis.

     To the extent consistent with its interest rate spread objectives, Pacific Thrift attempts to reduce its interest rate risk and has taken a number of steps to match its interest sensitive assets and liabilities to minimize the potential negative impact of changing interest rates. Pacific Thrift has focused on making adjustable rate loans, virtually all of which adjust quarterly, and focuses its investment activity on short-term obligations of banks and U.S. government securities.


     The following table sets forth the interest rate sensitivity of Pacific Thrift's assets and liabilities at December 31, 1995 on the basis of certain assumptions. Except as stated below, the amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of the repricing timing or contractual term of the asset or liability. Pacific Thrift has assumed that its savings accounts, which totalled $35 million at March 31, 1996 reprice immediately. Certificates of deposit are included in the table below at their dates of maturity.


     Certain shortcomings are inherent in the method of analysis presented in the following table. For example, interest rate floors on some adjustable rate loans can have the effect of increasing the net interest income as interest rates decline or, conversely, limiting net interest income as interest rates rise. Also, loan prepayments and early withdrawal of certificates of deposit could cause the interest sensitivities to vary from what appears in the table. Finally, the ability of many borrowers to service their adjustable rate debt may be adversely affected by an interest rate increase.


               INTEREST RATE SENSITIVITY GAP AS OF MARCH 31, 1996



                                                                                                          AFTER
       ASSETS OR LIABILITIES WHICH             1 DAY        3 MONTHS      SIX MONTHS        1-5             5
            MATURE OR REPRICE               TO 3 MONTHS   TO 6 MONTHS     TO 1 YEAR        YEARS          YEARS         TOTAL
- ------------------------------------------  -----------   ------------   ------------   ------------   -----------   -----------
Cash and Investments......................  $9,285,626    $          0   $          0   $          0   $         0   $ 9,285,626
Variable Rate Loans Receivable............  36,134,734         216,193        210,108        862,856     8,155,493    45,579,384
Loans Held for Sale (1)...................   8,361,000               0              0              0             0     8,361,000
                                            -----------   ------------   ------------   ------------   -----------   -----------
Interest-earning assets...................  53,781,360         216,193        210,108        862,856     8,155,493    63,226,010
                                            ===========    ===========    ===========    ===========    ==========    ==========
Certificates of deposit...................  14,490,584       8,821,734     12,534,313      1,967,225             0    37,813,856
Savings accounts..........................  34,967,530               0              0              0             0    34,967,530
                                            -----------   ------------   ------------   ------------   -----------   -----------
Interest-bearing liabilities..............  49,458,114       8,821,734     12,534,313      1,967,225             0    72,781,386
                                            ===========    ===========    ===========    ===========    ==========    ==========
Interest rate sensitivity gap.............  $4,323,246    $ (8,605,541)  $(12,324,205)  $ (1,104,369)  $ 8,155,493   $(9,555,376)
Cumulative interest rate sensitivity
  gap.....................................  $4,323,246    $ (4,282,295)  $(16,606,500)  $(17,710,869)  $(9,555,376)  $(9,555,376)
Interest rate sensitivity ratio(2)........        1.09            0.02           0.02           0.44          0.00          0.87
Cumulative interest rate sensitivity gap
  ratio (3)...............................        0.08           -0.08          -0.31          -0.32         -0.15         -0.15


- ---------------
(1) Includes pre-approved loans sold at each month end, for which cash has not yet been received.

(2) The interest rate sensitivity gap ratio represents total interest-earning assets divided by total interest-bearing liabilities.

(3) The cumulative interest rate sensitivity gap ratio represents the cumulative interest rate sensitivity gap divided by total interest-earning assets.

EFFECT OF FEDERAL LAWS AND REGULATIONS

     Pacific Thrift's operating results are impacted by Federal laws and regulations. See "SUPERVISION AND REGULATION."

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations of the Partnership and its subsidiaries. Like most mortgage companies and industrial loan companies, nearly all the assets and liabilities of the Partnership and Pacific Thrift are monetary. As a result, interest rates have a greater impact on the Partnership's consolidated performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

EFFECT OF NEW ACCOUNTING STANDARDS


     In December 1991, the Financial Accounting Standards Board (FASB) issued its Statement of Financial Accounting Standards No. 107 ("SFAS 107") "Disclosures About Fair Value of Financial Instruments." SFAS 107 requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial condition, for which it is practicable to estimate fair value. SFAS 107 is effective for fiscal years ending after December 15, 1995, for entities with less than $150 million in total assets, as of its December 1991 issuance date. The adoption of SFAS 107 did not have a material impact on the Partnership's financial statements for the year ended December 31, 1995 for the three months ended March 31, 1996, and is not expected to have a material impact on the Corporation's financial statements. (See Note 2 of the Notes to Financial Statements.)

     In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 applies to all loans except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, loans measured at fair value or a lower of cost or fair value, leases, and debt securities as defined in SFAS No. 115. SFAS No. 114 requires that impaired loans be valued at the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair market value of the collateral if the loan is collateral dependent. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994, with earlier adoption encouraged. SFAS No. 114 applies primarily to the Partnership's combined mortgage loan portfolio. Presidential and Pacific Thrift actively monitor this portfolio and evaluate the net realizable value of any loan which is deemed to be impaired. Net realizable value is assessed based upon current appraised value of the underlying collateral. If carrying value exceeds this estimated realizable value, carrying value is reduced to the estimated realizable value by a charge to earnings. As such, SFAS No. 114 does not represent a material change from the Partnership's and Pacific Thrift's current accounting practices and adoption of SFAS No. 114 did not have any material impact on the reported financial results of the Partnership.

     In October, 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." SFAS No. 118 amends Statement No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans and also amends the disclosure requirements of Statement No. 114 to require information about the recorded investment in certain impaired loans and about how a creditor recognizes interest income related to these impaired loans. SFAS No. 118 is effective concurrent with the effective date of Statement 114, that is, for financial statements for fiscal years beginning after December 15, 1994. As with Statement No. 114, management believes it is following the requirements of SFAS No. 118.

     In March, 1995, the FASB used SFAS No. 121 "Accounting for the impairment of Long-lived Assets and for Long-lived Assets to Be Disposed of." SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Otherwise, an impairment loss is not recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset.

     This Statement is effective for financial statements for fiscal years beginning after December 15, 1995. Earlier application is encouraged. Restatement of previously issued financial statements is not permitted. Impairment losses resulting from the application of this Statement should be reported in the period in which the recognition criteria are first applied and met. The initial application of this Statement to assets that are being held for disposal at the date of adoption should be reported as the cumulative effect of a change in accounting principle. Management does not believe that the adoption of SFAS 121 will have a material impact on the Corporation's financial statements.

     In May, 1995, the FASB issued SFAS No. 122 "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65." SFAS No. 122 requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights), the entire cost of purchasing or originating the loans should be allocated to the mortgage loans (without the mortgage servicing rights) and no cost should be allocated to the mortgage servicing rights.

     This Statement requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. A mortgage banking enterprise should stratify its mortgage servicing rights that are capitalized after the adoption of this Statement based on one or more of the predominant risk characteristics of the underlying loans. Impairment should be recognized through a valuation allowance for each impaired stratum.

     This Statement applies prospectively in fiscal years beginning after December 15, 1995, to transactions in which a mortgage banking enterprise sells or securitizes mortgage loans with servicing rights retained and to impairment evaluations of all amounts capitalized as mortgage servicing rights, including those purchased before the adoption of this Statement. Earlier application is encouraged. Retroactive capitalization of mortgage servicing rights retained in transactions in which a mortgage banking enterprise originates mortgage loans and sells or securitizes those loans before the adoption of this Statement is prohibited. Based on management's belief that no material amount of portfolio loans will be sold for the foreseeable future, management does not believe that the adoption of SFAS 122 will have a material impact on the Corporation's financial statements.

     In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a method of accounting for stock compensation plans based on fair value of grants made under such plans on the date of grant using certain option-pricing models. SFAS No. 123 allows companies to continue to account for their stock option plans in accordance with APB Opinion 25 "Accounting for Stock Issued to Employees," which provides for an intrinsic valuation model that recognizes only the difference between the fair market value of a company's stock and the price paid to acquire the stock under the stock compensation plan. However, SFAS No. 123 encourages the adoption of the fair value accounting method. Companies electing not to follow the new fair value based method are required to provide expanded footnote disclosures, including pro forma net income and earnings per share, determined as if the company had applied the new method. SFAS No. 123 is required to be adopted prospectively beginning January 1, 1996. Management intends to account for grants under the Corporation's stock option plan under the intrinsic value method allowed under APB Opinion 25 and to provide the footnote disclosure required by SFAS No. 123 in its financial statements beginning in 1996.

                       PACIFICAMERICA MONEY CENTER, INC.


             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


                               OF THE CORPORATION



     The transfer of the Partnership's assets and liabilities to the Corporation, dissolution of the Partnership and pro rata distribution of the Common Stock of the Corporation to the Partners will be accounted for as a change in legal organization but not in the enterprise. Therefore the following unaudited pro forma consolidated financial statements give effect to the Restructuring Plan as a recapitalization of the Partnership into the Corporation. The unaudited pro forma consolidated balance sheet is presented on the basis that the Restructuring Plan took place as of December 31, 1995 and as of March 31, 1996. The unaudited pro forma consolidated statements of operations are presented on the basis that the Restructuring Plan was consummated as of the beginning of each of the periods reported.


     These unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Presidential Mortgage Company and Subsidiaries included in this Prospectus.


     The unaudited pro forma consolidated statements of operations are not necessarily indicative of the operating results which would have been achieved by the Corporation had the Restructuring Plan been consummated as of the beginning of each of the periods reported and should not be construed as representative of future operating results or financial position of the Corporation.



     The direct costs incurred in connection with effecting the Restructuring Plan are period costs to be charged to operations as incurred. The estimated restructuring charges of $400,000 are not included in the pro-forma financial statements. These are nonrecurring charges which result directly from the Restructuring and will be included in the Statement of Operations within the 12 months succeeding the Restructuring. The specific incremental costs directly attributable to the raising of additional capital in the Rights Offering and the Public Offering are deferred and charged against the gross proceeds of such offerings.



     The unaudited pro forma consolidated balance sheet assumes that 890,000 shares of Common Stock of the Corporation are exchanged for the assumed $8,900,000 of Net Tangible Equity of the Partnership, that 275,000 shares of Common Stock of the Corporation are sold in the Rights Offering for $10.00 per share, that 55,000 Subscriber Warrants are issued to subscribers in the Rights Offering and that 725,000 shares of Common Stock of the Corporation are sold in the Public Offering for $10.00 per share.



     The historical and pro forma Weighted Average Common Shares Outstanding at March 31, 1996 and December 31, 1995 assumes that 890,000 shares of Common Stock of the Corporation exchanged for the Partnership's Net Tangible Equity, less 200,000 estimated shares that would otherwise be issued to Limited Partners electing the Cash Out Option, were outstanding for the entire period, 1,000,000 issued in the Rights Offering and the Public Offering were outstanding for the entire period and the exercise of 55,000 outstanding Subscriber Warrants, 563,333 General Partner Warrants, and 212,400 shares issuable under incentive stock options granted pursuant to the Corporation's 1995 Stock Option. See "MANAGEMENT -- 1995 Stock Option Plan." Primary and Fully Diluted income (loss) per share are the same for the periods presented.

                       PACIFICAMERICA MONEY CENTER, INC.


                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS



                                             AT MARCH 31, 1996                              AT DECEMBER 31, 1995
                               ----------------------------------------------   ---------------------------------------------
                               HISTORICAL                                       HISTORICAL      ADJUSTMENTS
                                 BALANCE       ADJUSTMENTS        PRO FORMA       BALANCE        (NOTE A)          PRO FORMA
                               -----------     -----------       ------------   -----------     -----------       -----------
           ASSETS
Cash & cash equivalents......  $10,158,000     $ 9,141,000(1)    $ 15,776,000   $10,489,000     $ 9,141,000(1)    $16,540,000
                                                (1,307,000)(2)                                   (1,290,000)(2)
                                                (1,000,000)(3)                                   (1,000,000)(3)
                                                (1,601,000)(4)                                   (1,185,000)(4)
                                                   385,000(5)                                       385,000(5)
Accounts receivable..........   15,917,000               0         15,917,000     3,337,000               0         3,337,000
Accrued interest
  receivable.................      931,000               0            931,000       903,000               0           903,000
Loans receivable.............   45,276,000               0         45,276,000    43,908,000               0        43,908,000
Loans held for sale..........   11,361,000               0         11,361,000    12,577,000               0        12,577,000
Excess yield receivable......    2,467,000               0          2,467,000     2,725,000               0         2,725,000
Other real estate............    3,259,000               0          3,259,000     3,156,000               0         3,156,000
Receivable from related
  party......................      333,000               0            333,000       347,000               0           347,000
Property and equipment,
  net........................    1,542,000               0          1,542,000     1,398,000               0         1,398,000
Goodwill.....................    1,778,000               0          1,778,000     1,808,000               0         1,808,000
Other assets (Note B)........    2,008,000                          2,008,000     1,909,000               0         1,909,000
                               -----------     ------------       -----------
                               $95,030,000     $ 5,618,000       $100,648,000   $82,557,000     $ 6,051,000       $88,608,000
                               ===========     ============       ===========
   LIABILITIES AND OWNERS'
            EQUITY
Liabilities:
Thrift certificates
  payable....................  $72,781,000     $         0       $ 72,781,000   $60,156,000     $         0       $60,156,000
Accounts payable and accrued
  expenses...................    3,705,000        (187,000)(2)      3,518,000     4,291,000        (170,000)(2)     4,121,000
Partnership withdrawals
  payable....................    1,120,000      (1,120,000)(2)              0     1,120,000      (1,120,000)(2)             0
Notes payable................    6,500,000      (1,000,000)(3)      5,500,000     6,771,000      (1,000,000)(3)     5,771,000
Mortgages payable............      653,000               0            653,000       611,000               0           611,000
Payable to general partner...    1,265,000         336,000(4)               0       881,000      (1,185,000)(4)             0
                                                (1,601,000)(4)                                      304,000(4)
                               -----------     ------------       -----------
                                86,024,000      (3,572,000)        82,452,000    73,830,000      (3,171,000)       70,659,000
Owners' Equity (Note C)......    9,006,000         385,000(5)      18,196,000     8,727,000         385,000(5)     17,949,000
                                                  (336,000)(4)                                     (304,000)(4)
                                                 9,141,000(1)                                     9,141,000(1)
                               -----------     ------------       -----------
                               $95,030,000     $ 5,618,000       $100,648,000   $82,557,000     $ 6,051,000       $88,608,000
                               ===========     ============       ===========


See accompanying notes to unaudited pro forma consolidated financial statements.

                       PACIFICAMERICA MONEY CENTER, INC.


           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS



                                    THREE MONTHS ENDED MARCH 31, 1996                   YEAR ENDED DECEMBER 31, 1995
                               --------------------------------------------     ---------------------------------------------
                               HISTORICAL                                       HISTORICAL
                                 BALANCE       ADJUSTMENTS       PRO FORMA        BALANCE       ADJUSTMENTS        PRO FORMA
                               -----------     -----------       ----------     -----------     -----------       -----------
Interest Income:
  Loans receivable...........  $ 2,278,000      $       0        $2,278,000     $ 8,885,000      $       0        $ 8,885,000
  Deposits with financial
    institutions.............      130,000              0           130,000         692,000              0            692,000
                               -----------      ---------        -----------    -----------      ---------        -----------
Total interest income........    2,408,000              0         2,408,000       9,577,000              0          9,577,000
                               ===========      =========        ===========    ===========      =========        ===========
Interest Expense:
  Thrift certificates........    1,010,000              0         1,010,000       3,820,000              0          3,820,000
  Notes payable..............      217,000        (41,000)(11)      176,000       1,379,000       (165,000)(11)     1,214,000
                               -----------      ---------        -----------    -----------      ---------        -----------
Total interest expense.......    1,227,000        (41,000)        1,186,000       5,199,000       (165,000)         5,034,000
                               ===========      =========        ===========    ===========      =========        ===========
Net interest income..........    1,181,000         41,000         1,222,000       4,378,000        165,000          4,543,000
Provision for loan losses....      725,000              0           725,000       3,289,000              0          3,289,000
                               -----------      ---------        -----------    -----------      ---------        -----------
Net interest after provision
  for loan losses............      456,000         41,000           497,000       1,089,000        165,000          1,254,000
                               -----------      ---------        -----------    -----------      ---------        -----------
Noninterest income:
  Trustee and reconveyance
    fees.....................      857,000              0           857,000       3,248,000              0          3,248,000
  Other income...............      238,000              0           238,000       1,122,000              0          1,122,000
  Gain on sale of loans......    4,712,000              0         4,712,000       8,895,000              0          8,895,000
                               -----------      ---------        -----------    -----------      ---------        -----------
                                 5,807,000              0         5,807,000      13,265,000              0         13,265,000
Noninterest Expense:
  General and administrative
    (Note D).................    2,085,000         84,000(9)      2,085,000       6,273,000        336,000(9)       6,434,000
                                                  (84,000)(10)                                    (175,000)(10)
  Salaries and employee
    benefits.................    2,781,000        142,000(8)      2,923,000       7,858,000        568,000(8)       8,426,000
  Related party fees.........      472,000        (63,000)(7)             0       1,012,000       (245,000)(7)              0
                                                 (307,000)(6)                                     (767,000)(6)
                                                 (102,000)(12)
  Depreciation and
    amortization.............      133,000              0           133,000         919,000              0            919,000
  Operations of other real
    estate...................      165,000              0           165,000       1,212,000              0          1,212,000
                               -----------      ---------        -----------    -----------      ---------        -----------
                                 5,636,000       (330,000)        5,306,000      17,274,000       (283,000)        16,991,000
                               -----------      ---------        -----------    -----------      ---------        -----------
Income (loss) before income
  taxes (benefit)............      627,000        371,000           998,000      (2,920,000)       448,000         (2,472,000)
                               -----------      ---------        -----------    -----------      ---------        -----------
Income taxes (benefit).......      348,000             --           348,000      (1,222,000)            --         (1,222,000)
                               -----------      ---------        -----------    -----------      ---------        -----------
Net income (loss)............  $   279,000      $ 371,000        $  650,000     $(1,698,000)     $ 448,000        $(1,250,000)
                               ===========      =========        ===========    ===========      =========        ===========
Weighted average common
  shares outstanding.........    2,525,733                        2,525,733       2,525,733                         2,525,733
Income (loss) per share (Note
  E):........................  $      0.11                       $     0.26     $     (0.67)                      $     (0.49)


See accompanying notes to unaudited pro forma consolidated financial statements.

                        PACIFICAMERICA MONEY CENTER INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


NOTE A -- The adjustments to the unaudited pro forma consolidated financial statements areas follows:


 (1) To reflect the minimum cash proceeds from issue of stock in the Rights Offering and Public Offering, net of estimated offering costs as follows:


            Public offering..........................................  $7,250,000
            Rights offering..........................................  $2,750,000
            Estimated offering costs.................................  $ (859,000)
                                                                       ----------
                                                                       $9,141,000
                                                                       ==========


     The proceeds of the Rights Offering include $800,000 paid by the General Partner to purchase Common Stock.


 (2) To reflect the payment of limited partnership capital withdrawals payable of $1,290,000 including related accrued interest of $170,000 at December 31, 1995 ($1,307,000 including related accrued interest of $187,000 at March 31, 1996) that were approved by the general partner but not paid by the Partnership due to limitations in the Partnership Agreement and restrictions on such withdrawals under the Bank Loan with Fleet.



 (3) To reflect a $1,000,000 paydown of the notes payable to Fleet under the terms of the Restructuring Plan and the Bank Loan with Fleet.



 (4) To adjust intercompany accounts with the General Partner to no amounts due or payable.



 (5) To reflect the purchase of General Partner Warrants at a purchase price of $385,000.


 (6) To remove payment to the General Partner of a base fee up to 35% of the loan origination fees paid by borrowers to the Partnership, as provided in the Restructuring Plan.


 (7) To remove payment of management and supervision fee to General Partner of 3/8 of 1% per annum on loans with terms over three years, as provided in the Restructuring Plan.


 (8) To reflect payment of salaries that were previously paid by the General Partner, which will now be paid directly by the Corporation under the Restructuring Plan.

 (9) To reflect payment of additional directors fees and directors and officers liability insurance premiums.


(10) To remove payment of legal fees of $100 per loan to an officer of the Partnership, which totalled $175,000 in 1995 and $84,000 for the three months ended March 31, 1996, as provided in the Restructuring Plan.



(11) To remove interest expense associated with the $1,000,000 paydown of the Fleet loan and the $1,120,000 payoff of the approved limited partner withdrawals.



(12) To remove management and other fees payable to the General Partner of $102,000 for the three months ended March 31, 1996.



NOTE B -- The additional book to tax differences related to non-taxable entities becoming taxable entities have been fully reserved for at December 31, 1995, and March 31, 1996, as it is more likely than not that the benefit is not fully realizable.



NOTE C -- Any cash paid to those limited partners who elect the Cash Out Option will be replaced with additional stock to be sold in the Public Offering in order to meet the Minimum Market Capitalization.



NOTE D -- The estimated restructuring expenses of $400,000 were not included in the pro formas. These are nonrecurring charges which result directly from the transaction and will be included in the Statement of Operations within the 12 months succeeding the Restructuring.



NOTE E -- The pro forma supplemental income (loss) per share is $0.30 at March 31, 1996 and ($0.58) at December 31, 1995. The weighted average common stock outstanding used for purposes of determining the pro forma supplemental income
(loss) per share is based on 2,143,381 to reflect only the issuance of 622,648 shares of the 1,000,000 shares offered in the Rights Offering and the Public Offering less an estimated 200,000 shares for the Cash Out Option, and does not include 377,352 shares of Common Stock relating to working capital as seen in the "USE OF PROCEEDS."

                  CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS


     On September 12, 1995, the Partnership dismissed Ernst & Young LLP ("E&Y") as independent certified public accountants of the Partnership and its subsidiaries, and engaged BDO Seidman, LLP ("BDO") as independent certified public accountants of the Partnership and its subsidiaries.


     The report of E&Y for the years ended December 31, 1994 and 1993 did not contain an adverse opinion or a disclaimer of an opinion, and was not qualified or modified as to audit scope or accounting principles. The report for the year ended December 31, 1994 contained an explanatory paragraph concerning a substantial doubt about the ability of the Partnership to continue as a going concern due to losses from nonperforming loans that resulted in significant recurring losses from operations, substantial debt service and other requirements of the Bank Loan and the regulatory capital classification of Pacific Thrift. In addition, the report for 1994 contained an explanatory paragraph concerning certain securities litigation containing allegations of securities fraud and aiding and abetting a breach of fiduciary duty relating to the Partnership and its Chief Executive Officer. The securities litigation naming the Partnership and the Chief Executive Officer referred to in the explanatory paragraphs contained in the 1994 reports was dismissed by the plaintiffs in October 1995. As of the date hereof, Pacific Thrift has been reclassified as "adequately capitalized" by the FDIC, and its regulatory capital ratios meet the FDIC's regulatory definition of "well capitalized," although it is classified as "adequately capitalized" due to the provisions of the MOU requiring the maintenance of a certain capital level (which it currently meets).

     The report of E&Y for the year ended December 31, 1993 contained an explanatory paragraph concerning the securities litigation referred to in the report for 1994 and an explanatory paragraph concerning the Partnership's liability for environmental remediation of two properties acquired in foreclosure and possible government action if the Partnership did not comply with a consent agreement regarding one of the properties. The environmental remediation matter was not referred to in the report for the year ended December 31, 1994, as there was no material uncertainty regarding any further liability as of that date.

     During the Partnership's two most recent fiscal years and subsequent interim period, there were disagreements between the Partnership and E&Y. The disagreements were as follows:

     There was a disagreement concerning the scope of the work necessary to be performed by E&Y in connection with a proposed restructuring of the Partnership, including procedures and issues raised with respect to the allowance for loan losses, deferred tax asset and other transactions recorded by the Partnership in its unaudited financial information as of June 30, 1995. Prior to resolving the disagreement, the client-auditor relationship was terminated by the Partnership.

     There were disagreements regarding the amount of the provision and allowance for loan losses for the fiscal years ended December 31, 1994 and 1993, which were resolved by the Partnership recording an additional provision for each year.

     There were disagreements about the scope of audit procedures to be performed to ascertain the status of certain regulatory matters concerning Pacific Thrift and the ability of the Partnership to continue as a going concern for the fiscal year ended December 31, 1994, which were resolved by E&Y performing the additional procedures.

     There was a disagreement about the need to add an explanatory paragraph to the report of E&Y for the year ended December 31, 1994 concerning the ability of the Partnership to continue as a going concern, which was resolved by the Partnership accepting such explanatory paragraph.

     There were disagreements regarding the interpretation of regulatory accounting principles applicable to sales of senior loan participation interests to third parties by Pacific Thrift which were resolved by Pacific Thrift requesting an opinion of the FDIC and revising its regulatory reports to conform to the FDIC's interpretation of such principles.

     There was a disagreement regarding the scope of audit procedures necessary and the necessity of footnote disclosure concerning certain litigation in which allegations of securities fraud and aiding and abetting in the breach of fiduciary duty were made against the Partnership and its Chief Executive Officer by investors in companies affiliated with the Partnership until 1984. The disagreement was resolved by the Partnership adding footnote disclosure in its financial statements for the fiscal years ended December 31, 1994 and 1993. The securities litigation naming the Partnership and the Chief Executive Officer referred to in the explanatory paragraphs contained in the 1994 and 1993 reports was dismissed by the plaintiffs in October 1995.

     There was a disagreement concerning the disclosure required in connection with the Partnership's liability for remediation of environmental contamination of two properties acquired in foreclosure in 1993. At the time the audit of the Partnership's 1993 financial statements was completed there existed potential civil or criminal claims against the Partnership, and the Partnership was engaged in negotiations with governmental authorities to settle any potential claims. Until the settlement agreement was completed, the Partnership's counsel was unable to provide an opinion as to whether civil or criminal liability was probable or remote. The Partnership delayed issuance of the financial statements until the settlement agreement was entered and an opinion of counsel was obtained to the effect that the possibility of criminal liability was remote. The disagreement was resolved by the Partnership increasing the disclosure in its financial statement footnotes in 1993, including the disclosure that, in the opinion of its legal counsel, the likelihood of criminal action was remote if the terms of a settlement agreement reached with regulatory authorities were complied with. As of the date hereof, the Partnership is in full compliance with the terms of the Settlement Agreement.

     There was a disagreement regarding the accounting and footnote disclosure of certain related party transactions, which was resolved by adjustments to the accounting and by additional disclosures for the related party transactions.

     For the year ended December 31, 1994, E&Y advised the Partnership that there were certain deficiencies in its lending and credit administration procedures and its procedures for determination of its allowance for loan losses that, taken as a whole, constitute a material weakness in its internal controls and a "reportable event" pursuant to Item 304 of Rule S-K. The Partnership has taken the necessary steps to improve each of the procedures identified by its accountants as requiring improvement to the extent deemed appropriate by management.

     The managing officers of the Partnership's general partner discussed the subject matter of each disagreement with the Partnership's former accountants. The Partnership has authorized its former accountants to respond fully to all inquiries of the Partnership's successor accountants concerning the subject matter of each disagreement.

     Prior to the engagement of BDO as the independent accountants for the Partnership and its subsidiaries, the Partnership did not consult BDO concerning the application of accounting principles to any specified transaction or any matter that was the subject of a disagreement with E&Y or a reportable event.

                                    BUSINESS

THE PARTNERSHIP

     The Partnership is a California limited partnership formed in 1981. Since 1986, Presidential Management Company has been the sole general partner of the Partnership. Since 1990, the Partnership has originated substantially all of its new loans through Pacific Thrift. In 1988, the Partnership formed Pacific Thrift as a wholly owned subsidiary. In 1990, the Partnership acquired all of the limited partnership interests of CRC and LPPC. In 1995, the Partnership formed the Corporation and PacificAmerica Mortgage as wholly owned subsidiaries in preparation for a restructuring of the Partnership. Neither of these subsidiaries has conducted any significant business operations as of March 31, 1996.

THE CORPORATION


     The Corporation is a financial institution holding company. On May 31, 1996, the Partnership transferred all of the outstanding stock of Pacific Thrift, CRC Washington and PacificAmerica Mortgage to the Corporation, for the purpose of allowing all of its corporate subsidiaries to file consolidated tax returns. Upon the Closing Date of the Restructuring Plan, the Partnership will transfer to the Corporation all of Presidential's assets and liabilities and all of the limited partnership interests in CRC and LPPC. The executive offices of the Partnership and the Corporation are located at 21031 Ventura Boulevard, Woodland Hills, California, telephone number (818) 992-8999.


     The Corporation currently intends to conduct business primarily through its operating subsidiaries, Pacific Thrift, CRC, CRC Washington, LPPC and PacificAmerica Mortgage.

PACIFIC THRIFT


     Pacific Thrift is a California licensed industrial loan company that commenced business in 1988 and is supervised and regulated by the California Department of Corporations ("DOC") and the Federal Deposit Insurance Corporation ("FDIC"). The deposits of Pacific Thrift are insured by the FDIC up to applicable limits. Pacific Thrift conducts its operations at its main office in Woodland Hills and produces loans through five loan production offices located in Walnut Creek, San Jose, Costa Mesa and West Covina, California and, Bellevue, Washington. In addition, Pacific Thrift originates loans through 88 commission-based loan representatives (as of March 31, 1996) who operate in California, Washington and 19 other states, but Pacific Thrift does not maintain offices for such representatives except those based in California and Washington. Pacific Thrift focuses its lending activities exclusively on real estate secured loans to individuals and small businesses. Pacific Thrift does not offer lease financing or credit lines. Pacific Thrift offers passbook accounts, term certificates and money market certificates. Pacific Thrift does not offer other traditional banking services, such as checking accounts, travelers' checks or safe deposit boxes.



     For the past year, management of Pacific Thrift has concentrated on improving its operations, by: (i) increasing fee income from loans originated for sale; (ii) improving asset quality; and (iii) restoring and maintaining capital ratios in excess of regulatory requirements. Management believes that it has successfully achieved these goals. Gains on sale of loans originated for sale increased by $3.2 million (213.3%) to $4.7 million for the quarter ended March 31, 1996 compared to the first quarter of 1995, and by $7.7 million (890.0%), to $8.6 million for the year ended December 31, 1995 compared to 1994. Management's goal is to continue growth of gains on sale of loans through 1996. Asset quality, measured as the percentage of adversely classified assets compared with the total loan and OREO portfolio, improved to 10.33% at March 31, 1996 compared to 14.5% at December 31, 1994. On April 1, 1996, Pacific Thrift entered into a Memorandum of Understanding (the "MOU") with the FDIC and the DOC that replaced a Cease and Desist Order entered in May 1995 (the "1995 Order"). See "Business -- Supervision and Regulation -- Regulatory Actions." Capital ratios improved from "adequately capitalized" to levels which would be deemed "well capitalized" in the absence of an order requiring the maintenance of capital. However, since Pacific Thrift was subject to the MOU of the FDIC as of April 1, 1996, Pacific Thrift is classified as "adequately capitalized", in spite of its higher capital ratios.

     Pacific Thrift earned net income of $.9 million after an income tax provision of $.3 million for the quarter ended March 31, 1996 and $3.2 million for the year ended December 31, 1995, compared with net income of $1.1 million after an income tax benefit of $.4 million for the quarter ended March 31, 1995 and net losses of approximately $2.9 million and $3.2 million for the years ended December 31, 1994 and 1993, respectively. The net income earned in 1995 reflect primarily the substantial increase in gains on sale of loans in 1995 compared with all prior periods. Net losses in 1994 and 1993 were due primarily to increased loan losses on Pacific Thrift's loan portfolio caused by increased foreclosures and continuing declines in the value of California real estate held as collateral.


CRC, CRC WASHINGTON AND LPPC

     CRC is a California limited partnership formed by the General Partner in December 1986 and purchased by the Partnership in 1990. CRC provides foreclosure related services on real estate trust deeds, including conduct of foreclosure sales and trust deed reconveyances. LPPC was formed by the General Partner in 1990 and purchased by the Partnership in the same year. LPPC provides posting and publishing of notices of default and notices of sale for CRC and other trust deed foreclosure companies. CRC provides services on trust deeds securing California real property to over 300 banks, thrifts, mortgage banks, life insurance companies and federal regulatory agencies whose principal offices are located outside of California. Approximately one-third of CRC's revenues are derived from lenders located outside of California, and management anticipates that this percentage will continue to grow. Less than 5% of the revenues of CRC or of LPPC are derived from services provided to the Partnership and Pacific Thrift.


     In October 1995, the Partnership incorporated a new wholly-owned subsidiary, CRC Reconveyance Corporation, a Washington corporation ("CRC Washington"). On May 31, 1996, the Partnership transferred the stock of CRC Washington to the Corporation. CRC Washington will provide foreclosure related services on real estate trust deeds secured by property located in the State of Washington. CRC Washington will reimburse Pacific Thrift for office space used by CRC Washington at the office of Pacific Thrift in Bellevue, Washington. CRC Washington has not conducted significant business operations as of the date of this Prospectus.



     Trustee foreclosure services accounted for net income of approximately $.9 million, $.9 million and $1.4 million for each of the years ended December 31, 1995, 1994 and 1993, respectively, and $.3 million for the quarter ended March 31, 1996. Management believes that the primary reason for the decline in net income has been the merger or acquisition of many small lenders into larger banks and lending companies. The acquiring entities often have affiliated foreclosure service companies or arrangements with other foreclosure service companies, resulting in the loss of business to CRC. CRC has been able to replace many of its lost customers with new customers, which has partially mitigated the loss of some accounts. CRC has now refocused its marketing strategy to target primarily small and medium-sized lenders. CRC has hired a sales representative in the San Diego area, and is seeking a sales representative for the northern California area. In the meantime, CRC's southern California sales representatives are covering the northern California area. Management of CRC believes that it can increase net income by increasing its volume of sales through its current marketing strategy. There can be no assurance, however, that it will successfully increase net income.


PACIFICAMERICA MORTGAGE


     PacificAmerica Mortgage is a newly formed corporation with no business operations as of March 31, 1996. On the Closing Date, Presidential will transfer its loan portfolio to PacificAmerica Mortgage. The loans will continue to be serviced by Pacific Thrift for a servicing fee of 1.5% per year of the principal balance of each loan serviced.


     Although management currently does not anticipate that PacificAmerica Mortgage will actively originate new loans for the foreseeable future, it is expected that PacificAmerica Mortgage will obtain a California finance lender's license. PacificAmerica Mortgage may also obtain mortgage lender licenses in other states, as management deems appropriate. PacificAmerica Mortgage is expected to rewrite loan receivables as they mature or are otherwise refinanced in the future. In addition, PacificAmerica Mortgage may from time to time purchase loans from other lenders for securitization or for its own portfolio. It is not anticipated at this time that PacificAmerica Mortgage would have a full time staff or separate office.

     Pacific Thrift will continue to be the primary focus of the Corporation's lending business. However, Pacific Thrift, as a regulated financial institution, is subject to certain regulatory requirements and restrictions which may limit its ability to engage in certain lending activities, or limit the amount of certain types of loans it may make. PacificAmerica Mortgage will provide flexibility to management where the need arises for a separate entity subject to fewer regulatory restrictions than Pacific Thrift.

LENDING ACTIVITIES

     For the past three years, the Partnership has conducted all new lending activity through Pacific Thrift pursuant to its lending guidelines. Under an arrangement between Presidential and Pacific Thrift effective January 1, 1994, Pacific Thrift provides loan servicing for all of Presidential's outstanding loans for a loan servicing fee of 1.5% per annum of the principal amount of each loan serviced.


     Management's strategy for the Partnership's lending business has been to focus on the B and C credit lending market. Accordingly, substantially all of the Partnership's loans are made to borrowers whose credit histories or other factors limit their ability to qualify for lower rate financing at more credit sensitive financial institutions. For the past two years, competition in this market has increased as larger mortgage lenders have sought to expand their markets to include B and C loans to replace some of the volume lost at the end of the home loan refinancing boom of the early 1990's. However, management believes that its more than 20 years of experience in the B and C credit market provide it with certain competitive advantages over new entrants to this lending market, and that this experience has enabled Pacific Thrift to substantially increase new loan originations notwithstanding the increase in competition.


     Over the years that the Partnership and Pacific Thrift have been in business, they have developed relationships with over 1,500 independent mortgage brokers, who provide the substantial majority of new lending opportunities. Management has developed policies and procedures with these brokers which emphasize timely decision making and funding and a competitive fee structure, which provide incentives for brokers to continue bringing new loans to Pacific Thrift. Following is a brief description of the types of loans originated by Pacific Thrift.

     LOANS ORIGINATED FOR SALE

     Pacific Thrift originates nonconforming first and second trust deed residential loans for sale in the secondary loan market. Loans originated for sale generally have loan-to-value ratios of between 60% and 85% and meet the credit criteria established in advance by the loan purchasers. Pacific Thrift originated and sold the following amounts of loans during each of the months of 1994, 1995 and 1996:


                                                             ORIGINATED         SOLD
                                                            ------------    ------------
        1994
        January...........................................  $  1,088,000             -0-
        February..........................................  $    239,000             -0-
        March.............................................  $  1,609,000             -0-
        April.............................................  $    734,000             -0-
        May...............................................  $  1,319,000             -0-
        June..............................................  $  3,526,000    $  3,969,000
        July..............................................  $    981,000    $  1,210,000
        August............................................  $  4,218,000    $  4,561,000
        September.........................................  $  3,598,000    $  5,272,000
        October...........................................  $  4,853,000    $  3,560,000
        November..........................................  $  4,594,000    $  6,897,000
        December..........................................  $  8,023,000    $  4,130,000
        1995
        January...........................................  $  8,621,000    $  8,917,000
        February..........................................  $  6,953,000    $  9,133,000
        March.............................................  $ 10,358,000    $ 11,425,000
        April.............................................  $ 11,294,000    $ 11,575,000
        May...............................................  $ 10,708,000    $  9,299,000
        June..............................................  $ 12,711,000    $ 12,672,000
        July..............................................  $ 10,587,000    $ 12,040,000
        August............................................  $ 10,235,000    $  9,707,000
        September.........................................  $ 14,312,000    $ 13,225,000
        October...........................................  $ 17,080,000    $ 15,728,000
        November..........................................  $ 15,694,000    $ 14,346,000
        December..........................................  $ 22,135,000    $ 16,915,000
        1996
        January...........................................  $ 19,393,000    $ 16,967,000
        February..........................................  $ 20,615,000    $ 22,063,000
        March.............................................  $ 20,901,000    $ 22,789,000
        April.............................................  $ 30,785,000    $ 30,107,000
        May...............................................  $ 27,332,000    $ 29,942,000
                                                             -----------     -----------



     Pacific Thrift and Presidential each entered into agreements with Aames Capital Corporation ("Aames" as previously defined) as of December 1, 1993, pursuant to which Pacific Thrift and the Partnership agreed to sell to Aames an aggregate of up to $75 million of loans secured by residential property over a period of up to 18 months. Pacific Thrift had sold $75 million of loans under that agreement as of May 26, 1995. All loans sold by Pacific Thrift were included in pools of loans securitized by Aames. Credit enhancement was provided for each securitization through private credit insurance, and each pool was rated AAA by one or more rating services. Aames acts as loan servicer for each of the pools. All loans were sold to Aames on a nonrecourse basis except for the obligation to repurchase any loan which does not meet certain customary representations and warranties or to repurchase loans adversely affected by any breach of general representations and warranties. As of March 31, 1996, five loans ($275,000 aggregate principal amount) had been repurchased by

Pacific Thrift and no loans additional loans have been requested to be repurchased. Pacific Thrift does not expect to incur a loss on the five loans repurchased. Except for an initial sale of approximately $3.9 million in loans, all loans sold by Pacific Thrift to Aames were sold for a premium above face value of the loans sold. Pacific Thrift received a servicing release fee payable quarterly on the principal amount of each loan sold from September 19, 1994 to January 1995. Effective February 1, 1995, the servicing release fee was increased on the principal amount of each loan sold, including the loans sold from September 1994 to May 26, 1995, until each loan is paid off. Pacific Thrift retains an interest in the net spread (i.e. all interest and fees paid on the loans less servicing and other costs) in $3.9 million in loans sold to Aames in December 1993, which management estimates will represent a return of approximately 3.3% on the principal amount of the $3.9 million of loans sold.

     Pacific Thrift entered into a new agreement with Aames effective June 21, 1995, pursuant to which it will continue to sell residential loans to Aames which are approved by Aames prior to funding. The new agreement provides for Pacific Thrift to receive a higher cash premium (compared to the premium received under the prior agreement with Aames) on the face amount of each loan sold which meets preset interest rate requirements upon date of sale. An additional premium will be paid for all loans sold during any quarter if at least $22.5 million of loans are sold during that quarter. The premium for all loans sold in excess of $25 million per calendar quarter will be further increased. In addition, Pacific receives a servicing release fee on the principal amount of each loan sold prior to December 31, 1995, payable on a quarterly basis, until the loan is paid off. As of January 1, 1996 the agreement with Aames was revised to eliminate the servicing release fee and replace it with a higher premium on sale.


     For the five months ended May 31, 1996 and the year ended December 31, 1995, Pacific Thrift sold an aggregate of $121.9 million and $145 million, respectively, of pre-approved securitizable loans to Aames and other purchasers. Pacific Thrift has no commitment to offer or sell any specified amount of loans to any purchaser, but has entered into arrangements whereby other purchasers may pre-approve loans to be made by Pacific Thrift prior to funding, which are sold within approximately one month from origination.


     To the extent that Pacific Thrift originates loans for sale, it bears an interest rate risk between the date of origination of each loan and the time that each loan is sold. However, loans are generally sold on a monthly basis, which reduces the risk of interest rate fluctuations between the date of origination and date of sale. Loans which are held for sale during the period prior to sale are accounted for at the lower of cost or market value of such loans.

     PORTFOLIO LENDING

     Pacific Thrift has historically originated for its own loan portfolio primarily first and second trust deed real estate loans secured by one-to-four family residential, multi-family residential, commercial and, to a very minor extent, undeveloped, property. The characteristics of the combined loan portfolio of Presidential and Pacific Thrift are described herein under "BUSINESS -- Lending Policies."

     HOME IMPROVEMENT LOANS

     From 1990 until March 31, 1993, Pacific Thrift operated a home improvement loan division, which originated three types of home improvement loans, including
(i) loans partially insured by the Federal Housing Administration ("FHA") under Title I of the National Housing Act ("Title I Loans"); (ii) loans partially insured by a policy of credit insurance issued by a private insurer; and (iii) uninsured loans subject to an additional annual fee paid by the borrower to Pacific Thrift. The program was discontinued on March 31, 1993. All home improvement loans were made under substantially the same loan underwriting standards and policies set by the U.S. Department of Housing and Urban Development ("HUD"), including a requirement that each loan be secured by a first or second priority lien on residential property having a value of at least 100% of the loan amount plus all prior encumbrances. Home improvement loans were made in amounts not in excess of $25,000 on loans secured by single family residences and not in excess of $60,000 on loans secured by multi-family residences.

     Pacific Thrift held $1.6 million of home improvement loans and loan participations at March 31, 1996, compared with $1.7 million, $2.3 million and $7.7 million at December 31, 1995, 1994 and 1993, respectively. Due to claims made on Title I Loans and privately insured loans for the four years ended December 31, 1994, there is no material amount of insurance coverage remaining on any of the outstanding home improvement loans. Pacific Thrift has continued to service all outstanding home improvement loans in the manner that is required pursuant to its contracts with the purchasers of loan participations. However, the fact that there is no material insurance coverage available on any home improvement loans exposes Pacific Thrift to contingent risks of loss on home improvement loans and loan participations held by Pacific Thrift.


     Pacific Thrift has resumed a Title I Loan origination program, in which Pacific Thrift acts exclusively as a correspondent lender for one or more larger mortgage lenders who securitize Title I Loans. Pacific Thrift anticipates that these loans would be sold without recourse within 30 days of origination, and would result in additional fee income, which would be received immediately upon sale of the loans.


     No home improvement loans were originated between March 1993 and July, 1995. In August, 1995, Pacific Thrift resumed originating Title I loans for sale. During 1995, Pacific Thrift sold $1,976,307 of home improvement loans, including $1,126,307 of seasoned home improvement loans originated prior to March 1993 at par value and $850,000 in new Title I loans at a premium. For the three months ended March 31, 1996, Pacific Thrift sold $676,000 Title I loans originated for sale.


LENDING POLICIES

     The following description of lending policies refers to the lending policies of Pacific Thrift for portfolio loans. Presidential ceased originating new loans in 1990. The description of the existing loan portfolio as of December 31, 1995, refers to the combined loan portfolio of both Presidential and Pacific Thrift.


     GEOGRAPHIC CONCENTRATION. At March 31, 1996, the combined loan portfolio of Presidential and Pacific Thrift included loans geographically distributed approximately 74% in Southern California (south of San Luis Obispo), 22% in Northern California, 3% in Washington and 1% in Oregon, based on principal loan balances. Pacific Thrift's loan policy limits the total dollar amount of loans and total number of loans made in each zip code area to no more than 5% of its total outstanding loans.


     Although Pacific Thrift originates loans in states outside California, substantially all of such loans (by dollar volume) are pre-approved loans for sale. At the present time, Pacific Thrift intends to limit the origination of loans for retention in its loan portfolio to loans secured by California real estate, and, to a minor extent to loans secured by real estate located in the various other states in which it does business.

     COLLATERAL REQUIREMENTS. Although substantially all of the loans originated by Pacific Thrift for sale are residential loans, adverse changes in the pricing structure for residential loans due to increased competition have caused management to redirect Pacific Thrift's portfolio lending over the past year to loans secured by commercial property. Commercial properties accepted by Pacific Thrift as collateral include primarily retail, multi-unit residential and light industrial properties. No more than 30% of Pacific Thrift's total loan portfolio (by principal amount) may be secured by multi-unit residential property, and no more than 3% by unimproved land. Loans secured by commercial property are generally made at 65% or less loan to value ratios.


     At March 31, 1996, approximately 32% of the aggregate principal amount of loans comprising the combined loan portfolio of Presidential and Pacific Thrift were secured by one-to-four family residential property, 21% by multi-family residential property, 44% by commercial property, and 3% by undeveloped property.

     At each of the dates set forth below the combined gross loan portfolio of Presidential and Pacific Thrift (which does not reflect reserves for loan losses) was collateralized by the following types of real property:


                                       MAR. 31, 1996
                      MAR. 31, 1996    PERCENTAGE OF    DEC. 31, 1995     DEC. 31, 1995    DEC. 31, 1994     DEC. 31, 1994
                      PRINCIPAL LOAN       TOTAL        PRINCIPAL LOAN    PERCENTAGE OF    PRINCIPAL LOAN    PERCENTAGE OF
                         BALANCES        PORTFOLIO         BALANCES      TOTAL PORTFOLIO      BALANCES      TOTAL PORTFOLIO
                      --------------   --------------   --------------   ---------------   --------------   ---------------
One-to-four family
  residential
  property
  1st TDs...........   $  5,076,856           9.98%      $  5,553,762          11.33%       $  6,271,007          10.66%
  2nd TDs...........      8,438,835          16.60          8,149,818          16.62          11,983,931          20.39
  3rd TDs...........      1,034,031           2.03            968,926           1.98           1,833,001           3.12
Home Imp. Loans.....      1,626,879           3.20          1,742,976           3.55           2,298,050           3.91
                        -----------         ------        -----------         ------         -----------         ------
         TOTAL......     16,176,601          31.81         16,415,482          33.48          22,385,989          38.08
                        ===========         ======        ===========         ======         ===========         ======
Five and Over Multi-
  Family residential
  property
  1st TDs...........      8,882,313          17.47          8,534,795          17.41          13,531,290          23.02
  2nd TDs...........      1,709,181           3.36          1,811,741           3.70           3,154,197           5.37
  3rd TDs...........            -0-           0.00                -0-            -0-              34,993            .06
                        -----------         ------        -----------         ------         -----------         ------
         TOTAL......     10,591,494          20.83         10,346,536          21.11          16,720,480          28.45
                        ===========         ======        ===========         ======         ===========         ======
Commercial Property
  1st TDs...........     19,718,182          38.78         18,145,302          37.02          14,184,456          24.13
  2nd TDs...........      2,415,590           4.75          2,172,655           4.43           3,579,936           6.09
  3rd TDs...........         69,018           0.14             68,766            .14             104,212            .18
                        -----------         ------        -----------         ------         -----------         ------
         TOTAL......     22,202,790          43.67         20,386,723          41.59          17,868,604          30.40
                        ===========         ======        ===========         ======         ===========         ======
Undeveloped Property
  1st TDs...........      1,875,213           3.69          1,873,953           3.82           1,805,151           3.07
  2nd TDs...........            -0-           0.00                -0-            -0-                 -0-           0.00
  3rd TDs...........            -0-           0.00                -0-            -0-                 -0-           0.00
                        -----------         ------        -----------         ------         -----------         ------
         TOTAL......      1,875,213           3.69          1,873,953           3.82           1,805,151           3.07
                        ===========         ======        ===========         ======         ===========         ======
TOTAL PORTFOLIO
  1st TDs...........     35,552,564          69.92         34,107,812          69.58          35,791,904          60.88
  2nd TDs...........     12,563,606          24.71         12,134,214          24.75          18,718,064          31.85
  3rd TDs...........      1,103,049           2.17          1,037,692           2.12           1,972,206           3.36
Home Imp. Loans.....      1,626,879           3.20          1,742,976           3.55           2,298,050           3.91
                        -----------         ------        -----------         ------         -----------         ------
         TOTAL......   $ 50,846,098         100.00%      $ 49,022,694         100.00%       $ 58,780,224         100.00%
                        ===========         ======        ===========         ======         ===========         ======



     LOAN ORIGINATION AND UNDERWRITING. Pacific Thrift's loans are primarily originated through referrals from mortgage loan brokers and other licensed referral sources for which the borrower pays a referral fee. As of March 31, 1996 Pacific Thrift employed 88 loan representatives, who maintain contacts with loan referral sources and provide customer service.



     At March 31, 1996, the maximum amount that Pacific Thrift could loan to one borrower was $1,502,000. On that date, the largest Presidential loan in the combined portfolio was $597,222 and the largest Pacific Thrift loan in the portfolio was $796,585. There were nine loans in the combined loan portfolio which exceeded $500,000. The average loan balance at March 31, 1996, not including Home Improvement Loans, was $170,527 for Pacific Thrift and $96,359 for Presidential.


     For each loan made by Pacific Thrift for its own loan portfolio (other than "piggyback" loans as described below), Pacific Thrift analyzes each loan applicant's credit and repayment ability by ordering credit histories from independent credit reporting companies and requiring proof of income, including two years of income tax returns, a current paycheck stub or a current profit and loss statement. The maximum debt to income limit for portfolio loans over $25,000 is 50%.


     Pacific Thrift also makes "piggyback loans," which are real property secured loans made in tandem with loans originated for sale. Management uses piggyback loans to enhance the loan products available from its loan purchasers, and thereby increase production of loans originated for sale. Piggyback loans meet the same credit and documentation requirements as the companion senior loan originated for sale, except that the loan to value ratio may be up to 5% higher than the loan to value ratio allowed by the purchaser of the senior loan. To compensate for the lower credit standards, Pacific Thrift provides higher general reserves for piggyback loans. As of March 31, 1996, Pacific Thrift held 402 piggyback loans with an aggregate principal balance of $3,353,000.


     Loans originated by Pacific Thrift for sale are made in accordance with the guidelines provided in advance by the purchasers of the loans. In general, purchaser guidelines allow a higher debt to income limit and lower loan to value ratios than loans originated by Pacific Thrift for its loan portfolio. In addition, some loan programs offered by loan purchasers do not require verification of income, as required by Pacific Thrift on all loans originated for its loan portfolio.

     Pacific Thrift obtains independent third party appraisals or evaluations of all properties securing its loans (other than home improvement loans originated for sale, which do not require appraisal under the loan purchaser's origination guidelines) prior to loan origination. Presidential also requires third party appraisals on all of its outstanding loans at loan origination. Pacific Thrift maintains an approved appraiser list and specifies minimum criteria which must be met by every appraisal. These minimum standards include: (i) all residential appraisal reports must comply with generally accepted appraisal standards as evidenced by the Uniform Standards of Professional Appraisal Practice promulgated by the Appraisal Standards Board of the Appraisal Foundation, unless principles of safe and sound banking require compliance with stricter standards;
(ii) all residential appraisal reports must be prepared on the most current version of the appropriate Federal National Mortgage Association ("FNMA")/Federal Home Loan Mortgage Corporation ("FHLMC") form or on a comparable standardized appraisal form; (iii) the zoning of the site must allow the improvement located on the property; (iv) all plat maps, location maps and diagrams must be included in the report; (v) all reports must be based on market value, be written and contain sufficient information and analysis to support the decision to engage in the transaction; (vi) an analysis and report must be made of all appropriate deductions and discounts for proposed construction or renovation, partially leased buildings, non-market lease terms and tract developments with unsold units; (vii) all appraisals must be performed by state licensed or certified appraisers; (viii) photos must be provided of the subject property, including a front view, rear view, street scenes, interior and any extraordinary amenities; (ix) any known hazardous condition on the subject property or any site within the vicinity of the property must be disclosed;
(vii) any major code violations discovered must be reported and analyzed for the impact on value and an estimate of cost to correct; (viii) a list of all significant deferred maintenance must be noted, with an estimate of the cost to cure; (ix) any agreements of sale, option or listing of the property within the last 12 months must be disclosed; (x) any information required or deemed pertinent to completion of the report which was not available must be disclosed;
(xi) a statement of the final appraised value of the property on an "as is" basis must be disclosed, together with a statement of the value of the proposed improvements or additions, subject to re-inspection upon completion, along with an estimate of the cost to complete; and (xii) all reports must contain the licensed/certified appraiser signature, designation and license number and, if signed by a co-signing appraiser, must contain the appropriate co-signing appraisal certification.

     Following an analysis of a loan applicant's credit, repayment ability and the collateral appraisal, every loan must be approved by one of four senior officers. Any loan in excess of $150,000 must be approved by (i) the President or the Chief Executive Officer; (ii) either the Executive Vice President -- New Products or the Vice President -- Credit; and (iii) two non-officer directors of Pacific Thrift. Loan rewrites, extensions and troubled debt restructurings require the approval of the Vice President of the Debt Restructuring Department or the President or Chief Executive Officer of Pacific Thrift.

     Pacific Thrift's loan policies, in conformity with FDIC regulations, require that maximum loan to value ratios be limited as follows with respect to the following types of properties (except for home improvement loans described below): 90% for owner-occupied one-to-four family residential property with mortgage insurance or readily marketable collateral; 85% for all other improved property; 85% for construction of one-to-four family residential property; 80% for construction of commercial, multi-family and non-residential property; 75% for land development and 65% for unimproved land. Pacific Thrift generally seeks to originate portfolio loans with loan to value ratios which are generally 5% or more lower than these maximum ratios. Loans to facilitate sale of properties acquired in settlement of loans (also known as "other real estate owned, or "OREO") may be higher than the maximum loan to value ratios allowed for new loans. Due to the significant decline in Southern California real estate values over the past five years, management believes that the current values of properties securing loans made prior to 1994 do not meet the original loan to value ratios.

     It is anticipated by management that Pacific Thrift's Board of Directors will periodically adjust and modify its collateral requirements and underwriting criteria in response to economic conditions and business opportunities.


     The following table sets forth the combined loan originations by category and purchases, sales and repayments for the first three months of 1996 and all of 1995:



                                                AT OR FOR THE THREE           AT OR FOR THE
                                               MONTHS ENDED MARCH 31,           YEAR ENDED
                                                        1996                DECEMBER 31, 1995
                                               ----------------------     ----------------------
                                               (DOLLARS IN THOUSANDS)
        Beginning Balance(1)...............           $ 56,485                  $   65,056
        Loans Originated for Sale..........             61,846                     151,538
        Portfolio Loans originated:
          Real estate:
             One- to four-family...........                679                       3,067
             Multi-family..................                945                       4,521
             Commercial....................              2,918                      11,585
             Construction and land.........                -0-                         150
             Home improvement..............                -0-                         -0-
                                                     ---------                   ---------
                  Total loans originated...              4,542                      19,323
        Loans purchased....................                -0-                         -0-
                                                     ---------                   ---------
                  Total....................            122,873                     235,917
        Less:
          Principal repayments.............             (4,224)                    (12,905)
          Sales of loans originated for
             sale..........................            (62,495)                   (145,832)
          Sales of portfolio loans.........               (258)                    (13,371)
          Transfers of OREO net of
             reserves......................               (757)                     (7,944)
          Other net changes(2).............              1,498                         620
                                                     ---------                  ----------
                  Total loans(1)...........           $ 56,637                  $   56,485
                                                     =========                  ==========


- ---------------
(1) Includes loans held for sale.

(2) Other net changes includes changes in allowance for loan losses, deferred loan fees, loans in process and unamortized premiums and discounts.

MATURITIES AND RATE SENSITIVITIES OF LOAN PORTFOLIO


     Loan Maturity. The following table sets forth the contractual maturities of the combined gross loans at March 31, 1996.



                                                          AT MARCH 31, 1996
                           --------------------------------------------------------------------------------
                                                  MORE THAN   MORE THAN
                                      MORE THAN    3 YEARS     5 YEARS     MORE THAN
                           ONE YEAR   1 YEAR TO      TO          TO       10 YEARS TO   MORE THAN    TOTAL
                           OR LESS     3 YEARS     5 YEARS    10 YEARS     20 YEARS     20 YEARS     LOANS
                           --------   ---------   ---------   ---------   -----------   ---------   -------
                                                        (DOLLARS IN THOUSANDS)
One- to four-family......   $4,046     $   872     $ 2,311     $ 1,021      $ 1,275      $ 5,025    $14,550
Multi-family.............    1,088       1,265       1,707       3,176        1,294        2,061     10,591
Commercial...............    1,505         799       3,560      11,416        2,710        2,212     22,202
Construction and land....      126       1,228         274           0            0          248      1,876
Home improvement.........        0           0           0       1,627            0            0      1,627
                            ------      ------      ------     -------       ------       ------    -------
          Total amount
            due..........   $6,765     $ 4,164     $ 7,852     $17,240      $ 5,279      $ 9,546    $50,846
                            ======      ======      ======     =======       ======       ======    =======



     The following table sets forth, as of March 31, 1996, the dollar amounts of gross loans receivable that are contractually due after March 31, 1997 and whether such loans have fixed or adjustable interest rates.



                                                             DUE AFTER MARCH 31, 1997
                                                         ---------------------------------
                                                          FIXED    ADJUSTABLE(1)    TOTAL
                                                         -------   -------------   -------
                                                         (DOLLARS IN THOUSANDS)
        One- to four-family............................  $ 5,762      $ 4,742      $10,504
        Multi-family...................................    1,164        8,340        9,504
        Commercial.....................................    2,855       17,842       20,697
        Construction and land..........................      630        1,119        1,749
        Home improvement...............................    1,627            0        1,627
                                                          ------      -------      -------
                  Total loans receivable...............  $12,038      $32,043      $44,081
                                                          ======      =======      =======


- ---------------

(1) Includes approximately $1.7 million in loans to facilitate the sale of real estate held in foreclosure.


     Pacific Thrift generally rewrites loans at maturity if the borrower makes a new loan application. In cases where the loan to value ratio has declined on an existing loan and no longer meets Pacific Thrift's loan to value guidelines, Pacific Thrift's policy is to make an exception and rewrite the loan. Presidential followed the same policies with respect to its policies, and PacificAmerica Mortgage intends to follow the same policies.


     A substantial portion of the combined loan portfolio is repriced, pays off or matures approximately every two years. Of the 27% of all loans bearing fixed rates at March 31, 1996, 29% were due in two years or less. Based upon these facts, over 81% of the combined loan portfolio (exclusive of home improvement loans) at March 31, 1996, consisted of either variable rate loans or fixed rate loans which mature within two years. Management therefore expects that within two years, approximately 81% of the combined loan portfolio (excluding home improvement loans) will reprice at the rate in effect on the existing loan at the time the loan is repriced or the then applicable rate for new or refinanced loans.


     The initial interest rate on variable rate loans is set as of the date of origination of each loan based upon the then prevailing reference rate established by Bank of America, which initial rate may increase by not less than
 .125% in any three-month period, but may not increase by more than five (10 in some cases) percentage points in the aggregate. Such increases (or decreases, as the case may be) occur at three-month intervals as the result of changes in the Bank of America reference rate. Although the interest rate may decrease, it cannot decrease below the original interest rate set for each loan.

CLASSIFIED ASSETS AND LOAN LOSSES

     The general policy of Pacific Thrift is to discontinue accrual of interest and make a provision for anticipated loss on a loan when: (i) it is more than two payments contractually past due and the current estimated loan-to-value ratio is 90% or more; or (ii) the loan exhibits the characteristics of an in-substance foreclosure, generally including any loan as to which the borrower does not have the ability, willingness or motivation to repay the loan. The current estimated loan-to-value ratios of substantially all delinquent loans are determined by a new independent appraisal, unless an independent appraisal was obtained no more than twelve months prior to review, in which case the current estimated loan-to-value ratio is determined by in-house review. When a loan is reclassified from accrual to nonaccrual status, all previously accrued interest is reversed at Pacific Thrift in accordance with regulatory requirements. During 1995, Presidential's policy for determination of nonaccrual status was the same as Pacific Thrift's, and United intends to follow the sale policy. Interest income on nonaccrual loans is subsequently recognized when the loan resumes payment or becomes contractually current as appropriate. Accounts which are deemed fully or partially uncollectible by management are generally fully reserved or charged off for the amount that exceeds the estimated net realizable value (net of selling costs) of the underlying real estate collateral. Gains on the sale of OREO are not recognized until the close of escrow upon sale. Home improvement loans are classified nonaccrual when they are two or more payments past due, and are charged off when they become five payments delinquent.

     Unless an extension, modification or rewritten loan is obtained, Pacific Thrift's policy is to commence procedures for a non-judicial trustee's sale within 30 to 60 days of a payment delinquency on a loan under the power of sale provisions of the trust deed securing such loan, as regulated by applicable law. Pacific Thrift's policy is to extend or rewrite a delinquent loan only if it can be determined that the borrower has the ability to repay the loan on the modified terms.


     The determination of the adequacy of the allowance for loan losses is based on a variety of factors, including loan classifications and underlying loan collateral values, and the level of nonaccrual loans. See
"BUSINESS -- Classified Assets and Nonperforming Assets -- Allowance for Loan Losses." Therefore, changes in the amount of nonaccrual loans will not necessarily result in increases in the allowance for loan losses. The ratio of nonaccrual loans past due 90 days or more to total loans was 1.44% at March 31, 1996, compared to 1.62%, 5.35% and 5.94% at December 31, 1995, 1994 and 1993,
respectively. The ratio of the allowance for loan losses to nonaccrual loans past due 90 days or more was 604.99% at March 31, 1996, compared to 533.29%, 136.94% and 58.74% at December 31, 1995, 1994 and 1993, respectively.



     The following table sets forth the number and remaining gross balances of all loans in the combined loan portfolio (net of specific reserves for loan losses) that were more than 30 days delinquent at March 31, 1996, and December 31, 1995 and 1994.



                                                                 AT MARCH 31, 1996
                                     --------------------------------------------------------------------------
                                        PRESIDENTIAL           PACIFIC                     COMBINED
                                     ------------------   ------------------   --------------------------------
               LOAN                   PRINCIPAL AMOUNT     PRINCIPAL AMOUNT     PRINCIPAL AMOUNT    PERCENT OF
           DELINQUENCIES              LOANS DELINQUENT     LOANS DELINQUENT     LOANS DELINQUENT    TOTAL LOANS
- -----------------------------------  ------------------   ------------------   ------------------   -----------
30 to 59 days......................      $  241,093           $  873,558           $1,114,651            2.19%
60 to 89 days......................               0              636,377              636,377            1.25%
90 days or more....................         589,534              913,705            1,503,239            2.96%
                                         ----------           ----------           ----------            ----
          TOTAL....................      $  830,627           $2,423,640           $3,254,267            6.40%
                                         ==========           ==========           ==========            ====



                                                                AT DECEMBER 31, 1995
                                     --------------------------------------------------------------------------
                                        PRESIDENTIAL           PACIFIC                     COMBINED
                                     ------------------   ------------------   --------------------------------
               LOAN                   PRINCIPAL AMOUNT     PRINCIPAL AMOUNT     PRINCIPAL AMOUNT    PERCENT OF
           DELINQUENCIES              LOANS DELINQUENT     LOANS DELINQUENT     LOANS DELINQUENT    TOTAL LOANS
- -----------------------------------  ------------------   ------------------   ------------------   -----------
30 to 59 days......................      $  180,216           $   29,763           $  209,979             .43%
60 to 89 days......................         525,674                1,586              527,260            1.08%
90 days or more....................         719,182            1,391,318            2,110,500            4.30%
                                         ----------           ----------           ----------            ----
          TOTAL....................      $1,425,072           $1,422,667           $2,847,739            5.81%
                                         ==========           ==========           ==========            ====

                                                                AT DECEMBER 31, 1994
                                     --------------------------------------------------------------------------
                                        PRESIDENTIAL           PACIFIC                     COMBINED
                                     ------------------   ------------------   --------------------------------
               LOAN                   PRINCIPAL AMOUNT     PRINCIPAL AMOUNT     PRINCIPAL AMOUNT    PERCENT OF
           DELINQUENCIES              LOANS DELINQUENT     LOANS DELINQUENT     LOANS DELINQUENT    TOTAL LOANS
- -----------------------------------  ------------------   ------------------   ------------------   -----------
30 to 59 days......................      $        0           $  513,191           $  513,191             .87%
60 to 89 days......................         342,239              790,677            1,132,916            1.93%
90 days or more....................       3,053,613            2,695,109            5,748,722            9.78%
                                         ----------           ----------           ----------           -----
          TOTAL....................      $3,395,852           $3,998,977           $7,394,829           12.58%
                                         ==========           ==========           ==========           =====


     NONACCRUAL AND RESTRUCTURED LOANS. The following table sets forth the aggregate amount of loans at March 31, 1996 and December 31, 1995 and 1994 which were (i) accounted for on a nonaccrual basis; (ii) accruing loans which are contractually past due 90 days or more as to principal and interest payments; and (iii) troubled debt restructurings. Presidential and Pacific Thrift follow a practice of extending or modifying loans in certain circumstances. Loans modified to reduce interest rates below market rates, to reduce amounts due at maturity to reduce accrued interest or to loan additional funds are considered "troubled debt restructurings" as defined in SFAS 15.



                                             ACCRUING LOANS    NONACCRUING LOANS
                                                PAST DUE       PAST DUE 90 DAYS    TROUBLED DEBT
                                             90 DAYS OR MORE        OR MORE        RESTRUCTURINGS  TOTAL
                                             ---------------   -----------------   -------------   ------
                                             (DOLLARS IN THOUSANDS)
At March 31, 1996
  Presidential.............................      $   321            $   268            $ 360       $  949
  Pacific..................................          401                513              590        1,504
                                                  ------             ------              ---       ------
  Combined.................................      $   722            $   781            $ 950       $2,453
                                                  ======             ======              ===       ======
At December 31, 1995
  Presidential.............................      $   331            $   388            $ 360       $1,079
  Pacific..................................          986                405              588        1,979
                                                  ------             ------              ---       ------
  Combined.................................      $ 1,317            $   793            $ 948       $3,058
                                                  ======             ======              ===       ======
At December 31, 1994
  Presidential.............................      $ 1,612            $ 1,442            $   0       $3,054
  Pacific..................................          991              1,709                0        2,695
                                                  ------             ------              ---       ------
  Combined.................................      $ 2,603            $ 3,146            $   0       $5,749
                                                  ======             ======              ===       ======

     The following table sets forth information concerning interest accruals and interest on nonaccrual loans past due 90 days as of March 31, 1996 and December 31, 1995 and 1994.



                                                  INTEREST                                INTEREST NOT
                                                CONTRACTUALLY                             RECOGNIZED ON
                                                DUE ON LOANS       INTEREST ACCRUED        NONACCRUAL
                                                  PAST DUE         ON LOANS PAST DUE     LOANS PAST DUE
                                               90 DAYS OR MORE      90 DAYS OR MORE      90 DAYS OR MORE
                                               ---------------     -----------------     ---------------
                                               (DOLLARS IN THOUSANDS)
At March 31, 1996
  Presidential...............................      $    84               $  27               $    57
  Pacific....................................          613                  56                   557
                                                    ------                ----                ------
  Combined...................................      $   697               $  83               $   614
                                                    ======                ====                ======
At December 31, 1995
  Presidential...............................      $    96               $  22               $    74
  Pacific....................................          577                 103                   474
                                                    ------                ----                ------
  Combined...................................      $   673               $ 125               $   548
                                                    ======                ====                ======
At December 31, 1994
  Presidential...............................      $   962               $ 187               $   775
  Pacific....................................          562                  75                   487
                                                    ------                ----                ------
  Combined...................................      $ 1,524               $ 262               $ 1,262
                                                    ======                ====                ======



     Upon request of a borrower, Presidential or Pacific Thrift has generally granted one to two months extensions of payments during the term of a loan. For the first three months of 1996, Presidential and Pacific extended three loans with an aggregate principal balance of $.2 million. In 1995, Presidential and Pacific extended 14 loans with an aggregate principal balance of $1.6 million. In 1994, Presidential and Pacific Thrift extended 37 loans with an aggregate principal balance of $5.5 million. No loan was extended for a term of more than six months. In addition, Presidential or Pacific Thrift may modify a loan by allowing temporary reductions in the amount of principal or interest payable on a loan for up to twelve months. For the first three months of 1996, Presidential and Pacific modified two loans with an aggregate principal balance of $.6 million; no delinquent loans were rewritten in the first three months of 1996. In 1995, Presidential and Pacific modified 10 loans with an aggregate principal balance of $1.3 million and rewrote four delinquent loans with an aggregate principal balance of $.4 million. In 1994, Presidential and Pacific Thrift modified 24 loans with an aggregate principal balance of $.4 million; and rewrote 22 delinquent loans with an aggregate principal balance of $3.1 million. Presidential and Pacific Thrift apply the same documentation standards on a rewritten loan as on an original loan. Presidential and Pacific Thrift make these accommodations only if it can be determined that the borrower has the ability to repay the loan on the modified terms. In general, this determination is made based upon a review of the borrower's current income, current debt to income ratio, or anticipated sale of the collateral. Management believes that these accommodations are a reasonable and necessary response to the increased level of delinquencies experienced during the past three years. Presidential and Pacific Thrift have had generally favorable experience with repayment of loans extended, modified or rewritten on this basis.


     Procedures upon delinquency of home improvement loans vary from the foreclosure procedures ordinarily used to collect other loans. Upon 10 days' delinquency, the borrower is contacted and an attempt to schedule payments is made; if this is not possible, a determination is made whether the proceeds of a foreclosure sale would result in a recovery of all or part of the loan amount, after costs of foreclosure. In almost every case, there is insufficient equity to foreclose on a home improvement loan, and the loan is charged off if it becomes five payments delinquent. In addition to losses on its retained interest in home improvement loans, Pacific Thrift may be required to repurchase participation interests sold in Title I Loans if Pacific Thrift is found to have breached its warranties that such loans complied with insurance requirements. Pacific Thrift has never been required to repurchase any loan participation interests. However, no assurance can be given that Pacific Thrift will not be required to repurchase any loan participation interests in the future.

     The initiation of foreclosure proceedings against a borrower does not necessarily suggest that the recovery of the loan is dependent solely on the underlying collateral. In fact, in the Partnership's experience, many borrowers will bring payments current or undertake other remedies to avoid completion of foreclosure.


     At March 31, 1996, Presidential and Pacific Thrift held OREO (net of specific reserves) of $3.3 million (inclusive of senior liens of $.7 million). In accordance with the policy for recognizing losses upon acquisition of OREO, Presidential and Pacific Thrift charge off or post specific reserves for those portions of the loans with respect to which OREO has been acquired to the extent of the difference between the loan amount and the estimated fair value of the OREO. Included in OREO at March 31, 1996 are nine single family residences with an aggregate net book value of $1.2 million (inclusive of $.4 million senior liens); one multi-family unit with an aggregate net book value of $.2 million (inclusive of $.1 million in senior liens) 14 commercial properties with an aggregate net book value of $1.8 million (inclusive of senior liens of $.2 million); and two undeveloped properties with an aggregate net book value of $.1 million (with no senior liens). For the three months ended March 31, 1996, total expenses on operation of OREO, including valuation allowances, were $.2 million, and there were no material gains on the sale of OREO. For the year ended December 31, 1995, total expenses on operation, including valuation allowances, and losses on sale of OREO were $2.3 million and gains on sale of OREO and OREO income were $1.1 million for a total net expense of $1.2 million. There can be no assurance that net losses on the sale of OREO will not be experienced in the future.



     ALLOWANCE FOR LOAN LOSSES. The following is a summary of the changes in the consolidated allowance for loan losses of Presidential and Pacific Thrift for the three months ended March 31, 1996 and each of the years ended December 31, 1995, 1994 and 1993:



                                                               AT OR FOR THE YEARS ENDED
                                       AT AND FOR THE                DECEMBER 31,
                                     THREE MONTHS ENDED     -------------------------------
                                       MARCH 31, 1996        1995        1994        1993
                                     ------------------     -------     -------     -------
                                                     (DOLLARS IN THOUSANDS)
        Balance at beginning of
          period...................        $4,229           $ 4,307     $ 3,123     $ 2,646
          Provision for loan
             losses................           725             3,289       6,096       4,655
          Chargeoffs...............          (229)           (3,369)     (4,912)     (4,179)
          Recoveries...............            --                 2          --          --
                                           ------           -------     -------     -------
        Balance at end of period...        $4,725           $ 4,229     $ 4,307     $ 3,122
                                           ======           =======     =======     =======


     Management performed an extensive review and analysis of the entire combined loan portfolio at year end 1992, including performing and nonperforming loans. Over 300 new independent or in-house appraisals were performed at that time, resulting in a significant adjustment to the allowance for loan losses in the fourth quarter of 1992. In 1993, new management of Pacific Thrift implemented new policies and procedures for determining the allowance for loan losses. In connection with the implementation of these new policies and procedures, new outside appraisals were ordered for almost every loan delinquent 60 days or more with a balance of $75,000 or more as to which an outside appraisal had not been performed for at least six months. As a result of that review and analysis, additional charge offs and reserves were taken by Pacific Thrift during the fourth quarter of 1993.

     In December 1993, Pacific Thrift engaged an independent consulting firm to assist Pacific Thrift in devising a comprehensive asset classification system for the purpose of analyzing the allowance on a monthly basis. Effective in March 1994, the Board of Directors adopted an asset classification system pursuant to which every delinquent loan and every performing loan which exhibits certain risk characteristics is graded monthly, and a general reserve percentage is assigned to each classification level. Management also reviews every delinquent loan on a monthly basis and reviews the current estimated fair market value of the property securing that loan. To the extent that the amount of the delinquent loan exceeds the estimated fair market value of the property, an additional reserve is made for that loan.

     At year end 1994, due to the continuing declines in California real estate values which occurred in 1994, management of the Partnership determined that additional reserves were necessary. Accordingly, management analyzed the amount of loans charged off throughout 1993 and 1994, and obtained broker price opinions on a substantial number of loans. As a result of this analysis, the Partnership determined to make a significant adjustment to the provision for loan losses for the forth quarter of 1994.

     Pacific Thrift's current policy is to maintain an allowance for loan losses equal to the amount determined necessary based upon Pacific Thrift's asset classification policy, which is written to conform with generally accepted accounting principles and FDIC requirements. The Partnership's current policy is to maintain an allowance for loan losses determined in accordance with generally accepted accounting principles.

     Management utilizes its best judgment in providing for possible loan losses and establishing the allowance for loan losses. However, the allowance is an estimate which is inherently uncertain and depends on the outcome of future events. In addition, regulatory agencies, as an integral part of their examination process, periodically review Pacific Thrift's allowance for loan losses. Such agencies may require Pacific Thrift to recognize additions to the allowance based upon their judgment of the information available to them at the time of their examination.

     Implicit in lending activities is the fact that losses will be experienced and that the amount of such losses will vary from time to time, depending upon the risk characteristics of the portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense. The conclusion that a loan may become uncollectible, in whole or in part, is a matter of judgment.

     Adverse economic conditions and a declining real estate market in California have adversely affected certain borrowers' ability to repay loans. A continuation of these conditions or a further decline in the California economy could result in further deterioration in the quality of the loan portfolio and continuing high levels of nonperforming assets and charge-offs, which would adversely effect the financial condition and results of operations of the Partnership and Pacific Thrift.

INVESTMENT ACTIVITIES


     Except for Pacific Thrift, neither Presidential nor any of its operating subsidiaries maintains an investment portfolio. Pacific Thrift's investment portfolio is used primarily for liquidity purposes and secondarily for investment income. Effective January 1, 1994, Pacific Thrift's policy is to invest cash in short-term U.S. government securities or federal funds sold due in less than 30 days. Overnight federal funds sold are limited to no more than 100% of total capital at any single financial institution that is either adequately or well capitalized. If the financial institution is neither adequately nor well capitalized, then the limit is $100,000. As of March 31, 1996 and December 31, 1995 and 1994, Pacific Thrift held investments in federal funds totaling $6.8 million, $7.7 million and $12.5 million, respectively. As of December 31, 1993 and 1992, Pacific Thrift held excess cash in interest-earning bank accounts and there were no investments.


SOURCES OF FUNDS


     DEPOSITS. Pacific Thrift's major source of funds is FDIC-insured deposits, including passbook savings accounts, money market accounts and investment certificates (similar to certificates of deposit). Pacific Thrift attracts customers for its deposits by offering rates that are slightly higher than rates offered by large commercial banks and savings and loans. Pacific Thrift has no brokered deposits as of the date hereof. Management believes its deposits are a stable and reliable funding source. At March 31, 1996, Pacific Thrift had outstanding 1,724 deposit accounts of approximately $72.8 million.

     The following table sets forth the average balances and average rates paid on each category of Pacific Thrift's deposits for the quarter ended March 31, 1996 and 1995 and the three years ended December 31, 1995.


DEPOSIT ANALYSIS


                                   AVERAGES FOR THREE MONTHS ENDED
                                              MARCH 31,
                                -------------------------------------
                                      1996                1995          AVERAGES FOR 1995   AVERAGES FOR 1994   AVERAGES FOR 1993
                                -----------------   -----------------   -----------------   -----------------   -----------------
                                AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE
                                BALANCE    RATE     BALANCE    RATE     BALANCE    RATE     BALANCE    RATE     BALANCE    RATE
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                                                                     (DOLLARS IN THOUSANDS)
Passbook/Money Market.........  $32,110     4.83%   $11,457     4.92%   $13,322     5.39%   $23,868     3.79%   $ 4,451     3.59%
Investment Certificates
  under $100,000..............   38,753     6.45%    57,193     5.93     49,931     6.20     43,828     4.59     46,609     5.92
Investment Certificates
  over $100,000...............       --       --        239     6.78        100     7.02        415     6.68      4,621     6.58
                                -------     ----    -------     ----    -------     ----    -------     ----    -------     ----
        Total.................  $70,863     5.72%   $68,889     5.77%   $63,353     6.03%   $68,111     4.32%   $55,681     5.78%
                                =======     ====    =======     ====    =======     ====    =======     ====    =======     ====



     The following schedule sets forth the time remaining until maturity for all certificates at March 31, 1996 and December 31, 1995, 1994 and 1993.


DEPOSIT MATURITIES


                                                AT              AT               AT               AT
                                             MARCH 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                               1996            1995             1994             1993
                                             ---------     ------------     ------------     ------------
                                                                (DOLLARS IN THOUSANDS)
Passbook/Money Market......................   $34,967        $ 24,275         $ 11,443         $ 21,004
                                              -------         -------          -------          -------
Accounts under $100,000
  3 months or less.........................   $14,490        $ 12,723         $ 25,522         $  5,886
  Over 3 months through 6 months...........     8,822          13,439           17,201            7,663
  Over 6 months through 12 months..........    12,535           9,084           10,654           12,634
  Over 12 months...........................     1,967             635            4,579           13,441
                                              -------         -------          -------          -------
          Total............................   $37,814        $ 35,881         $ 57,956         $ 39,624
                                              -------         -------          -------          -------
Accounts over $100,000
  3 months or less.........................   $   -0-        $    -0-         $    102         $    300
  Over 3 months through 6 months...........       -0-             -0-              -0-              100
  Over 6 months through 12 months..........       -0-             -0-              -0-            1,092
  Over 12 months...........................       -0-             -0-              -0-              300
                                              -------         -------          -------          -------
          Total............................   $   -0-        $    -0-         $    102         $  1,792
                                              -------         -------          -------          -------
          TOTAL DEPOSITS...................   $72,781        $ 60,156         $ 69,501         $ 62,420
                                              =======         =======          =======          =======



     OTHER BORROWINGS. Presidential made use of substantial lines of credit from major banks to fund its loan portfolio growth from 1984 through 1989. The original Bank Loan provided in 1990 by NatWest Bank, N.A., (which merged with Fleet as of May 1, 1996 and is therefore referred to herein as "Fleet") was a revolving credit line of $105 million, under which Presidential borrowed a maximum of $82 million during 1990 (the "Bank Loan"). The credit line was reduced by mutual agreement in 1991 to $48 million with an $18 million interim loan, which interim loan was fully repaid by April 1992. In March 1992, Presidential was informed that Fleet's management had determined to reduce its exposure to California real estate secured lending due to the general decline in California real estate values and increasing delinquency rates. Accordingly, the Bank Loan provided for continuing monthly pay downs of from $1 million to $1.5 million, which reduced the available credit line to $30.3 million by March 31, 1993. Further paydowns of $1 million per month were required from April 30 to June 30, 1993, and $300,000 per month from July 1, 1993 through June 30, 1994. At May 31, 1996, Presidential owed a total balance of $5.0 million on the Bank Loan.

     Presidential exceeded the scheduled monthly pay down requirements through December 31, 1994, from a combination of cash flow from operations and loan sales, including sales of approximately $3.8 million, $6.4 million and $12.6 million of loans during 1994, 1993 and 1992, respectively. However, due to an increase in loan delinquencies, management determined that Presidential was not in compliance with loan eligibility requirements in December 1993. This required Presidential to make additional prepayments, which it was unable to make. Presidential informed Fleet of this event of default on December 8, 1993. All events of default identified by Presidential to Fleet, including the failure to meet certain financial ratios and the failure to make prepayments required as a result, were automatically waived when the Bank Loan was amended and restated on December 31, 1994.



     The Bank Loan was further amended as of November 29, 1995 to extend the maturity date by one year. Under the current terms of the Bank Loan, Presidential has until June 30, 1997, to fully repay the outstanding balance owed to Fleet. Presidential is required to utilize 100% of its net cash flow to pay down the Bank Loan. Net cash flow is defined as total cash receipts less collection costs, loan servicing expenses and general and administrative expenses, subject to certain maximum levels based upon projected expenses prepared by Presidential. The loan balance bears interest at prime plus 1.5%. Mandatory pay down levels require reduction of the loan balance by approximately $1 million per quarter through June 30, 1997. Presidential is further required to maintain a collateral coverage ratio of performing loans relative to its loan balance equal to 1.1:1, increasing to 1.2:1 after June 30, 1995 and a total collateral coverage ratio of total loans receivable and net OREO relative to its loan balance equal to 1.6:1. As additional consideration for the extension of the Bank Loan, Presidential agreed to issue to Fleet a warrant (the "Bank Warrant") exercisable for shares of Common Stock in the Corporation on the Closing Date of the Restructuring Plan. The Bank Warrant would allow Fleet to purchase up to 2% of the outstanding capital stock of the new entity at a purchase price equal to 25% of the net book value per share of such entity, provided that the new entity would have a right to redeem the Bank Warrant for one year after issuance at a redemption price of $200,000. The Corporation intends to redeem the Bank Warrants immediately upon the Closing Date.



     As of December 31, 1995, Presidential was in compliance with all requirements under the Bank Loan, except that it had not met a technical covenant relating to a limit on monthly cash expenses. Due to expenses in connection with the Restructuring Plan, cash expenses exceeded the budgeted expenses by $177,000. Fleet agreed to waive this technical violation of the Bank Loan on February 12, 1996. In March 1996, Presidential notified Fleet that it would be unable to make the March 31, 1996 scheduled paydown of the Bank Loan to $4,993,000. Presidential and Fleet therefore agreed to a new amendment to the Bank Loan as of March 15, 1996 whereby Presidential received an extension of time to reduce the Bank Loan balance. The new amendment provides that the Bank Loan Balance shall be reduced to no more than $4,993,000 upon the first to occur of (x) the completion of the proposed restructuring plan of Presidential; (y) 10 days following the date that the FDIC terminates the 1995 Order, thereby allowing Pacific Thrift to pay dividends to Presidential, provided that in no event shall any such dividends cause Pacific Thrift's capital ratios to fall below the ratio required by the FDIC; or May 31, 1996. As of May 31, 1996, the Bank Loan had been paid down to $4,990,000, and the Partnership was therefore in compliance with this provision. After March 31, 1996, the Bank Loan balance is required to be reduced by approximately $1 million per quarter until June 30, 1997, when the balance must be paid in full.



     As of March 31, 1996, management believes that Presidential is in compliance with all terms and covenants of the Bank Loan, except for the covenant limiting monthly cash expenses. Due to expenses in connection with the Restructuring Plan, cash expenses exceeded the budgeted expenses by approximately $15,000, which Fleet agreed to waive in April 1996.


     Cash distributions by Presidential to the General Partner are restricted to the General Partner's overhead expenses, and all distributions and withdrawal payments are and will remain restricted for the full term of the Bank Loan. The General Partner and the three managing officers of Presidential reaffirmed their guarantees of the Bank Loan in connection with the amendment of the Bank Loan dated as of September 28, 1994. These guarantees have been reaffirmed in connection with all subsequent amended and restated versions of the Bank Loan.

     Borrowings under the Bank Loan are secured by Presidential's loans receivable and other assets. As additional security for the Bank Loan, the General Partner has pledged its Class A and B Units in Presidential. Further, the General Partner made an unsecured loan to Presidential of $600,000 on May 15, 1992, which accrues interest at the Bank's prime rate (8.25% as of February 1, 1996), but which will not be repaid as to principal or interest without consent of the Bank.


     Upon the Closing Date of the Restructuring Plan, the Bank has agreed to allow Presidential to pay to the General Partner $1,185,000 of the total debt which the Partnership estimates it owes to the General Partner as of May 31, 1996, which will be used to purchase the General Partner Warrants for $385,000 and to purchase Common Stock for $800,000. Any remaining balance owed to the General Partner will be paid if and to the extent permitted by Fleet, with any remaining balance paid after the Bank Loan has been repaid in full.


     In addition, upon the Closing Date of the Restructuring Plan, the Bank will receive a five-year warrant to purchase up to 2% of the total outstanding Common Stock of the Corporation, exercisable at a price equal to 25% of the tangible book value of the Corporation as of December 31, 1995, as adjusted for the additional shares sold in the Rights Offering and the Public Offering. The Corporation will have the right to redeem the warrant at any time for one year from the date of issuance for $200,000, and the Corporation intends to redeem the Bank Warrant promptly after the Closing Date.

COMPETITION

     Pacific Thrift has significant competition for the origination of mortgage loans from banks, savings and loans, other thrift and loans and mortgage companies. Some of the these companies are headquartered in California, and have extensive branch systems and advertising programs which Pacific Thrift does not have. Pacific Thrift compensates for these competitive disadvantages by seeking niche lending markets underserved by other lenders and by striving to provide a higher level of personal service to borrowers.

     Pacific Thrift faces competition for depositors' funds from other thrift and loans, banks, savings and loans, credit unions and, increasingly, from mutual funds and life insurance annuity products. Pacific Thrift does not offer checking accounts, travelers' checks or safe deposit boxes and thus has a competitive disadvantage to commercial banks and savings associations in attracting depositors. Pacific Thrift compensates for the lack of a full array of services by offering slightly higher interest rates for deposits than most large banks and savings and loans, while remaining interest rate competitive with smaller banks, savings and loan associations and thrift and loans.

EMPLOYEES


     As of March 31, 1996, Presidential had no employees, but received full time services from four full-time employees of the General Partner. CRC and LPPC received the services of 37 full time and one part time employee on the payroll of the General Partner. As of the same date, Pacific Thrift had 247 of its own full time employees, including 88 commission-based loan representatives and two part-time employees.


PROPERTIES

     Presidential, Pacific Thrift, PacificAmerica Mortgage, CRC and LPPC do business at their main office in Woodland Hills, California. Pacific Thrift also does business at five loan production offices in Costa Mesa, West Covina, Walnut Creek and San Jose, California and, as of June 27, 1994, Bellevue, Washington. CRC Washington leases office space from Pacific Thrift at its Bellevue, Washington office.

     All of the offices at which Presidential and its subsidiaries conduct business are leased. Information with respect to each of the offices as of December 31, 1995 is as follows:


                                                        FLOOR SPACE       ANNUAL       EXPIRATION
                        LOCATION                       IN SQUARE FT.     RENTAL(1)        DATE
    -------------------------------------------------  -------------     ---------     ----------
    Woodland Hills, CA(2)............................      19,600        $ 505,650       07/31/03
    Costa Mesa, CA...................................       6,331          150,728       11/14/96
    West Covina, CA..................................       3,877           67,460       05/30/99
    Walnut Creek, CA(3)..............................      10,468          241,642       11/14/00
    San Jose, CA.....................................       1,483           26,694       02/28/97
    Bellevue, WA.....................................       2,224           36,696       08/31/98


- ---------------
(1) Subject to annual adjustment in accordance with customary escalation clauses, except as provided in footnote 2 below with respect to the Woodland Hills lease, which only provides for escalation of expense sharing obligations.


(2) Pursuant to a lease entered January 11, 1993, annual rental increases to $505,680 from March 1, 1996 to July 31, 1998, to $517,440 from August 1,
    1998 through January 31, 2001, and to $529,200 from February 1, 2001 through July 31, 2003. The lease is accounted for on the straight line average method of accounting, in accordance with generally accepted accounting principles. In addition, Presidential pays signage fees of $3,312 per month for the Woodland Hills main office.



(3) In April 1996, separate leases for an aggregate of 10,468 square feet were rewritten into one lease providing for annual rent of $241,642, increasing to $244,451 per annum from September 15, 1997 until November 14, 2000.


LEGAL PROCEEDINGS

     Presidential and its subsidiaries are parties to certain legal proceedings incidental to its lending and trust deed foreclosure service businesses, some of which seek unspecified damages or substantial monetary damages in the form of punitive damages. The ultimate outcome of such litigation cannot presently be determined. Management, after review and consultation with counsel, and based upon historical experience with prior collection actions, believes that the outcome of such proceedings would not have a material adverse impact on the Partnership's business, financial condition or results of operations.

     In addition to actions incidental to its lending business, Presidential and/or its subsidiaries are parties to the following actions:

     ENVIRONMENTAL ACTIONS. Presidential and Pacific Thrift acquired two properties in foreclosure (the "Whittier" and "San Bernardino" properties) which were used by borrowers unaffiliated with the Partnership for metal plating operations involving hazardous materials. After acquisition of the two properties, the Partnership and Pacific Thrift each received notices from local government authorities requiring removal of hazardous materials left by the prior owners of each of the properties and remediation of soil contamination.

     Presidential and Pacific Thrift engaged an independent environmental consulting firm to determine the extent of soil contamination of each of the properties, and to prepare proposed remediation plans for each site. The proposed remediation plans, which were completed in September 1994, had an estimated cost of $674,000 to Presidential and $820,000 to Pacific Thrift, including consulting and special counsel fees. These amounts were accrued at December 31, 1993 and reserved for payment as expenses were incurred.

     In April 1995, Pacific Thrift obtained a revised estimate for the cost of environmental remediation of the Whittier property it acquired in foreclosure. The new estimated cost is significantly lower than the original estimate. Therefore, in April and May, 1995, Pacific Thrift reversed $378,000 of the reserve which had been set aside to pay for remediation. Remediation was completed in July 1995, and the property is now listed for sale.

     Presidential obtained a revised bid of $500,000 to complete environmental remediation of the San Bernardino property it acquired in foreclosure. Remediation was completed in December 1995, and the closure plan was approved by the government agency overseeing the remediation process in April 1996. The property is now listed for sale.

     On January 2, 1994, Presidential and Pacific Thrift implemented a comprehensive environmental policy which requires environmental risk assessment by appraisers of every new loan made by Presidential or Pacific Thrift and a full environmental risk report on any commercial or industrial property used as collateral for a loan of $250,000 or more. The policy provides that no loan will be made in the event an environmental risk assessment or report indicates the possible presence of environmental contamination. In addition, the policy provides that no property will be acquired in foreclosure if facts are discovered indicating the existence of significant environmental contamination. If Presidential or Pacific Thrift determines not to foreclose on a secured property due to environmental contamination, the collectability of a loan could be substantially reduced.


     FORECLOSURE PUBLICATION FEES ACTION. On June 6, 1995, CRC and LPPC were served with a complaint by Consumer Action and two consumers suing both individually and on behalf of the general public in a purported class action filed in the Superior Court of Contra Costa County, California. The complaint named CRC and LPPC, along with 13 other foreclosure service and foreclosure publishing companies, and alleges that all named defendants charge fees in excess of the statutorily permitted amount for publication of notices of trustee sales. The complaint seeks restitution of all excess charges, an injunction against the charging of excessive fees in the future and attorneys fees. In January 1996, LPPC and two other posting and publishing companies were dismissed from the action without prejudice. The case is still in the pleading stage, discovery has not yet commenced and the purported class of plaintiffs has not yet been certified.



     On April 23, 1996, CRC was served with a complaint by seven individuals suing both individually and on behalf of the general public in a purported class action filed in the Superior Court of Los Angeles County, California. The complaint names over 50 defendants, including numerous title insurance companies and trust deed services companies, generally alleging that the title insurance companies did not make certain refunds of certain trustee sale guarantee ("TSGs") fees which they were required to make under the terms of a settlement of a previous case (in which CRC was not named), and that the trust deed services companies failed to purchase less costly alternative products, to request and remit refunds in the cost of TSGs or to advise the members of the class of their right to a refund from the title insurance companies. The complaint seeks restitution of all excess charges, an injunction against the practices cited and attorneys fees. The case is still in the pleading stage, discovery has not yet commenced and the purported class of plaintiffs has not yet been certified.



     Management believes that CRC has charged foreclosure and publication and TSG fees in compliance with applicable law. However, if the above described action were decided against CRC, management estimates that CRC's aggregate potential liability would not exceed $1 million. A liability of $1 million, or even a lesser amount, could have a material adverse effect on the consolidated annual earnings of the Corporation, but would likely not have a material adverse effect on the financial condition or longer term earnings of the Corporation.


                           SUPERVISION AND REGULATION

     Financial and lending institutions are extensively regulated under both federal and state law. Set forth below is a summary description of certain laws which relate to the regulation of Presidential and Pacific Thrift. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.


CONSUMER PROTECTION AND LICENSING LAWS


     Presidential and Pacific Thrift are subject to numerous federal and state consumer protection laws, including the Federal Truth-In-Lending Act, the Federal Equal Credit Opportunity Act, the Fair Credit

Reporting Act, the Federal Fair Debt Collection Practices Act and the Federal Reserve Board's Regulations B and Z. These laws and regulations, among other things, limit the finance charges, fees and other charges on loans, require certain disclosures be made to borrowers, regulate the credit application and evaluation process and regulate certain servicing and collection practices. These laws and regulations impose specific liability upon lenders who fail to comply with their provisions, and may give rise to defense to payment of a borrower's obligation in the event of a failure to comply with certain applicable laws. Presidential and Pacific Thrift believe they are currently in compliance in all material respects with applicable laws, but there can be no assurance that they will be able to maintain such compliance. The failure to comply with such laws, or a determination by a court that their interpretation of law was erroneous, could have a material adverse effect on Presidential or Pacific Thrift, or upon the Corporation as a whole following the Restructuring.


     Pacific Thrift is also subject to licensing, consumer lending and other laws of all of the states in which it originates loans. In each state in which it commences lending, Pacific Thrift hires legal counsel to review the laws of that state and determine whether licensing is required in that state. Based on the advice of its counsel, Pacific Thrift files any license application, exemption request or other documentation required in order to comply with the laws of that state. In addition, Pacific Thrift's legal counsel advises it of any changes in its loan documents necessary in order to comply with the lending laws of each state in which it operates.


STATE LAW

     PRESIDENTIAL

     Presidential is subject to regulation, supervision and examination by the DOC under its California Finance Lender Licenses. The California Finance Lender Law and regulations of the DOC promulgated thereunder provide maximum charges and fees (although most limitations apply only to loans under $5,000 or $10,000), provide certain maximum repayment terms for loans under $5,000, provide certain required disclosure documents to borrowers, limit sales of loans to certain purchasers, and provide certain penalties for violations of applicable laws and regulations. Presidential does not accept deposits or issue investment certificates and is not, under current law and applicable regulations, directly regulated or supervised by the FDIC, the Federal Reserve Board or any other bank regulatory authority. However, Presidential is subject to the general regulatory and enforcement authority of the DOC and the FDIC over transactions and dealings between Pacific Thrift and its affiliates, and except with respect to both the specific limitations regarding ownership of the capital stock of the parent corporation of any thrift and loan, and the specific limitations regarding the payment of dividends from Pacific Thrift.

     PACIFIC THRIFT

     Pacific Thrift is subject to regulation, supervision and examination by the DOC under its California Thrift and Loan License. The thrift and loan business conducted by Pacific Thrift is governed by the California Industrial Loan Law and the rules and regulations of the DOC which, among other things, regulate collateral requirements and maximum maturities of the various types of loans that are permitted to be made by California-licensed industrial loan companies, better known as thrift and loan companies.

     Subject to restrictions imposed by applicable California law, Pacific Thrift is permitted to make secured and unsecured consumer and non-consumer loans. The maximum term of repayment of loans made by thrift and loan companies ranges up to 40 years and 30 days depending upon collateral and priority of the secured position, except that loans with repayment terms in excess of 30 years and 30 days may not in the aggregate exceed 5% of the total outstanding loans and obligations of the company. Although secured loans may generally be repayable in unequal periodic payments during their respective terms, consumer loans secured by real property with terms in excess of three years must be repayable in substantially equal periodic payments unless such loans are covered under the Garn-St. Germain Depository Institutions Act of 1982 (primarily one-to-four family residential mortgage loans).

     California law limits loans by thrift and loan companies to persons who do not reside in California to no more than 20% of total assets, or up to 30% of total assets with approval of the DOC. California law contains extensive requirements for the diversification of the loan portfolio of thrift and loan companies. A thrift and loan with outstanding investment certificates may not, among other things, have more than 25% of its loans or other obligations in loans or obligations which are secured only partially, but not primarily, by real property; may not make any one loan secured primarily by improved property which exceeds 20% of its paid-up and unimpaired capital stock and surplus not available for dividends; may not lend an amount in excess of 5% of its paid-up and unimpaired capital stock and surplus not available for dividends upon the security of the stock of any one corporation; may not make loans to, or hold the obligations of, any one person or control group as primary obligor in an aggregate principal amount exceeding 20% of its paid-up and unimpaired capital stock and surplus not available for dividends; and may have no more than 70% of its total assets in loans which have remaining terms to maturity in excess of seven years and are secured solely or primarily by real property.

     A thrift and loan generally may not make any loan to, or hold an obligation of, any of its directors or officers or any director or officer of its holding company or affiliates, except in specified cases and subject to regulation by the DOC. A thrift and loan may not make any loan to, or hold an obligation of, any of its shareholders or any shareholder or its holding company or affiliates, except that this prohibition does not apply to persons who own less than 10% of the stock of a holding company or affiliate which is listed on a national securities exchange. There are currently no outstanding loans made by either the Partnership or Pacific Thrift to any officers or directors of the Partnership or any of its affiliates. Any person who wishes to acquire 10% or more of the capital stock of a California thrift and loan company or 10% or more of the voting capital stock or other securities giving control over management of its parent company must obtain the prior written approval of the DOC.

     A thrift and loan is subject to certain leverage limitations which are not generally applicable to commercial banks or savings and loan associations. In particular, thrift and loans may not have outstanding at any time investment certificates that exceed 20 times paid-up and unimpaired capital and surplus. Under California law, thrift and loans that desire to increase their leverage must meet specified minimum standards for liquidity reserves in cash, loan loss reserves, minimum capital stock levels and minimum unimpaired paid-in surplus levels. As approved by the DOC, Pacific Thrift can currently operate with a ratio of deposits to unimpaired capital and unimpaired surplus of 15:1.


     At December 31, 1994, Pacific Thrift's total deposits were 22.3 times its paid-up and unimpaired capital and unimpaired surplus not available for dividends, which was in violation of its authorized thrift ratio, due to a reduction in capital. Pacific Thrift returned to compliance with the 15:1 thrift ratio as of April 30, 1995. As of March 31, 1996, Pacific Thrift had a 9.65:1 thrift ratio.


     Under provisions of the FDIC Improvement Act and regulations issued by the FDIC, additional limitations have been imposed with respect to depository institutions' authority to accept, renew or rollover brokered deposits. Pacific Thrift does not have any brokered deposits as of the date hereof.


     Thrift and loan companies are not permitted to borrow, except by the sale of investment or thrift certificates, in an amount exceeding 300% of tangible net worth, surplus and undivided profits, without the DOC's prior consent. All sums borrowed in excess of 150% of tangible net worth, surplus and undivided profits must be unsecured borrowings or, if secured, approved in advance by the DOC, and be included as investment or thrift certificates for purposes of computing the maximum amount of certificates a thrift and loan may issue. However, collateralized Federal Home Loan Bank advances are excluded for this test of secured borrowings and are not specifically limited by California law. Pacific Thrift had no borrowed funds other than deposits at March 31, 1996.


     Under California law, thrift and loan companies are generally limited to investments, other than loans, that are legal investments for commercial banks. California commercial banks are prohibited from investing an amount exceeding 15% of shareholders' equity in the securities of any one issuer, except for specified obligations of the United States, California and local governments and agencies. A thrift and loan company may acquire real property only in satisfaction of debts previously contracted, pursuant to certain foreclosure transactions or as may be necessary for the transaction of its business, in which case such investment, combined with all investments in personal property, is limited to one-third of a thrift and loan's paid-in capital stock and surplus not available for dividends. For the period between December 31, 1994 and February 28,

1995, Pacific Thrift was not in compliance with these restrictions due to the reduction in its capital. However, by March 31, 1995 Pacific Thrift had returned to compliance with the restrictions.

     Although investment authority and other activities that may be engaged in by Pacific Thrift generally are prescribed under the California Industrial Loan Law, certain provisions of FDIC Improvement Act may limit Pacific Thrift's ability to engage in certain activities that otherwise are authorized under the California Industrial Loan Law.

     In April 1996, proposed legislation was presented to the California Assembly which would create a new Department of Financial Institutions ("DFI") as the successor to the Department of Banking. Responsibility for regulation and supervision of credit unions and industrial loan companies such as Pacific Thrift would be transferred to DFI from the DOC. The Superintendent of Banks would become the new commissioner of the DFI, which would also have responsibility for regulation and supervision of California in chartered banks. Under the proposed legislation, thrift and loan companies will be permitted to use the word "bank" in their names. There has been no indication regarding whether or to what extent the current regulations of the DOC governing thrift and loans would be adopted as regulations of the DFI.


FEDERAL LAW


     Pacific Thrift's deposits are insured by the FDIC to the full extent permissible by law. As an insurer of deposits, the FDIC issues regulations, conducts examinations, requires the filing of reports and generally supervises the operations of institutions for which it provides deposit insurance. Among the numerous applicable regulations are those issued under the Community Reinvestment Act of 1977 ("CRA") to encourage insured state nonmember banks, such as Pacific Thrift, to meet the credit needs of local communities, including low and moderate income neighborhoods consistent with safety and soundness, and a rating system to measure performance. Inadequacies of performance may result in regulatory action by the FDIC. Pacific Thrift received a satisfactory rating with respect to its CRA compliance in its most recent FDIC compliance examination completed in January 1996.

     Pacific Thrift is subject to the rules and regulations of the FDIC to the same extent as all other state banks that are not members of the Federal Reserve System. The approval of the FDIC is required prior to any merger, consolidation or change in control, or the establishment or relocation of any branch office of Pacific Thrift. This supervision and regulation is intended primarily for the protection of the deposit insurance funds.

     Pacific Thrift is subject to certain capital adequacy guidelines issued by the FDIC. See "Federal Law -- Capital Adequacy Guidelines" under this heading.

     REGULATORY ACTIONS

     As a result of an FDIC examination conducted as of June 15, 1993, the FDIC and the DOC requested Pacific Thrift to enter into a stipulated Cease and Desist Order (the "1993 Order") issued November 10, 1993. The Order primarily required Pacific Thrift to (i) adopt a written policy acceptable to the FDIC and the DOC governing Pacific Thrift's relationships with its affiliates; (ii) reduce its volatile liability deposits to specified maximum levels; (iii) increase its liquidity to specified minimum levels; and (iv) develop a comprehensive asset/liability management policy. The Order did not require any increase in capital or loan loss reserves, or a decrease in adversely classified assets. In order to comply with the Order, Pacific Thrift terminated its personnel services and facilities arrangements with the Partnership. Substantially all of the requirements of the Order were met by January 31, 1994, well in advance of the required dates for compliance specified in the Order.

     At the end of August 1994, the FDIC requested Pacific Thrift to enter into a supplemental stipulated Cease and Desist Order (the "Supplemental Order") issued October 13, 1994. The Supplemental Order required Pacific Thrift to obtain the prior consent of the FDIC before opening any new offices and to design, file and implement plans to increase its net earnings. The Supplemental Order did not require any increase in capital or loan loss reserves. The Supplemental Order also required that detailed budgets and comparisons of budgets with actual results of operations be filed with the FDIC and DOC.

     In December 1994, the FDIC notified Pacific Thrift that it was classified as "critically undercapitalized" as of October 31, 1994. Pacific Thrift had sufficiently restored its regulatory capital ratios from net operating profits and capital contributions as of April 30, 1995 to be classified as "adequately capitalized" under FDIC regulations. The FDIC confirmed Pacific Thrift's adequate capitalization by letter dated May 8, 1995.

     In May, 1995, the FDIC issued a new cease and desist order (the "1995 Order") replacing the 1993 Order and Supplemental Order. The terms of the 1995 Order required Pacific Thrift to: have and retain qualified management; by December 31, 1995, increase and maintain Tier 1 capital (consisting of shareholders' equity) at 8% of its total assets; eliminate assets classified "loss" as of September 26, 1994; reduce the level of adversely classified assets; in certain instances, refrain from extending additional credit to borrowers whose prior credits have been adversely classified; maintain a fully funded allowance for loan losses; implement Pacific Thrift's capital restoration and business/profitability plans; correct a past violation of the thrift ratio requirement and comply with all applicable laws and regulations; file reports of condition and income which accurately reflect its financial condition; obtain FDIC approval prior to payment of any cash dividends; continue to comply with its Policy for Transactions and Relationships Between Affiliates; obtain FDIC approval before opening additional offices; and furnish written quarterly progress reports to the FDIC detailing actions taken to comply with the 1995 Order.

     On April 1, 1996, as a result of its improved capital ratios and operations, the 1995 Order was terminated and replaced with a Memorandum of Understanding ("MOU") between Pacific Thrift, the FDIC and the DOC. The MOU provides that Pacific Thrift shall: (i) maintain Tier I capital of 8% or more of its total assets; (ii) maintain an adequate reserve for loan losses, which shall be reviewed quarterly by its board of directors; (iii) eliminate assets classified "loss" as of September 30, 1995, reduce assets classified "substandard" as of September 30, 1995 to not more than $4,000,000 within 180 days, and reduce all assets classified substandard, doubtful and loss to no more than 50% of capital and reserves by September 30, 1996; (iv) obtain FDIC approval before opening additional offices; (v) develop strategies to stabilize its net interest margin on portfolio loans and develop procedures to implement these strategies; and (vi) furnish written quarterly progress reports to the FDIC detailing actions taken to comply with the MOU. Management believes that Pacific Thrift has the ability to meet the requirements of the MOU within the time specified therein.

     RESTRICTIONS ON TRANSFERS OF FUNDS TO AFFILIATES BY PACIFIC THRIFT

     There are statutory and regulatory limitations on the amount of dividends which may be paid to Presidential (and the Corporation after the Restructuring) by Pacific Thrift. Under California law, a thrift and loan is not permitted to declare dividends on its capital stock unless it has at least $750,000 of unimpaired capital plus additional capital of $50,000 for each branch office maintained. In addition, no distribution of dividends is permitted unless: (i) such distribution would not exceed a thrift's retained earnings; or, (ii) in the alternative, after giving effect to the distribution, (a) the sum of a thrift's assets (net of goodwill, capitalized research and development expenses and deferred charges) would be not less than 125% of its liabilities (net of deferred taxes, income and other credits), or (b) current assets would be not less than current liabilities (except that if a thrift's average earnings before taxes for the last two years had been less than average interest expenses, current assets must not be less than 125% of current liabilities).

     In addition, a thrift and loan is prohibited from paying dividends from that portion of capital which its board of directors has declared restricted for dividend payment purposes. The amount of restricted capital maintained by a thrift and loan provides the basis of establishing the maximum amount that a thrift may lend to a single borrower and determines the amount of capital that may be counted by the thrift for purposes of calculating the thrift to capital ratio. Pacific Thrift has, in the past, restricted as much capital as necessary to achieve its maximum thrift ratio limit. The board of directors of Pacific Thrift may unrestrict all or any portion of its equity in the future for dividends to the Partnership, provided that Pacific Thrift remains adequately capitalized.

     The FDIC also has authority to prohibit Pacific Thrift from engaging in what, in the FDIC's opinion, constitutes an unsafe or unsound practice in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the FDIC could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the FDIC has established guidelines with respect to the maintenance of appropriate levels of capital by banks under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of the FDIC Improvement Act could limit the amount of dividends which Pacific Thrift may pay to the Partnership. See "Capital Standards" under this heading for a discussion of these additional restrictions on capital distributions.

     Pacific Thrift is subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, the Partnership or other affiliates, the purchase of or investments in stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of the Partnership or other affiliates. Such restrictions prevent the Partnership and other affiliates from borrowing from Pacific Thrift unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by Pacific Thrift to or in the Partnership or to or in any other affiliate is limited to 10% of Pacific Thrift's capital and surplus (as defined by federal regulations) and such secured loans and investments are limited, in the aggregate, to 20% of Pacific Thrift's capital and surplus (as defined by federal regulations). In addition, any transaction with an affiliate of Pacific Thrift must be on terms and under circumstances that are substantially the same as a comparable transaction with a non-affiliate. Additional restrictions on transactions with affiliates may be imposed on Pacific Thrift under the prompt corrective action provisions of the FDIC Improvement Act.

     CAPITAL STANDARDS

     The Federal Reserve Board and the FDIC have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a depository institution's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

     A depository institution's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which includes off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists primarily of common stock, retained earnings, noncumulative perpetual preferred stock (cumulative perpetual preferred stock for bank holding companies) and minority interests in certain subsidiaries, less most intangible assets. Tier 2 capital may consist of a limited amount of the allowance for possible loan and lease losses, cumulative preferred stock, long term preferred stock, eligible term subordinated debt and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%.

     In addition to the risk-based guidelines, federal banking regulators require depository institutions to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a depository institution rated in the highest of the five categories used by regulators to rate depository institutions, the minimum leverage ratio of Tier 1 capital to total assets is 3%. For all depository institutions not rated in the highest category, the minimum leverage ratio must be at least 100 to 200 basis points above the 3% minimum, or 4% to 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

     In August 1995, the federal banking agencies adopted final regulations specifying that the agencies will include, in their evaluations of a depository institution's capital adequacy, an assessment of the exposure to declines in the economic value of the bank's capital due to changes in interest rates. The final regulations, however, do not include a measurement framework for assessing the level of a depository institution's exposure to interest rate risk, which is the subject of a proposed policy statement issued by the federal banking agencies concurrently with the final regulations. The proposal would measure interest rate risk in relation to the effect of a 200 basis point change in market interest rates on the economic value of a depository institution. Banks with high levels of measured exposure or weak management systems generally will be required to hold additional capital for interest rate risk. The specific amount of capital that may be needed would be determined on a case-by-case basis by the examiner and the appropriate federal banking agency. Because this proposal has only recently been issued, Pacific Thrift currently is unable to predict the impact of the proposal on Pacific Thrift if the policy statement is adopted as proposed.

     In January 1995, the federal banking agencies issued a final rule relating to capital standards and the risks arising from the concentration of credit and nontraditional activities. Institutions which have significant amounts of their assets concentrated in high risk loans or nontraditional banking activities and who fail to adequately manage these risks, will be required to set aside capital in excess of the regulatory minimums. The federal banking agencies have not imposed any quantitative assessment for determining when these risks are significant, but have identified these issues as important factors they will review in assessing an individual bank's capital adequacy.

     In December 1993, the federal banking agencies issued an interagency policy statement on the allowance for loan and lease losses which, among other things, establishes certain benchmark ratios of loan loss reserves to classified assets. The benchmark set forth by such policy statement is the sum of (a) assets classified loss; (b) 50 percent of assets classified doubtful; (c) 15 percent of assets classified substandard; and (d) estimated credit losses on other assets over the upcoming 12 months.

     Federally supervised banks and savings associations are currently required to report deferred tax assets in accordance with SFAS No. 109. The federal banking agencies recently issued final rules, effective April 1, 1995, which limit the amount of deferred tax assets that are allowable in computing an institution's regulatory capital. The standard has been in effect on an interim basis since March 1993. Deferred tax assets that can be realized for taxes paid in prior carryback years and from future reversals of existing taxable temporary differences are generally not limited. Deferred tax assets that can only be realized through future taxable earnings are limited for regulatory capital purposes to the lesser of (i) the amount that can be realized within one year of the quarter-end report date, or (ii) 10% of Tier 1 Capital. The amount of any deferred tax in excess of this limit would be excluded from Tier 1 Capital and total assets and regulatory capital calculations.

     Future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of Pacific Thrift to grow and could restrict the amount of profits, if any, available for the payment of dividends.


     The following table presents the amounts of regulatory capital and the capital ratios for Pacific Thrift, compared to the regulatory capital requirements for well capitalized institutions as of March 31, 1996.



                                                                          MARCH 31, 1996
                                                                     ------------------------
                                                                     ACTUAL          WELL
                                                                     ------       CAPITALIZED
                                                                     RATIO        REQUIREMENT
                                                                     ------       -----------
    Leverage ratio.................................................    9.42%           5.0%(1)
    Tier 1 risk-based ratio........................................   10.65%           6.0%
    Total risk-based ratio.........................................   11.90%          10.0%


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(1) Pacific Thrift is required under the MOU to maintain a minimum leverage ratio of 8.0%.

     PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS

     Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The law required each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

     In September 1992, the federal banking agencies issued uniform final regulations implementing the prompt corrective action provisions of federal law. An insured depository institution generally will be classified in the following categories based on capital measures indicated below:

    "Well capitalized"                         "Adequately capitalized"
    Total risk-based capital of 10%;           Total risk-based capital of 8%;
    Tier 1 risk-based capital of 6%; and       Tier 1 risk-based capital of 4%; and
    Leverage ratio of 5%.                      Leverage ratio of 4% (3% if the
                                               institution
                                               receives the highest rating from its
                                               primary
                                               regulator)
    "Undercapitalized"                         "Significantly undercapitalized"
    Total risk-based capital less than 8%;     Total risk-based capital less than 6%;
    Tier 1 risk-based capital less than 4%;    Tier 1 risk-based capital less than 3%;
      or                                       or
    Leverage ratio less than 4% (3% if the     Leverage ratio less than 3%.
      institution receives the highest rating
    from its
      primary regulator)
    "Critically undercapitalized"
    Tangible equity to total assets less than
      2%

     An institution that, based upon its capital levels, is classified as "well capitalized," "adequately capitalized" or "undercapitalized" may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat an institution as "critically undercapitalized" unless its capital ratio actually warrants such treatment.

     The law prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be undercapitalized. If an insured depository institution is undercapitalized, it will be closely monitored by the appropriate federal banking agency, subject to asset growth restrictions and required to obtain prior regulatory approval for acquisitions, branching and engaging in new lines of business. Any undercapitalized depository institution must submit an acceptable capital restoration plan to the appropriate federal banking agency 45 days after becoming undercapitalized. The appropriate federal banking agency cannot accept a capital plan unless, among other things, it determines that the plan (i) specifies the steps the institution will take to become adequately capitalized,
(ii) is based on realistic assumptions and (iii) is likely to succeed in restoring the depository institution's capital. In addition, each company controlling an undercapitalized depository institution must guarantee that the institution will comply with the capital plan until the depository institution has been adequately capitalized on an average basis during each of four consecutive calendar quarters and must otherwise provide adequate assurances of performance. The aggregate liability of such guarantee is limited to the lesser of (a) an amount equal to 5% of the depository institution's total assets at the time the institution became undercapitalized or (b) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution as of the time the institution fails to comply with its capital restoration plan. Finally, the appropriate federal banking agency may impose any of the additional restrictions or sanctions that it may impose on significantly undercapitalized institutions if it determines that such action will further the purpose of the prompt correction action provisions.

     An insured depository institution that is significantly undercapitalized, or is undercapitalized and fails to submit, or in a material respect to implement, an acceptable capital restoration plan, is subject to additional restrictions and sanctions. These include, among other things: (i) a forced sale of voting shares to raise capital or, if grounds exist for appointment of a receiver or conservator, a forced merger; (ii) restrictions on transactions with affiliates; (iii) further limitations on interest rates paid on deposits; (iv) further restrictions on growth or required shrinkage; (v) modification or termination of specified activities; (vi) replacement of directors or senior executive officers; (vii) prohibitions on the receipt of deposits from correspondent institutions; (viii) restrictions on capital distributions by the holding companies of such institutions; (ix) required divestiture of subsidiaries by the institution; or (x) other restrictions as determined by the appropriate federal banking agency. Although the appropriate federal banking agency has discretion to determine which of the foregoing restrictions or sanctions it will seek to impose, it is required to force a sale of voting shares or merger, impose restrictions on affiliate transactions and impose restrictions on rates paid on deposits unless it determines that such actions would not further the purpose of the prompt corrective action provisions. In addition, without the prior written approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to its senior executive officers or provide compensation to any of them at a rate that exceeds such officer's average rate of base compensation during the 12 calendar months preceding the month in which the institution became undercapitalized.

     Further restrictions and sanctions are required to be imposed on insured depository institutions that are critically undercapitalized. For example, a critically undercapitalized institution generally would be prohibited from engaging in any material transaction other than in the ordinary course of business without prior regulatory approval and could not, with certain exceptions, make any payment of principal or interest on its subordinated debt beginning 60 days after becoming critically undercapitalized. Most importantly, however, except under limited circumstances, the appropriate federal banking agency, not later than 90 days after an insured depository institution becomes critically undercapitalized, is required to appoint a conservator or receiver for the institution. The board of directors of an insured depository institution would not be liable to the institution's shareholders or creditors for consenting in good faith to the appointment of a receiver or conservator or to an acquisition or merger as required by the regulator.

     In addition to measures taken under the prompt corrective action provisions, commercial depository institutions may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease and desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

     SAFETY AND SOUNDNESS STANDARDS

     In July 1995, the federal banking agencies adopted final guidelines establishing standards for safety and soundness, as required by FDICIA. The guidelines set forth operational and managerial standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. Guidelines for asset quality and earnings standards will be adopted in the future. The guidelines establish the safety and soundness standards that the agencies will use to identify and address problems at insured depository institutions before capital becomes impaired. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

     In December 1992, the federal banking agencies issued final regulations prescribing uniform guidelines for real estate lending. The regulations, which became effective on March 19, 1993, require insured depository institutions to adopt written policies establishing standards, consistent with such guidelines, for extensions of credit secured by real estate. The policies must address loan portfolio management, underwriting standards and loan to value limits that do not exceed the supervisory limits prescribed by the regulations.

     Appraisals for "real estate related financial transactions" must be conducted by either state certified or state licensed appraisers for transactions in excess of certain amounts. State certified appraisers are required for all transactions with a transaction value of $1,000,000 or more; for all nonresidential transactions valued at $250,000 or more; and for "complex" 1-4 family residential properties of $250,000 or more. A state licensed appraiser is required for all other appraisals. However, appraisals performed in connection with "federally related transactions" must now comply with the agencies' appraisal standards. Federally related transactions include the sale, lease, purchase, investment in, or exchange of, real property or interests in real property, the financing or refinancing of real property, and the use of real property or interests in real property as security for a loan or investment, including mortgage-backed securities.

     PREMIUMS FOR DEPOSIT INSURANCE

     Federal law has established several mechanisms to increase funds to protect deposits insured by the Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC is authorized to borrow up to $30 billion from the United States Treasury; up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver from the Federal Financing Bank; and from depository institutions that are members of the BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. Such premiums must be sufficient to repay any borrowed funds within 15 years and provide insurance fund reserves of $1.25 for each $100 of insured deposits. The result of these provisions is that the assessment rate on deposits of BIF members could increase in the future. The FDIC also has authority to impose special assessments against insured deposits.

     The FDIC implemented a final risk-based assessment system, as required by FDICIA, effective January 1, 1994, under which an institution's premium assessment is based on the probability that the deposit insurance fund will incur a loss with respect to the institution, the likely amount of any such loss, and the revenue needs of the deposit insurance fund. As long as BIF's reserve ratio is less than a specified "designated reserve ratio," 1.25%, the total amount raised from BIF members by the risk-based assessment system may not be less than the amount that would be raised if the assessment rate for all BIF members were .023% of deposits. On August 8, 1995, the FDIC announced that the designated reserve ratio had been achieved and, accordingly, issued final regulations adopting an assessment rate schedule for BIF members of 4 to 31 basis points effective on June 1, 1995. On November 14, 1995, the FDIC further reduced deposit insurance premiums to a range of 0 to 27 basis points effective for the semi-annual period beginning January 1, 1996.

     Under the risk-based assessment system, a BIF member institution such as Pacific Thrift is categorized into one of three capital categories (well capitalized, adequately capitalized, and undercapitalized) and one of three categories based on supervisory evaluations by its primary federal regulator (in Pacific Thrift's case, the FDIC). The three supervisory categories are: financially sound with only a few minor weaknesses (Group A), demonstrates weaknesses that could result in significant deterioration (Group B), and poses a substantial probability of loss (Group C). The capital ratios used by the FDIC to define well-capitalized, adequately capitalized and undercapitalized are the same in the FDIC's prompt corrective action regulations. The BIF assessment rates are summarized below; assessment figures are expressed in terms of cents per $100 in deposits.

           ASSESSMENT RATES EFFECTIVE THROUGH THE FIRST HALF OF 1995

                                                              GROUP A     GROUP B     GROUP C
                                                              -------     -------     -------
    Well Capitalized........................................     23          26          29
    Adequately Capitalized..................................     26          29          30
    Undercapitalized........................................     29          30          31

           ASSESSMENT RATES EFFECTIVE THROUGH THE SECOND HALF OF 1995

                                                              GROUP A     GROUP B     GROUP C
                                                              -------     -------     -------
    Well Capitalized........................................      4           7          21
    Adequately Capitalized..................................      7          14          28
    Undercapitalized........................................     14          28          31

                   ASSESSMENT RATES EFFECTIVE JANUARY 1, 1996

                                                              GROUP A     GROUP B     GROUP C
                                                              -------     -------     -------
    Well Capitalized........................................      0*          3          17
    Adequately Capitalized..................................      3          10          24
    Undercapitalized........................................     10          24          27

- ---------------
* Subject to a statutory minimum assessment of $1,000 per semi-annual period (which also applies to all other assessment risk classifications).


     At March 31, 1996, Pacific Thrift paid assessments at the rate of $.24 per $100 in deposits. Supervisory subgroups are set once every six months, based upon a depository institution's last supervisory and capital classification.


     A number of proposals have recently been introduced in Congress to address the disparity in bank and thrift deposit insurance premiums. On September 19, 1995, legislation was introduced and referred to the House Banking Committee that would, among other things: (i) impose a requirement on all SAIF member institutions to fully recapitalize the SAIF by paying a one-time special assessment of approximately 85 basis points on all assessable deposits as of March 31, 1995, which assessment would be due as of January 1, 1996; (ii) spread the responsibility for FICO interest payments across all FDIC-insured institutions on a pro-rata basis, subject to certain exceptions; (iii) require that deposit insurance premium assessment rates applicable to SAIF member institutions be no less than deposit insurance premium assessment rates applicable to BIF member institutions; (iv) provide for a merger of the BIF and the SAIF as of January 1, 1998; (v) require savings associations to convert to state or national bank charters by January 1, 1998; (vi) require savings associations to divest any activities not permissible for commercial banks within five years; (vii) eliminate the bad-debt reserve deduction for savings associations, although savings associations would not be required to recapture into income their accumulated bad-debt reserves; (viii) provide for the conversion of savings and loan holding companies into bank holding companies as of January 1, 1998, although unitary savings and loan holding companies authorized to engage in activities as of September 13, 1995 would have such authority grandfathered (subject to certain limitations); and (ix) abolish the Office of Thrift Supervision ("OTS") and transfer the OTS' regulatory authority to the other federal banking agencies. The legislation would also provide that any savings association that would become undercapitalized under the prompt corrective action regulations as a result of the special deposit premium assessment could be exempted from payment of the assessment, provided that the institution would continue to be subject to the payment of semiannual assessments under the current rate schedule following the recapitalization of the SAIF. The legislation was considered and passed by the House Banking Committee's Subcommittee on Financial Institutions on September 27, 1995, and has not yet been acted on by the full House Banking Committee.

     On September 20, 1995, similar legislation was introduced in the Senate, although the Senate bill does not include a comprehensive approach for merging the savings association and commercial bank charters. The Senate bill remains pending before the Senate Banking Committee.

     The future of both these bills is linked with that of pending budget reconciliation legislation since some of the major features of the bills are included in the Seven-Year Balanced Budget Reconciliation Act. The budget bill, which was passed by both the House and Senate on November 17, 1995 and vetoed by the President on December 6, 1995, would: (i) recapitalize the SAIF through a special assessment of between 70 and 80 basis points on deposits held by all SAIF institutions as of March 31, 1995; (ii) provide an exemption to this rule for weak institutions, and a 20% reduction in the SAIF-assessable deposits of so-called "Oakar banks;" (iii) expand the assessment base for FICO payments to include all FDIC-insured institutions; (iv) merge the BIF and SAIF on January 1, 1998, only if no insured depository institution is a savings association on that date; (v) establish a special reserve for the SAIF on January 1, 1998; and (vi) prohibit the FDIC from setting semiannual assessments in excess of the amount needed to maintain the reserve ratio of any fund at the designated reserve ratio. The bill does not include a provision to merge the charters of savings associations and commercial banks.

     In light of ongoing debate over the content and fate of the budget bill, the different proposals currently under consideration and the uncertainty of the Congressional budget and legislative processes in general, management cannot predict whether any or all of the proposed legislation will be passed, or in what form. Accordingly, the effect of any such legislation on Pacific Thrift cannot be determined.

     INTERSTATE BANKING AND BRANCHING

     In September 1994, the Riegel-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") became law. Under the Interstate Act, beginning one year after the date of enactment, a bank holding company that is adequately capitalized and managed may obtain approval under the BHCA to acquire an existing bank located in another state without regard to state law. A bank holding company would not be permitted to make such an acquisition if, upon consummation, it would control (a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which the bank is located. A state may limit the percentage of total deposits that may be held in that state by any one bank or bank holding company if application of such limitation does not discriminate against out-of-state banks. An out-of-state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law except that a state may not impose more than a five year existence requirement.

     The Interstate Act also permits, beginning June 1, 1997, mergers of insured banks located in different states and conversion of the branches of the acquired bank into branches of the resulting bank. Each state may permit such combinations earlier than June 1, 1997, and may adopt legislation to prohibit interstate mergers after that date in that state or in other states by that state's banks. The same concentration limits discussed in the preceding paragraph apply. The Interstate Act also permits a national or state bank to establish branches in a state other than its home state if permitted by the laws of that state, subject to the same requirements and conditions as for a merger transaction.

     In October 1995, California adopted "opt in" legislation under the Interstate Act that permits out-of-state banks to acquire California banks that satisfy a five-year minimum age requirement (subject to exceptions for supervisory transactions) by means of merger or purchases of assets, although entry through acquisition of individual branches of California institutions and de novo branching into California are not permitted. The Interstate Act and the California branching statute will likely increase competition from out-of-state banks in the markets in which Pacific Thrift operates, although it is difficult to assess the impact that such increased competition may have on Pacific Thrift's operations.

     COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS

     Pacific Thrift is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities. The FDIC has rated Pacific Thrift "satisfactory" in complying with its CRA obligations.

     In May 1995, the federal banking agencies issued final regulations which change the manner in which they measure a depository institution's compliance with its CRA obligations. The final regulations adopt a performance-based evaluation system which bases CRA ratings on an institution's actual lending service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. In March 1994, the Federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination: (i) overt evidence of discrimination; (ii) evidence of disparate treatment and (iii) evidence of disparate impact.

     POTENTIAL ENFORCEMENT ACTIONS

     Insured depository institutions, such as Pacific Thrift, and their institution-affiliated parties, which include the Partnership and the Corporation after the Restructuring, may be subject to potential enforcement actions by the FDIC and the DOC for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits and with respect to Pacific Thrift and the Partnership, could also include the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the imposition of restrictions and sanctions under the PCA provisions of the FDIC Improvement Act. Management knows of no pending or threatened enforcement actions against Pacific Thrift; however, Pacific Thrift is currently operating under the MOU. See "Supervision and Regulation -- Regulatory Actions" above.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The only stockholder of the Corporation prior to the Closing Date of the Restructuring Plan is the Partnership, which owns 3,000 shares of the Common Stock. On the Closing Date, the Partnership will transfer all of the shares of Common Stock received by it from the Corporation to the General Partner and Limited Partners. The Corporation is unaware of any person or group that will control the Corporation following the completion of the Restructuring Plan. Based upon the ownership of the Partnership at December 31, 1995, Joel R. Schultz would be the only Stockholder to beneficially own more than 5% of the Common Stock after the Closing Date.

     After the Restructuring Plan is completed, the General Partner and Limited Partners of the Partnership, partners of the General Partner, officers, directors and employees of the Partnership and its subsidiaries, and the purchasers in the Public Offering will be the Stockholders of the Corporation. As of the Record Date, there were 2,493 Limited Partners of the Partnership.

     The following tables sets forth the anticipated ownership of Common Stock after the completion of the Restructuring Plan by (i) the four directors and two additional proposed directors of the Corporation, (ii) the Chief Executive Officer and the six other executive officers of the Corporation, and (iii) all executive officers and directors of the Corporation as a group, based upon the shares they have subscribed for in the Rights Offering, the shares they have expressed the intention of purchasing in the Public Offering, or the shares they will receive based on their interests in the General Partner.

     For purposes of this table, the total number of shares to be issued to the Partners of the Partnership in consideration of the transfer of the assets and liabilities of the Partnership to the Corporation is assumed to be 890,000 shares. The actual number of shares to be issued to the Partners will not be determined until the Net Tangible Equity of the Partnership as of the last day of the month preceding the closing date of the Restructuring Plan is known. Also for purposes of this table, the total number of General Partner Warrants to be issued is assumed to be 563,333, based on the further assumptions that (i) a total of 1,690,000 shares of Common Stock will be issued in the Restructuring, the Rights Offering and the Public Offering.


                                                                       COMMON STOCK
                                                                       AND WARRANTS          PERCENT
              NAME AND ADDRESS OF BENEFICIAL OWNER                 BENEFICIALLY OWNED(1)     OF CLASS
- -----------------------------------------------------------------  ---------------------     --------
Joel R. Schultz..................................................         242,872(2)           10.50%
  21031 Ventura Boulevard
  Woodland Hills, CA 91364
Richard D. Young.................................................          19,600(3)               *
  21031 Ventura Boulevard
  Woodland Hills, CA 91364
Kenneth A. Carmona...............................................          36,152(4)            1.56%
  21031 Ventura Boulevard
  Woodland Hills, CA 91364
Richard B. Fremed................................................          32,519(5)            1.41%
  21031 Ventura Boulevard
  Woodland Hills, CA 91364
Norman A. Markiewicz.............................................          90,325(6)            3.90%
  21031 Ventura Boulevard
  Woodland Hills, CA 91364
Charles J. Siegel................................................           7,500(7)               *
  21031 Ventura Boulevard
  Woodland Hills, CA 91364
Frank Landini....................................................           7,000(8)               *
  500 Ygnacio Road
  Walnut Creek, CA
Russell A. Allison...............................................               0                  *
  4409 Via Valmonte
  Palos Verdes Estates, CA 90274
Ermyas Amelga....................................................               0                  *
  21031 Ventura Boulevard
  Woodland Hills, CA 91364
James C. Neuhauser (proposed director)...........................               0                  *
  1001 Nineteenth Street North
  Arlington, Virginia 22209-1710
Paul D. Weiser (proposed director)...............................          18,951(9)               *
  21031 Ventura Boulevard
  Woodland Hills, CA 91364
All Directors, Proposed Directors and Executive Officers, as a
  group (11 persons).............................................         454,919              19.67%


- ---------------
  * Less than 1%.

(1) This includes shares of Common Stock which the named individuals have indicated the intention to acquire in the Rights Offering, but does not include (ii) Common Stock issuable upon exercise of stock options to be granted to the named individuals, which are not exercisable for at least six months after the effectiveness of the Restructuring Plan, as described herein under the heading "MANAGEMENT -- Plans and Arrangements -- Stock Option Plan." Except as otherwise noted and except as required by applicable community property laws, each person will have sole voting and disposition powers with respect to the shares.

(2) In addition to the 100,000 shares and 20,000 Subscriber Warrants Mr. Schultz intends to purchase in the Rights Offering, this amount includes the following shares and warrants that Mr. Schultz will receive for his 1.49% interest in the General Partner: (i) 918 shares of Common Stock plus 503 additional shares of Common Stock and 350 Subscriber Warrants from the 80,000 shares purchased by the General Partner, and (ii) General Partner Warrants to purchase 13,408 shares. Mr. Schultz will also receive an additional 4,153 shares of Common Stock and 2,890 Subscriber Warrants from the 80,000 shares purchased by the General Partner and 100,650 General Partner Warrants with respect to interests in the General Partner which he transferred to his son-in-law, daughter and granddaughter, subject to his retention of the right to receive the shares and warrants described above with respect to the transferred interests.



(3) This amount represents the 8,000 shares of Common Stock and 1,600 Subscriber Warrants that Mr. Young intends to purchase in the Rights Offering and 10,000 shares that Mr. Young intends to purchase through his 401(k) Plan in the Public Offering.



(4) This amount includes 10,000 shares of Common Stock and 2,000 Subscriber Warrants that Mr. Carmona intends to purchase in the Rights Offering and the following shares that Mr. Carmona and an individual retirement account in which he is the beneficiary will receive for his 3.75% interest in the General Partner: (i) 1,572 shares of Common Stock plus 862 additional shares of Common Stock and 600 Subscriber Warrants from the 80,000 shares purchased by the General Partner and (ii) General Partner Warrants to purchase 21,118 shares.



(5) This amount includes 2,500 shares of Common Stock and 500 Subscriber Warrants that Mr. Fremed intends to purchase in the Rights Offering and the following shares that Mr. Fremed and an individual retirement account in which he is the beneficiary will receive for his 4.58% interest in the General Partner: (i) 1,922 shares of Common Stock plus 1,052 additional shares of Common Stock and 733 Subscriber Warrants from the 80,000 shares purchased by the General Partner and (ii) General Partner Warrants to purchase 25,812 shares.



(6) This amount includes 20,000 shares of Common Stock and 4,000 Subscriber Warrants that Mr. Markiewicz intends to purchase in the Rights Offering and the following shares that Mr. Markiewicz and an individual retirement account in which he is the beneficiary will receive for their 10.294% interest in the General Partner: (i) 4,318 shares of Common Stock plus 2,368 additional shares of Common Stock and 1,647 Subscriber Warrants from the 80,000 shares purchased by the General Partner and (ii) General Partner Warrants to purchase 57,992 shares.



(7) This amount represents the 7,500 shares that Mr. Siegel intends to purchase through his 401(k) Plan in the Public Offering.



(8) This amount represents the 7,000 shares that Mr. Landini intends to purchase through his 401(k) Plan in the Public Offering.



(9) This amount represents 5,000 shares and 1,000 Subscriber Warrants that Mr. Weiser intends to purchase in the Rights Offering, and includes the following shares that Mr. Weiser will receive for his 1.93% interest in the General Partner: (i) 811 shares of Common Stock plus 936 additional shares of Common Stock and 309 Subscriber Warrants from the 80,000 shares purchased by the General Partner and (ii) General Partner Warrants to purchase 10,895 shares.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth certain information with respect to the directors, proposed directors and executive officers of the Corporation. The Corporation's Restated Certificate of Incorporation states that the Board of Directors shall be divided into three classes of directors, with the directors in each class elected for three-year staggered terms, except for the initial directors, who have terms of one, two or three years. The terms of the initial Board will expire at the annual meetings of stockholders in 1997, 1998 and 1999. Officers will serve at the pleasure of the Board of Directors, subject to restrictions set forth in employment agreements. See "MANAGEMENT -- Employment Agreements."



                                             PRINCIPAL OCCUPATION OR EMPLOYMENT AND
          NAME            AGE                  OCCUPATION FOR THE PAST FIVE YEARS
- ------------------------  ---     ------------------------------------------------------------
Joel R. Schultz(3)......  59      Chairman of the Board, President, Chief Executive Officer
                                  and Chief Operating Officer of the Corporation; Chief
                                  Managing Officer of Presidential from 1981 to the present;
                                  Chairman of the Board and Chief Executive Officer of Pacific
                                  Thrift since 1988; President of Pacific Thrift from 1988 to
                                  December 1993; director of CRC Washington since November
                                  1995; Chairman of the Board of CRC and LPPC; Chairman of the
                                  Board, President and Chief Executive Officer of
                                  PacificAmerica Mortgage; California licensed
                                  attorney-at-law; certified public accountant; California
                                  licensed real estate broker.
Richard D. Young(1).....  56      Director and Senior Executive Vice President of the
                                  Corporation; Senior Executive Vice President and Chief
                                  Operating Officer and a director of PacificAmerica Mortgage;
                                  President and Chief Operating Officer of Pacific Thrift from
                                  November 1993 to present; director of Pacific Thrift from
                                  November 1993 to present; President and Chief Executive
                                  Officer of Topa Thrift and Loan from 1983 to 1993; President of Thrift Guaranty Corporation from 1984 to 1988; director of Thrift Guaranty Corporation from 1983 to 1988 and from
                                  1989 to 1995, when the Thrift Guaranty Corporation was
                                  liquidated; member, Mortgage Bankers Association Secondary and Capital Markets Committee; member, California
                                  Association of Thrift and Loan Companies ("CATL") Regulatory
                                  Committee; chairman, CATL Executive Committee; former
                                  chairman, CATL Legislative Committee; Vice President of CATL
                                  (1995-present).
Kenneth A. Carmona......  39      Executive Vice President of the Corporation; President and
                                  Chief Executive Officer of CRC from inception in 1985 to
                                  present and of LPPC from inception in 1990 to the present;
                                  Senior Vice President of Pacific Thrift from 1989 to the
                                  present; President and director of CRC Washington since
                                  November 1995; director of CRC, LPPC and PacificAmerica
                                  Mortgage.
Norman A. Markiewicz....  49      Executive Vice President of the Corporation; Chief Operating
                                  Officer of Presidential since 1981; Chief Operating Officer of Pacific Thrift from 1988 to September 1993; Executive
                                  Vice President of Pacific Thrift from 1993 to present;
                                  director of Pacific Thrift from 1988 to present; Executive
                                  Vice President of PacificAmerica Mortgage and director of
                                  CRC, LPPC and PacificAmerica Mortgage.

                                             PRINCIPAL OCCUPATION OR EMPLOYMENT AND
          NAME            AGE                  OCCUPATION FOR THE PAST FIVE YEARS
- ------------------------  ---     ------------------------------------------------------------
Richard B. Fremed.......  53      Executive Vice President and Secretary of the Corporation;
                                  Chief Financial Officer of Presidential from 1981 to April
                                  1994; Chief Financial Officer of Pacific Thrift from 1988 to
                                  December 1993; Secretary of Pacific Thrift from December
                                  1988 to present; Treasurer of Pacific Thrift from December
                                  1993 to present; director of Pacific Thrift from 1988 to
                                  present; Chief Financial Officer of CRC from inception in
                                  1985 to present and of LPPC from inception in 1990 to
                                  present; Chief Financial Officer of CRC Washington since
                                  November 1995; Chief Financial Officer and a director of
                                  PacificAmerica Mortgage and director of CRC, LPPC and
                                  PacificAmerica Mortgage; certified management accountant.
Frank Landini...........  44      Executive Vice President of Pacific Thrift since December
                                  1994; Senior Vice President of Pacific Thrift from October
                                  1993 to December 1994; Senior Vice President of Topa Thrift
                                  and Loan from 1983 to 1993.
Charles J. Siegel.......  46      Chief Financial Officer and Assistant Secretary of the
                                  Corporation; Chief Financial Officer of Pacific Thrift from
                                  December 1993 to present; Chief Financial Officer of
                                  Presidential from May 1994 to present; Chief Financial
                                  Officer of Topa Thrift and Loan from 1983 to 1993; certified public accountant.
Russell G. Allison(1)...  38      Director of the Corporation; director of Pacific Thrift from
                                  June 1992 to present; Vice President of Smith Barney from
                                  October 1994 to present; Vice President of Kidder, Peabody &
                                  Co., Inc. from January 1994 to October 1994; Assistant Vice
                                  President of Kidder, Peabody & Co., Inc. from 1983 to 1993.
Ermyas Amelga(4)........  40      Director of the Corporation; director of Pacific Thrift from
                                  June 1992 to present; co-owner and managing director of
                                  AMRAY Capital Advisors from 1992 to present; Vice President of Kidder, Peabody & Co. from 1988 to 1992.
James C. Neuhauser(2)...  37      Proposed director of the Corporation and Pacific Thrift;
                                  Executive Vice President of Friedman, Billings, Ramsey &
                                  Company, Inc. from March 1993 to present; Senior Vice
                                  President, Trident Financial Corporation from 1986 to 1993.
                                  Chartered Financial Analyst.
Paul D. Weiser(3).......  59      Proposed director of the Corporation, Pacific Thrift,
                                  PacificAmerica Mortgage, CRC Washington, CRC and LPPC; from
                                  1968 to present Senior Vice President, Secretary and general counsel of Dataproducts Corporation, a manufacturer and
                                  seller of computer printers and related products; licensed
                                  California attorney-at-law; Chairman, Securities and
                                  Exchange Commission, Advisory Committee in Shareholder
                                  Communications.


- ---------------
(1) Terms of office will expire in 1997.

(2) Term of office will expire in 1998.

(3) Term of office will expire in 1999.

(4) Mr. Amelga has informed the Board of his intention to resign from the Board of Directors following the Public Offering. It is anticipated that Mr. Neuhauser will replace Mr. Amelga upon his resignation.

     Messrs. Neuhauser and Weiser have agreed to serve on the Board of Directors if the Restructuring is completed. It is anticipated that they will become directors within approximately 30 days following the Closing Date.

BOARD OF DIRECTORS AND COMMITTEES

     The business of the Corporation's Board of Directors will be conducted through its meetings, as well as through meetings of its committees. Set forth below is a description of the committees of the Board.

     The Audit Committee will review and report to the Board on various auditing and accounting matters, including the annual audit report from the Corporation's independent public accountants. The Audit Committee consists of Ermyas Amelga and Russell G. Allison. Mr. Amelga is its Chairman.

     The Employee Compensation Committee will determine the salary and bonus structure for the Corporation's employees who are not employed under written contracts and will also determine the annual bonuses of Messrs. Markiewicz and Fremed. The Employee Compensation Committee consists of Joel R. Schultz and Richard D. Young. Mr. Schultz is its Chairman.

     The Executive Compensation and Stock Option Committee will determine the salary and performance-based bonuses of the Corporation's executive officers, appropriate awards under the Corporation's 1995 Stock Option Plan and administer the Corporation's Retirement Plans. See "MANAGEMENT -- Plans and
Arrangements -- 1995 Stock Option Plan" and " -- Retirement Plan." The Executive Compensation and Stock Option Committee consists of Ermyas Amelga and Russell G. Allison. Mr. Amelga is its Chairman.

     The Executive Committee will have the authority to act on behalf of the full Board of Directors in between meetings of the Board, except that the Executive Committee will not have the authority to amend the Certificate of Incorporation or the Bylaws of the Corporation, adopt an agreement of merger or consolidation, recommend to the stockholders a dissolution of the Corporation or a revocation of dissolution or remove or indemnify a director. To the extent authorized by the Board of Directors, the Executive Committee will also be authorized to declare dividends of the Corporation and to issue shares of authorized and unissued Common Stock or any series of Preferred Stock of the Corporation. The Executive Committee will also act as the Nominating Committee that nominates officers and directors of the Corporation for election. The Executive Committee consists of Joel R. Schultz and Richard D. Young. Mr. Schultz is its Chairman.

COMPENSATION OF BOARD OF DIRECTORS

     It is the Corporation's intention to pay fees to its officer and non-officer directors for serving on the Board of Directors and for their attendance at Board and committee meetings. The Corporation will pay each employee director an annual fee of $500, plus $200 per board or committee meeting attended. The Corporation will pay each non-employee director an annual fee of $2,500, plus $750 for each board meeting attended, plus $300 for each telephonic meeting of over 30 minutes in length, plus $350 per committee meeting for committee chairman and $250 per committee meeting for other committee members. Only one meeting fee will be paid for meetings of the Boards of Directors of the Corporation and one or more of its subsidiaries on the same day and for meetings of two or more committees of the Board of Directors of the Corporation or any of its subsidiaries on the same day. The Corporate Secretary and Assistant Corporate Secretary will receive a fee of $200 per meeting attended, provided that only one meeting fee will be paid for meetings held on the same day.

     Each of Pacific Thrift, CRC, CRC Washington, LPPC and PacificAmerica Mortgage will also pay fees to its officer and non-officer directors for serving on the Board of Directors and for their attendance at Board and committee meetings. Pacific Thrift will pay the same fees as the Corporation pays to its officer and non-officer directors. CRC, CRC Washington, LPPC and PacificAmerica Mortgage will pay each employee director an annual fee of $250 plus $200 for each meeting attended. CRC, CRC Washington, LPPC and PacificAmerica Mortgage will pay each non-employee director an annual fee of $1,000, plus $500 for each board meeting attended, plus $200 for each telephonic meeting of over 30 minutes in length, plus $350 per committee meeting for committee chairman or $250 per committee meeting for other committee members. Only one meeting fee will be paid for meetings of the Boards of Directors of the Corporation and one or more of its subsidiaries on the same day and for meetings of two or more committees of the Board of Directors of the Corporation or any of its subsidiaries on the same day. It is the intention of the Board of Directors to have as many board and committee meetings on the same day as possible. The Corporate Secretary and Assistant

Corporate Secretary will receive a fee of $200 per meeting attended, provided that only one meeting fee will be paid for meetings held on the same day.

EXECUTIVE COMPENSATION

     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table sets forth certain summary information concerning compensation paid or accrued by the Partnership, Pacific Thrift, CRC or LPPC to or on behalf of the Chief Executive Officer and the four other most highly compensated executive officers who earned at least $100,000 in 1995. These amounts do not include compensation paid to certain of these officers by the General Partner, which is not reimbursed by Presidential or any of its subsidiaries, and are shown in the footnotes of the table. Also shown is a comparison of the amount each of these officers would have received under his employment agreement with the Corporation.


                                                                                   PRO FORMA ANNUAL
                                            ACTUAL ANNUAL COMPENSATION               COMPENSATION
                                        ----------------------------------     -------------------------
     NAME AND PRINCIPAL POSITION        YEAR     SALARY($)(1)     BONUS($)     SALARY($)(1)     BONUS($)
- --------------------------------------  ----     ------------     --------     ------------     --------
Joel R. Schultz,(2)...................  1995       $177,600           -0-        $237,900           -0-
Chief Executive Officer,                1994         64,200           -0-         237,900           -0-
Presidential and Pacific Thrift         1993         58,992           -0-         237,900           -0-
Richard D. Young(3),..................  1995       $214,273           -0-         237,900           -0-
President and Chief                     1994        161,600           -0-         237,900           -0-
Operating Officer, Pacific Thrift       1993         51,012(3)        -0-          86,100           -0-
Frank Landini,(4).....................  1995       $159,600           -0-         159,600           -0-
Executive Vice President --             1994        109,600           -0-         150,000           -0-
Wholesale Lending Division, Pacific
  Thrift                                1993         31,194           -0-          37,500           -0-
Kenneth Carmona,(5)...................  1995       $150,000           -0-         152.650        13,050
President,                              1994        150,150           -0-         152,650        17,074
CRC and LPPC                            1993        196,745           -0-         152,650        36,324
Charles J. Siegel,(6).................  1995       $144,400           -0-         138,000           -0-
Chief Financial Officer,                1994        125,967           -0-         138,000           -0-
Presidential and Pacific Thrift         1993          9,133(6)        -0-           9,133           -0-


- ---------------
(1) The amounts specified above include automobile allowances, but do not include life insurance or medical insurance premiums for benefits in excess of group benefits provided to employees, the aggregate amount of which do not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for each of the above named executives in each reported year.

(2) Includes amounts paid to Mr. Schultz for legal fees of $100 per loan paid by borrowers in connection with legal services related to loan origination. See, "CERTAIN TRANSACTIONS -- Payments to Managing Officers." Does not include $230,766, $150,000 and $226,538 paid in 1995, 1994 and 1993, respectively, by the General Partner and not reimbursed by the Partnership.

(3) Mr. Young commenced employment with Pacific Thrift in September 1993, and he received compensation for only four months in 1993.

(4) Amount paid for 1995 includes $50,000 paid in January 1996. Mr. Landini commenced employment with Pacific Thrift in October 1993, and he received compensation for only three months in 1993.

(5) Includes amounts paid to a wholly owned corporation of Mr. Carmona.

(6) Mr. Siegel commenced employment with Pacific Thrift in December 1993, and he received compensation for only one month in 1993.

EMPLOYMENT AGREEMENTS

     The Corporation has entered into employment agreements with Messrs. Joel R. Schultz, Richard D. Young, Kenneth A. Carmona, Norman A. Markiewicz and Richard
B. Fremed, subject to completion of the Restructuring Plan. If the Restructuring Plan is completed, these employment agreements will take effect as of the Closing Date. In addition, Pacific Thrift has entered into an employment agreement with Mr. Frank Landini, which became effective as of January 1, 1996.

     Mr. Schultz will be employed for an initial term of three years, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Schultz will be employed as the President and Chief Executive Officer of the Corporation, Chief Executive Officer of Pacific Thrift, and President and Chief Executive Officer of PacificAmerica Mortgage. Mr. Schultz' annual salary will equal $225,000 per year, as adjusted annually for increases in the cost of living index, plus an annual bonus of 2 1/2% of the net pre-tax profits of the Corporation if the Corporation earns net after tax profits (after payment of annual bonuses) equal to a minimum return on equity (as determined on the Closing Date of the Restructuring with respect to 1996 and on January 1 of each succeeding calendar year) of 20% (reduced to 10% for each year after the Corporation reaches equity of at least $20 million). The bonus will increase to 5% of the net pre-tax profits of the Corporation if the Corporation earns net after tax profits equal to a minimum return on equity of 30% or more (reduced to 20% for each year after the Corporation reaches equity of at least $20 million). For 1996, the bonus will include only net profits of the Corporation from the Closing Date of the Restructuring through December 31, 1996. The bonus will be reduced to the extent necessary to allow the Corporation to retain the applicable minimum return on equity. Up to 50% of each year's annual bonus will be payable in quarterly installments during the applicable year for which the bonus is earned, determined by annualizing the quarterly return on equity for each of the first three quarters of the year. Mr. Schultz is not eligible to participate in the employee cash bonus pool of the Corporation.

     Mr. Young will be employed for an initial term of two years, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Young will be employed as the President of Pacific Thrift and Senior Executive Vice President of the Corporation and PacificAmerica Mortgage. Mr. Young's annual salary will equal $225,000 per year, as adjusted annually for increases in the cost of living index, plus an annual bonus of 2 1/2% of the net pre-tax profits of the Corporation if the Corporation earns net after tax profits (after payment of annual bonuses) equal to a minimum return on equity (as determined on the Closing Date of the Restructuring with respect to 1996 and on January 1 of each succeeding calendar year) of 20% (reduced to 10% for each year after the Corporation reaches equity of at least $20 million). The bonus will increase to 5% of the net pre-tax profits of the Corporation if the Corporation earns net after tax profits equal to a minimum return on equity of 30% or more (reduced to 20% for each year after the Corporation reaches equity of at least $20 million). For 1996, the bonus will include only net profits of the Corporation from the Closing Date of the Restructuring through December 31, 1996. The bonus will be reduced to the extent necessary to allow the Corporation to retain the applicable minimum return on equity. Up to 50% of each year's annual bonus will be payable in quarterly installments during the applicable year for which the bonus is earned, determined by annualizing the quarterly return on equity for each of the first three quarters of the year. Mr. Young is not eligible to participate in the employee cash bonus pool of the Corporation.

     Mr. Carmona will be employed for an initial term of two years, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Carmona will be employed as the President and Chief Executive Officer of CRC and LPPC, Senior Vice President of Pacific Thrift and Executive Vice President of the Corporation. Mr. Carmona's annual salary will equal $150,000 per year, as adjusted annually for increases in the cost of living index, plus an annual bonus of up to 5% of the net pretax profits of CRC and LPPC on a combined basis, if they earn a combined net after tax profit (after payment of all annual bonuses based upon this same formula) in excess of $600,000 for the year. Mr. Carmona will also be eligible to participate in the employee cash bonus pool of the Corporation.

     Mr. Markiewicz will be employed for a term of one year, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Markiewicz will be employed as Executive Vice President of the Corporation, PacificAmerica Mortgage and Pacific Thrift. Mr. Markiewicz' annual salary will equal $135,000 per year, as adjusted annually for increases in the cost of living index, and Mr. Markiewicz will also be eligible to participate in the employee cash bonus pool of the Corporation.

     Mr. Fremed will be employed for a term of one year, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Fremed will be employed as Executive Vice President and Secretary of the Corporation, Chief Financial Officer of PacificAmerica Mortgage, CRC, CRC Washington and LPPC, and Secretary and Treasurer of Pacific Thrift. Mr. Fremed's annual salary will equal $125,000 per year, as adjusted annually for increases in the cost of living index, and Mr. Fremed will also be eligible to participate in the employee cash bonus pool of the Corporation.

     The employment agreements of Messrs. Schultz, Young, Markiewicz and Fremed will provide that an executive may voluntarily terminate his employment with the Corporation upon the occurrence of a corporate change, as defined in the employment agreement. In that event, the employee will be entitled to continuation of certain benefits, and severance pay equal to his salary and bonus for either six months, one year, or one and one-half years, as provided in his agreement. Corporate changes under the employment agreements shall include any one (or more) of the following events: (i) any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Corporation with respect to which twenty percent (20%) or more of the total number of votes for the election of the Board may be cast; (ii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, or contested election for the Board, or combination of the foregoing, persons who were directors of the Corporation just prior to such event(s) shall cease to constitute a majority of the Board; (iii) a transaction in which the Corporation will cease to be an independent publicly owned corporation that is required to file quarterly and annual reports under the Securities Exchange Act of 1934, or a sale or other disposition of all or substantially all the assets of the Corporation (including but not limited to the assets or stock of Corporation's subsidiaries that results in all or substantially all of the assets or stock of Corporation on a consolidated basis being sold); (iv) a tender offer or exchange offer is made for shares of the Corporation's Common Stock (other than one made by the Corporation) and shares of Common Stock are acquired thereunder; (v) the stockholders of the Corporation cause a change in the majority of the members of the Board within a twelve (12) month period; provided, however, that the election of one or more new directors shall not be deemed to be a change in the membership of the Board if the nomination of the newly elected directors was approved by the vote of three-fourths of the directors then still in office who were directors at the beginning of such twelve (12) month period; or (vi) with respect to Joel Schultz only, a change in his duties or a reduction in compensation.

     The Corporation will retain the right to terminate the employment agreement in the event of an employee's physical or mental disability which will render him unable to perform under the agreement for any period of one hundred and twenty consecutive days or for an aggregate period of one hundred and twenty or more days during any twelve-month period. In the event of termination due to disability, an employee would be entitled to receive as disability compensation a lump sum payment equal to the annual bonus earned by employee during the fiscal year preceding the year of termination, one year's annual salary, payable not less frequently than monthly and continuation of certain benefits for the greater of one year or the remainder of the term under the agreement. In the event of death, an employee's personal representative will be entitled to receive as a death benefit, in addition to any other payments which he may be entitled to receive under any of the Corporation's benefit plans, payment of one year's salary, payable not less frequently than monthly. In addition, the personal representative of Mr. Schultz, Young, or Carmona would also be entitled to receive a lump sum payment equal to the annual bonus earned by the employee for the prior fiscal year or, in the case of Mr. Schultz or Mr. Young, the higher of the bonus earned in the prior year or the bonus that would have been earned in the current year had the employee continued his employment for the full year.

     The Corporation will have the right to terminate the employee for cause, which is defined in the agreement as conviction of a felony or any crime involving moral turpitude, commission of an act of fraud, theft or embezzlement against the Corporation, or conduct materially injurious to the Corporation's business or reputation. In the event of termination of the agreement without cause, the employee would be entitled to the continuation of certain benefits and severance pay for either six months or one year, as provided in his agreement.

     Effective January 1, 1996, Pacific Thrift entered an employment agreement with Frank Landini, Executive Vice President of Pacific Thrift, for a term of two years. The agreement will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Landini receives an annual base salary of $150,000, as adjusted annually for increases in the cost of living index. Mr. Landini will also receive an annual bonus based upon net profits earned from wholesale loans originated by Pacific Thrift for sale (the "Securitizable Loan Division"), over which Mr. Landini has primary responsibility. Net profits from the Securitizable Loan Division consists of revenues earned from premiums on loan sales, net interest earned on securitizable loans prior to sale, and net fees charged to borrowers (less fees paid to brokers and other referral sources) less employee related and overhead expenses of the Securitizable Loan Division. For the 1996 fiscal year, up to $100,000 of Mr. Landini's bonus plus one-half of any bonus earned in excess of $200,000 will be paid in January 1997, and any bonus earned between $100,000 and $200,000, plus one-half of the bonus earned in excess of $200,000, will be payable 36 months later unless Mr. Landini's employment is terminated voluntarily by him or by Pacific Thrift "for cause." For fiscal years after 1996, one-half of the bonus earned for each year is payable in January of the following year, and the remaining half is payable 36 months later unless Mr. Landini's employment is terminated voluntarily by him or by Pacific Thrift for cause. If Mr. Landini's employment agreement continues for a total of ten years or more, the provision delaying one-half of his bonus for 36 months will terminate. Events which are deemed termination "for cause" include conviction of a felony or any crime involving moral turpitude, commission of an act of fraud, theft or embezzlement against Pacific Thrift or conduct materially injurious to Pacific Thrift's business or reputation. Mr. Landini is not eligible for the employee bonus pool.

PLANS AND ARRANGEMENTS

     Employees of the Corporation, including executive officers, will be entitled to participate in various benefit plans established by the Corporation. Prior to the completion of the Restructuring, the Board of Directors will adopt, subject to consummation of the Restructuring Plan, the plans described below and the Partnership, as the sole stockholder of the Corporation, will approve the adoption of the plans.

1995 STOCK OPTION PLAN

     The 1995 PacificAmerica Money Center, Inc. Stock Option Plan (the "1995 Plan") is designed to promote and advance the interests of the Corporation and its stockholders by (1) enabling the Corporation to attract, retain, and reward managerial and other key employees, non-employee directors and consultants, and
(2) strengthening the mutuality of interests between participants and the Stockholders of the Corporation in its long term growth, profitability and financial success by offering stock options.

     SUMMARY OF THE 1995 PLAN. The 1995 Plan will empower the Corporation to award or grant from time to time until December 31, 2003, when the 1995 Plan expires except with respect to options then outstanding, to officers, directors and key employees of the Corporation and its subsidiaries, Incentive and Non-Qualified Stock Options ("Options") authorized by the Committee which will administer the 1995 Plan.

     ADMINISTRATION. The 1995 Plan will be administered by the Executive Compensation and Stock Option Committee of the Board of Directors (the "Committee"). The 1995 Plan provides that the Committee must consist of at least two directors of the Corporation who are both "disinterested directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and "outside directors" within the meaning of proposed Treasury Regulations sec.sec. 1.162-27(c)(3). The Committee has the sole authority to construe and interpret the 1995 Plan, to make rules and procedures relating to the implementation of the 1995 Plan, to select participants, to establish the terms and conditions of Options and to grant Options, with broad authority to delegate its responsibilities to others, except with respect to the selection for participation of, and the granting of Options to, persons subject to Sections 16(a) and 16(b) of the Exchange Act. Members of the Executive Compensation and Stock Option Committee will not be eligible to receive discretionary Options under the 1995 Plan.

     ELIGIBILITY CONDITIONS. Managerial employees, including all officers of the Corporation, and other key employees of the Corporation and its subsidiaries who hold positions of significant responsibility and non-employee directors will be eligible to receive Options under the 1995 Plan. Non-employee directors are only eligible to receive Non-Qualified Stock Options under the 1995 Plan. Except for Non-Qualified Stock Options granted to non-employee directors, the selection of recipients of, and the nature and size of, Options granted under the 1995 Plan will be wholly within the discretion of the Committee. The 1995 Plan is subject to specific formula provisions relating to the grant of options to non-employee directors, the exercisability of Incentive Stock Options and the total shares available for option grants. In addition, there is a 50,000 share limit on the number of shares of Common Stock in respect of which any type of Options may be granted to any person in each calendar year.

     SHARES SUBJECT TO 1995 PLAN. The maximum number of shares of Common Stock in respect of which Options may be granted under the Plan (the "Plan Maximum") shall be 250,000 with an increase of two percent (2%) of the total issued and outstanding shares of the Common Stock on the first day of each subsequent calendar year, up to a maximum 330,000 shares, commencing January 1, 1997.

     For the purpose of computing the total number of shares of Common Stock available for Options under the 1995 Plan, the above limitations shall be reduced by the number of shares of Common Stock subject to issuance upon exercise or settlement of Options, determined at the date of the grant of such Options. However, if any Options are forfeited, terminated, settled in cash or exchanged for other Options or expire unexercised, the shares of Common Stock previously subject to such Options shall again be available for further Option grants. The shares of Common Stock which may be issued to participants in the 1995 Plan may be either authorized and unissued Common Stock or issued Common Stock reacquired by the Corporation. No fractional shares may be issued under the 1995 Plan.

     The maximum numbers of shares of Common Stock in payment of Options granted or which may be subject to Options, as applied to the 1995 Plan and its several components, are subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Corporation.

     TRANSFERABILITY. No Option granted under the 1995 Plan, and no right or interest therein, shall be assignable or transferable by a participant except by will or the laws of descent and distribution.

     TERM, AMENDMENT AND TERMINATION. The 1995 Plan will terminate on December 31, 2003, except with respect to Options then outstanding. The Board or Directors may amend or terminate the 1995 Plan at any time, except that, (i) to the extent restricted by Rule 16b-3 promulgated under the Exchange Act, as amended and in effect from time to time (or any successor rule), the Board of Directors may not, without approval of the Stockholders of the Corporation, make any amendment that would (1) increase the total number of shares available for issuance (except as permitted by the 1995 Plan to reflect changes in capital structure), (2) materially change the eligibility requirements, or (3) materially increase the benefits accruing to participants under the 1995 Plan, and (ii) the provisions of the 1995 Plan governing the award of options to Non-Employee Directors may not be amended more than once every six months other than to comport with changes to the Code, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the regulations promulgated thereunder.

     CHANGE OF CONTROL. The 1995 Plan provides that the exercisability of outstanding Options shall be accelerated upon any of the following events: (i) any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Corporation with respect to which twenty percent (20%) or more of the total number of votes for the election of the Board may be cast; (ii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, or contested election for the Board, or combination of the foregoing, persons who were directors of the Corporation just prior to such event(s) shall cease to constitute a majority of the Board; (iii) a transaction in which the Corporation will cease to be an independent publicly owned corporation that is required to file quarterly and annual reports under the Securities Exchange Act of 1934, or a sale or other disposition of all or substantially all the assets of the Corporation (including but not limited to the assets or stock of Corporation's subsidiaries that results in all or substantially all of the assets or stock of Corporation on a consolidated basis being sold); (iv) a tender offer or exchange offer is made for shares of the Corporation's Common Stock (other than one made by the Corporation) and shares of Common Stock are acquired thereunder; or (v) the stockholders of the Corporation cause a change in the majority of the members of the Board within a twelve (12) month period; provided, however, that the election of one or more new directors shall not be deemed to be a change in the membership of the Board if the nomination of the newly elected directors was approved by the vote of three-fourths of the directors then still in office who were directors at the beginning of such twelve (12) month period.

     INCENTIVE STOCK OPTIONS. Options designated as Incentive Stock Options, within the meaning of Section 422 of the Code, in respect of up to the Plan Maximum may be granted under the 1995 Plan. The number of shares of Common Stock in respect of which Incentive Stock Options are first exercisable by any optionee during any calendar year shall not have a fair market value (determined at the date of grant) in excess of $100,000 (or such other limit as may be imposed by the Code). To the extent the fair market value of the shares for which options are designated as Incentive Stock Options that are first exercisable by any optionee during any calendar year exceed $100,000, the excess amount shall be treated as Non-Qualified Stock Options. Incentive Stock Options shall be exercisable for such period or periods, not in excess of ten years after the date of grant, as shall be determined by the Committee.

     GRANT OF INCENTIVE STOCK OPTIONS. The Board of Directors of the Corporation intends to grant Incentive Stock Options to acquire a total of 212,400 shares of Common Stock to certain key employees, including the executive officers, of the Corporation, at an exercise price equal to the Public Offering Price. For employees who have been employed by the Partnership for five years or more, options will become exercisable 20% after the first six months following the grant, and an additional 20% on the first, second, third and fourth anniversary dates of the grant thereafter. For employees who have been employed by the Partnership for less than five years, options will become exercisable 25% on each of the first, second, third and fourth anniversary dates of the grant.

     The following executive officers of the Corporation will receive Incentive Stock Options for the following amounts of shares of Common Stock if the Restructuring Plan is completed.


                              NAME                                DOLLAR VALUE     NUMBER OF SHARES
- ----------------------------------------------------------------  ------------     ----------------
Joel R. Schultz.................................................      *                  48,000
Richard D. Young................................................      *                  48,000
Frank Landini...................................................      *                  16,000
Charles J. Siegel...............................................      *                  10,500
Kenneth A. Carmona..............................................      *                   9,000
Norman A. Markiewicz............................................      *                   9,000
Richard B. Fremed...............................................      *                   9,000
Non-officer directors as a group (including two proposed
  directors)(4).................................................                          4,000
Executive Officers, directors and proposed directors as a group
  (11 persons)..................................................                        153,500


- ---------------
 *  Not yet determinable.

(1) Includes options for 1,000 shares each to two existing directors and two proposed directors.

     NON-QUALIFIED STOCK OPTIONS. Non-Qualified Stock Options may be granted for such number of shares of Common Stock and will be exercisable for such period or periods as the Committee shall determine, up to a maximum term of ten years.

     OPTIONS TO NON-EMPLOYEE DIRECTORS. The 1995 Plan also provides for the grant of options to Non-Employee Directors of the Corporation or any of its subsidiaries, without any action on the part of the Board or the Committee, only upon the terms and conditions set forth in the 1995 Plan. Subject to completion of the

Restructuring Plan, each eligible non-employee director of the Corporation or any of its subsidiaries on the Closing Date of the Restructuring Plan shall automatically receive, for each directorship held by such person, Non-Qualified Options to acquire (i) 1,000 shares of Common Stock and (ii) 100 shares of Common Stock after each 12 month period of continuous service as a director of the Corporation thereafter for up to a maximum of five such periods. In no event, however, shall any person receive options for more than 1,000 shares or options for any subsequent year in excess of 200 shares per year. Each person who thereafter becomes a Non-Employee Director shall automatically receive Non-Qualified Options to acquire (i) 1,000 shares of Common Stock for each directorship held by such person on the date such person becomes a Non-Employee Director and (ii) 100 shares of Common Stock after each 12 month period of continuous service as a director of the Corporation thereafter for up to a maximum of five such periods. In no event, however, shall any person receive options upon becoming a director for more than 1,000 shares or options for any subsequent year in excess of 200 shares per year. Each option shall become exercisable as to 50% of the shares of Common Stock subject to the option on each of the first anniversary date of the grant and 50% on the second anniversary date of the grant, and will expire ten years from the date the option was granted. The exercise price of such options shall be equal to 100% of the fair market value of the Common Stock subject to the option on the date on which such options are granted. Each option shall be subject to the other provisions of the 1995 Plan.

     Subject to the completion of the Restructuring Plan, the Non-Employee Directors of the Corporation and its subsidiaries will be granted pursuant to the formula provisions of the 1995 Plan Non-Qualified Options to acquire 6,000 shares of Common Stock, at an exercise price equal to the average closing sale price of the Common Stock for the first 15 trading days after the Distribution.

     OPTION EXERCISE PRICES. The exercise price of an Incentive Stock Option shall be at least 100% of the fair market value of the Common Stock on the date of grant. Except for Options to Non-Employee Directors, Non-Qualified Stock Options may be issued at such option exercise price as the Committee shall determine, but not less than par value per share. The fair market value of all Options granted on the Closing Date will be determined as the Public Offering Price.

     EXERCISE OF OPTIONS. No Stock Option may be exercised, except as provided below, unless the holder thereof remains in the continuous employ or service of the Corporation or one of its subsidiaries.

     Stock Options shall be exercisable only upon the payment in full of the applicable option exercise price in cash or, if approved by the Committee, in shares of the Common Stock (at the fair market value thereof at exercise date) or, if approved by the Committee, by surrendering outstanding Options denominated as to which the participant is vested. No Incentive or Non-Qualified Stock Option may be exercised within six months following the date of grant.

RETIREMENT PLAN

     The General Partner, on behalf of the Partnership, Pacific Thrift and CRC, established a 401(k) Plan in 1994 in which executive officers and other employees participate. The PacificAmerica Money Center, Inc. Retirement Plan will constitute an amendment of the existing 401(k) Plan (the "Retirement Plan"). Following the completion of the Restructuring, the Corporation will adopt the Retirement Plan as sponsor. The terms of the Retirement Plan allow employees to invest contributions in Common Stock of the Company.

     All employees (including officers) of the Corporation and its subsidiaries on the Distribution Date will be eligible to participate in the Retirement Plan and future employees will be eligible following the completion of 1,000 hours of service and their first year of employment. Subject to certain limitations, participants in the Retirement Plan may make contributions from 2% to 15% of their pretax compensation, up to a maximum of $9,240 per year (in 1995), subject to certain limitations and annual adjustments for inflation. The Corporation may, in its discretion, make a matching contribution equal to a percentage of compensation contributed by each participant, not to exceed 6% of compensation. The Retirement Plan is designed to qualify under Section 401(k) of the Code and therefore contributions by the Corporation and the participants are deductible by the Corporation and not includable in the income of the participants for federal income tax purposes. Participants will always be fully vested in all of their individual contributions to the Retirement Plan (and in earnings on such contributions). Participants will be fully vested in employer contributions (and earnings on such contributions) to the Retirement Plan, regardless of years of service, upon the attainment of normal retirement age (age 65), such participant's death or permanent and total disability while employed by the Corporation or the termination or complete discontinuance of the Retirement Plan. If a participant terminates employment with the Corporation for any other reason other than retirement, then such participant's interest in employer contributions to the Retirement Plan shall vest 20% after one year of service, 20% for each year of service thereafter, so they will be vested 100% after five or more years of service. An employee's service with the Partnership, the General Partner, and former affiliates is counted for purposes of vesting under the Retirement Plan.

STOCK PURCHASE PLAN

     The 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan") provides for eligible employees of the Corporation and its subsidiaries to participate in the ownership of the Corporation by acquiring the right to purchase shares of the Corporation's Common Stock. The Stock Purchase Plan will cover a total of 65,000 shares of Common Stock, which may be purchased by the Plan in the open market or issued by the Corporation from authorized and unissued treasury stock. The purpose of the Stock Purchase Plan is to promote the interests of the Corporation by providing a method whereby employees of the Corporation may participate in the ownership of the Corporation by acquiring an interest in the Corporation's growth and productivity.


     THE OPTIONS. The Stock Purchase Plan provides that, during each specified period ("Option Period"), the Corporation may grant options to participants to purchase, at the termination of that Option Period, shares of Common Stock under the Stock Purchase Plan. The Option Periods coincide with the Corporation's calendar year. The price at which each share covered by an option under the Stock Purchase Plan may be purchased is in all instances 100% of the fair market value of a share of Common Stock on the first day of the applicable Option Period.


     Unless terminated, options granted at the commencement of an Option Period are exercised automatically on the last day of that Option Period. An option terminates upon a voluntary withdrawal from participation in the Stock Purchase Plan by a participant, which may be effected any time prior to the last day of the Option Period by completing a notice of termination form. An option also terminates automatically if the participant holding the option ceases to be employed by the Corporation or a subsidiary of the Corporation for any reason (including death, disability or retirement) prior to the last day of the Option Period.

     An option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, and may be exercised, during the lifetime of the optionee, only by such optionee. Optionees do not have rights as Stockholders with respect to option shares until they exercise their options.

     ELIGIBILITY AND PARTICIPATION. All full-time employees of the Corporation and its subsidiaries who have been employed continuously for at least 30 days and who work more than 20 hours per week are eligible to participate in the Stock Purchase Plan at their election. However, no employee may be granted an option if such employee would immediately thereafter own, directly or indirectly, 5% or more of the combined voting power of all classes of stock, of the Corporation, as determined pursuant to Section 424(d) of the Code.


     Eligible employees may enroll as participants in the Stock Purchase Plan by executing a form provided by the Corporation prior to the commencement of each Option Period on which they may designate the stated maximum set forth on the form, to (1) the portion of their compensation, in any amount up to the stated maximum set forth on the form, to be deducted semi-monthly, and accumulated for the purchase of shares of Common Stock, and/or (2) the amount of funds, if any, which they will deposit at the beginning of the Option Period for the purchase of shares of Common Stock. Once chosen, the semi-monthly contribution for that Option Period cannot be decreased or increased without terminating the option. The aggregate maximum dollar amount which may be designated by a participant to be applied to the purchase of shares under the Stock Purchase Plan may not exceed $25,000 per year.

     ADMINISTRATION AND AMENDMENT. The Stock Purchase Plan will be administered by the Executive Compensation and Stock Option Committee of the Board of Directors. That Committee will be empowered to interpret and construe any provision of the Stock Purchase Plan and may adopt such rules and regulations for administering the Stock Purchase Plan as it deems necessary.

     The Board of Directors of the Corporation may at any time, insofar as is permitted by law, alter, amend, suspend or discontinue the Stock Purchase Plan with respect to any shares not already subject to options; provided, however, that without the approval of the Stockholders no modification or amendment may increase the number of shares subject to the Stock Purchase Plan, extend the term of the Stock Purchase Plan, alter the option price formula, otherwise materially increase the benefits accruing to participants, materially modify the requirements as to eligibility for participation, or amend the Stock Purchase Plan in any manner that will cause it to fail to meet the requirements of an "Employee Stock Purchase Plan" as defined in Section 423 of the Code.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The PacificAmerica Money Center, Inc. Supplemental Executive Retirement Plan (the "Supplemental Plan"), an unfunded retirement plan, is designed to provide benefits to certain long-term executive officers of the Corporation and its predecessors. Participants' years of service with the General Partner, Presidential (and its former affiliate, Pacific Thrift and Loan Association) CRC, LPPC and Pacific Thrift prior to the completion of the Restructuring Plan will carry forward for vesting and benefit accrual purposes. The Supplemental Plan will initially cover the following seven employees: Joel R. Schultz, Richard B. Fremed, Norman A. Markiewicz, Richard D. Young, Kenneth A. Carmona, Charles J. Siegel and Frank Landini. Future participants, if any, will be determined by the Board of Directors. Administration of the Supplemental Plan will be the responsibility of the Executive Compensation and Stock Option Committee. Participants in the Supplemental Plan will not be permitted to make contributions to the Supplemental Plan.

     Under the Supplemental Plan, a participant's 65th birthday is deemed his or her normal retirement date ("Normal Retirement Date"). The yearly benefit that a participant will receive at his or her Normal Retirement Date will be 1 2/3% of his or her average compensation (whether paid by the General Partner, the Partnership or the Corporation) for his or her highest 3 consecutive years, multiplied by the actual number of his or her years of service. However, in no event will any years of service in excess of 30 be taken into account. The participant's benefits are reduced by his estimated Social Security Benefit and by his estimated Section 401(k) Plan Benefit. The estimated 401(k) Plan Benefit is determined as a straight life annuity that is the actuarial equivalent of the sum of the elective deferral and company matching contributions made to the Retirement Plan, based on the assumption that the maximum elective deferrals and company match are contributed to the Retirement Plan on behalf of the participant each year and the participant's account yields an assumed earnings rate. Benefits are payable monthly upon the participant's retirement.

     A participant is entitled to elect early retirement before his or her Normal Retirement Date, and still receive retirement benefits, at any time after
(a) he or she has completed 15 years of service and (b) the sum of his or her age and years of service equals or exceeds 75 ("Early Retirement Date"). The dollar amount of a participant's early retirement benefit equals the normal retirement benefit reduced 1/4% for each month prior to his or her 65th birthday.

     If a participant dies while employed by the Corporation at any time when he or she is eligible for early or normal retirement, his or her surviving spouse will receive the survivor portion of a benefit determined as if the participant had retired on the day before his or her death, and had elected to receive his or her benefit in the form of a 50% joint and survivor annuity.

     Participants' benefits will become fully vested upon the attainment of their Early Retirement Date or Normal Retirement Date; however, participants will forfeit all of their benefits in the event they are terminated for cause, or they engage in competition with the Corporation without express written consent of the Corporation, either before or after retirement.

     Special rules apply following a Change of Control of the Corporation. If a participant's employment is terminated within 5 years following a Change of
Control:

          (a) the participant will be entitled to receive a benefit even if he or she voluntarily terminates employment prior to eligibility for retirement, provided it is for "Good Reason," which includes, among other circumstances, reduction in the participant's annual base salary, the failure to pay within 7 days of the due date any portion of the participant's compensation, and the Corporation's failure to continue in effect any material compensation plan in which the participant participated immediately before the Change of Control;

          (b) the participant will be credited with an additional 5 years of service and entitled to receive a lump sum distribution of the present value of his or her accrued benefit; and

          (c) the participant's benefit can be forfeited because he or she is terminated for cause only if (i) the termination is because of the willful and continued failure by the participant to substantially perform his or her duties with the Corporation after a written demand for substantial performance is delivered to the participant by the Board of Directors, or
     (ii) the participant's theft or embezzlement from the Corporation, fraud or other acts of dishonesty in the conduct of the Corporation's business, conviction or plea of nolo contendere to any felony or any crime involving moral turpitude, or willful and knowing action which is materially injurious to the business or reputation of the Corporation.

     A participant shall have the right to appeal a dismissal for cause to the Board of Directors. Such participant shall not be deemed to have been terminated for cause within 5 years following a Change of Control unless and until he or she receives a copy of a resolution stating that the participant had committed an act described in clause (i) or (ii) of paragraph (c) above, duly adopted by the affirmative vote of not less than 75% of the entire membership of the Board of Directors.

     A participant also will have the right to receive a lump sum benefit under the Plan in the event of a voluntary termination of employment within one year following a Change of Control, based on his actual Years of Service.

     The Board of Directors of the Corporation may amend or terminate the Supplemental Plan at any time, provided that neither the accrual or vesting rights of any participant at the time of amendment or termination may be adversely affected without the consent of that participant. Plan termination will not result in immediate vesting of accrued benefits.

     The following table shows the estimated annual retirement benefits, before any applicable offset for estimated Social Security benefits or estimated 401(k) benefits under the Retirement Plan. Such benefits would be payable to participants in the Supplemental Plan on their Normal Retirement Date on a straight life annuity basis. Offsets for social security and 401(k) contributions made under the Retirement Plan may be substantial for certain participants.

                                    ANNUAL COMPENSATION
AVERAGE ANNUAL                 YEARS OF SERVICE AT RETIREMENT
   ELIGIBLE        ------------------------------------------------------
 COMPENSATION         15             20             25             30
- --------------     ---------      ---------      ---------      ---------
   $100,000        $  25,005      $  33,340      $  41,675      $  50,010
   $200,000        $  50,010      $  66,680      $  83,350      $ 100,020
   $300,000        $  75,015      $ 100,020      $ 125,025      $ 150,030
   $400,000        $ 100,020      $ 133,360      $ 166,700      $ 200,040
   $500,000        $ 125,025      $ 166,700      $ 208,375      $ 250,050

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

     The Corporation's Certificate of Incorporation provides that a director of the Corporation will have no personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

(iii) as provided under Section 174 of the Delaware General Corporation Law (the "Delaware GCL") for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to the Corporation and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

     The provision does not eliminate or alter the duty of the Corporation's directors; it merely limits personal liability for monetary damages to the maximum extent now permitted by the Delaware GCL. Moreover, it applies only to claims against a director arising out of his role as a director; it does not apply to claims arising out of his role as an officer (if he is also an officer) or arising out of any other capacity in which he serves. While this provision does not affect the availability of injunctive or other equitable relief as a remedy for breach of duty by directors, it does limit the remedies available to a Stockholder who has an otherwise valid claim that a director acted in violation of his duties, if the action is among those as to which liability is limited. Because of this provision, Stockholders will not have a claim for monetary damages based on breach of the directors' duty, even if the directors' conduct involved gross negligence (including a grossly negligent business decision involving a takeover proposal for the Corporation), unless the conduct is of a type for which the Delaware GCL does not permit limitation of liability. If the Stockholders do not have a claim for monetary damages, their only remedy may be a suit to enjoin completion of the Board's action or to rescind completed action. The Stockholders may not be aware of a proposed transaction that might otherwise give rise to a claim until the transaction is completed or until it is too late to prevent its completion by injunction. In such a case, the Corporation and its Stockholders may have no effective remedy for an injury resulting from the Board's action.

     This provision may reduce the likelihood of Stockholder derivative litigation against directors and may discourage or deter Stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might otherwise have benefited the Corporation and its Stockholders. The Securities and Exchange Commission has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

     The Corporation included this exculpation provision in its Certificate of Incorporation to provide its directors with the maximum protection from personal liability made available by the Delaware GCL. It is believed that this provision will help the Corporation to attract and retain as directors the persons most qualified for those positions.

DIRECTOR AND OFFICER INDEMNIFICATION

     The Corporation's Bylaws generally require the Company to indemnify and advance expenses to its directors, officers, employees and other agents to the fullest extent permitted by Delaware law. The Corporation also has entered into indemnification agreements with each of its directors and executive officers whereby the Corporation will indemnify each such person against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving as a director of the Corporation or any of its subsidiaries. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the indemnitee has not already received payments in respect of a claim from the Corporation or from an insurance company. Under certain circumstances, such indemnification (including reimbursement of expenses incurred) will be allowed for liability arising under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Corporation may purchase a directors' and officers' liability policy insuring directors and officers of the Corporation immediately prior to or upon the completion of the Restructuring Plan.

                              CERTAIN TRANSACTIONS

MANAGEMENT AND OTHER FEES AND REIMBURSEMENTS PAID TO THE GENERAL PARTNER


     Pursuant to the Partnership Agreement, the General Partner receives various fees and reimbursements from the Partnership, all of which will be terminated effective upon the Closing Date of the Restructuring Plan. The following paragraphs describe the various fees and reimbursements paid to the General Partner for the three years ended December 31, 1995 and the quarter ended March 31, 1996.



     In 1993, the General Partner received management fees of $440,530 in the first and second calendar quarters, which was required to be repaid as a result of the Partnership's net loss for 1993. As a result, the General Partner delivered a promissory note to the Partnership for the balance owed, payable in four equal quarterly principal installments commencing December 20, 1994. As of December 31, 1995, the General Partner owed $220,000 on this note. No interest was paid or accrued for 1993. However, interest at the Fleet prime rate plus 1% has been accrued from January 1, 1994. At March 31, 1996, $16,733 of interest had been accrued and was unpaid on this loan.



     The General Partner received no management fees in 1994 or 1995. A management fee of $38,000 was accrued but not paid to the General Partner for the three months ended March 31, 1996.



     For the years ended December 31, 1995, 1994 and 1993, the General Partner received supervision fees of $1,012,000, $805,000 and $845,508 from the Partnership. Supervision fees of $403,511 were accrued but not paid to the General Partner for the three months ended March 31, 1996.



     The Partnership reimbursed the General Partner for the employee salaries and related expenses of 135 full time employees and one part time employee of the General Partner in 1993, for which the Partnership reimbursed the General Partner a total of $5,183,922. Effective January 1, 1994, in response to the demand of the FDIC, the General Partner transferred all of its employees who worked for Pacific Thrift directly to Pacific Thrift's payroll. The General Partner still provides employees to Presidential, CRC and LPPC. For the three months ended March 31, 1996 and the years ended December 31, 1995 and 1994, Presidential, CRC and LPPC reimbursed the General Partner $27,000, $82,000 and $90,000, respectively.


PAYMENTS TO GENERAL PARTNER RELATED TO PURCHASE OF CRC AND LPPC

     Effective July 1, 1990, the Partnership purchased CRC and LPPC from the General Partner, for a total purchase price of $908,000. In addition, the Partnership agreed to pay to the General Partner an additional amount annually for five years, to be calculated as 50% of the total annual net profits earned by CRC in excess of $465,396 (the "Base Profit Amount"). In 1995, 1994 and 1993 the Partnership paid or accrued to the General Partner $224,000 and $465,551 pursuant to this provision. No further amounts other than the $172,000 accrued for 1995 are payable to the General Partner under this agreement for any period after December 31, 1995.

PAYMENTS FOR PURCHASE OF EQUIPMENT

     Effective December 31, 1993, Pacific Thrift purchased certain computer equipment, software and office furniture and equipment from the General Partner and Presidential. Pacific Thrift paid $547,500 to the General Partner and $497,000 to the Partnership in connection with these purchases. As a result of a revaluation and reallocation of the software purchased by Pacific, the purchase price of the software was reduced by a total of $349,407, of which the General Partner repaid $176,793 and the Partnership repaid $172,614 to Pacific Thrift.

GENERAL PARTNER CAPITAL NOTE


     To make up for an unintended distribution of capital of the Partnership in 1992, the General Partner voluntarily contributed a note (the "Capital Note") to the Partnership, dated May 15, 1993, bearing interest at 1% above the Fleet prime rate. As of December 31, 1995, the General Partner had made payments of $266,213 plus accrued interest under the Capital Note. Based upon the terms and conditions of the Capital Note, the General Partner has had no obligation to make further payments under the Capital Note since 1994, and there will be no further obligation after the completion of the Restructuring Plan.


AMOUNTS OWED FROM AND TO THE GENERAL PARTNER AND THE PARTNERSHIP


     At March 31, 1996, a total of $1,265,341 was owed by the Partnership to the General Partner, including a $600,000 unsecured loan made on May 15, 1992 plus interest thereon of $81,542, plus accrued and unpaid management, supervision and other fees of $583,799. As of May 31, 1996, management estimates that the total amount owed by the Partnership to the General Partner is $1,600,538. Offsetting these obligations are debts owed by the General Partner to Presidential for salaries, rent and overhead paid by Presidential and overpaid management fees in 1994 and 1995, which totalled $332,683 at March 31, 1996, and which management estimates total $413,538 as of May 31, 1996. Of the net $1,187,000 which the Partnership estimates it owes to the General Partner as of May 31, 1996, $800,000 will be paid to the General Partner and used to purchase Common Stock in the Rights Offering and $385,000 will be paid to the General Partner and used to purchase the General Partner Warrants. The remaining $2,000 owed to the General Partner will be paid to the extent permitted by Fleet with any remaining balance paid after the Bank Loan has been repaid in full. The General Partner will distribute all Common Stock, Subscriber Warrants and General Partner Warrants received by it to its Partners.


PAYMENTS TO MANAGING OFFICERS

     Two of the Managing Officers, Joel R. Schultz and Norman A. Markiewicz, have employment agreements providing incentive payments based upon net operating profits of the Partnership. For the two years ended December 31, 1995 and 1994, no compensation was paid under these agreements. For the year ended December 31, 1993 Mr. Schultz received $20,000 and Mr. Markiewicz received $10,000 under these agreements. Upon the completion of the Restructuring, Mr. Schultz and Mr. Markiewicz will receive any amounts earned under these employment contracts based on net operating profits of the Partnership from January 1, 1996 through the Closing Date, provided that the maximum that may be earned under these agreements is $20,000 by Mr. Schultz and $10,000 by Mr. Markiewicz. These employment agreements will then be terminated.


     Joel R. Schultz also receives payments for providing legal services in connection with the Partnership's loan accounts (excluding home improvement loans), for which he receives $100 from the fees paid by each borrower. Total fees of $84,000, $175,000, $62,000 and $56,400 were paid to Mr. Schultz for the three months ended March 31, 1996 and the years ended December 31, 1995, 1994 and 1993 Upon completion of the Restructuring, these amounts will no longer be paid.


PERSONAL GUARANTY OF PARTNERSHIP DEBT BY MANAGING OFFICERS

     Messrs. Joel R. Schultz, Norman A. Markiewicz and Richard B. Fremed have personally guaranteed the collectability of the Partnership's bank debt.

CONSULTING AGREEMENTS WITH DIRECTOR OF PACIFIC THRIFT

     Effective August 31, 1992, Pacific Thrift and Presidential entered into an advisory agreement with Ermyas Amelga, a director of the Corporation and Pacific Thrift. Mr. Amelga was retained to provide financial advisory services in connection with: (i) the establishment of a $75 million securitization program with Aames Capital Corporation; and (ii) an offering of debt or equity securities. The agreement terminated on June 30, 1994. Mr. Amelga received compensation of $125 per hour, provided that monthly billings relating to any transaction other than the Aames securitization were limited to no more than $7,500 per month. In addition, Mr. Amelga received incentive fees equal to the following amounts: for the Aames securitization, .50% of the first $5 million of loans sold, .25% of the next $10 million loans sold; .30% of the next $35 million loans sold; and .35% of the next $25 million loans sold. In addition, Mr. Amelga was entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with the performance of his services under the agreement. Mr. Amelga received $165,130, $111,000, $84,148 in compensation under the Advisory Agreement in 1995, 1994 and 1993, respectively. No further amounts are payable to Mr. Amelga under the agreement.

     Effective as of the date of his resignation as a director of the Corporation, which is anticipated may occur within 30 days after the Closing Date, the Corporation plans to enter into a new consulting agreement with Mr. Amelga, pursuant to which Mr. Amelga will provide financial and strategic consulting services to the Corporation for one year. Mr. Amelga will receive consulting fees of $2,000 per month and stock options for 1,000 shares, which will replace options for 1,000 shares he receives as a director of the Corporation, exercisable at the Public Offering Price upon the terms provided under the Corporation's 1995 Stock Option Plan for Non-Qualified Options.

                          DESCRIPTION OF CAPITAL STOCK

     Set forth below is a summary of certain terms and provisions of the Corporation's capital stock, which is qualified in its entirety by reference to the Corporation's Certificate of Incorporation. A copy of the Certificate of Incorporation has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     Under the Certificate of Incorporation. the authorized but unissued and unreserved shares of the Corporation's capital stock will be available for issuance for general corporate purposes, including, but not limited to, possible stock dividends, future mergers or acquisitions, or public or private offerings. Except as may otherwise be required, stockholder approval will not be required for the issuance of those shares.

COMMON STOCK


     The Corporation's Certificate of Incorporation authorizes the issuance of up to 8,000,000 shares of Common Stock. The Partnership currently owns all of the 3,000 outstanding shares of Common Stock. Upon the Closing Date of the Restructuring Plan, additional shares will be issued to the Partnership for distribution to the General Partner and the Limited Partners for their interests in the Partnership equal to the Net Tangible Equity of the Partnership on the last day of the month preceding the Closing Date of the Restructuring Plan divided by 10, provided that not less than 890,000 shares will be issued, less shares that would otherwise be issued to Limited Partners electing the Cash Out Option. In addition, 244,078 shares subscribed for as of June 10, 1996, plus any additional shares subscribed for until the expiration of the solicitation period, will be issued in connection with the Rights Offering. Up to 1,000,000 additional shares will be issued in connection with the Public Offering, the actual amount of which will cause the total number of shares of Common Stock to be equal to 1,690,000 shares. An additional 330,000 shares of Common Stock have been reserved for issuance under the Corporation's 1995 Stock Option Plan and 65,000 shares have been reserved for issuance under the Stock Purchase Plan. See "MANAGEMENT -- Plans and Arrangements."


     The holders of Common Stock will be entitled to dividends when, as, and if declared by the Corporation's Board of Directors out of funds legally available therefor. The payment of dividends by the Corporation will depend on the Corporation's net income, financial condition, regulatory capital requirements and other factors deemed relevant by the Board of Directors. In addition, a substantial source of funds for the payment of cash dividends will be dividends paid by Pacific Thrift, the payment of which is limited by the provisions of California law and FDIC regulations. See "SUPERVISION AND
REGULATION -- Restrictions on Transfers of Funds to the Partnership by Pacific Thrift." Each share of Common Stock will entitle the holder to one vote on all matters upon which Stockholders have the right to vote. The Common Stock will not have cumulative voting rights in the election of directors.

     In the event of liquidation, dissolution or winding up of the Corporation, the holders of shares of Common Stock will be entitled to share equally after payment of all debts and liabilities of the Corporation, and subject to the prior rights of holders of any shares of the Corporation's Preferred Stock, if issued in the future, in the remaining assets of the Corporation.

     Holders of shares of Common Stock are not entitled to preemptive rights with respect to any shares of Stock of the Corporation that may be subsequently issued. The Common Stock is not subject to call or redemption and, as to shares of Common Stock currently outstanding, are fully paid and nonassessable.

PREFERRED STOCK

     The Certificate of Incorporation authorizes the Board of Directors of the Corporation to issue up to 2,000,000 shares of Preferred Stock of the Corporation, in one or more series, having such rights and preferences as the Board of Directors may determine, in its sole discretion. No consent of the Common Stockholders is required to authorize the issuance of any class of Preferred Stock. The rights of the holders of the Preferred Stock may be senior to the holders of the Common Stock. The Board of Directors currently has no plans to issue any class of Preferred Stock.

TRANSFER AGENT

     The transfer agent for the Common Stock will be U.S. Transfer Corporation.

CERTAIN ANTI-TAKEOVER PROVISIONS

     There has been a recent trend towards the accumulation of substantial stock positions in public companies by third parties as a prelude to proposing a takeover or a restructuring or sale of all or part of the company or other similar extraordinary corporate action. Such actions are often undertaken by the third party without advance notice to or consultation with management of the company. In many cases, the purchaser seeks representation on the company's board of directors in order to increase the likelihood that his proposal will be implemented by the company. If the company resists the efforts of the purchaser to obtain representation on the company's board, he may commence a proxy contest to have himself or his nominees elected to the board in place of certain directors, or the entire Board.

     The Board of Directors of the Corporation believes that an imminent threat of removal of the Corporation's management severely curtails its ability to negotiate effectively with such purchasers. Management is deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving the Corporation which may ultimately be undertaken. Takeovers or changes in management of a corporation which are proposed and effected without prior consultation and negotiation with the Corporation's management are not necessarily detrimental to the Corporation and its stockholders. However, the Board feels that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Corporation outweigh the disadvantages of discouraging such proposals.

     The provisions of the Certificate of Incorporation and Bylaws described herein would make more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Corporation's Common Stock or the removal of the incumbent Board, and could thus have the effect of entrenching incumbent management. At the same time, the provisions would help ensure that the Board, if confronted by a surprise proposal from a third party who has recently acquired a block of the Corporation's stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to seek a premium price for the Stockholders. These provisions are thus intended to encourage persons seeking to acquire control of the Corporation to initiate such an acquisition through arms'-length negotiations with the Corporation's management and Board of Directors. The provisions are permitted under Delaware law and are consistent with the rules of the Nasdaq National Market.

     These provisions are not in response to any efforts of which the Corporation is aware to accumulate the Corporation's stock or to obtain control of the Corporation. The Board of Directors does not presently contemplate recommending to the stockholders for their approval any further measures which would affect the ability of third parties to change control of the Corporation.

     The following discussion is a general summary of material provisions of the Corporation's Certificate of Incorporation and Bylaws, as currently in effect, and certain other regulatory provisions, which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Corporation's Certificate of Incorporation and Bylaws, as currently in effect, reference should be made in each case to the document in question, each of which is part of the Registration Statement filed with the Commission. See "ADDITIONAL INFORMATION."

     DIRECTORS. Certain provisions of the Certificate of Incorporation and Bylaws will impede changes in majority control of the Board of Directors. The Corporation's Certificate of Incorporation provides that the Board of Directors of the Corporation, other than those who may be elected pursuant to the terms of any series of Preferred Stock or any other securities of the Corporation having a preference to the Common Stock, be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. The Corporation's Bylaws provide that, except as may be provided by the terms of any series of Preferred Stock or any other securities of the Corporation having a preference to the Common Stock, the size of the Board of Directors may be increased or decreased only by a majority vote of the whole Board. The Bylaws also provide that, except as may be provided by the terms of any series of Preferred Stock or any other securities of the Corporation having a preference over the Common Stock, any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. The number of directors constituting the Board will initially be five and, therefore, a majority of the Board may not be replaced at one annual election. The Certificate of Incorporation provides that, except as otherwise provided by the terms of any series of Preferred Stock or any other securities of the Corporation having preference over the Common Stock, that a director may only be removed for cause by the affirmative vote of the holders of 66 1/2% of the shares eligible to vote.

     RESTRICTIONS ON CALL OF SPECIAL MEETINGS. The Certificate of Incorporation provides that, subject to the terms of any series of Preferred Stock or any other securities of the Corporation having a preference over the Common Stock, that a special meeting of stockholders may be called only by the Board of Directors, the Chairman of the Board or the President and for only such business as directed by the Board. Common Stockholders are not authorized to call a special meeting.

     ACTION WITHOUT A MEETING OF STOCKHOLDERS; SPECIAL MEETINGS. The Certificate of Incorporation provides that, except as may be provided by the terms of any series of Preferred Stock or any other securities of the Corporation having a preference over the Common Stock, stockholders may not consent in writing, without a meeting, to the taking of any action unless such action is first approved by a majority of the "Disinterested Directors" of the Corporation. Special meetings may only be called by a majority of the Board of Directors, the Chairman of the Board or the President.

     ABSENCE OF CUMULATIVE VOTING. The Certificate of Incorporation does not provide for cumulative voting rights in the election of directors.

     AUTHORIZATION OF PREFERRED STOCK. The Certificate of Incorporation authorizes 2,000,000 shares of Preferred Stock. The Corporation is authorized to issue Preferred Stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative, participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Corporation that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of Preferred Stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of Preferred Stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any Preferred Stock, and does not intend to issue any Preferred Stock except on terms which the Board deems to be in the best interests of the Corporation and its stockholders.

     PROCEDURES FOR CERTAIN BUSINESS COMBINATIONS. The Certificate of Incorporation requires that certain business combinations (including transactions initiated by management) between the Corporation (or any majority-owned subsidiary thereof) and a 10% or more stockholder either (i) be approved by a vote of the holders of 66 2/3% of all of outstanding voting shares, voting as a single class, of the Corporation and by a majority of the voting shares held by other than the interested stockholder and its affiliates, (ii) be approved by a majority of the disinterested Board of Directors (i.e., persons other than the interested stockholder and its affiliates and the affirmative vote of the stockholders, as required by law,) or
(iii) involve consideration per share generally equal to that paid by such 10% stockholder when it acquired its block of stock and be approved by a majority of the outstanding voting shares, voting as a single class.

     AMENDMENT TO CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to the Certificate of Incorporation requires the approval of a majority vote of the Corporation's Board of Directors and also by a majority of the outstanding shares of the Corporation's voting stock, provided, however, that approval by the holders of at least 66 2/3% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the Certificate of Incorporation).

     The Bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of a majority of the total votes eligible to be voted at a duly constituted meeting of stockholders.

     DELAWARE ANTI-TAKEOVER STATUTE. The Delaware General Corporation Law provides that buyers who acquire more than 15% of the outstanding stock of a Delaware corporation, such as the Corporation, are prohibited from completing a hostile takeover of such corporation for three years. However, the takeover can be completed if (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation's board of directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder). The foregoing provisions of the Delaware General Corporation Law do not apply to Delaware corporations which do not have a class of voting stock listed on a national exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders. The Corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by this provision. At the present time, the Board of Directors does not intend to propose any such amendment.

EFFECT OF QUASI-CALIFORNIA CORPORATION LAW

     Section 2115 of the California GCL provides that quasi-California corporations will be subject to certain substantive provisions in the California GCL notwithstanding comparable provisions in the law of the jurisdiction where the corporation is incorporated. Section 2115 is applicable to foreign corporations which have more than half of their shareholders residing in California and more than half of their business deriving from California. The determination of whether a corporation is a quasi-California corporation is based upon information contained in a certificate required to be filed within three months and fifteen days after the end of the corporation's fiscal year or within 30 days after the filing of its franchise tax return, if an extension of time to file such return was granted. Quasi-California corporations that are Large Public Corporations (i.e., that have securities listed on the New York or American stock exchanges, or securities designated for trading on the Nasdaq National Market, if the corporation has at least 800 holders of its equity securities as of the record date for its most recent annual meeting), are exempt from the application of Section 2115.

     The Corporation has qualified to do business in the State of California. The Corporation's subsidiaries will each have substantially all of their property, employees and operations in California. Therefore, absent an exemption, the Corporation would be deemed to be a quasi-California corporation.

     Management believes that, immediately following the Closing Date, the Corporation would constitute a Large Public Corporation and would thereby be exempt from the application of Section 2115. The Corporation's Common Stock has been conditionally approved for listing on the Nasdaq National Market. Furthermore, as of the December 31, 1995, there were more than 800 holders of record of the Limited Partnership Units and more than 2,493 beneficial owners of such Limited Partnership Units. However, there can be no assurance that the Common Stock will continue to be listed on the Nasdaq National Market or that the Corporation's equity securities will continue to be held by at least 800 persons. If the Corporation's equity securities were ever to be held by fewer than 800 persons, or the Common Stock was no longer listed on the NASDAQ National Market for any reason the Corporation could become subject to the provisions of the California law as a result of the application of Section 2115. If the Corporation were determined to be a quasi-California corporation, certain of the provisions of the Corporation's Certificate of Incorporation and Bylaws would not be authorized by California law, including the Corporation's classified board of directors and the super majority voting provisions. In addition, under California law cumulative voting for the election of directors is mandatory unless a corporation that is a Large Public Corporation has expressly eliminated cumulative voting in its articles of incorporation. The Corporation has eliminated cumulative voting in its Articles of Incorporation. Furthermore, California law with respect to the payment of dividends is more restrictive than Delaware law. Since the Corporation is expected to derive a substantial amount of its revenues from Pacific Thrift, a California corporation, California law and FDIC regulations with respect to dividends will have a substantial effect on the Corporation's ability to pay dividends. Under California law, a corporation is prohibited from paying dividends unless (i) the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution; (ii) the assets of the corporation exceed 1 1/4 times its liabilities; or (iii) the current assets of the corporation exceed its current liabilities, but if the average pretax net earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1 1/4 times its current liabilities.


MARKET FOR COMMON STOCK

     There has been no public market for the Common Stock. The Common Stock has been conditionally approved for listing on the Nasdaq National Market under the symbol "PAMM." The Representative has indicated its intention to make a market in the Common Stock. The Representative is not obligated, however, to make a market in the Common Stock and any market making may be discontinued at any time.

SUBSCRIBER WARRANTS

     For every five shares of Common Stock purchased in the Rights Offering by Partners, partners of the General Partner, or officers, directors or employees of the Partnership or its subsidiaries, the Corporation will issue a transferable warrant for one additional share of Common Stock (collectively, "Subscriber Warrants"). Due to federal regulations applicable to the Retirement Plan, however, employees who purchase Common Stock with contributions held in the Retirement Plan will not be eligible to receive Subscriber Warrants. The Subscriber Warrants are exercisable at any time after issuance for a period of two years, at a price equal to 125% of the Public Offering Price. Although the Subscriber Warrants are freely transferable, they will not be listed for trading on the Nasdaq National Market, and there can be no assurance that a market will develop for the Subscriber Warrants.


     The Common Stock issuable upon exercise of the Subscriber Warrants ("Subscriber Warrant Stock") has been registered concurrently with the registration of the Additional Shares, and the Corporation has committed to maintain the effectiveness of such registration until the expiration of the Subscriber Warrants.


     Holders of Subscriber Warrants will not be entitled, by virtue of being such holders, to receive dividends or subscription rights, vote, consent, or receive notice as Stockholders of the Corporation in respect of any meeting of Stockholders for the election of directors of the Corporation or any other matter, or exercise any other rights whatsoever as Stockholders of the Corporation.

GENERAL PARTNER WARRANTS


     The General Partner will purchase from the Corporation warrants (the "General Partner Warrants") exercisable for up to 25% of the Common Stock outstanding on the Closing Date, on a fully diluted basis assuming the exercise of all General Partner Warrants. The General Partner Warrants will be exercisable at any time after issuance for a period of 18 months, at an exercise price equal to 150% of the Public Offering. The General Partner will pay the Corporation $385,000 to purchase the General Partner Warrants, which management believes represents the fair market value of the General Partner Warrants based on the Black-

Scholes method of option valuation. The General Partner Warrants will be non-transferable, except to and between partners of the General Partner.



     The Common Stock issuable upon exercise of the General Partner Warrants ("General Partner Warrant Stock") has been registered concurrently with the registration of the Additional Shares, and the Corporation will commit to maintain the effectiveness of such registration until the earlier of the sale of all the General Partner Warrant Stock or five years after the Initial Exercise Date. In addition, under certain circumstances, the holders of the General Partner Warrants will have one demand registration right and unlimited "piggyback" registration rights for a period of five years following the Initial Exercise Date, for the purpose of resale of the General Partner Warrant Stock.


     Holders of General Partner Warrants will not be entitled, by virtue of being such holders, to receive dividends or subscription rights, vote, consent, or receive notice as Stockholders of the Corporation in respect of any meeting of Stockholders for the election of directors of the Company or any other matter, or exercise any other rights whatsoever as Stockholders of the Corporation.

BANK WARRANT


     In connection with the extension of the Bank Loan, if the Restructuring Plan is completed, the Corporation has agreed to issue the Bank Warrant to Fleet. The Bank Warrant is non-transferable, and entitles Fleet to purchase up to 2% of the total outstanding Common Stock of the Corporation on the Closing Date, at an exercise price equal to 25% of the net book value of the Corporation on the Closing Date. The Bank Warrant is exercisable for a period of five years from issuance. The Corporation may redeem the Bank Warrant at any time within one year from date of issuance for $200,000, and the Corporation intends to redeem the Bank Warrant promptly after the Closing Date.



     The Bank will not be entitled by virtue of the Bank Warrant to receive dividends or subscription rights, vote, consent, or receive notice as Stockholders of the Corporation in respect of any meeting of Stockholders for the election of directors of the Corporation or any other matter, or exercise any other rights whatsoever as Stockholders of the Corporation.


                        SHARES ELIGIBLE FOR FUTURE SALE

     The offering made by this Prospectus is the initial registered public offering of the Common Stock. There is no public trading market for any of the Corporation's securities at the present time. There can be no assurance that a public trading market will ever develop or, if a market develops, that it will be sustained.


     Upon the consummation of this offering, assuming that 890,000 shares of Common Stock are issued to the Partners by the Corporation in exchange for the assets and liabilities of the Partnership less an estimated 200,000 shares that would otherwise be issued to Limited Partners electing the Cash Out Option, 275,000 additional shares of Common Stock are issued in the Rights Offering, 725,000 additional shares of Common Stock are issued in the Public Offering, 55,000 Subscriber Warrants are issued in the Rights Offering and 563,333 General Partner Warrants are issued, there will be a total of 1,690,000 shares of Common Stock and warrants exercisable for an additional 623,333 shares of Common Stock outstanding, excluding (a) an aggregate of 212,400 shares of Common Stock underlying options granted pursuant to the Corporation's 1995 Stock Option Plan; and (b) an aggregate of 37,600 additional shares reserved for issuance pursuant to the Corporation's 1995 Stock Option Plan.


     All of the shares of Common Stock that will be issued and outstanding upon the consummation of this offering (subject to the assumptions in the preceding paragraph), will be freely tradeable without further registration under the Securities Act. Although shares of Common Stock purchased by an "affiliate" of the Corporation are not freely tradeable in the absence of a registration statement, the Company has committed to maintain effective the Registration Statement of which this Prospectus is a part for a period of five years from the Closing Date. For so long as the Registration Statement is in effect, affiliates of the Corporation may sell shares without restriction.

     The Corporation will issue General Partner Warrants exercisable for up to 25% of the outstanding Common Stock on the Closing Date, on a fully diluted basis assuming the exercise of all Subscriber Warrants and General Partner Warrants. The General Partner Warrants are exercisable at any time for a period of 18 months following the Closing Date. The Corporation is required to maintain a registration statement in effect for a period of five years following the Closing Date, or until all Common Stock underlying the General Partner Warrants is sold or may be sold without limitation. Sales of warrant stock, or even the existence of the right to exercise the General Partner Warrants, may depress the price of the Common Stock.

     The Corporation will grant options for the purchase of 212,400 shares of Common Stock to certain key employees, officers, directors, employees and consultants pursuant to the Corporation's 1995 Stock Option Plan. None of the options are presently exercisable. All Common Stock issuable upon exercise of such options will be "restricted stock" and will be subject to resale pursuant to Rule 144 as described above. Following completion of this offering, however, the Corporation intends to take action to register all such options and the underlying Common Stock under the Securities Act. Upon the effectiveness of such registration, the Common Stock issuable upon exercise of the options will be freely tradeable. See "Management -- 1995 Stock Option Plan."


                   REGISTRATION OF CERTAIN SHARES FOR RESALE



     The General Partner will receive 41,951 shares for its interest in the Partnership, and has committed to purchase an additional 80,000 shares in the Rights Offering, for which it will also receive 16,000 Subscriber Warrants. In addition, the General Partner has committed to purchase the General Partner Warrants. The General Partner intends to distribute a portion of the 80,000 shares purchased by it in satisfaction of certain debts owed by it, and to distribute the remaining shares and warrants to its partners, pro rata in accordance with their capital accounts in the General Partner. In addition, the officers, directors and proposed directors of the Corporation have indicated their intention to purchase additional shares of Common Stock in the Rights Offering and the Public Offering. Certain of these officers, directors and proposed directors will also receive a pro rata portion of the shares and warrants to be distributed by the General Partner for their interests in the General Partner. See "Beneficial Ownership of Common Stock."



     Concurrently with the registration of shares in this offering, the Corporation has registered all of the shares of Common Stock, Subscriber Warrants, shares issuable under Subscriber Warrants and shares issuable under the General Partner Warrants for resale by the partners of the General Partner and the officers, directors and proposed directors of the Corporation. The Corporation is not aware of any plans by any of these individuals to sell their shares or warrants. However, the shares, Subscriber Warrants, shares issuable under Subscriber Warrants and General Partner Warrants are being registered for resale in order that these individuals may, from time to time in the future as they determine in their discretion, sell any number of shares of Common Stock or Subscriber Warrants which they own in the market, upon customary terms and conditions of resale. If any of these individuals desire to sell shares of Common Stock or Subscriber Warrants upon terms other than customary terms and conditions, they would be required to file a registration statement describing the terms of such sale, unless an exemption from registration was available in connection with the proposed transaction. The Corporation will not receive any of the proceeds of any future sales of such Common Stock or Subscriber Warrants, and no such sales are being underwritten in connection with this offering.

                      UNDERWRITING OF THE PUBLIC OFFERING


     Subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement"), the Corporation has agreed to sell to the Underwriters named below, and the Underwriters have agreed to purchase from the Corporation, up to 1,000,000 shares of the Common Stock. The Underwriting Agreement provides that the obligation of the Underwriter is subject to certain conditions precedent and that the Underwriter will be obligated to purchase all of the shares of Common Stock if it purchases any shares of Common Stock.



                                                                            NUMBER OF
                                   UNDERWRITERS                              SHARES
        ------------------------------------------------------------------  ---------
        Friedman, Billings, Ramsey & Co...................................
                                                                            ---------
                  Total...................................................
                                                                            =========


     The Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $.65 per share, provided that no concessions will be charged on shares sold to officers, directors or employees of the Corporation. After the shares of Common Stock have been released for sale to the public, the offering price and concession may be changed. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part. The Underwriters have informed management that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby. No investor may purchase more than seven percent of the total shares to be issued by the Corporation in the Restructuring, the Rights Offering and the Public Offering.

     The Corporation and its officers and directors have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of the Representative.


     The Corporation has granted an option to the Underwriters, exercisable during the 30 day period after the date of this Prospectus, to purchase up to 15% of the amount of shares sold in the Public Offering, up to 150,000 shares if 1,000,000 are sold in the Public Offering, at the public offering price less underwriting discounts and commission shown on the cover of this Prospectus. The Underwriters may exercise this option only to cover overallotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares of Common Stock on the same terms as those on which the shares of Common Stock being sold by the Corporation are being offered.


     In consideration of the Representative's services in connection with the Public Offering, the Partnership has agreed to pay the Representative an advisory fee equal to 1.0% of the gross cash proceeds of the Rights Offering and the Public Offering. The Partnership has paid the Representative an initial fee of $25,000, which will be applied against the advisory fee upon the closing of the Public Offering. The advisory fee and selling commissions are payable in cash if, as and when the closing of the Public Offering occurs. In addition, the Partnership has agreed to reimburse the Representative, from time to time upon demand, for its reasonable out-of-pocket expenses in connection with the performance of its activities as Representative, including fees and expenses of the Representative's outside legal counsel and any other advisors, accountants or appraisers, not to exceed $85,000 without written permission of the Partnership. The Corporation will assume the obligations of the Partnership to the Representative upon the closing of the Restructuring Plan.

     Following the completion of the Public Offering, the Corporation has agreed to retain the Representative, on a non-exclusive basis, to provide ongoing financial advisory and investment banking services. Fees for performing such services are to be negotiated separately.

     The Partnership has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Public Offering Price per share has been determined by negotiations between the Corporation and the Representative. There has never been an established public market for the Common Stock of the Corporation. The major factors which will be considered in determining the Public Offering Price will be the prevailing market conditions at the time of pricing, the market prices relative to earnings, cash flow and assets for publicly traded common stocks of comparable companies, the loan volume and earnings of the Corporation (and the Partnership, as its predecessor) and comparable companies in recent periods, the Corporation's earnings potential, the experience of its management and the position of the Corporation in the lending industry.

                                 LEGAL MATTERS


     Certain legal matters in connection with the issuance of the Common Stock will be passed upon for the Corporation by Jeffer, Mangels, Butler & Marmaro LLP, Los Angeles, California. The principal shareholder of Bruce P. Jeffer, Esq., a Professional Corporation, a partner of Jeffer, Mangels, Butler & Marmaro LLP, owns a 2.23% interest in the General Partner. Certain legal matters in connection with the Public Offering will be passed upon for the Underwriters by Manatt, Phelps & Phillips, LLP, Los Angeles, California.


                                    EXPERTS


     The consolidated financial statements of the Partnership and its subsidiaries at December 31, 1994 and 1993 and for each of the two years ended in the period ended December 31, 1994 appearing in the Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


     The consolidated financial statements of the Partnership and its subsidiaries at and for the year ended December 31, 1995 appearing in this Prospectus and Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Corporation has filed with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Corporation and the Common Stock, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements made in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of the prescribed fee.


     The Partnership is (and, following the Restructuring Plan the Corporation will be) subject to the requirements of the Securities Exchange Act of 1934 and, in accordance therewith, each files (or will file) reports, proxy statements and other information with the Commission. Copies of such reports, proxy statements and other information can be obtained, at prescribed rates, from the public reference facilities at the offices of the Commission. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                    GLOSSARY

     The capitalized terms appearing in this Prospectus have the meanings specified below:


     Bank or Fleet.  Fleet Bank, N.A., the lender of the Bank Loan.



     Bank Loan. The loan obligation of Presidential to Fleet, which had an outstanding balance of $5.0 million at May 31, 1996.



     Bank Warrant. The Warrant to be issued by the Corporation to Fleet to purchase up to 2% of the outstanding Common Stock of the Corporation on the Closing Date.


     BIF.  Bank Insurance Fund administered by the FDIC to protect deposits.

     Board of Directors.  The board of directors of the Corporation.

     California Industrial Loan Law. Laws regulating investment authority and other activities of the thrift and loan business conducted by Pacific Thrift.

     CAMEL. Standard rating given to financial institutions by federal banking regulators consisting of a composite of five critical categories of banking strength: capital, assets, management, earnings and liquidity. Ratings range from 1 to 5, with 1 denoting outstanding strength and 5 characterizing insolvency.

     Cash Out Option. The right of each Limited Partner to elect to receive cash in lieu of Common Stock in connection with the Restructuring Plan, equal to $10 times the number to shares that Limited Partner would be entitled to receive based on the Limited Partner's Capital Account in the Partnership.

     Closing Date. The Closing Date of the Restructuring, the Rights Offering and the Public Offering.

     Code.  The Internal Revenue Code of 1986, as amended.

     Common Stock.  The common stock of the Corporation.

     Corporation.  PacificAmerica Money Center, Inc., a Delaware corporation.

     CRA.  Community Reinvestment Act of 1977.

     CRC.  Consolidated Reconveyance Company, a California limited partnership.

     CRC Washington. Consolidated Reconveyance Corporation, a Washington Corporation.

     DOC.  California Department of Corporations.

     FDIC.  Federal Deposit Insurance Corporation.

     FDICIA.  Federal Deposit Insurance Corporation Improvement Act of 1991.

     General Partner Warrants. The warrants to be issued to the General Partner to purchase up to 25% of the total Common Stock of the Corporation outstanding on the Closing Date, on a fully diluted basis assuming the exercise of all Subscriber Warrants and General Partner Warrants, for a purchase price equal to 150% of the Public Offering price per share.

     LPPC. Lenders Posting and Publishing Company, a California limited partnership.

     Minimum Market Capitalization. The minimum market capitalization of $16.9 million (total outstanding shares times Public Offering Price per share) which must be achieved as a condition to completion of the Restructuring.

     Net Tangible Equity. Total assets minus total liabilities, goodwill and capitalized organization costs of the Partnership, other than costs of the Rights Offering and the Public Offering, as adjusted by an increase of $385,000 to capital due to the purchase of General Partner Warrants by the General Partner and the General Partner's purchase of Common Stock in the Rights Offering for $800,000 with the proceeds from repayment of the debt anticipated to be owed to the General Partner by the Partnership as of May 31, 1996.

     OREO. Other real estate owned by the Partnership or Pacific Thrift, consisting of real estate acquired in settlement of loans.

     OTS. Office of Thrift Supervision, a federal agency regulating savings and loans institutions.

     PCA. Prompt corrective action required to be taken by FDICIA to resolve the problems of insured depository institutions that fall below one or more prescribed minimum capital ratios.

     PacificAmerica Mortgage. PacificAmerica Mortgage, Inc., a Delaware corporation.

     Pacific Thrift.  Pacific Thrift and Loan Company, a California corporation.

     Partners.  The general partner and limited partners of the Partnership.

     Partnership. Presidential Mortgage Company, on a consolidated basis with its subsidiaries.

     Preferred Stock. The 2,000,000 authorized shares of Preferred Stock which may be issued by the Corporation under its Certificate of Incorporation.

     Presidential.  Presidential Mortgage Company, on an unconsolidated basis.

     Public Offering. The offering of shares of Common Stock to the public pursuant to this Prospectus.

     Public Offering Price. The offering price per share at which the shares of Common Stock will be sold in the Public Offering.

     Restructuring.  The transactions contemplated by the Restructuring Plan.

     Restructuring Plan. The plan to transfer all of the assets and liabilities of the Partnership to the Corporation and distribute to the Partners the stock of the Corporation in liquidation of the Partnership.

     Rights Offering. The rights offered to the Partners of the Partnership, the Partners of the General Partner and the officers, directors and employees of the Partnership and its subsidiaries to purchase shares of Common Stock.

     Stockholders.  The record holders of the Common Stock.

     Stock Purchase Plan. The 1995 Employee Stock Purchase Plan providing for eligible employees of the Corporation and its subsidiaries to participate in the ownership of the Corporation by acquiring the right to purchase shares of the Corporation's Common Stock.

     Subscription Rights. The Basic Subscription Rights and Oversubscription Privilege to purchase Additional Shares in the Corporation.

     Supplemental Plan. The Supplemental Executive Retirement Plan designed to provide benefits to certain long-term executive officers of the Corporation and its predecessors.

     Tier I. Core capital component used by the FDIC to evaluate compliance with risk-based capital requirements and which consists primarily of common stock, related surplus and retained earnings, qualifying noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries.

     Tier II. Supplementary capital component used by the FDIC to evaluate compliance with risk-based capital requirements and which may consist of (i) the allowance for possible loan and lease losses in an amount up to 1.25% of risk-weighted assets; (ii) cumulative perpetual preferred stock and long-term preferred stock and related surplus; (iii) hybrid capital instruments (instruments with characteristics of both debt and equity), perpetual debt and mandatory convertible debt securities; and (iv) eligible term subordinated debt and intermediate-term preferred stock with an original maturity of five years or more, including related surplus, in an amount up to 50% of Tier I capital.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
PRESIDENTIAL MORTGAGE COMPANY AND SUBSIDIARIES
  Successor Independent Certified Public Accountant's Report..........................   F-1
  Predecessor Independent Auditors' Report............................................   F-2
  Consolidated Balance Sheets as of March 31, 1996 (unaudited) and
     December 31, 1995 and 1994.......................................................   F-3
  Consolidated Statements of Operations for the three months ended March 31, 1996 and
     1995 (unaudited) and for the years ended December 31, 1995, 1994 and 1993........   F-4
  Consolidated Statements of Changes in Partners' Capital for the three months ended
     March 31, 1996 (unaudited) and for the years ended December 31, 1995, 1994 and
     1993.............................................................................   F-5
  Consolidated Statements of Cash Flows for the three months ended March 31, 1996 and
     1995 (unaudited) and for the years ended December 31, 1995, 1994 and 1993........   F-6
  Notes to Consolidated Financial Statements for the three months ended March 31, 1996
     and 1995 (unaudited) and for the years ended December 31, 1995, 1994 and 1993....   F-7
  Supplemental material
     Schedule I -- Consolidating Schedule -- Financial Position -- December 31,
      1994............................................................................  F-36
     Schedule II -- Consolidating Schedule -- Operations -- year ended December 31,
      1994............................................................................  F-37
     Schedule III -- Consolidating Schedule -- Financial Position -- December 31,
      1995............................................................................  F-38
     Schedule IV -- Consolidating Schedule -- Operations -- year ended December 31,
      1995............................................................................  F-39
PACIFICAMERICA MONEY CENTER, INC.
     Independent Certified Public Accountants' Report.................................  F-40
     Balance Sheets as of March 31, 1996 (unaudited) and December 31, 1995............  F-41
     Notes to Balance Sheet...........................................................  F-42

                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT


To the Partners
Presidential Mortgage Company


     We have audited the accompanying consolidated balance sheet of Presidential Mortgage Company (the Partnership) and subsidiaries (collectively, the Company) as of December 31, 1995, and the related consolidated statements of operations, changes in partners' capital, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1995 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Presidential Mortgage Company and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

     Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information in Schedules III and IV is presented for the purpose of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies. The consolidating information in Schedules III and IV has been subjected to the auditing procedures applied to the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 7 and 20, the Company is subject to substantial debt service and other requirements of the note payable to its lender and is restricted from receiving cash dividends from its primary subsidiary Pacific Thrift and Loan Company. These factors may require the Company to continue to sell loans, real estate or other assets to remain in compliance with the loan agreement with its lender. Failure to comply with the principal reduction provisions under the loan agreement allows the lender to impose various sanctions including increased interest charges, declare all advances immediately due, and sell the collateral assigned as security including the common stock of the Company's wholly-owned subsidiary Pacific Thrift. These matters raise substantial doubt about the ability of the Company to continue as a going concern. Management's plan regarding these matters are discussed in Notes 1 and 21. The accompanying consolidated financial statements do not include any provisions or adjustments which might result from the outcome of the uncertainties discussed above.

     As discussed in Note 2 to the consolidated financial statements in 1995, the Company adopted SFAS 114, Accounting by Creditors for Impairment of a Loan.


BDO SEIDMAN, LLP



Los Angeles, California
February 29, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Presidential Mortgage Company

     We have audited the accompanying consolidated balance sheets of Presidential Mortgage Company (the Partnership) and subsidiaries (collectively, the Company) as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in partners' capital, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the 1994 and 1993 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Presidential Mortgage Company and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

     Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information in Schedules I and II is presented for the purpose of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies. The consolidating information in Schedules I and II has been subjected to the auditing procedures applied to the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has suffered losses from nonperforming loans that, combined with other factors, resulted in significant recurring losses from operations. As discussed in Note 7, the Partnership is subject to substantial debt service and other requirements of the note payable to its lender. As discussed in Notes 19 and 20, at October 31, 1994, the Partnership's wholly owned subsidiary, Pacific Thrift and Loan Company (Pacific Thrift), was considered to be "critically undercapitalized" under the Prompt Corrective Action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 because its tangible and leverage capital ratios fell below 2%. As a result of such designation, Pacific Thrift was subject to severe restrictions on its activities. At December 31, 1994, Pacific Thrift was no longer considered to be "critically undercapitalized," but still did not meet the minimum capital requirements to be considered "adequately capitalized" by the Federal Deposit Insurance Corporation
(FDIC). Also at December 31, 1994, Pacific Thrift had a deficiency in its net worth, based on requirements of the California Financial Code and the California Department of Corporations (DOC). As a result of its capital designation, Pacific Thrift was required to submit a capital restoration plan, including a guarantee by the Partnership, to the FDIC. In addition, Pacific Thrift consented to a new comprehensive Order to Cease and Desist (the new C&D) by the FDIC and DOC. The new C&D requires that Pacific Thrift take various actions, including significantly increasing its leverage capital ratio to 8% by September 30, 1995. Failure to implement the capital restoration plan and meet the capital requirements of the new C&D would expose Pacific Thrift to various regulatory actions, including the risk of regulatory takeover. These matters raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans regarding these matters are discussed in Notes 1 and 20.

                                      ERNST & YOUNG LLP

April 7, 1995,
except as to Note 20 to the
consolidated financial statements,
which is as of May 30, 1995

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS



                                                                              DECEMBER 31,
                                                          MARCH 31,    --------------------------
                                                            1996          1995           1994
                                                         -----------   -----------   ------------
                                                         (UNAUDITED)
CASH AND CASH EQUIVALENTS (Note 2C)....................  $10,158,000   $10,489,000   $ 19,628,000
ACCOUNTS RECEIVABLE....................................   15,917,000     3,337,000      5,071,000
ACCRUED INTEREST RECEIVABLE............................      931,000       903,000      1,125,000
LOANS RECEIVABLE (Notes 2D, 2E, 3, and 7)..............   45,276,000    43,908,000     53,045,000
LOANS HELD FOR SALE (Notes 2F and 3)...................   11,361,000    12,577,000     12,011,000
RECEIVABLE FROM RELATED PARTY
  (Notes 9 and 10).....................................      333,000       347,000        478,000
EXCESS YIELD RECEIVABLE (Notes 2G and 3)...............    2,467,000     2,725,000        888,000
OTHER REAL ESTATE (Notes 2H and 4).....................    3,259,000     3,156,000      7,621,000
PROPERTY AND EQUIPMENT (Notes 2I and 5)................    1,542,000     1,398,000      1,322,000
GOODWILL (Notes 2J and 11).............................    1,778,000     1,808,000      1,749,000
OTHER ASSETS (Note 8)..................................    2,008,000     1,909,000        809,000
                                                         -----------   -----------   ------------
                                                         $95,030,000   $82,557,000   $103,747,000
                                                         ===========   ===========   ============
LIABILITIES AND PARTNERS' CAPITAL
THRIFT CERTIFICATES PAYABLE (Note 6)
  Full-paid certificates...............................  $37,814,000   $35,881,000   $ 58,058,000
  Installment certificates.............................   34,967,000    24,275,000     11,443,000
                                                         -----------   -----------   ------------
Total thrift certificates payable......................   72,781,000    60,156,000     69,501,000
ACCOUNTS PAYABLE AND ACCRUED EXPENSES..................    3,399,000     4,018,000      4,471,000
ACCRUED INTEREST PAYABLE...............................      306,000       273,000        405,000
PAYABLE TO RELATED PARTY (Note 10).....................      665,000       281,000        134,000
MORTGAGE NOTES PAYABLE (Note 4)........................      653,000       611,000      2,313,000
NOTE PAYABLE (Note 7)..................................    6,500,000     6,771,000     14,778,000
NOTE PAYABLE TO RELATED PARTY (Note 7).................      600,000       600,000        600,000
PARTNERSHIP WITHDRAWALS PAYABLE (Note 15)..............    1,120,000     1,120,000      1,120,000
                                                         -----------   -----------   ------------
Total liabilities......................................   86,024,000    73,830,000     93,322,000
                                                         -----------   -----------   ------------
COMMITMENTS AND CONTINGENCIES
  Notes 12, 13, 14, 19, 20 and 21
                                                         -----------   -----------   ------------
PARTNERS' CAPITAL......................................    9,006,000     8,727,000     10,425,000
                                                         -----------   -----------   ------------
                                                         $95,030,000   $82,557,000   $103,747,000
                                                         ===========   ===========   ============


          See accompanying notes to consolidated financial statements.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                      THREE MONTHS ENDED
                                           MARCH 31,                 YEARS ENDED DECEMBER 31,
                                    -----------------------   ---------------------------------------
                                       1996         1995         1995          1994          1993
                                    ----------   ----------   -----------   -----------   -----------
                                          (UNAUDITED)
INTEREST INCOME
  Loans receivable
     (Notes 2D, 2E and 3).........  $2,278,000   $2,386,000   $ 8,885,000   $11,003,000   $14,209,000
  Deposits with financial
     institutions.................     130,000      226,000       692,000       401,000         3,000
                                    ----------   ----------    ----------   -----------   -----------
Total interest income.............   2,408,000    2,612,000     9,577,000    11,404,000    14,212,000
                                    ----------   ----------    ----------   -----------   -----------
INTEREST EXPENSE
  Thrift certificates greater
     than $100,000................          --        4,000         7,000        28,000       304,000
  Other thrift certificates.......   1,010,000      976,000     3,813,000     2,917,000     2,917,000
  Notes payable...................     217,000      425,000     1,379,000     1,982,000     2,497,000
                                    ----------   ----------    ----------   -----------   -----------
Total interest expense............   1,227,000    1,405,000     5,199,000     4,927,000     5,718,000
                                    ----------   ----------    ----------   -----------   -----------
Net interest income...............   1,181,000    1,207,000     4,378,000     6,477,000     8,494,000
PROVISION FOR LOAN LOSSES
  (Notes 2D, 2E and 3)............     725,000      446,000     3,289,000     6,096,000     4,655,000
                                    ----------   ----------    ----------   -----------   -----------
Net interest income after
  provision
  for loan losses.................     456,000      761,000     1,089,000       381,000     3,839,000
                                    ----------   ----------    ----------   -----------   -----------
NONINTEREST INCOME
  Trustee and reconveyance fees...     857,000      785,000     3,248,000     3,344,000     3,781,000
  Other income....................     238,000      308,000     1,122,000     1,712,000     1,381,000
  Gain on sale of loans...........   4,712,000    1,515,000     8,895,000       946,000       143,000
                                    ----------   ----------    ----------   -----------   -----------
Total noninterest income..........   5,807,000    2,608,000    13,265,000     6,002,000     5,305,000
                                    ----------   ----------    ----------   -----------   -----------
NONINTEREST EXPENSE
  Salaries and employee benefits
     (Notes 10 and 14)............   2,781,000    1,623,000     7,858,000     6,493,000     5,064,000
  General and administrative (Note
     10)..........................   2,085,000    1,413,000     6,273,000     7,090,000     5,491,000
  Related party fees
     (Notes 9 and 10).............     472,000      174,000     1,012,000       805,000       847,000
  Operations of other real estate
     (Note 4).....................     165,000      238,000     1,212,000       732,000     3,307,000
  Depreciation and amortization...     133,000      144,000       919,000       776,000       303,000
                                    ----------   ----------    ----------   -----------   -----------
Total noninterest expense.........   5,636,000    3,592,000    17,274,000    15,896,000    15,012,000
                                    ----------   ----------    ----------   -----------   -----------
INCOME (LOSS) BEFORE INCOME TAXES
  (BENEFIT).......................     627,000     (223,000)   (2,920,000)   (9,513,000)   (5,868,000)
INCOME TAXES (BENEFIT) (Notes 2K
  and 8)..........................     348,000     (430,000)   (1,222,000)        1,000         1,000
                                    ----------   ----------    ----------   -----------   -----------
Net income (loss).................  $  279,000   $  207,000   $(1,698,000)  $(9,514,000)  $(5,869,000)
                                    ==========   ==========    ==========   ===========   ===========


          See accompanying notes to consolidated financial statements.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                                               YEARS ENDED
                                                                               DECEMBER 31,
                                                                           1993, 1994 AND 1995
                                                                          AND THREE MONTHS ENDED
                                                                              MARCH 31, 1996
                                                                          ----------------------
CAPITAL, JANUARY 1, 1993................................................       $ 28,830,000
  Contributions.........................................................            301,000
  Distributions.........................................................         (1,943,000)
  Withdrawals...........................................................         (1,380,000)
  Net loss -- 1993......................................................         (5,869,000)
                                                                               ------------
CAPITAL, December 31, 1993..............................................         19,939,000
  Net loss -- 1994......................................................         (9,514,000)
                                                                               ------------
CAPITAL, December 31, 1994..............................................         10,425,000
  Net loss -- 1995......................................................         (1,698,000)
                                                                               ------------
CAPITAL, December 31, 1995..............................................          8,727,000
  Net income for the three months ended March 31, 1996 (unaudited)......            279,000
                                                                               ------------
CAPITAL, March 31, 1996 (unaudited).....................................       $  9,006,000
                                                                               ============

          See accompanying notes to consolidated financial statements.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                      THREE MONTHS ENDED
                                                          MARCH 31,                       YEARS ENDED DECEMBER 31,
                                                  --------------------------     ------------------------------------------
                                                      1996          1995             1995            1994          1993
                                                  ------------   -----------     -------------   ------------   -----------
                                                         (UNAUDITED)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).............................  $    279,000   $   207,000     $  (1,698,000)  $ (9,514,000)  $(5,869,000)
  Adjustments to reconcile net income (loss) to
    net cash used in operating activities
    Provision for loan losses...................       725,000       446,000         3,289,000      6,096,000     4,655,000
    Provision for losses on other real estate...       102,000       177,000         1,188,000        202,000     1,069,000
    Net gain on sale of other real estate.......         3,000      (100,000)         (469,000)      (625,000)     (345,000)
    Proceeds from sale of loans.................    62,495,000    29,257,000       145,266,000     29,315,000     4,252,000
    Originations of loans held for sale.........   (61,846,000)  (25,932,000)     (151,538,000)   (41,055,000)   (6,320,000)
    Depreciation and amortization...............       133,000       144,000           919,000        776,000       303,000
  Net change in assets and liabilities
    Accounts receivable.........................   (12,580,000)   (6,503,000)        1,734,000     (1,731,000)     (359,000)
    Accrued interest receivable.................       (28,000)      472,000           222,000        966,000       122,000
    Receivable from related party...............        14,000       300,000           131,000        316,000      (411,000)
    Excess yield receivable.....................       258,000       362,000        (1,837,000)         7,000       117,000
    Goodwill....................................        30,000        73,000          (172,000)      (127,000)     (309,000)
    Other assets................................      (125,000)      270,000        (1,500,000)      (420,000)      (79,000)
    Payable to related party....................       384,000       211,000           147,000       (442,000)      576,000
    Accounts payable, accrued expenses, and
      accrued interest payable..................      (586,000)     (523,000)         (584,000)       186,000     2,200,000
                                                   -----------    ----------      ------------    -----------    ----------
Net cash used in operating activities...........   (10,742,000)   (1,139,000)       (4,902,000)   (16,050,000)     (398,000)
                                                   -----------    ----------      ------------    -----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of loans...................       258,000     3,525,000        13,371,000     28,402,000    25,884,000
  Increase in loans receivable..................    (2,839,000)   (2,438,000)      (12,325,000)   (10,249,000)  (16,069,000)
  Proceeds from sale of other real estate.......       847,000       959,000        14,253,000      5,994,000     7,001,000
  Mortgage assumed (repaid) in connection with
    other real estate...........................        42,000      (511,000)       (1,702,000)       536,000      (730,000)
  Purchase of property and equipment............      (251,000)     (307,000)         (482,000)      (883,000)     (853,000)
                                                   -----------    ----------      ------------    -----------    ----------
Net cash provided by (used in) investing
  activities....................................    (1,943,000)    1,228,000        13,115,000     23,800,000    15,233,000
                                                   -----------    ----------      ------------    -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in thrift
    certificates................................    12,625,000      (469,000)       (9,345,000)     7,080,000    11,860,000
  Paydowns of note payable......................      (271,000)     (969,000)       (8,007,000)    (8,422,000)  (10,200,000)
  Proceeds from issuance of partnership
    shares......................................            --            --                --             --        35,000
  Capital contributions from general partner....            --            --                --             --       266,000
  Distributions to partners.....................            --            --                --             --    (1,943,000)
  Withdrawals of partnership shares.............            --            --                --             --    (2,086,000)
                                                   -----------    ----------      ------------    -----------    ----------
Net cash provided by (used in) financing
  activities....................................    12,354,000    (1,438,000)      (17,352,000)    (1,342,000)   (2,068,000)
                                                   -----------    ----------      ------------    -----------    ----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...................................      (331,000)   (1,349,000)       (9,139,000)     6,408,000    12,767,000
CASH AND CASH EQUIVALENTS, at beginning.........    10,489,000    19,628,000        19,628,000     13,220,000       453,000
                                                   -----------    ----------      ------------    -----------    ----------
CASH AND CASH EQUIVALENTS, at end...............  $ 10,158,000   $18,279,000     $  10,489,000   $ 19,628,000   $13,220,000
                                                   ===========    ==========      ============    ===========    ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
  Cash paid during the year for Interest........  $  1,211,000   $ 1,324,000     $   5,331,000   $  4,704,000   $ 5,838,000
  Income taxes..................................       131,000         2,000             2,000          1,000         1,000
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
  Loans transferred to other real estate........  $  2,956,000   $ 1,382,000     $  10,489,000   $  7,542,000   $ 7,270,000
  Mortgage payable assumed in connection with
    other real estate...........................       866,000       428,000         1,545,000      2,499,000     3,289,000
  Loans to facilitate sales of other real
    estate......................................        62,000       209,000           895,000        898,000     3,344,000
                                                   ===========    ==========      ============    ===========    ==========


          See accompanying notes to consolidated financial statements.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

  Organization

     Presidential Mortgage Company is a California limited partnership whose principal purpose is to make loans secured by real estate. In these financial statements, "the Partnership" refers to Presidential Mortgage Company itself and "the Company" refers to Presidential Mortgage Company and its subsidiaries.

     The Partnership's general partner, Presidential Management Company, is a California limited partnership. Presidential Management Company's general partner, Presidential Services Corporation, is a California corporation owned by Joel R. Schultz, John A. DeRosa and Constance DeRosa.

     The Partnership's limited partners consist of approximately 2,500 individuals and entities in classes A, B, C, D, and E. The differences between the various classes primarily relate to the different offering dates and unit prices as well as profit priorities and percentages. In addition, certain partners have elected to reinvest their distributions in Distribution Reinvestment Plan (DRP) Units.

     In 1988, Pacific Thrift and Loan Company (Pacific Thrift), a California corporation, was formed as a wholly owned subsidiary of the Partnership. Pacific Thrift conducts business under the California Industrial Loan Law and originates, purchases and sells loans secured by real estate. In addition, Pacific Thrift originates loans through loan representatives who reside in other states, but Pacific Thrift does not maintain any offices for such representatives, with the exception of Bellevue, Washington.

     Pacific Thrift issues certificates to investors that are redeemable at maturity at the option of investors, although penalties for early withdrawal may be assessed. The California Industrial Loan Law maintains provisions governing the amount of thrift certificates that may be issued, the amount of funds that may be borrowed, and the types of loans that may be made. During 1988, the Federal Deposit Insurance Corporation approved Pacific Thrift for deposit insurance coverage. Accordingly, Pacific Thrift is subject to annual assessments by the FDIC.

     In 1990, the Partnership purchased 100% of the limited partnership interests (which constitutes 99% of all partnership interests) of Consolidated Reconveyance Company (CRC) and Lenders Posting and Publishing Company (LPPC). These entities provide trustee and related foreclosure services to the Partnership, Pacific Thrift, and unaffiliated lenders. Both CRC and LPPC were purchased from the Partnership's general partner.

     In October 1995, the Partnership incorporated a new wholly-owned subsidiary, Consolidated Reconveyance Corporation, a Washington corporation ("CRC Washington"). CRC Washington will provide foreclosure related services on real estate trust deeds secured by property located in the State of Washington. CRC Washington will reimburse Pacific Thrift for office space used by CRC Washington at the office of Pacific Thrift in Bellevue, Washington.


     Pacific United Group, Inc. (the Corporation) is a financial institution holding company that was formed by the Partnership in February 1994, in preparation for a possible Restructuring Plan. (See Note 21). At March 31, 1996 and December 31, 1995, the Corporation has no results of operations. A stock option plan has been set up and is contingent on the completion of the Company's Restructuring Plan. In addition, the Partnership recently formed Pacific Unified Mortgage, Inc. (Unified). Unified has no business operations. If the proposed Restructuring Plan is completed, the Corporation will assign all of the loan receivables transferred to it by the Partnership to Unified. The loans will continue to be serviced by Pacific Thrift for a servicing fee of 1.5% per year of the principal balance of each loan serviced.


  Partnership Agreement

     The Partnership is governed by the Fifth Amended and Restated Certificate and Agreement of Limited Partnership entered into as of September 1989, as amended by the First Amendment, dated as of May 1993, and the Second Amendment, dated as of January 1, 1994. The First Amendment provides for a special allocation of loss to the general partner and income to the limited partners based on certain capital

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

contributions by the general partner from 1993 through 1996 (the "Capital Plan"). The Second Amendment provides that Pacific Thrift will directly hire its own employees and directly pay its own overhead and that the Partnership will continue to pay the general partner for fees in connection with loans of Pacific Thrift and the Partnership. The agreement and amendments are collectively referred to as the "Partnership Agreement."

     In accordance with the Partnership Agreement, the net profits of the Partnership (after deduction of the management fee) are allocated to the partners, based on specified annual percentage rates for each class of partners and the average daily balance of each partner's capital contributions. Net losses are allocated to all partners in proportion to their average daily capital contributions. In addition, there is a special allocation based on the Capital Plan.

     The Partnership Agreement provides certain rights to the partners to withdraw the balance in their capital accounts. Such withdrawal rights are restricted by certain percentage limitations and a determination by the general partner that such withdrawal will not impair the capital or operations of the Partnership. Since July 1993, no distributions have been made and no withdrawals have been permitted.

     Upon dissolution of the Partnership, the Partnership Agreement provides that the net assets will be distributed to the partners in proportion to their capital accounts and that the general partner will fund any deficit balance in its capital account as defined in the Partnership Agreement.

  Operating Results and Business Plan

     The Company has suffered losses from operations of the Partnership and Pacific Thrift from 1992 through 1994, and the Company continued to sustain operating losses for the year ended December 31, 1995. These losses have resulted primarily from significant amounts of nonperforming loans, large provisions for loan losses, and relatively high levels of overhead and have caused a substantial reduction in the capital of the Company. While this portion of the losses attributable to Pacific Thrift had caused it to become "undercapitalized" and subject to certain regulatory mandates at the end of 1994, Pacific Thrift had net profit of $3,155,000 for the year ended December 31, 1995 and was classified as "adequately capitalized" by the FDIC based on the examination as of March 31, 1995 and a later examination as of September 30, 1995. See Notes 19 and 20. CRC and LPPC had net profits of $582,000 and $279,000 for the year ended December 31, 1995.

     Management expects that stabilizing real estate values and general economic conditions will result in reduced loan losses for 1996. In connection with the Partnership, management is in the process of evaluating alternative business strategies. In connection with Pacific Thrift, management has taken certain steps to return the operations to even greater profitability and improved financial condition through an emphasis on originating residential real estate loans for sale in order to generate fee and loan sale income, achieving and maintaining targeted capital ratios, and controlling overhead expenses.

     Management expects that Pacific Thrift, CRC, and LPPC will continue to be profitable for 1996 and believes that Pacific Thrift is in total compliance with all regulatory mandates. Management also expects that, although the Partnership incurred a loss, the Company will be profitable in 1996. In connection with the note payable to its lender (see Note 7), management expects that the Partnership will be able to generate sufficient cash flow from operations (including real estate and loan sales), and its proposed restructuring plan to satisfy its debt service requirements. See Notes 7, 20, and 21.

     There is no assurance that the Company will be successful. These consolidated financial statements do not include any provisions or adjustments that might result from the outcome of these uncertainties.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A. BASIS OF ACCOUNTING

     These consolidated financial statements are prepared in accordance with generally accepted accounting principles.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  B. BASIS OF PRESENTATION -- THREE MONTHS ENDED MARCH 31, 1996 AND 1995


     The unaudited interim financial statements as of March 31, 1996 and for the three month periods ended March 31, 1996 and 1995 included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and, in the opinion of the Company, reflect all adjustments (consisting only of normal recurring adjustments) and disclosures which are necessary for a fair presentation. The results of operations for the three month period ended March 31, 1996 is not necessarily indicative of the results for the full year.


  C. CONSOLIDATION

     The consolidated financial statements include the accounts of the Corporation, Partnership, Pacific Thrift, CRC, and LPPC. While CRC Washington has been organized prior to December 31, 1995, it has no operations or accounts to be included in consolidation. All significant intercompany balances and transactions have been eliminated. Consolidating information is presented in Schedules I, II, III and IV.

  D. CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents.

  E. LOANS RECEIVABLE

     Loans receivable are stated at the principal amount outstanding, less unamortized deferred fees and costs and the allowance for loan losses (ALL). Loans receivable are primarily secured by first and second trust deeds.

     Interest income is accrued as earned and is based on the principal balance outstanding. The Company's policy is to cease accruing interest on loans that are more than two monthly payments past due and for which there appears to be insufficient collateral to support collectibility. In many cases, interest, late fees, and other charges continue to accrue until the time management deems that such amounts are not collectible. When a loan is placed on a nonaccrual status, the Company reverses all accrual income that is uncollected income.

     Nonrefundable loan fees and direct costs associated with the origination of loans are deferred and netted against outstanding loan balances. The net deferred fees and costs are recognized in interest income over the loan term as an adjustment to the yield, using a method that approximates the effective interest (level yield) method.

  F. ALLOWANCE FOR LOAN LOSSES

     Loan losses are charged to the ALL; recoveries are credited to the allowance. The provision for loan losses charged to expense and added to the ALL is based upon management's judgment and evaluation of the known and inherent risks in the loan portfolio. Management's judgment takes into consideration such factors as changes in the nature and volume of the portfolio, continuing review of delinquent loans, current economic conditions, risk characteristics of the various categories of loans, and other pertinent factors that may affect the borrower's ability to repay. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan (as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures). The effect of adopting this new accounting standard was immaterial to the operating results of the Company for the year ended December 31, 1995. Prior financial statements are prohibited from restatement to apply the new accounting standard.

     Under the new accounting standard, a loan is considered to be impaired when it is probable that the Company will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. The ALL related to loans identified as impaired is primarily based on the excess of the loan's

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

current outstanding principal balance over the estimated fair market value of the related collateral. For a loan that is not collateral-dependent, the allowance is recorded at the amount by which the outstanding principal balance exceeds the current best estimate of the future cash flows on the loan discounted at the loan's effective interest rate. Prior to 1995, the ALL for all loans which would have qualified as impaired under the new accounting standard was primarily based upon the estimated fair market value of the related collateral.

     For impaired loans that are on non-accrual status, cash payments received are generally applied to reduce the outstanding principal balance. However, all or portion of a cash payment received on a non-accrual loan may be recognized as interest income to the extent allowed by the loan contract, assuming management expects to fully collect the remaining principal balance of the loan.

     A restructuring of a debt is considered a troubled debt restructuring when the Company, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower that it would not otherwise grant. Troubled debt restructurings may include changing repayment terms, reducing the stated interest rate and reducing the amounts of principal and/or interest due or significantly extending the maturity date. The restructuring of a loan is intended to recover as much of the Company's investment as possible and to achieve the highest yield possible.

  G. LOANS HELD FOR SALE

     The Company has designated certain of its loans receivable as being held for sale. In determining the level of loans held for sale, the Company considers the extent to which loans will be required to be sold in response to liquidity needs, asset/liability management requirements, and other factors.

     Loans held for sale are recorded at the lower of cost or market value. Any unrealized losses are recorded as a reduction in income. Realized gains and losses from the sale of loans receivable are based on the specific identification method.

  H. EXCESS YIELD RECEIVABLE

     Excess yield receivable represents the excess of the estimated present value of net amounts to be received over normal servicing fees for loan sales for which the Company continues to service the loans. Excess yield receivable also represents the estimated present value of the excess interest income to be received over the yield acquired by the investor for loan sales for which the Company does not continue to service the loans. The receivable is amortized to operations based on a method which approximates the effective interest method.

  I. OTHER REAL ESTATE

     Other real estate is comprised of formally foreclosed property and in-substance foreclosed property to which the Company does not have legal title. These assets are recorded at the lower of the net investment in the loan or the fair value of the property less selling costs. At the time of foreclosure, any excess of the net investment in the loan over its fair value is charged to the allowance for loan losses. Any subsequent declines in value are charged to operations. Prior to 1995, loans were classified as in-substance foreclosures when they exhibited characteristics more closely associated with the risk of real estate ownership than with loans. Collateral that has been classified as an in-substance foreclosure was reported in the same manner as collateral that has been formally foreclosed. Effective January 1, 1995, with the adoption date of SFAS No. 114, the category of loan classified as in-substance foreclosures was eliminated resulting in such loans being reflected as loan receivable rather than as foreclosed real estate.

  J. PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost, less accumulated depreciation. Depreciation of property and equipment is based on the asset's estimated useful life, ranging from two to eight years, and is computed using the straight-line method. Expenditures that improve or extend the service lives of assets are capitalized. Repairs and maintenance are charged to expense as incurred.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  K. GOODWILL

     Goodwill represents the excess of the total purchase price (consisting of the initial consideration and subsequent consideration) of CRC and LPPC over the fair value of purchased net assets. Goodwill is being amortized using the straight-line method over approximately 20 years. The Company routinely reviews recoverability using estimated future cash flows attributable to the goodwill.

  L. INCOME TAXES

     Partnerships are generally not subject to income taxes, accordingly, the Partnership income or loss is reported in the individual partners' tax returns. However, Pacific Thrift, the Partnership's wholly owned corporate subsidiary, is subject to federal income and state franchise taxes.

     Pacific Thrift follows the "asset and liability" method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for tax consequences of "temporary differences" by applying enacted statutory tax rates to differences between the financial statement carrying amount and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. All tax benefits are recorded and then reduced by a valuation allowance when it is more likely than not that the benefit is not fully realizable.

  M. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107), requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments. The estimated fair values of financial instruments are disclosed as of December 31, 1995. SFAS No. 107 defines fair value as the amount which the instrument could be exchanged for in a current transaction between willing parties, other than in a forced sale or liquidation. Where possible, the Company has utilized quoted market prices to estimate fair value. Since quoted market prices were not available for a significant portion of the financial instruments, the fair values were approximated using discounted cash flow techniques.

     Fair value estimates are made at a specific point in time, based on judgments regarding future expected loss experience, current economic conditions, risk conditions, risk characteristics of various financial instruments and other factors. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates were based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.

     The following presents the carrying value and estimated fair value of the various classes of financial instruments held by the Company at December 31, 1995. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors. Because no market exists for a significant portion of the financial instruments presented below and the inherent imprecision involved in

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

the estimation process, management does not believe the information presented reflects the amounts that would be received if the Company's assets and liabilities were sold.

                                                                    DECEMBER 31, 1995
                                                               ---------------------------
                                                                CARRYING        ESTIMATED
                                                                  VALUE        FAIR VALUE
                                                               -----------     -----------
     ASSETS
     Cash and cash equivalents...............................  $10,489,000     $10,489,000
     Loans receivable........................................   48,137,000      48,060,000
     Allowance for loan losses...............................   (4,229,000)     (4,229,000)
                                                               -----------     -----------
               Total loans...................................   43,908,000      43,831,000
                                                               -----------     -----------
     Loans held for sale.....................................   12,577,000      12,577,000
     Excess yield receivable.................................    2,725,000       2,725,000
     LIABILITIES
     Installment certificates................................   24,275,000      24,275,000
     Fully-paid certificates.................................   35,881,000      35,800,000
     Notes payable...........................................    6,771,000       6,771,000

  Cash, Short Term-Investments, Trade Receivables, and Trade Payables

     The carrying amount approximates fair value because of the short maturity of these instruments.

  Loans

     Fair values were estimated for portfolios of loans with similar financial characteristics. Loans were segregated by type such as commercial, commercial real estate, residential mortgage, and other consumer. Each loan category was further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

     The fair value for performing fixed rate commercial and commercial real estate loans was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. The fair values for performing commercial and commercial real estate loans indexed to a market lending rate with normal credit risk were assumed to approximate their carrying value. For residential mortgage loans, fair value was estimated by using quoted market prices for loans with similar credit and interest rate risk characteristics.

     Fair value for significant nonperforming loans was based on recent external appraisals or broker opinions adjusted for anticipated credit loss risk, estimated time for resolution, valuation of the underlying collateral and other related resolution costs. If appraisals or recent broker opinions are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

  Loans Held for Sale

     The fair values were estimated by using current institutional purchaser yield requirements.

  Excess Yield Receivable

     The fair value was determined by using estimated discounted future cash flows taking into consideration current prepayment rates and default experience. The carrying amount is considered to be a reasonable estimate of fair market value.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Thrift Certificates Payable

     Under SFAS 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand as of December 31, 1995. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

                                                             AT DECEMBER 31, 1995
                                                          ---------------------------
                                                           CARRYING        ESTIMATED
                                                             VALUE        FAIR VALUE
                                                          -----------     -----------
          Installment certificates......................  $24,275,000     $24,275,000
                                                          -----------     -----------
          Fully-paid certificates:
            Maturing in six months or less..............   26,162,000      26,162,000
            Maturing between six months and one year....    9,084,000       9,053,000
            Maturing between one and three years........      635,000         635,000
                                                          -----------     -----------
          Total fully-paid certificates.................  $35,881,000     $35,850,000
                                                          ===========     ===========

  Notes Payable

     The fair values for long-term debt are based on quoted market prices where available. If quoted market prices are not available, fair values are estimated using discounted cash flow analyses based on the Company's borrowing rates at December 31, 1995 for comparable types of borrowing arrangements.

     The remaining assets and liabilities of Presidential are not considered financial instruments and have not been valued differently than is customary under historical cost accounting. Since assets and liabilities that are not financial instruments are excluded, the difference between total financial assets and financial liabilities does not, nor is it intended to, represent the market value of Presidential. Furthermore, the estimated fair value information may not be comparable between financial institutions due to the wide range of valuation techniques permitted, and assumptions necessitated, in the absence of an available trading market.

  N. USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  O. RECLASSIFICATIONS

     Certain reclassifications of balances from prior years have been made to conform to the current year's reporting format.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

  Loans Receivable

     Loans receivable at March 31, 1996 and December 31, 1995 and 1994 are summarized as follows:




                                                                      DECEMBER 31,
                                              MARCH 31,       -----------------------------
                                                 1996             1995             1994
                                             ------------     ------------     ------------
                                             (UNAUDITED)
      Residential real estate loans........  $ 37,388,000     $ 48,545,000     $ 55,235,000
      Participations sold..................   (10,620,000)     (21,783,000)     (16,129,000)
                                             ------------     ------------     ------------
      Residential real estate
        loans -- net.......................    26,768,000       26,762,000       39,106,000
                                             ------------     ------------     ------------
      Commercial real estate loans.........    36,170,000       34,270,000       30,153,000
      Participations sold..................   (12,092,000)     (12,009,000)     (10,479,000)
                                             ------------     ------------     ------------
      Commercial real estate
        loans -- net.......................    24,078,000       22,261,000       19,674,000
                                             ------------     ------------     ------------
      Total loans receivable...............  $ 50,846,000     $ 49,023,000     $ 58,780,000
                                             ============     ============     ============
      Loans receivable held for
        investment.........................  $ 50,846,000     $ 49,023,000     $ 58,780,000
      Net deferred loan fees and costs.....      (845,000)        (886,000)      (1,428,000)
      Allowance for loan losses............    (4,725,000)      (4,229,000)      (4,307,000)
                                             ------------     ------------     ------------
                                             $ 45,276,000     $ 43,908,000     $ 53,045,000
                                             ============     ============     ============


     The components of the loan portfolio at March 31, 1996 and December 31, 1995 and 1994 were as follows:



                                                                      DECEMBER 31,
                                              MARCH 31,       -----------------------------
                                                 1996             1995             1994
                                             ------------     ------------     ------------
                                             (UNAUDITED)
      One-to-four family residential.......  $ 14,550,000     $ 14,672,000     $ 20,088,000
      Five-or-more family residential......    10,591,000       10,347,000       16,720,000
      Home improvement.....................     1,627,000        1,743,000        2,298,000
      Commercial...........................    22,203,000       20,387,000       17,869,000
      Land and other.......................     1,875,000        1,874,000        1,805,000
                                             ------------     ------------     ------------
                                             $ 50,846,000     $ 49,023,000     $ 58,780,000
                                             ============     ============     ============


     For the three months ended March 31, 1996 (unaudited) and for the years ended December 31, 1995 and 1994, the Company sold, without recourse to the Company, approximately $258,000, $13,371,000 and $25,632,000, respectively, of real estate loans to various outside parties.


  Significant Concentrations of Risk

     The Company makes mortgage loans primarily secured by first or second trust deeds on Southern California real estate. The loans are secured by single-family residential and other types of real estate and collateralized by the equity in the borrowers' real estate. Prior to the fourth quarter of 1993, these borrowers generally had a credit standing such that the Company relied heavily on the value of the underlying collateral in its lending practices. In the fourth quarter of 1993, however, the Company began implementing a revised policy to place more emphasis on the creditworthiness of the borrower. Loans are expected to be repaid either by cash from the borrower at maturity or by borrower refinancing.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Allowance for Loan Losses

     Changes in the allowance for loan losses for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993 are as follows:

                                    THREE MONTHS ENDED
                                         MARCH 31,                   YEARS ENDED DECEMBER 31,
                                  -----------------------     ---------------------------------------
                                     1996         1995           1995          1994          1993
                                  ----------   ----------     -----------   -----------   -----------
                                        (UNAUDITED)
Balances at beginning............ $4,229,000   $4,307,000     $ 4,307,000   $ 3,123,000   $ 2,646,000
Provision charged to expense.....    725,000      446,000       3,289,000     6,096,000     4,655,000
Loan charge-offs.................   (229,000)    (813,000)     (3,367,000)   (4,912,000)   (4,178,000)
                                  ----------   ----------     -----------   -----------   -----------
Balance at end................... $4,725,000   $3,940,000     $ 4,229,000   $ 4,307,000   $ 3,123,000
                                  ==========   ==========     ===========   ===========   ===========


     At March 31, 1996 (unaudited) and December 31, 1995 and 1994, loans with more than two monthly payments past due and on nonaccrual status totaled $1,265,000, $1,128,000 and $3,408,000, respectively. If interest on these loans had been accrued, interest income would have increased by approximately $140,000, $151,000 and $955,000 for the three months ended March 31, 1996
(unaudited) and the year ended December 31, 1995 and 1994, respectively. At March 31, 1996 (unaudited), December 31, 1995 and 1994, loans with more than two monthly payments past due and on accrual status totaled $875,000, $1,508,000 and $3,474,000, respectively. Interest income recognized on these loans totaled approximately, $84,000, $130,000 and $298,000 for the three months ended March 31, 1996 (unaudited) and the years ended December 31, 1995 and 1994, respectively.


     The following information relates to the Company's impaired loans which includes troubled debt restructurings that meet the definition of impaired loans as of and for the year ended December 31, 1995:

                                                                          DECEMBER 31,
                                                                              1995
                                                                          ------------
        Impaired loans with a specific allowance........................   $2,175,000
        Impaired loans with no specific allowance.......................      619,000
                                                                           ----------
        Total impaired loans............................................    2,794,000
        Total allowance related to impaired loans.......................      430,000
        Average balance of impaired loans for the period................    3,579,000
        Interest income on impaired loans for the period recorded
          on a cash basis...............................................      163,000

  Pledging of Partnership Loans Receivable

     In connection with the origination of the line of credit, the Partnership pledged all of its loans receivable as security to its lender.

  Loans Held for Sale

     Loans held for sale at March 31, 1996, December 31, 1995 and 1994 are summarized as follows:


                                                                      DECEMBER 31,
                                               MARCH 31,      --------------------------
                                                 1996             1995           1994
                                              -----------     -----------     ----------
                                              (UNAUDITED)
        Real estate loans...................  $11,361,000     $12,577,000     $10,885,000
        Title I loans.......................           --              --       1,126,000
                                              -----------     -----------     -----------
                                              $11,361,000     $12,577,000     $12,011,000
                                              ===========     ===========     ===========


     Accounts receivable of $12,131,000, $-0- and $1,713,000 at March 31, 1996
(unaudited), December 31, 1995 and December 31, 1994 consisted of proceeds from loan sales. These proceeds were received early in the following month.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     In December 1993, management developed a loan securitization program under which the Partnership or Pacific Thrift could sell certain loans receivable to a primary buyer (the Purchaser). The securitization agreements provided that the Partnership or Pacific Thrift offer to sell all newly originated qualifying loans, up to $75,000,000, to the Purchaser through June 1995.

     Pacific Thrift had sold $75 million of loans under that agreement as of May 26, 1995. All loans sold by Pacific Thrift were included in pools of loans securitized by the Purchaser who also acts as loan servicer for each of the pools. All loans were sold nonrecourse except for the obligation to repurchase any loan which does not meet certain customary representations and warranties or to repurchase loans adversely affected by any breach of general representations and warranties. As of December 31, 1995, three loans ($57,000 aggregate principal amount) from the original sale of $3.9 million to the Purchaser have been repurchased by Pacific Thrift and no additional loans related to this sale have been requested to be repurchased. Pacific Thrift does not expect to incur a loss on the three loans repurchased. Except for an initial sale of approximately $3.9 million in loans, all loans sold by Pacific Thrift to the Purchaser were sold for a premium above face value. Pacific Thrift received a servicing released fee payable quarterly on the principal amount of each loan sold from September 19, 1994 to January 1995. Effective February 1, 1995, the servicing released fee was increased on the principal amount of each loan sold, including the loans sold from September 1994 to May 26, 1995, until each loan is paid off. Pacific Thrift retains an interest in the net spread (i.e. all interest and fees paid on the loans less servicing and other costs) in the $3.9 million of loans sold to Purchaser in December 1993, which management estimates will represent an additional return of approximately 3.3% on the principal amount of the $3.9 million of loans sold.

     Pacific Thrift entered into a new agreement with the Purchaser effective June 21, 1995, pursuant to which it will continue to sell pre-approved residential loans to the Purchaser. As of December 31, 1995 two loans under the new agreement ($218,000 aggregate principal amount) have been repurchased by Pacific Thrift and no additional loans have been requested to be repurchased. Pacific Thrift does not expect to incur a loss on these two loans repurchased. The new agreement provides for Pacific Thrift to receive a higher premium on the face amount of each loan sold which meets preset interest rate requirements upon date of sale. An additional premium will be paid for all loans sold during any quarter if at least $22.5 million of loans are sold during that quarter. The premium for all loans sold in excess of $25 million per calendar quarter will be further increased. In addition, Pacific Thrift will receive a servicing released fee on the principal amount of each loan sold, payable on a quarterly basis, until the loan is paid off. At January 1, 1996, the Agreement was revised to eliminate, for all new loans sold, the servicing released fee and replace it with a higher premium on sale.

     As a result of changes in the lending market, Pacific Thrift's primary source of revenues has changed from interest income on portfolio loans to fee and premium income from the origination and sale of real estate loans. During the year ended December 31, 1995, Pacific Thrift has sold an aggregate of $132.5 million of pre-approved securitizable loans to the Purchaser and $12.5 million pre-approved securitizable loans to other purchasers. Pacific Thrift has no commitment to offer or sell any specified amount of loans to any purchaser, but has entered arrangements whereby other purchasers may pre-approve loans to be made by Pacific Thrift prior to funding, which are sold within approximately one month from origination.

     To the extent that Pacific Thrift originates loans for sale, it bears an interest rate risk between the date of origination of each loan and the time that each loan is sold. However, loans are generally sold on a monthly basis, which reduces the risk of interest rate fluctuations between the date of origination and date of sale.

     Prior to March 31, 1993, Pacific Thrift originated Title I home improvement loans that were 90% insured by the Federal Housing Administration, provided that the total amount of claims did not exceed 10% of the amount of all Title I loans. For the three months ended March 31, 1996 (unaudited) and for the years ended December 31, 1995 and 1994, Pacific Thrift sold $-0-, $1,126,000 and $2,770,000, respectively, of these loans and recorded losses totaling $-0-, $-0-and $39,000, respectively. As of March 31, 1993, Pacific Thrift discontinued the origination and sale of Title I and other similar loans.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     In August 1995 Pacific Thrift resumed a Title I Loan origination program, in which Pacific Thrift acts exclusively as a correspondent lender for one or more larger mortgage lenders who securitize Title I Loans. Pacific Thrift anticipates that these loans would be sold without recourse within 30 days of origination.


     For the three months ended March 31, 1996 (unaudited) and the year ended December 31, 1995, Pacific Thrift sold $-0- and $1,126,000 of seasoned home improvement loans originated prior to March 1993 at par value and $676,000 and $850,000, respectively, in new Title I loans at a premium.


 4. OTHER REAL ESTATE

     Other real estate consisted of the following at March 31, 1996, December 31, 1995 and 1994:



                                                                        DECEMBER 31,
                                                  MARCH 31,      --------------------------
                                                    1996            1995            1994
                                                 -----------    ------------    -----------
                                                 (UNAUDITED)
      Foreclosed real estate...................  $ 5,350,000     $ 5,590,000     $7,478,000
      In-substance foreclosures................           --              --        545,000
      Allowance for losses on other real
        estate.................................   (2,091,000)     (2,434,000)      (402,000)
                                                 -----------     -----------     ----------
                                                 $ 3,259,000     $ 3,156,000     $7,621,000
                                                 ===========     ===========     ==========


     Changes in the allowance for losses on other real estate for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993 and are as follows:


                                       THREE MONTHS ENDED
                                           MARCH 31,                  YEARS ENDED DECEMBER 31,
                                     ----------------------     ------------------------------------
                                        1996        1995           1995        1994         1993
                                     ----------   ---------     ----------   ---------   -----------
                                          (UNAUDITED)
Balance at beginning...............  $2,434,000   $ 402,000     $  402,000   $ 783,000   $   867,000
Provisions for losses..............     102,000     157,000      1,188,000     202,000     1,069,000
Net (charge-offs) recoveries.......    (445,000)   (119,000)       844,000    (583,000)   (1,153,000)
                                     ----------   ---------     ----------   ---------   -----------
Balance at end.....................  $2,091,000   $ 440,000     $2,434,000   $ 402,000   $   783,000
                                     ==========   =========     ==========   =========   ===========


     Operations of other real estate for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993 consisted of the following:



                                       THREE MONTHS ENDED
                                           MARCH 31,                  YEARS ENDED DECEMBER 31,
                                     ----------------------     ------------------------------------
                                        1996        1995           1995        1994         1993
                                     ----------   ---------     ----------   ---------   -----------
                                          (UNAUDITED)
Provision for losses...............  $  102,000   $ 177,000     $1,188,000   $ 202,000   $ 1,069,000
Net (gain) on sales................       3,000     (99,000)      (469,000)   (625,000)     (345,000)
Other expenses.....................      60,000     160,000        493,000   1,155,000     2,583,000
                                     ----------   ---------     ----------   ---------   -----------
                                     $  165,000   $ 238,000     $1,212,000   $ 732,000   $ 3,307,000
                                     ==========   =========     ==========   =========   ===========


     Other expenses in 1993 included $1,494,000 of estimated costs for remediation of toxic substances on other real estate. See Note 13.

     Upon foreclosure of a junior lien, the Company takes title to the real estate, subject to existing senior liens. These mortgage notes payable totaled $653,000, $611,000 and $2,313,000 at March 31, 1996 (unaudited), December 31,
1995 and 1994, respectively.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 5. PROPERTY AND EQUIPMENT


     Property and equipment consisted of the following at March 31, 1996, December 31, 1995 and 1994:




                                                                       DECEMBER 31,
                                                 MARCH 31,      ---------------------------
                                                   1996            1995            1994
                                                -----------     -----------     -----------
                                                (UNAUDITED)
      Computer equipment and software.........  $ 1,564,000     $ 1,211,000     $ 1,078,000
      Furniture and fixtures..................      824,000         745,000         583,000
      Leasehold improvements..................      537,000         519,000         455,000
                                                -----------      ----------      ----------
                                                  2,925,000       2,475,000       2,116,000
      Accumulated depreciation and
        amortization..........................   (1,383,000)     (1,077,000)       (794,000)
                                                -----------      ----------      ----------
                                                $ 1,542,000     $ 1,398,000     $ 1,322,000
                                                ===========      ==========      ==========

 6. THRIFT CERTIFICATES PAYABLE


     Thrift certificates are comprised of full-paid certificates and installment certificates. The approximate weighted average interest rate of full-paid and installment certificate accounts at March 31, 1996 (unaudited) was 5.80% and 5.25% and at December 31, 1995 was 6.08% and 5.66%, respectively. The interest payable on the thrift certificates totaled $69,000, $104,000 and $171,000 at March 31, 1996 (unaudited), December 31, 1995 and 1994, respectively.


     At March 31, 1996, December 31, 1995 and 1994, full-paid thrift certificates consisted of the following:



                                                                       DECEMBER 31,
                                                 MARCH 31,      ---------------------------
                                                   1996            1995            1994
                                                -----------     -----------     -----------
                                                (UNAUDITED)
      Certificates greater than $100,000......  $        --     $        --     $   102,000
      Certificates less than $100,000.........   37,814,000      35,881,000      57,956,000
                                                -----------     -----------     -----------
                                                $37,814,000     $35,881,000     $58,058,000
                                                ===========     ===========     ===========


     The scheduled maturities of full-paid thrift certificates were as follows:





                                                                 MARCH 31,    DECEMBER 31,
                                                                   1996           1995
                                                                -----------   ------------
                                                                (UNAUDITED)
      Less than 3 months......................................  $14,490,000   $ 12,723,000
      3 to 6 months...........................................    8,822,000     13,439,000
      6 to 12 months..........................................   12,535,000      9,084,000
      1 to 5 years............................................    1,967,000        635,000
                                                                -----------    -----------
                                                                $37,814,000   $ 35,881,000
                                                                ===========    ===========


 7. NOTE PAYABLE

     In 1990, the Partnership obtained financing under a $105,000,000 line of credit agreement with National Westminster Bank (NatWest), as agent for a group of banks, which was modified on September 30, 1991 to $56,000,000 and subsequently modified further. The amounts advanced under the agreement were based upon a specified percentage of the amount of eligible loans assigned as security. Under the agreement that existed at December 31, 1991, the Partnership could elect any of three interest rates: (i) 0.50% above NatWest's prime rate,
(ii) 2.0% above the certificate of deposit rate, or (iii) 1.875% above LIBOR. At December 31, 1991, the Partnership had $56,250,000 outstanding on the line of credit.

     In April 1992, NatWest delivered a commitment letter to the Partnership, followed by a formal amendment of the loan agreement, to continue to provide a revolving loan of $48,000,000, decreasing to

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

$44,000,000 by May 15, 1992, and decreasing by $1,500,000 each month to a new maximum of $36,500,000 by September 30, 1992.

     In connection with the amendment, the general partner loaned the Partnership $600,000 in subordinated debt, which bears interest at the prime rate and may only be repaid upon consent by NatWest or at such time as the Partnership repays all of its outstanding indebtedness to NatWest. In addition, the general partner and the three managing officers of the general partner personally guaranteed the performance by the Partnership of all terms of the line of credit agreement.

     On September 30, 1992, NatWest amended and extended the term of the revolving loan through March 31, 1993, requiring further paydowns of $1,000,000 per month for four of the months and $1,100,000 for two of the months during the six-month extension period.

     Under the terms of the September 30, 1992 amendment, the Partnership could borrow, on a revolving credit basis, up to the lesser of (i) a specified borrowing base equal to 93.75% of the aggregate principal balance of all eligible mortgage loans secured by first or second trust deeds on single-family residences, and 85% of the aggregate principal balance of all eligible mortgage loans secured by first or second trust deeds on multifamily residences or commercial properties; or (ii) $36,500,000 as of September 30, 1992, reduced by required reductions through March 31, 1993. Total loans secured by trust deeds on multifamily residences and commercial properties that could be included as eligible loans could not exceed 35% of all eligible loans.

     Under the September 30, 1992 amendment, the interest rate charged on new advances was based on (i) 1% above NatWest's prime rate; (ii) 3.125% over NatWest's certificate of deposit rate; or (iii) 3% over the LIBOR rate. In addition, the Partnership paid a commitment fee equal to 0.50% per annum of the average daily unused portion of the aggregate commitment. During 1993, the Partnership elected an interest rate of 1% above the NatWest prime rate.

     On April 1, 1993, the line of credit agreement was further amended and extended to June 30, 1993. The amendment required paydowns of $1,000,000 per month to a new maximum of $27,300,000 as of June 30, 1993.

     In June 1993, the line of credit was further amended and extended until June 30, 1994. Under the terms of the extension, the Partnership was required to make monthly payments of $300,000, plus the amount by which 80% of the Partnership's monthly net operating cash flow (after payment of rent, salaries and employee benefits, interest under the line of credit agreement, senior liens on mortgage loans and other real estate, and up to $50,000 per month of office expenses) exceeded $300,000. In addition, the Partnership was not allowed to make distribution or withdrawal payments to the partners.

     The line of credit agreement, as amended in June 1993, could terminate upon certain customary events of default. Events of default included failure to meet the following financial standards: (i) minimum excess tangible financial assets not less than $15,000,000; (ii) a maximum ratio of total liabilities to excess tangible financial assets not greater than 3.25-to-1; and (iii) a minimum interest coverage ratio of net income plus interest expense to interest expense of 1.5-to-1. Upon the occurrence of an event of default under the agreement, NatWest had the right, among other remedies, to declare all advances due immediately, cease making any further advances, and sell the collateral assigned as security. NatWest also had the right to charge a higher interest rate (3% above prime) on amounts due and unpaid.

     In December 1993, the Partnership notified NatWest that certain loans in the borrowing base had become ineligible loans. Such reduction in the eligible loans caused a payment of approximately $2,100,000 to become immediately due. Subsequently, the Partnership notified NatWest that other loans had become ineligible loans, resulting in a total payment in excess of $6,000,000 being immediately due.

     In May 1994, the Partnership notified NatWest of additional defaults on the line of credit, including those pertaining to the financial standards for excess tangible financial assets and interest coverage as well as material litigation, environmental liabilities, and defaults under other provisions.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     During the period April 1994 through September 1994, the Partnership and NatWest negotiated to restructure and renew the line of credit. In September 1994, the line of credit was amended and extended through June 30, 1996 under the following primary terms:

          (1) the Partnership is required to make mandatory quarterly principal payments sufficient to reduce the outstanding balance to $15,410,000 by December 31, 1994; $13,222,000 by March 31, 1995; $10,978,000 by June 30,
     1995; $8,878,000 by September 30, 1995; $6,883,000 by December 31, 1995,
     $4,993,000 by March 31, 1996; and $0 by June 30, 1996;

          (2) the Partnership will incur interest on the line of credit at the rate of prime plus 1%;

          (3) the Partnership is required to pay 100% of its net cash flow to NatWest;

          (4) the Partnership is required to maintain a ratio, based on the outstanding principal balance of performing loans compared to the outstanding principal balance of the line of credit, greater than or equal to 1.10 to June 30, 1995 and 1.20 from July 1, 1995 to June 30, 1996;

          (5) the Partnership is required to maintain a ratio, based on the outstanding principal balance of all loans and the estimated fair value of other real estate compared to the outstanding principal balance of the line of credit, greater than or equal to 1.60 to June 30, 1995 and 1.80 from July 1, 1995 to June 30, 1996;

          (6) the Partnership is allowed to make actual cash disbursements equal to 110% of budgeted cash disbursements for general and administrative expenses;

          (7) the Partnership is allowed to make actual cash disbursements equal to 120% of budgeted cash disbursements for loan and real estate expenses, other than specified environmental remediation costs;

          (8) the Partnership is allowed to pay specified environmental remediation costs up to $1,465,000;

          (9) CRC and LPPC are required to pay cash balances in excess of $250,000 as of January 31, 1995 and January 31, 1996 to the Partnership;

          (10) the Partnership is not allowed to pay any amounts to the general partner, including fees, reimbursements, or distributions, except to the extent of 110% of the budgeted overhead of the general partner;

          (11) the Partnership is not allowed to pay any distributions or withdrawals to the limited partners;

          (12) the Partnership is not allowed to make capital contributions to Pacific Thrift, except for specified environmental remediation costs of Pacific Thrift and other limited purposes; and

          (13) in the event that the Partnership does not reduce the outstanding principal balance of the line of credit to $10,455,000 by June 30, 1995, $8,455,000 by September 30, 1995, $6,555,000 by December 31, 1995,
     $4,755,000 by March 31, 1996, and $0 by June 30, 1996, the Partnership will incur a nonperformance fee of $1,000,000 for each target, up to a maximum of $5,000,000, payable on June 30, 1996; however, if the partnership incurs one or more nonperformance fees and subsequently repays the entire line of credit by June 30, 1996, the nonperformance fees are reduced to the greater of 25% of the non-performance fees or $500,000.

     In addition, the general partner and three managing officers reaffirmed their guarantees.

     As consideration for the September 1994 amended and restated loan agreement, NatWest waived the defaults which existed under the previous agreement. In addition, certain financial standards under the previous agreement are no longer required, including the borrowing base and eligible loan restrictions, a minimum amount of excess tangible financial assets, a maximum ratio of total liabilities to excess tangible financial assets, and a minimum interest coverage ratio.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Upon the occurrence of an event of default under the line of credit, NatWest has the right, among other remedies, to charge prime plus 3% on amounts due and unpaid. In addition, NatWest has the right to declare all advances due immediately and sell the collateral assigned as security.

     As of December 31, 1994, the Partnership reduced the outstanding balance of the note payable to $14,778,000 and was in compliance with the principal reduction requirement of the new agreement. However, the Partnership was not in compliance with certain technical conditions of such agreement.

     At December 31, 1995, the Partnership owed a total balance of $6,771,000 and $6,500,000 at March 31, 1996 (unaudited) under the Loan Agreement. As of December 31, 1995, the Partnership was in compliance with all paydown requirements under the amended and restated Loan Agreement but certain technical conditions relating to expenses had not been met. The Bank agreed to waive this technical violation of the Loan Agreement in February, 1996.

     On December 22, 1995 the line of credit was further amended, effective November 29, 1995 to allow Presidential until June 30, 1997, to fully repay the outstanding balance owed to the Bank. The Loan Agreement requires the Partnership to utilize 100% of its net cash flow to pay down the loan. Net cash flow is defined as total cash receipts less collection costs, loan servicing expenses and general and administrative expenses, subject to certain maximum levels based upon projected expenses prepared by the Partnership. The loan balance would bear interest at prime plus 1.5%. Mandatory pay down levels require that the principal balance be paid down to: $4,993,000 by March 31, 1996; $3,755,000 by June 30, 1996; $2,755,000 by September 30, 1996; $1,755,000
by December 31, 1996; $755,000 by March 31, 1997; and to zero by June 30, 1997. The Partnership is further required to maintain a collateral coverage ratio of performing loans relative to its loan balance equal to 1.2:1 and a total collateral coverage ratio of total loans receivable and net OREO relative to its loan balance equal to 1.6:1. In addition, under the modifications, commencing December 31, 1995 the non-performance fee note penalties are eliminated.

 8. INCOME TAXES

     The Partnership is not subject to income taxes. However, the Partnership is still required to file partnership returns in order to report its income or loss in total as well as the distributable share of income or loss of each of the partners. These partnership returns, as all tax returns, are potentially subject to examination by the taxing authorities.

     The cumulative differences between the total capital of the Partnership for financial reporting purposes and the total capital reported for federal income tax purposes at December 31, 1995 and 1994 are summarized as follows:

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                 1995            1994
                                                              -----------     -----------
      Total partners' capital for financial reporting
        purposes............................................  $ 8,780,000     $10,614,000
      Investment in Pacific Thrift, syndication costs, bad
        debt and real estate reserves, and various other
        differences.........................................   14,030,000      17,336,000
                                                              -----------     -----------
      Total partners' capital for federal income tax
        purposes............................................  $22,810,000     $27,950,000
                                                              ===========     ===========

     Pacific Thrift is subject to federal income and California franchise taxes but has incurred net operating losses. Accordingly, the provision for income taxes (benefit) consists of the minimum California franchise

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

taxes for 1994 and 1993. Significant components of the provision for income taxes (benefits) included in the consolidated statements of operations are as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                         ---------------------------------
                                                            1995          1994       1993
                                                         -----------     ------     ------
      Current..........................................  $ 1,135,000     $1,000     $1,000
      Utilization of net operating loss................   (1,135,000)        --         --
      Deferred.........................................   (1,222,000)        --         --
                                                         -----------     ------     ------
                                                         $(1,222,000)    $1,000     $1,000
                                                         ===========     ======     ======

     Pacific Thrift adopted Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes" as of January 1, 1993. The adoption of the statement had no significant effect on the financial position or results of operations.

     The tax effects of temporary differences that give rise to the deferred tax assets and liabilities on Pacific Thrift's books at December 31, 1995 and 1994, which is included with other assets on the consolidated balance sheets, are as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1995           1994
                                                              ----------     ----------
        Deferred tax assets
          Net operating loss carryforward...................  $1,361,000     $2,457,000
          Loan loss reserves................................     179,000        477,000
          Interest reserves.................................     233,000        226,000
          Write-down of other real estate...................     365,000         39,000
          Loans held for sale...............................     220,000         78,000
          Deferred rent.....................................     106,000         59,000
          Environmental remediation.........................          --        270,000
          Other.............................................       5,000          3,000
                                                              ----------     ----------
        Total deferred tax assets...........................   2,469,000      3,609,000
                                                              ----------     ----------
        Less valuation allowance............................     857,000      2,946,000
                                                              ----------     ----------
                                                               1,612,000        663,000
                                                              ----------     ----------
        Deferred tax liabilities
          Depreciation......................................      34,000         28,000
          Deferred loan costs...............................     225,000        433,000
          Excess yield......................................     128,000        202,000
                                                              ----------     ----------
        Total deferred tax liabilities......................     387,000        663,000
                                                              ----------     ----------
        Total net deferred tax asset........................  $1,225,000     $       --
                                                              ==========     ==========

     A valuation allowance has been established to reduce the deferred tax assets to the amount considered realizable at December 31, 1995 and 1994. The valuation allowance reserves the amount of income tax benefit recognized that is dependent on future taxable income to be realizable. During 1995, $1,225,000 of the valuation allowance was reversed to reflect the expected utilization of the net operating loss over the next twelve months. However should there occur a 50% ownership change of the Company as defined under Section 382 of the Internal Revenue Code of 1986, the Company's ability to use the net operating losses would be restricted to a prescribed annual amount.


     At December 31, 1995, Pacific Thrift has net operating loss carryforwards for federal income tax purposes of approximately $3,979,000 that are available to offset future federal taxable income. These federal net operating losses expire during the years 2007 through 2009. Pacific Thrift has net operating loss carryforwards

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

for California franchise tax purposes of approximately $142,000. These California carryforwards expire in the year 1999.

     The following summarizes the difference between the 1995, 1994 and 1993 provision for income taxes (benefit) and the federal statutory tax rate:

                                                                  1995     1994     1993
                                                                  ----     ----     ----
        Federal statutory tax rate..............................  (34 )%   (34 )%    34 %
        Nonrecognition of net operating loss carryforward.......   --       34       34
        Utilization of net operating loss.......................  (34 )     --       --
        Reversal of valuation allowance.........................  (42 )     --       --
                                                                  ---      ---      ---
        Effective tax rate (benefit)............................  (42 )%     0 %      0 %
                                                                  ===      ===      ===

 9. ANNUAL MANAGEMENT FEE

     The general partner receives an annual management fee based on the proportion that net profits, before the effects of the management fee, bear to the total capital contributions as defined in the Partnership Agreement.


     The Partnership Agreement permits the general partner to calculate the management fee based on annual net income that includes loan origination fees generated. During 1992, the annual management fee was calculated on such basis. During 1995, 1994 and 1993, there was no management fee because the Partnership incurred net losses in excess of loan origination fees generated. For the three months ended March 31, 1996 and 1995 (unaudited), the management fee was $102,000 and 0, respectively.


     During 1993, the general partner received payments of $441,000 on the anticipated annual management fees. Since the general partner ultimately did not earn such fees, the general partner agreed to repay these amounts to the Partnership under a promissory note. No interest was paid or accrued for 1993. However, quarterly principal payments of approximately $110,000 commenced in December 1994 and interest at prime plus 1% will be accrued from January 1994 through December 1995 (Note 10).

10. RELATED PARTIES AND AFFILIATES

     Accounts receivable from the general partner consisted of the following at March 31, 1996, December 31, 1995 and 1994:



                                                                        DECEMBER 31,
                                                     MARCH 31,      ---------------------
                                                       1996           1995         1994
                                                    -----------     --------     --------
                                                    (UNAUDITED)
        Unearned annual management fees...........   $ 220,000      $220,000     $330,000
        Amounts due for salaries, rent and
          overhead................................     113,000       127,000      148,000
                                                      --------      --------     --------
                                                     $ 333,000      $347,000     $478,000
                                                      ========      ========     ========

     Accounts payable to the general partner consisted of the following at March 31, 1996, December 31, 1995 and 1994:




                                                                        DECEMBER 31,
                                                     MARCH 31,      ---------------------
                                                       1996           1995         1994
                                                    -----------     --------     --------
                                                    (UNAUDITED)
        Base fee and loan servicing fees..........   $ 587,000      $203,000     $ 86,000
        Contingent consideration in connection
          with the purchase of CRC and LPPC.......      78,000        78,000       48,000
                                                      --------      --------     --------
                                                     $ 665,000      $281,000     $134,000
                                                      ========      ========     ========

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The Partnership had various related party transactions with the following entities:

     - PRESIDENTIAL MANAGEMENT COMPANY -- The general partner received specified fees for services performed and reimbursements of certain expenses. Under the Partnership Agreement, the general partner receives a base fee of up to 35% of the loan origination fees paid by borrowers to the Company. The base fee was 35% of loan origination fees for the Company in 1994 and 35% in 1995. The general partner also received a loan servicing fee of 3/8 of 1% per annum on loans with terms over three years.

      Amounts charged by the general partner for services performed and overhead-related expenses for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993 were as follows:


                                         THREE MONTHS ENDED
                                              MARCH 31,               YEARS ENDED DECEMBER 31,
                                         -------------------     ----------------------------------
                                           1996       1995          1995        1994        1993
                                         --------   --------     ----------   --------   ----------
                                             (UNAUDITED)
Base fee...............................  $307,000   $113,000     $  767,000   $589,000   $  669,000
Loan servicing fee.....................    63,000     61,000        245,000    216,000      178,000
Management and other fees..............   102,000         --             --         --           --
                                         --------   --------     ----------   --------   ----------
Total fees.............................   472,000    174,000     $1,012,000   $805,000   $  847,000
                                         ========   ========      =========   ========    =========
Salaries and overhead reimbursements...  $ 27,000   $ 26,000     $   82,000   $ 90,000   $5,184,000
                                         ========   ========      =========   ========    =========


     During 1992, the general partner absorbed certain expenses (data processing, legal, and business promotion) related to the Company. During 1995, 1994 and 1993, however, the general partner did not absorb any such expenses for the Company.

     Under the Capital Plan, the general partner agreed to contribute, over a three-year period, additional capital up to $1,730,000 if the Company generated certain levels of loan origination fees. Pursuant to the agreement, the general partner contributed $266,000 of the $1,730,000 in late 1993 and early 1994, but has not contributed any additional amounts based on continued operating losses and the level of loan origination fees.

     Effective January 1, 1994, in order for Pacific Thrift to comply with a section of a regulatory agreement covering payments to affiliates, Pacific Thrift commenced directly employing personnel for loan origination, processing, and servicing. In addition, Pacific Thrift revised its policies for payment of rent and other overhead expenses. As a result, Pacific Thrift terminated reimbursements to the Partnership and general partner for such services and expenses. However, the Partnership is continuing to pay the general partner for base fees and loan servicing fees of Pacific Thrift and the Partnership in accordance with the Partnership Agreement.

     During 1994, Pacific Thrift paid and allocated certain salaries and overhead for the Partnership, CRC, and general partner totaling $495,000, $220,000 and $356,000, respectively, and was reimbursed on a monthly basis.

     During 1995, Pacific Thrift paid and allocated certain salaries and overhead for the Partnership, CRC, LPPC and the general partner totaling $386,000, $251,000, $8,000 and $597,000, respectively, and was reimbursed on a monthly basis.


     Pacific Thrift paid and allocated certain salaries and overhead for the Partnership, CRC, LPPC and the general partner totaling $29,000, $45,000, $1,000 and $103,000 for the three months ended March 31, 1996 (unaudited) and $84,000, $81,000, $3,000 and $127,000 for the three months ended March 31, 1995 (unaudited), respectively, and was reimbursed on a monthly basis.


     The Company incurs salary and employee-related expenses for individuals who perform services for the Partnership and Pacific Thrift and do not own more than a 1% interest in the general partner. The Company also incurs these expenses for all individuals who perform services for CRC and LPPC, regardless of their ownership interest in the general partner. The general partner, however, incurs salary and employee-related expenses for three managing officers who perform services for the Partnership and Pacific Thrift and own more than a 1% interest in the general partner.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     - CONSOLIDATED RECONVEYANCE COMPANY -- (CRC) serves as a trustee on all trust deeds obtained by the Company as security for portfolio loans originated or purchased by the Company. Fees paid to CRC are paid by the borrowers.


     A managing officer of the Partnership and general partner provides legal services in connection with the Company's loan accounts, for which he receives $100 from the fees paid by each borrower for legal services related to each loan origination. Total fees of $84,000 and $28,000 for the three months ended March 31, 1996 and 1995 (unaudited) and $175,000, $62,000 and $56,000 were paid by the
Partnership to the managing officer for the years ended December 31, 1995, 1994 and 1993, respectively.


     A limited partner of the Partnership and of the general partner is a partner with a law firm that provides legal services to the Company. Total fees for the services provided to the Company by the law firm were approximately $237,000 for the three months ended March 31, 1996 (unaudited) and $689,000, $716,000 and $432,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

     A member of the Board of Directors of Pacific Thrift was paid hourly and contingent fees for services related to the sale of loans under the loan securitization agreement entered into in December 1993. Total fees for the services provided by the board member were approximately $-0- and $41,000 for the three months ended March 31, 1996 and 1995 (unaudited), respectively and $165,000, $111,000 and $84,000 for the years ended December 31, 1995, 1994 and
1993, respectively.

     Former officers of the Partnership have loans payable to the Partnership, secured by real estate, totaling approximately $269,000 and $271,000 as of December 31, 1995 and 1994, respectively. These loans are included in loans receivable.


     Thrift certificates purchased by members of management totaled approximately $32,000, $63,000 and $236,000 at March 31, 1996 (unaudited),
December 31, 1995 and 1994, respectively, on terms slightly more favorable than the terms for unrelated parties. Interest expense on these certificates totaled approximately $1,000 and $2,000 for the three months ended March 31, 1996 and 1995 (unaudited) and $2,000, $11,000 and $8,000 for the years ended December 31, 1995, 1994 and 1993, respectively.


     As of December 31, 1993, Pacific Thrift purchased various furniture and office equipment from the Partnership. The replacement value was determined by an experienced interior design consultant (a related party) who obtained information from used furniture dealers, and the purchase price of $223,000, 10% under the replacement value, was approved by the Board of Directors of Pacific Thrift. The Partnership realized a gain, including depreciation recapture, of $135,000 on the sale of the furniture and office equipment; however, such gain was eliminated upon consolidation.

     The Partnership and general partner sold computer equipment and software to Pacific Thrift as of December 31, 1993. Subsequently, management obtained additional information about the value of the software and the need to reallocate the price. As a result of the additional information, management determined that Pacific Thrift had overpaid for the software. To correct the situation, the general partner repaid $177,000. In addition, the Partnership agreed to repay $173,000 by causing CRC to issue an interest-bearing promissory note, secured by CRC's accounts receivable, payable in monthly installments through June 1995. As of December 31, 1993, the Partnership and the general partner realized gains on the sale of $54,000 and $333,000 respectively, including depreciation recapture and adjustment for the subsequent refunds.

     During 1996, 1995 and 1994, the Partnership paid to Pacific Thrift a loan servicing fee at the rate of 1.5% of the outstanding balances of the Partnership's loans and other real estate. Such fees totaled $61,000 and $107,000 for the three months ended March 31, 1996 and 1995 (unaudited) and totaled $351,000 and $545,000 in 1995 and 1994 and were eliminated in the consolidation.

     Also, during 1994, the Partnership had loans receivable, with balances totaling $464,000, that were refinanced into two loans: one a Pacific Thrift loan in first position and the remainder a Partnership loan in second position. In order to satisfy regulatory requirements applicable to affiliate transactions, such refinances were subject to certain underwriting and performance requirements.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. PURCHASE OF CRC AND LPPC

     Effective, July 1, 1990, the Partnership purchased 100% of the limited partnership interests in CRC and LPPC from the general partner for their combined estimated fair market value of $908,000 as determined by an independent appraiser. CRC serves as trustee on all trust deeds obtained by the Company as security for portfolio loans originated or purchased by the Company, as well as trust deeds for many unaffiliated lenders. LPPC publishes information regarding sales of foreclosed properties. The transaction was treated as a purchase and resulted in goodwill of approximately $651,000.

     The Partnership also agreed to pay the general partner an additional amount (contingent consideration) annually for five years beginning January 1, 1991. The contingent consideration, based on an amended agreement, is calculated as 50% of the total annual net profits earned by CRC and LPPC in excess of a base profit amount of $465,000. The contingent consideration totaled $172,000, $224,000 and $466,000 for the years ended December 31, 1995, 1994 and 1993, respectively, and was treated as an addition to goodwill. Accumulated amortization relating to the goodwill totaled $400,000 and $253,000 December 31, 1995 and 1994, respectively.

12. LITIGATION AND UNASSERTED CLAIMS

     Although they were never been served, the Partnership and its Chief Executive Officer (CEO) received a complaint in October 1993 that named them as defendants, along with four other unaffiliated defendants. The complaint contained allegations of securities fraud and breach of fiduciary duty in connection with companies affiliated with Alexander Spitzer (who, until approximately twelve years ago but not thereafter, was an affiliate of the Partnership and CEO). The complaint was filed by two long-time business associates of Spitzer, including one individual who was a general partner of a Spitzer-affiliated entity and one individual who owned another Spitzer-affiliated entity.

     The complaint charges all defendants with participation in securities fraud in connection with the sale of securities of the Spitzer entities (although there are no allegations that either the Partnership or CEO participated in the sale of such securities) and charges the Partnership and CEO with aiding and abetting other defendants in a violation of their fiduciary duties to the Spitzer-affiliated entities. The primary facts alleged against the Partnership and CEO are alleged to have occurred in 1984. The Partnership and CEO denied the merits of all allegations stated against them in the complaint.

     Counsel for both the Partnership and CEO, in a letter dated October 20, 1993, advised counsel for the plaintiffs that the complaint appeared to state no claim on the merits against the Partnership or CEO and that no claims could be stated because of statute of limitations problems. The only response of plaintiffs' counsel, by letter dated November 16, 1993, was to notify all defendants that they had an open extension of time to answer.

     An earlier class action involving Spitzer-affiliated entities was filed in March 1990 by investors and certain lenders in the bankrupt Spitzer-affiliated entities. Although the Partnership and CEO are discussed in the complaint, neither the Partnership nor CEO has ever been named as a defendant in that class action.

     The allegations involving the Partnership and CEO in both complaints concern the May 1984 sales of the general partnership interests in the Partnership (which were owned at that time by entities owned by the CEO and a relative of Spitzer) and of the stock of a former affiliated thrift and loan company to a large, unaffiliated mortgage banking group headquartered in the state of New York (the Buyer). The complaints allege that, in connection with the sales to the Buyer, the CEO and Spitzer agreed for the former affiliated thrift and loan company to sell certain allegedly poor-quality loans to other Spitzer-affiliated entities. The complaints further allege that Spitzer and his affiliates engaged in a continuing scheme, both before and after the sales to the Buyer, to lend money and sell real estate to nominees (which did not include the Partnership or CEO), who assertedly purchased the real estate at inflated prices and were guaranteed against loss.

     Although not mentioned in either of the two complaints, but based on hearsay contained in a document prepared in 1985, Spitzer allegedly stated that in 1984 the CEO reimbursed Spitzer for the CEO's share of

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

funding such guarantees involving one Spitzer-affiliated entity in 1982 through 1984. The CEO acknowledges that he made payments to Spitzer but has stated that they were for proper purposes.

     Neither the Partnership nor CEO had any ownership interest in any Spitzer-affiliated entity after the sales to the Buyer in May 1984. However, as a result of loans made to Spitzer-affiliated entities prior to the sales to the Buyer, the Partnership continued to be a creditor to these entities. These loans were substantially performing in accordance with their terms and were considered by management to be well secured until 1989, shortly before certain Spitzer-affiliated entities declared bankruptcy in November 1989. Ultimately, as previously reported, the Partnership wrote off the loans not secured by real estate, disposed of real estate collateral securing one of the loans to the Spitzer-affiliated entities, and recorded losses on these loans in 1990 and 1991 in excess of $3.7 million.

     The Partnership and CEO denied the merits of the allegations stated against them in the complaints. Management does not believe that any of these matters will result in any material additional losses to the Partnership or any material adjustments to these financial statements.

     On October 31, 1995 plaintiff's counsel, in the October 1993 complaint which had named the Partnership and its CEO alleging securities fraud and breach of fiduciary duty, as discussed above, filed a request for dismissal without prejudice. The clerk of the Court entered the dismissal as requested on November 2, 1995.

13. COMMITMENTS AND CONTINGENCIES

     In January and February 1993, the Partnership and Pacific Thrift foreclosed on two loans secured by real estate that contained toxic substances. The real estate was used by the former owners for metal-plating purposes. Management commenced the process of obtaining environmental studies.

     In connection with the activities of the former owner of the Partnerships property, the District Attorney's office filed a civil complaint against the Partnership alleging violations of hazardous waste control laws. In September 1994, the Partnership entered into a consent agreement requiring the Partnership to pay a civil compromise of $115,000 and to develop and implement a remedial action plan. Legal counsel has stated that the likelihood of further civil or any criminal action is remote if the Partnership complies with the terms of the consent agreement. Management states that the Partnership intends to comply with the consent agreement.

     In July and September 1994, management obtained soil investigation studies for the foreclosed properties to determine the extent of the toxic substances. Management was completing proposed remediation plans for approval by local government agencies. Based on the proposed remediation plans, management estimated that the cost of remediation, including consulting and legal expenses, would be approximately $1,494,000. Accordingly, the Company recorded a provision for the liability of $1,494,000 in the financial statements for 1993.

     Management does not expect the extent of the liability to exceed $1,494,000; however, such estimate is based on the assumption that the appropriate authorities will approve the remediation plans and that no additional toxic substances will be discovered during the remediation. For one of the properties the accrued remediation liability was reduced by $378,000 during the year ended December 31, 1995 based on a lower bid. The remediation work was completed in 1995 for this property and in early 1996 the property was listed as available for sale. Remediation work on the second property, subject to formal approval by the appropriate authorities, was completed in early 1996.


     The Company conducts its operations from leased facilities. Rental expenses of approximately $241,000 and $220,000 for the three months ended March 31, 1996 and 1995 (unaudited), respectively, and $905,000, $926,000 and $908,000, respectively, have been charged to general and administrative expenses in the consolidated statements of operations for the years ended December 31, 1995, 1994 and 1993, respectively. At

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 1995, the approximate minimum rental commitments under all noncancelable operating leases (which are subject to annual escalations based on the consumer price index) are as follows:

                                       YEAR                                AMOUNT
            -----------------------------------------------------------  ----------
            1996.......................................................  $  969,000
            1997.......................................................     807,000
            1998.......................................................     736,000
            1999.......................................................     701,000
            2000.......................................................     701,000
            Thereafter.................................................   1,393,000
                                                                         ----------
                                                                         $5,307,000
                                                                         ==========

     At March 31, 1996 (unaudited), December 31, 1995 and 1994, the Company was servicing Title I loans for others totaling approximately $10,089,000, $10,744,000 and $12,545,000, respectively. In addition, the Company has filed claims with the Federal Housing Administration that depleted the insurance on these loans during 1994.

     In connection with certain real estate loan sales by Pacific Thrift in 1995 and 1994, the Partnership guaranteed one buyer against losses up to $2,365,000 and $1,800,000. As security for the guarantee, the Partnership deposited with the buyer $237,000 in 1995 and $180,000 in 1994.

     The California Franchise Tax Board examined the California corporate tax returns for Pacific Thrift for 1990, 1991, and 1992 and did not result in a significant adjustment.

     On June 6, 1995, Consolidated and Lenders were served with a complaint by Consumer Action and two consumers suing both individually and on behalf of the general public in a purported class action filed in the Superior Court of Contra Costa County, California. The complaint names Consolidated and Lenders, along with thirteen other foreclosure service and foreclosure publishing companies, and alleges that all named defendants charge fees in excess of the statutorily permitted amount for publication of notices of trustee sales. The complaint seeks restitution of all excess charges, an injunction against the charging of excessive fees in the future and attorneys fees. In January 1996, Lenders and two other posting and publishing companies were dismissed from the action without prejudice. The case is still in the pleading stage, discovery has not yet commenced and the purported class of plaintiffs has not yet been certified. Management believes that Consolidated had charged publication fees in compliance with applicable law. Consolidated denies the merits of the allegations stated against it in the complaint. Management does not believe that any of these matters will result in any material additional losses to the Partnership or any material adjustments to these financial statements.

     The Partnership, Pacific Thrift, CRC, and LPPC are involved in certain lawsuits and there are claims pending against these entities which management considers incidental to normal operations. The legal responsibility and financial impact with respect to such litigation and claims cannot presently be determined. However, management considers that any ultimate liability which would likely arise from these lawsuits and claims would not materially affect the financial position or results of operations of the Company.

14. RETIREMENT SAVINGS PLAN

     The Company implemented a retirement savings plan (defined contribution plan) in 1994. All full-time employees who have completed six months of service and reached age 21 are eligible to participate in the plan. Contributions are made from employee-elected salary deferrals. The Company matched the first 6% of employee contributions to the plan at the rate of $.50 on the dollar. During the years ended December 31, 1995 and December 31, 1994, the Company's contribution to the plan totaled $118,000 and $111,000, respectively.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. WITHDRAWALS


     Partnership withdrawals payable of $1,120,000 at March 31, 1996 (unaudited) and December 31, 1995 and December 31, 1994 represent the capital withdrawals by limited partners that were approved by the general partner but not paid by the Partnership. At March 31, 1996 (unaudited) and at December 31, 1995 and December 31, 1994, other limited partners with original capital contributions totaling $9,400,000, $9,400,000 and $9,103,000, respectively, have requested withdrawals; however, these requests have not been approved. Withdrawals were not paid or approved after July 1993 due to limitations on withdrawals in the Partnership Agreement and the restriction on such withdrawals in the amendments to the line of credit agreement with NatWest.


16. CHANGES IN GENERAL AND LIMITED PARTNER'S CAPITAL

     The changes in general and limited partnership interests for 1994 and 1993 are as follows:




                                                 GENERAL         LIMITED
                                               PARTNERSHIP     PARTNERSHIP
                                                INTEREST        INTERESTS          TOTAL
                                               -----------     ------------     ------------
                                               (UNAUDITED)     (UNAUDITED)
      Capital (deficit) -- December 31,
        1992.................................   $   63,000     $ 28,767,000     $ 28,830,000
      Contributions..........................      266,000           35,000          301,000
      Distributions..........................      (25,000)      (1,918,000)      (1,943,000)
      Withdrawals............................           --       (1,380,000)      (1,380,000)
      Net loss -- 1993.......................      (42,000)      (5,827,000)      (5,869,000)
      Special allocation -- 1993 (Note 10)...     (266,000)         266,000               --
                                                 ---------     ------------     ------------
      Capital (deficit) -- December 31,
        1993.................................       (4,000)      19,943,000       19,939,000
      Contributions..........................           --               --               --
      Distributions..........................           --               --               --
      Withdrawals............................           --               --               --
      Net loss -- 1994.......................      (68,000)      (9,446,000)      (9,514,000)
                                                 ---------     ------------     ------------
      Capital (deficit) -- December 31,
        1994.................................      (72,000)      10,497,000       10,425,000
                                                 =========     ============     ============

     The changes in general and limited partnership interests for 1995 are as follows:


                                                 GENERAL         LIMITED
                                               PARTNERSHIP     PARTNERSHIP
                                                INTEREST        INTERESTS          TOTAL
                                               -----------     ------------     ------------
      Capital (deficit) -- January 1, 1995...   $  (72,000)    $ 10,497,000     $ 10,425,000
      Net loss -- 1995.......................      (12,000)      (1,686,000)      (1,698,000)
                                                 ---------     ------------     ------------
      Capital (deficit) -- December 31,
        1995.................................      (84,000)       8,811,000        8,727,000
      Net income for the three months ended
        March 31, 1996 (unaudited)...........        2,000          277,000          279,000
                                                 ---------     ------------     ------------
      Capital (deficit) -- March 31, 1996
        (unaudited)..........................   $  (82,000)    $  9,088,000     $  9,006,000
                                                 =========     ============     ============


     Presidential Management Company holds the entire general partnership interest in the Partnership. In addition, Presidential Management Company holds approximately 3.8% of the limited partnership interests.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The unaudited quarterly results of operations for 1995 and 1994 are as follows:

                                                                   QUARTER ENDED
                                                 --------------------------------------------------
                                                  MAR 31,      JUN 30,      SEPT 30,      DEC 31,
                                                    1995         1995         1995         1995
                                                 ----------   ----------   ----------   -----------
Interest income................................  $2,612,000   $2,424,000   $2,368,000   $ 2,173,000
Interest expense...............................   1,405,000    1,426,000    1,248,000     1,120,000
                                                 ----------   ----------   ----------    ----------
Net interest income............................   1,207,000      998,000    1,120,000     1,053,000
Provision for loan losses......................     446,000      554,000      861,000     1,428,000*
Other income...................................   2,608,000    2,841,000    3,366,000     4,450,000
Other expense..................................   3,592,000    3,905,000    4,494,000     5,283,000
Income tax benefit.............................     430,000       84,000      664,000        44,000
                                                 ----------   ----------   ----------    ----------
Net income (loss)..............................  $  207,000   $ (536,000)  $ (205,000)  $(1,164,000)
                                                 ==========   ==========   ==========    ==========

                                                                  QUARTER ENDED
                                              -----------------------------------------------------
                                                MAR 31,       JUN 30,      SEPT 30,       DEC 31,
                                                 1994          1994          1994          1994
                                              -----------   -----------   -----------   -----------
Interest income.............................  $ 2,915,000   $ 3,514,000   $ 3,414,000   $ 1,561,000
Interest expense............................     1,185,00     1,200,000     1,182,000     1,360,000
                                               ----------    ----------    ----------    ----------
Net interest income.........................    1,730,000     2,314,000     2,232,000       201,000
Provision for loan losses...................      217,000       468,000     2,064,000     3,347,000**
Other income................................    1,143,000     1,091,000     1,149,000     2,619,000
Other expense...............................    3,684,000     4,738,000     4,139,000     3,336,000
                                               ----------    ----------    ----------    ----------
Net loss....................................  $(1,028,000)  $(1,801,000)  $(2,822,000)  $(3,863,000)
                                               ==========    ==========    ==========    ==========

- ---------------

* The increase in the provision for loan losses is primarily a result of an increased general reserve. Management represents that it was not practical to determine whether or not a portion of these additional provisions should have been recorded in earlier quarters.

** The substantial increase in the provision for loan losses is due to an increase in the level of non-performing loans and the high level of chargeoffs. Management represents that it was not practical to determine whether or not a portion of these substantial additional provisions should have been recorded in earlier quarters.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18. SEGMENT FINANCIAL REPORTING

     The Company operates principally in two industries, real estate secured lending (including the origination and sale of loans) and trustee and foreclosure services. A summary of selected financial information by industry segment is as follows:


                                                      YEARS ENDED DECEMBER 31,
                                            ---------------------------------------------
                                               1995             1994             1993
                                            -----------     ------------     ------------
        Revenues
        Interest and other income from
          real estate secured lending.....  $19,016,000     $ 13,475,000     $ 15,210,000
        Fees from trustee.................    3,826,000        3,931,000        4,307,000
                                            -----------      -----------      -----------
        Total revenues....................  $22,842,000     $ 17,406,000     $ 19,517,000
                                            -----------      -----------      -----------
        Operating profit (loss)
          Real estate secured lending.....  $(3,148,000)    $ (9,741,000)    $ (6,737,000)
          Trustee and foreclosure
             services.....................      747,000          811,000        1,319,000
          General expenses................     (519,000)        (583,000)        (450,000)
                                            -----------      -----------      -----------
        Loss before income taxes..........  $(2,920,000)    $ (9,513,000)    $ (5,868,000)
                                            -----------      -----------      -----------
        Identifiable assets
          Real estate secured lending.....  $76,896,000     $ 97,930,000     $108,966,000
          Trustee and foreclosure
             services.....................    5,532,000        5,564,000        5,201,000
          General assets..................      129,000          253,000          157,000
                                            -----------      -----------      -----------
        Total assets......................  $82,557,000     $103,747,000     $114,324,000
                                            ===========      ===========      ===========


19. REGULATORY MATTERS AND CAPITAL ADEQUACY

     Memorandum of Understanding and Initial Orders to Cease and Desist with the Federal Deposit Insurance Corporation and California Department of Corporations

     In February 1993, Pacific Thrift, the FDIC, and the California Department of Corporations (DOC) entered into a Memorandum of Understanding (MOU). In connection with the MOU, Pacific Thrift was required to maintain primary capital in an amount that equals or exceeds 7.5% of its total assets; obtain and retain qualified management; notify and obtain approval from the FDIC and the DOC prior to adding any individual to the Board of Directors or employing any individual as a senior executive officer of Pacific Thrift; eliminate loans classified loss and reduce loans classified substandard to specified levels within a specified period of time; revise, adopt, and implement policies to provide effective guidance and control over Pacific Thrift's lending function; develop, adopt, and implement written policies governing relationships between Pacific Thrift, the Partnership, and other affiliated companies; establish and maintain an adequate reserve for loan losses and develop, adopt, and implement a policy and methodology for determining the adequacy of the reserve for loan losses; formulate and implement a budget for all categories of income and expense; revise, adopt, and implement a written liquidity and funds management policy; maintain assets within certain limits; obtain written consent from the FDIC and DOC prior to paying any cash dividends; refrain from extending additional credit to any borrower who has a loan from Pacific Thrift that has been adversely classified, unless the loan is classified as substandard or doubtful and the proper approval has been obtained; and take certain other actions.

     As of March 31, 1993, Pacific Thrift's total assets had moderately exceeded the limitation provided in the MOU. In addition, Pacific Thrift made certain payments in 1993 to the Partnership in excess of the amounts authorized under the Personnel Services Agreement between Pacific Thrift and the Partnership. The overpayment amount was repaid by the Partnership in April 1993. The Audit Committee of the Board of Directors of Pacific Thrift performed an investigation of the circumstances that allowed the overpayments to occur and determined that such overpayments reflected a weakness in the internal control procedures of Pacific Thrift with respect to intercompany payments. Accordingly, new control procedures were adopted by

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

the Board of Directors of Pacific Thrift to prevent overpayments of any kind by Pacific Thrift to the Partnership in the future.

     In November 1993, the FDIC and DOC terminated the MOU and issued an Order to Cease and Desist (C&D) with the consent of Pacific Thrift. The C&D prohibits Pacific Thrift from paying excessive fees to affiliates in such a manner as to produce operating losses; prohibits Pacific Thrift from including accrued interest in the carrying amount of a property acquired by foreclosure on a loan; prohibits Pacific Thrift from accepting or renewing brokered deposits unless it is adequately capitalized and a waiver is obtained; requires Pacific Thrift to disclose any extensions of credit to executive officers or principal shareholders from a correspondent bank; requires Pacific Thrift to prepare and display minimum information in its disclosure statement; requires Pacific Thrift to comply with the limits specified in the California Industrial Loan Company regulations on the amount of outstanding thrift certificates, based on its unimpaired capital and surplus; requires Pacific Thrift to develop a comprehensive asset/liability dependency policy, including establishing a range for, and reducing, the volatile liability dependency ratio; requires Pacific Thrift to adopt and implement a written policy to increase its liquidity; and requires Pacific Thrift to adopt and implement a satisfactory policy governing the relationship between Pacific Thrift and its affiliates and to reduce the payment of management, consulting, and other fees to the affiliates to amounts that are reasonable and necessary for the services. See Note 20.

     In September 1994, the FDIC issued a second C&D with the consent of Pacific Thrift. The second C&D prohibits Pacific Thrift from operating in such a manner as to produce low earnings; requires Pacific Thrift to refrain from opening any additional offices without the prior written approval of the FDIC; requires Pacific Thrift to formulate and implement a written profit plan; and requires Pacific Thrift to provide the FDIC with a study of the operations and profitability of its loan production office opened in June 1994. See Note 20.

  Capital Adequacy

     Pacific Thrift is subject to various regulatory capital requirements administered by the FDIC. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly discretionary -- actions by the FDIC that, if undertaken, could have a direct material effect on Pacific Thrift's financial statements. The regulations require Pacific Thrift to meet specific capital adequacy guidelines that involve quantitative measures under of Pacific Thrift's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Pacific Thrift's capital classification is also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require Pacific Thrift to maintain minimum amounts and ratios of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). To be considered adequately capitalized as defined under the Prompt Corrective Action (PCA) provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, Pacific Thrift must maintain the minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios presented in the table. Pacific Thrift's actual unaudited capital amounts and ratios as of December 31, 1993 were as follows:

                                                          CAPITAL ADEQUACY
                                                      AS OF DECEMBER 31, 1993
                                                            (UNAUDITED)
                                          ------------------------------------------------
                                                 REQUIRED                   ACTUAL
                                          ----------------------    ----------------------
                                            AMOUNT       (RATIO)      AMOUNT       (RATIO)
                                          ----------     -------    ----------     -------
        Tier 1 capital (to average
          assets).......................  $2,646,000      (4.0%)    $4,654,000      (7.0%)
        Tier 1 capital (to risk-weighted
          assets).......................   2,161,000      (4.0%)     4,654,000      (8.6%)
        Total capital (to risk-weighted
          assets).......................   4,322,000      (8.0%)     5,330,000      (9.9%)

     Pacific Thrift incurred losses in 1994 and, in December 1994, Pacific Thrift was notified by the FDIC that its tangible capital ratio (tangible capital compared to average total assets) as of October 31, 1994 was

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

less than 2%. Based on the tangible and other capital ratios, Pacific Thrift was considered to be "critically undercapitalized" as defined under the PCA provisions. The PCA notice also stated that the FDIC may be required to place Pacific Thrift in receivership in March 1995. See Subsequent Events, Note 20.

     As a result of such PCA designation, Pacific Thrift became subject to mandatory requirements as of October 31, 1994, including, but not limited to, a requirement to submit a capital restoration plan to the FDIC and various restrictions on asset growth, acquisitions, new activities and branches, dividend payments, management fees, and executive compensation.

     Subsequent to October 31, 1994, Pacific Thrift improved its capital position from "critically undercapitalized" to "undercapitalized" as a result of certain capital contributions and loan sales prior to December 31, 1994. Pacific Thrift's actual unaudited capital amounts and ratios as of December 31, 1994 were as follows:

                                                          CAPITAL ADEQUACY
                                                      AS OF DECEMBER 31, 1994
                                                            (UNAUDITED)
                                          ------------------------------------------------
                                                 REQUIRED                   ACTUAL
                                          ----------------------    ----------------------
                                            AMOUNT       (RATIO)      AMOUNT       (RATIO)
                                          ----------     -------    ----------     -------
        Tier 1 capital (to average
          assets).......................  $3,216,000      (4.0%)    $3,112,000      (3.9%)
        Tier 1 capital (to risk-weighted
          assets).......................   2,301,000      (4.0%)     3,112,000      (5.4%)
        Total capital (to risk-weighted
          assets).......................   4,602,000      (8.0%)     3,831,000      (6.7%)

     In addition, Pacific Thrift received an Order to Cure Deficiency of Net Worth (Order) from the DOC in connection with a $1,414,000 deficiency in its capital as of December 31, 1994. The Order requires that Pacific Thrift increase its capital to a level where the ratio of its outstanding thrift certificates compared to capital does not exceed the permitted ratio of 15 to 1. Based on the applicable section of the California Financial Code, failure to increase its capital within 120 days would require the DOC to take possession of the property and business of Pacific Thrift. See Subsequent Events, Note 20.

  Settlement with Department of Housing and Urban Development

     In April 1993, Pacific Thrift was notified by the Mortgagee Review Board of the Department of Housing and Urban Development (HUD) of certain alleged violations of certain requirements in the origination of 59 loans selected during its examination of Title I loan origination activities. Pacific Thrift was advised that HUD intended to seek civil money penalties and was considering an administrative action. Pacific Thrift filed a response to the allegations affirming its compliance with HUD requirements. On September 15, 1993, HUD and Pacific Thrift entered into a settlement agreement in which Pacific Thrift agreed not to seek claims for insurance on 24 loans that violated the prohibition against subordinating Title I loans to non-Title I loans, as well as on three loans in which the proceeds were used for ineligible purposes. HUD did not impose any penalties or take any other action.

20. EVENTS SUBSEQUENT TO DECEMBER 31, 1994

     During February 1995, Pacific Thrift submitted its original capital restoration plan to the FDIC, but the FDIC denied approval of the plan and required certain modifications. During March 1995, Pacific Thrift submitted a revised capital restoration plan, including a guarantee by the Partnership and, in May 1995, the revised capital restoration plan was incorporated by reference in a new C&D (see below).

     In May 1995, Pacific Thrift was informed by the FDIC that, based on unaudited financial information in the Consolidated Report of Condition and Income (Call Report) filed for the first quarter of 1995, Pacific

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Thrift was "adequately capitalized" as of March 31, 1995. Based on such Call Report, Pacific Thrift's unaudited capital ratios as of March 31, 1995 were as follows:

                                                                     CAPITAL RATIO AS OF
                                                                       MARCH 31, 1995
                                                                         (UNAUDITED)
                                                                     -------------------
                                                                     REQUIRED     ACTUAL
                                                                     --------     ------
        Tier 1 capital (to average assets).........................     4.0%        5.5%
        Tier 1 capital (to risk-weighted assets)...................     4.0         7.2
        Total capital (to risk-weighted assets)....................     8.0         8.5

     In addition, Pacific Thrift was informed by the DOC that Pacific Thrift had cured the deficiency in its net worth as of April 30, 1995 and has complied with the Order.

     Also in May 1995, the FDIC terminated the prior C&Ds, and the FDIC and DOC issued a new comprehensive Order to Cease and Desist (the new C&D) with the consent of Pacific Thrift. The new C&D: requires that Pacific Thrift have and retain qualified management; requires that Pacific Thrift have Tier 1 capital which equals or exceeds 8% of total assets on or before September 30, 1995; requires that Pacific Thrift maintain at least the minimum risk-based capital levels throughout the life of the new C&D; requires Pacific Thrift to eliminate from its books, through charge-off or collection, all assets classified "loss" as of September 1994 within 10 days from the effective date of the new C&D; requires Pacific Thrift to reduce assets classified "substandard" as of September 1994 to $6.5 million within 180 days and to $5 million within 365 days; prohibits Pacific Thrift from extending any additional credit to any borrower who has a loan with Pacific Thrift which has been charged off or classified "loss"; requires Board of Directors or loan committee approval prior to the extension of additional credit to a borrower who has a loan classified "substandard"; requires Pacific Thrift to establish within 10 days, and then to maintain on a quarterly basis, an adequate allowance for loan losses; requires that Pacific Thrift implement within 60 days the provisions of the capital restoration and business/profitability plans submitted to the FDIC in order to control overhead and other expenses and restore profitability; requires that Pacific Thrift correct the violation of the thrift-to-capital ratio required under California law within 60 days; requires that Pacific Thrift file with the FDIC amended Call Reports as of December 31, 1993 and as of the end of the first three quarters of 1994 which accurately reflect Pacific Thrift's financial condition as of those dates; requires that throughout the life of the new C&D, Pacific Thrift shall file Call Reports which accurately reflect Pacific Thrift's financial condition as of the end of each period; prohibits Pacific Thrift from paying cash dividends in any amount without the prior written approval of the FDIC; prohibits Pacific Thrift from opening any additional offices without the prior written approval of the FDIC; and requires the Company to submit written progress reports on a quarterly basis until the Company accomplishes the corrections and is released by the Regional Director of the FDIC and the Commissioner of the DOC.

     Noncompliance with the terms of the new C&D could result in various regulatory actions, including the assessment of civil money penalties, termination of deposit insurance, and placing Pacific Thrift in conservatorship of receivership. Although there is no assurance as to the ultimate outcome, these consolidated financial statements do not include any provisions or adjustments that might result from the outcome of these uncertainties.

     At December 31, 1995, management of Pacific Thrift believes that it is in full compliance with the terms of the New C&D.

     On February 26, 1996, Pacific Thrift was notified by the FDIC that, based on the FDIC examination of the September 30, 1995 financial information, full compliance with the new C&D is reported. In addition, Pacific Thrift would be allowed to enter into a Memorandum of Understanding (MOU) that, when received by the FDIC, would provide for the initial step towards removal of the New C&D. The proposed MOU provides a framework for Pacific Thrift's recovery and its provisions are similar to crucial sections of the existing C&D. However, since the New C&D and the proposed MOU contain provisions requiring the maintenance of a specified capital level, Pacific Thrift would be classified as "adequately capitalized" under the regulations, and continue to be considered a troubled institution for all regulatory purposes.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     As of December 31, 1995, Pacific Thrift had increased its total risk-based capital ratio to 12.4%, its Tier 1 risk-based capital ratio to 11.2% and its leverage capital ratio to 9.1%, which meet the FDIC definition of "well capitalized." However, due to the requirement of maintaining a specific capital level, the Company would be classified as "adequately capitalized" under the regulation.

21. POTENTIAL RESTRUCTURING PLAN

     On November 24, 1995, the Partnership filed a Registration Statement on Form S-4 with the Securities and Exchange Commission ("SEC") in connection with a proposed restructuring plan of the Partnership, the terms of which will be presented for the vote of the limited partners in 1996. On March 1, 1996, an Amendment to the Registration Statement on Form S-4 was filed with the SEC, together with a Registration Statement on Form S-4 in connection with a proposed public offering to be conducted concurrently with the restructuring plan. The terms of the restructuring plan and concurrent public offering are subject to change, and will not be finalized until the Registration Statements are declared effective by the SEC. Management currently anticipates that the restructuring plan will be presented for the vote of the limited partners of the Partnership in April 1996.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                                   SCHEDULE I

                  CONSOLIDATING SCHEDULE -- FINANCIAL POSITION
                          YEAR ENDED DECEMBER 31, 1994

                                        PACIFIC                         LENDERS
                     PRESIDENTIAL       THRIFT       CONSOLIDATED     POSTING AND        ELIMINATING ENTRIES
                       MORTGAGE        AND LOAN      RECONVEYANCE      PUBLISHING     --------------------------
                        COMPANY         COMPANY         COMPANY         COMPANY           DR             CR         CONSOLIDATED
                     -------------    -----------    -------------    ------------    -----------    -----------    -------------
ASSETS
Cash and cash
  equivalents......   $   655,000     $18,700,000     $   197,000       $ 76,000      $        --    $        --    $ 19,628,000
Accounts
  receivable.......         1,000       1,713,000       3,348,000         48,000               --         39,000       5,071,000
Accrued interest
  receivable.......       478,000         647,000              --             --               --             --       1,125,000
Loans receivable...    13,064,000      39,981,000              --             --               --             --      53,045,000
Loans held for
  sale.............     2,605,000       9,406,000              --             --               --             --      12,011,000
Receivable from
  related party....       426,000         235,000              --             --               --        183,000         478,000
Excess yield
  receivable.......            --         888,000              --             --               --             --         888,000
Other real
  estate...........     6,479,000       1,142,000              --             --               --             --       7,621,000
Property and
  equipment........        64,000       1,304,000         139,000          4,000               --        189,000       1,322,000
Goodwill...........     1,749,000              --              --             --               --             --       1,749,000
Other assets.......       379,000         388,000          34,000          8,000               --             --         809,000
Investment in
  subsidiaries.....     4,732,000              --              --             --        7,640,000     12,372,000              --
                      -----------     -----------      ----------       --------       ----------    -----------    ------------
                      $30,632,000     $74,404,000     $ 3,718,000       $136,000      $ 7,640,000    $12,783,000    $103,747,000
                      ===========     ===========      ==========       ========       ==========    ===========    ============
LIABILITIES AND
  PARTNERS' CAPITAL
Thrift certificates
  payable
  Full-paid
    certificates...   $        --     $58,058,000     $        --       $     --      $        --    $        --    $ 58,058,000
  Installment
    certificates...            --      11,443,000              --             --               --             --      11,443,000
                      -----------     -----------      ----------       --------       ----------    -----------    ------------
                               --      69,501,000              --             --               --             --      69,501,000
Accounts payable
  and accrued
  expenses.........       971,000       1,280,000       2,187,000         89,000           56,000             --       4,471,000
Accrued interest
  payable..........       234,000         171,000              --             --               --             --         405,000
Payable to related
  party............       214,000              --              --             --           80,000             --         134,000
Mortgage notes
  payable..........     2,101,000         212,000              --             --               --             --       2,313,000
Notes payable......    14,778,000              --              --             --               --             --      14,778,000
Note payable to
  related party....       600,000              --          86,000             --           86,000             --         600,000
Partnership
  withdrawals
  payable..........     1,120,000              --              --             --               --             --       1,120,000
                      -----------     -----------      ----------       --------       ----------    -----------    ------------
                       20,018,000      71,164,000       2,273,000         89,000          222,000             --      93,322,000
                      -----------     -----------      ----------       --------       ----------    -----------    ------------
Commitments and
  contingencies
Partners' capital
  Common stock.....            --       3,000,000              --             --        3,000,000             --              --
  Additional
    paid-in
    capital........            --       7,880,000              --             --        7,880,000             --              --
  Accumulated
    deficit........            --      (7,640,000)             --             --               --      7,640,000              --
  Partners'
    capital........    10,614,000              --       1,445,000         47,000        1,681,000             --      10,425,000
                      -----------     -----------      ----------       --------       ----------    -----------    ------------
                       10,614,000       3,240,000       1,445,000         47,000       12,561,000      7,640,000      10,425,000
                      -----------     -----------      ----------       --------       ----------    -----------    ------------
                      $30,632,000     $74,404,000     $ 3,718,000       $136,000      $12,783,000    $ 7,640,000    $103,747,000
                      ===========     ===========      ==========       ========       ==========    ===========    ============

See independent auditors' report and notes to consolidated financial statements.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                                  SCHEDULE II

                      CONSOLIDATING SCHEDULE -- OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                              PACIFIC                      LENDERS
                             PRESIDENTIAL     THRIFT      CONSOLIDATED   POSTING AND        ELIMINATING ENTRIES
                               MORTGAGE      AND LOAN     RECONVEYANCE   PUBLISHING      -------------------------
                               COMPANY        COMPANY       COMPANY        COMPANY           DR             CR       CONSOLIDATED
                             ------------   -----------   ------------   -----------     ----------     ----------   ------------
INTEREST INCOME
  Loans receivable.........  $ 2,969,000    $ 8,034,000    $       --     $      --      $       --     $       --   $11,003,000
  Deposits with financial
    institutions...........        1,000        400,000            --            --              --             --       401,000
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
Total interest income......    2,970,000      8,434,000            --            --              --             --    11,404,000
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
INTEREST EXPENSE
  Thrift certificates
    greater than
    $100,000...............           --         28,000            --            --              --             --        28,000
  Other thrift
    certificates...........           --      2,917,000            --            --              --             --     2,917,000
  Notes payable............    1,974,000          8,000            --            --              --             --     1,982,000
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
Total interest expense.....    1,974,000      2,953,000            --            --              --             --     4,927,000
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
Net interest income........      996,000      5,481,000            --            --              --             --     6,477,000
Provision for loan
  losses...................    4,682,000      1,414,000            --            --              --             --     6,096,000
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
Net interest income after
  provision for loan
  losses...................   (3,686,000 )    4,067,000            --            --              --             --       381,000
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
NONINTEREST INCOME
  Trust and reconveyance
    fees...................           --             --     3,344,000            --              --             --     3,344,000
  Other income.............      319,000        806,000            --       587,000              --             --     1,712,000
  Gain on sale of loans....           --        946,000            --            --              --             --       946,000
  Loan servicing fees......           --        545,000            --            --         545,000             --            --
  Equity in income (loss)
    of
    subsidiaries...........   (2,001,000 )           --            --            --         907,000      2,908,000            --
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
                              (1,682,000 )    2,297,000     3,344,000       587,000       1,452,000      2,908,000     6,002,000
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
NONINTEREST EXPENSE
  Salaries and employee
    benefits...............      295,000      4,460,000     1,569,000       169,000              --             --     6,493,000
  General and
    administrative.........    1,752,000      4,081,000     1,168,000        89,000              --             --     7,090,000
  Related party fees.......    1,350,000             --            --            --              --        545,000       805,000
  Operations of other real
    estate.................      439,000        293,000            --            --              --             --       732,000
  Depreciation and
    amortization...........      310,000        437,000        29,000            --              --             --       776,000
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
                               4,146,000      9,271,000     2,766,000       258,000              --        545,000    15,896,000
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
INCOME (LOSS) BEFORE INCOME
  TAXES....................   (9,514,000 )   (2,907,000)      578,000       329,000       1,452,000      3,453,000    (9,513,000 )
INCOME TAXES...............           --          1,000            --            --              --             --         1,000
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
NET INCOME (LOSS)..........  $(9,514,000 )  $(2,908,000)   $  578,000     $ 329,000      $1,452,000     $3,453,000   $(9,514,000 )
                             ===========    ===========    ==========      ========      ==========     ==========   ===========

See independent auditors' report and notes to consolidated financial statements.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                                  SCHEDULE III

                 CONSOLIDATING SCHEDULE -- FINANCIAL OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

                               PACIFIC                      LENDERS
              PRESIDENTIAL     THRIFT      CONSOLIDATED   POSTING AND                       ELIMINATING ENTRIES
                MORTGAGE      AND LOAN     RECONVEYANCE   PUBLISHING    PACIFIC UNITED   -------------------------
                COMPANY        COMPANY       COMPANY        COMPANY      GROUP, INC.         DR            CR        CONSOLIDATED
              -------------  -----------   ------------   -----------   --------------   -----------   -----------   ------------
ASSETS
Cash and
  cash
  equivalents..  $  609,000  $ 9,550,000    $  283,000     $  47,000       $     --      $        --   $        --   $10,489,000
Accounts
receivable...         1,000      126,000     2,925,000       285,000             --               --            --     3,337,000
Accrued
  interest
  receivable...     357,000      546,000            --            --             --               --            --       903,000
Loans
receivable...     3,332,000   40,576,000            --            --             --               --            --    43,908,000
Loans held
  for
  sale......      3,000,000    9,577,000            --            --             --               --            --    12,577,000
Receivable
  from
  related
  party.....        417,000      116,000            --            --             --               --       186,000       347,000
Excess yield
receivable...            --    2,725,000            --            --             --               --            --     2,725,000
Other real
  estate....      1,408,000    1,748,000            --            --             --               --            --     3,156,000
Property and
equipment...         48,000    1,269,000       115,000        20,000             --               --        54,000     1,398,000
Goodwill....      1,808,000           --            --            --             --               --            --     1,808,000
Other
  assets....         90,000    1,665,000        44,000         6,000        104,000               --            --     1,909,000
Investment
  in
  subsidiaries..  7,970,000           --           --            --             --         4,485,000    12,455,000            --
                -----------  -----------    ----------      --------       --------       ----------   -----------   -----------
                $19,040,000  $67,898,000    $3,367,000     $ 358,000       $104,000      $ 4,485,000   $12,695,000   $82,557,000
                ===========  ===========    ==========      ========       ========       ==========   ===========   ===========
LIABILITIES
  AND
  PARTNERS'
  CAPITAL
Thrift
certificates
  payable
  Full-paid
  certificates... $    --    $35,881,000   $        --     $      --       $     --      $        --   $        --   $35,881,000
 Installment
 certificates...       --     24,275,000            --            --             --               --            --    24,275,000
              -----------    -----------    ----------      --------       --------       ----------   -----------   -----------
                       --     60,156,000            --            --             --               --            --    60,156,000
Accounts
  payable
  and
  accrued
 expenses...      694,000        769,000     2,444,000       132,000             --           21,000            --     4,018,000
Accrued
  interest
  payable...      170,000        103,000            --            --             --               --            --       273,000
Payable to
  related
  party.....      345,000             --            --            --        101,000          165,000            --       281,000
Mortgage
  notes
  payable...      560,000         51,000            --            --             --               --            --       611,000
Notes
  payable...    6,771,000             --            --            --             --               --            --     6,771,000
Note payable
  to related
  party.....      600,000             --            --            --             --               --            --       600,000
Partnership
 withdrawals
  payable...    1,120,000             --            --            --             --               --            --     1,120,000
              -----------    -----------    ----------      --------       --------       ----------   -----------   -----------
               10,260,000     61,079,000     2,444,000       132,000        101,000          186,000            --    73,830,000
              -----------    -----------    ----------      --------       --------       ----------   -----------   -----------
Commitments
  and
  contingencies
Partners'
  capital
  Common
    stock...           --      3,000,000            --            --             --        3,000,000            --            --
  Additional
    paid-in
  capital...           --      8,304,000            --            --          3,000        8,307,000            --            --
 Accumulated
  deficit...           --     (4,485,000)           --            --             --               --     4,485,000            --
  Partners'
  capital...    8,780,000             --       923,000       226,000             --        1,202,000            --     8,727,000
              -----------    -----------    ----------      --------       --------       ----------   -----------   -----------
                8,780,000      6,819,000       923,000       226,000          3,000       12,509,000     4,485,000     8,727,000
              -----------    -----------    ----------      --------       --------       ----------   -----------   -----------
              $19,040,000    $67,898,000    $3,367,000     $ 358,000       $104,000      $12,695,000   $ 4,485,000   $82,557,000
              ===========    ===========    ==========      ========       ========       ==========   ===========   ===========

See independent auditors' report and notes to consolidated financial statements.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                                  SCHEDULE IV

                      CONSOLIDATING SCHEDULE -- OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

                               PACIFIC                      LENDERS
               PRESIDENTIAL    THRIFT      CONSOLIDATED   POSTING AND                        ELIMINATING ENTRIES
                MORTGAGE      AND LOAN     RECONVEYANCE   PUBLISHING    PACIFIC UNITED     -----------------------
                 COMPANY       COMPANY       COMPANY        COMPANY      GROUP, INC..          DR            CR      CONSOLIDATED
               -----------   -----------   ------------   -----------   --------------     ----------     --------   ------------
INTEREST
  INCOME
  Loans
receivable...  $ 1,872,000   $ 7,013,000    $       --     $      --       $     --        $       --     $     --   $ 8,885,000
  Deposits
    with
    financial
    institutions... 10,000      682,000             --            --             --                --           --       692,000
               -----------   -----------    ----------      --------       --------        ----------     ---------- -----------
Total
  interest
  income.....    1,882,000     7,695,000            --            --             --                --           --     9,577,000
               -----------   -----------    ----------      --------       --------        ----------     ---------- -----------
INTEREST
  EXPENSE
  Thrift
 certificates
    greater
    than
  $100,000...           --         7,000            --            --             --                --           --         7,000
  Other
    thrift
    certificates...     --     3,813,000            --            --             --                --           --     3,813,000
  Notes
   payable...    1,379,000            --            --            --             --                --           --     1,379,000
               -----------   -----------    ----------      --------       --------        ----------     ---------- -----------
Total
  interest
  expense....    1,379,000     3,820,000            --            --             --                --           --     5,199,000
               -----------   -----------    ----------      --------       --------        ----------     ---------- -----------
Net interest
  income.....      503,000     3,875,000            --            --             --                --           --     4,378,000
Provision for
  loan
  losses.....    1,894,000     1,395,000            --            --             --                --           --     3,289,000
               -----------   -----------    ----------      --------       --------        ----------     ---------- -----------
Net interest
  income
  (expense)
  after
  provision
  for loan
  losses.....   (1,391,000)    2,480,000            --            --             --                --           --     1,089,000
               -----------   -----------    ----------      --------       --------        ----------     ---------- -----------
NONINTEREST
  INCOME
  Trust and
 reconveyance
    fees.....           --            --     3,248,000            --             --                --           --     3,248,000
  Other
    income...      139,000       353,000            --       577,000             --                --       53,000     1,122,000
  Gain on
    sale of
    loans....           --     8,895,000            --            --             --                --           --     8,895,000
  Loan
    servicing
    fees.....           --       351,000            --            --             --           351,000           --            --
  Equity in
    income of
    subsi-
    diaries....  4,016,000            --            --            --             --         4,016,000           --            --
               -----------   -----------    ----------      --------       --------        ----------     ---------- -----------
                 4,155,000     9,599,000     3,248,000       577,000             --         4,367,000       53,000    13,265,000
               -----------   -----------    ----------      --------       --------        ----------     ---------- -----------
NONINTEREST
  EXPENSE
  Salaries
    and
    employee
  benefits...      392,000     5,608,000     1,712,000       146,000             --                --           --     7,858,000
  General and
    administra-
    tive......   1,192,000     4,002,000       927,000       152,000             --                --           --     6,273,000
  Related
    party
    fees.....    1,363,000            --            --            --             --                --      351,000     1,012,000
  Operations
    of other
    real
    estate...    1,120,000        92,000            --            --             --                --           --     1,212,000
 Depreciation
    and
    amortization.. 529,000       446,000        26,000            --             --                --       82,000       919,000
               -----------   -----------    ----------      --------       --------        ----------     ---------- -----------
                 4,596,000    10,148,000     2,665,000       298,000             --                --      433,000    17,274,000
               -----------   -----------    ----------      --------       --------        ----------     ---------- -----------
INCOME (LOSS)
  BEFORE
  INCOME
  TAXES
 (BENEFIT)...   (1,832,000)    1,931,000       583,000       279,000             --         4,367,000      486,000    (2,920,000)
INCOME TAXES
 (BENEFIT)...        1,000    (1,224,000)        1,000            --             --                --           --    (1,222,000)
               -----------   -----------    ----------      --------       --------        ----------     ---------- -----------
NET INCOME
  (LOSS).....  $(1,833,000)  $ 3,155,000    $  582,000     $ 279,000       $     --        $4,367,000     $486,000   $(1,698,000)
               ===========   ===========    ==========      ========       ========        ==========     ========== ===========

See independent auditors' report and notes to consolidated financial statements.

                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT


To the Board of Directors
PacificAmerica Money Center, Inc.

     We have audited the accompanying balance sheet of PacificAmerica Money Center, Inc. (a wholly owned subsidiary of Presidential Mortgage Company) as of December 31, 1995. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above present fairly, in all material respects, the financial position of PacificAmerica Money Center, Inc. (a wholly owned subsidiary of Presidential Mortgage Company) at December 31, 1995, in conformity with generally accepted accounting principles.

     The accompanying balance sheet has been prepared assuming that the Company will continue as a going concern. Should the proposed restructuring plan, as discussed in Note 1, not be completed, the Company would have no apparent source of future revenues and cash to operate independently which raises substantial doubt about the ability of the Company to continue as a going concern.

     The accompanying balance sheet does not include any provision or adjustments which might result from the outcome of the uncertainties discussed above.

BDO SEIDMAN, LLP

Los Angeles, California
February 29, 1996

                       PACIFICAMERICA MONEY CENTER, INC.
                     (FORMERLY PACIFIC UNITED GROUP, INC.)
                         (A WHOLLY OWNED SUBSIDIARY OF
                         PRESIDENTIAL MORTGAGE COMPANY)

                                 BALANCE SHEET




                                                                      MARCH 31,      DECEMBER 31,
                                                                        1996             1995
                                                                     -----------     ------------
                                                                     (UNAUDITED)
                                              ASSETS
Deferred offering costs (Note 2)...................................   $ 104,000        $ 104,000
                                                                       --------         --------
                               LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities
  Due to Presidential Mortgage Company.............................   $ 101,000        $ 101,000
  Commitments and Contingencies (Note 3)
Stockholder's Equity
  Preferred stock, $.01 par value; authorized 2,000,000 shares;
     none issued and
     outstanding...................................................          --               --
  Common stock, $.01 par value; authorized 8,000,000 shares; issued and outstanding
     3,000.........................................................          30               30
  Additional paid-in capital.......................................       2,970            2,970
                                                                       --------         --------
Total stockholder's equity.........................................       3,000            3,000
                                                                       --------         --------
                                                                      $ 104,000        $ 104,000
                                                                       ========         ========


                  See accompanying notes to the balance sheet.

                       PACIFICAMERICA MONEY CENTER, INC.
                     (FORMERLY PACIFIC UNITED GROUP, INC.)
                         (A WHOLLY OWNED SUBSIDIARY OF
                         PRESIDENTIAL MORTGAGE COMPANY)

                             NOTES TO BALANCE SHEET

 1. ORGANIZATION

     PacificAmerica Money Center, Inc. (the "Corporation") a Delaware corporation (formerly known as Pacific United Group, Inc.), is a financial institution holding company that was formed in February 1994 and has not yet commenced operations. The Corporation is a wholly owned subsidiary of Presidential Mortgage Company (the "Partnership"), a California limited partnership.

     In May 1996, the Partnership intends to transfer all of the outstanding capital stock of its subsidiaries Pacific Thrift and Loan Company, a California corporation, Consolidated Reconveyance Corporation, a Washington corporation, and PacificAmerica Mortgage, Inc., a Delaware corporation, to the Corporation, in order to allow those entities to file consolidated tax returns.

     In connection with a proposed restructuring plan of the Partnership, the Partnership intends to transfer all of its assets and liabilities to the Corporation in exchange for common stock of the Corporation, which the Partnership would transfer to its general and limited partners on the basis of their respective net contributed capital in the Partnership. The completion of the restructuring plan is subject to the vote of the limited partners of the Partnership, as well as certain other terms and conditions.

 2. DEFERRED OFFERING COSTS

     Deferred offering costs represent incremental costs directly attributable to the proposed offering that are being deferred and will be charged against the proceeds of the offering.

 3. COMMITMENTS AND CONTINGENCIES

     Under a 1995 Stock Option Plan the Corporation may award or grant from time to time until December 31, 2003 stock options to management, key employees and non-employee directors.

     Under a 1995 Employee Stock Purchase Plan, the Corporation may grant stock options to eligible employees of the Corporation.

     Under a Supplemental Executive Retirement Plan, participants, to be determined by the Compensation Committee will receive 1% of their average compensation for their highest three consecutive years, multiplied by the actual number of years of service. Any years of service in excess of 30 will not be taken into account. The amount of benefit is further reduced by estimated social security benefits and estimated section 401(k) plan benefits.

     The Corporation has entered into employment agreements with five officers, subject to completion of the Restructuring Plan.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following expenses are estimated based on an assumed 725,000 shares sold in the Public Offering and 275,000 shares sold in the Rights Offering. The amounts shown below would change depending upon the amount of shares actually sold in the Rights Offering and the Public Offering.



            Restructuring Expenses Legal..............................  $100,000
              Fairness Opinion........................................   165,000
              Accounting..............................................    70,000
              Printing & Postage......................................    20,000
              Soliciting Agent........................................    15,000
              Transfer Agent..........................................    14,000
              Registration, Listing and Filing Fees...................    16,000
              Miscellaneous...........................................    20,000
                                                                        --------
                      Total Restructuring Expenses....................  $400,000
                                                                        ========


Offering Expenses in Connection with Rights Offering and Public Offering


            Selling Commissions.......................................  $571,000
            Reimbursed Underwriting Expenses..........................    85,000
            Legal.....................................................   100,000
            Accounting................................................    74,000
            Printing & Postage........................................    15,000
            Transfer Agent............................................     5,000
            Registration, Listing and Filing Fees.....................     9,000
                                                                        --------
                      Total Offering Expenses.........................  $859,000
                                                                        ========


ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Corporation's Certificate of Incorporation provides that the directors will not be personally liable to the Corporation or to any Stockholder for the breach of a fiduciary responsibility, to the full extent that such limitation or elimination of liability is permitted under Delaware law.

     The Bylaws provide that the Corporation will indemnify its directors and officers to the full extent permitted under the Delaware law. Pursuant to the Bylaws and Delaware law, the Corporation will indemnify each director and officer against any liability and related expenses (including attorneys' fees) incurred in connection with any proceeding in which he or she may be involved by reason of serving in such capacity so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     A director and officer is also entitled to indemnification against expenses incurred in any action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of serving in such capacity if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, except that no such indemnification will be made if the director or officer is judged to be liable to the Corporation, unless the applicable court of law determines that despite the adjudication of liability the director or officer is reasonably entitled to indemnification for such expenses.

     The Bylaws authorize the Corporation to advance funds to a director or officer for costs and expenses (including attorneys' fees) incurred in a suit or proceeding upon receipt of an undertaking by such director or officer to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified.

     The Corporation will enter into agreements with the Corporation's directors and executive officers, indemnifying them to the fullest extent permitted by Delaware law. Stockholders may have more limited recourse against such persons than would apply absent these provisions.

     The Corporation intends to obtain insurance policies indemnifying the directors and officers against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     There have been no sales of securities by the Registrant within the past three years.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the amount of unsubscribed securities to be purchased by others, and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the Prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

     The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

     (A) Exhibits


EXHIBIT
NUMBER                                         DESCRIPTION
- -------    ------------------------------------------------------------------------------------
  1.1      Underwriting Agreement*
  2.1      Restructuring Plan of Presidential Mortgage Company (the "Partnership"),
           incorporated by reference to Exhibit 2.1 of Registration Statement on Form S-4 of
           the Registrant, as filed November 24, 1995 and declared effective May 14, 1996 (the
           "S-4 Registration Statement")
  3.1      Certificate of Incorporation of the Registrant*
  3.2      Bylaws of the Registrant*
  3.3      Fifth Amended and Restated Certificate and Agreement of Limited Partnership of the
           Registrant (the "Partnership Agreement"), dated as of September 7, 1989, incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement
           on Form S-2, as filed with the Securities and Exchange Commission August 15, 1989, as amended by Amendment No. One thereto, as filed with the Securities and Exchange
           Commission on October 10, 1989 (Registration No. 33-30517) (the "1989 Registration
           Statement").
  3.4      Certificate of Limited Partnership of the Registrant on Form LP-1, as filed with the
           California Secretary of State and currently in effect, incorporated by reference to
           Exhibit 3.2 of the Registration Statement on Form S-11, filed with the Securities and Exchange Commission on November 13, 1984, as amended on February 4 and March 1,
           1985, and declared effective on March 6, 1985 (Registration No. 2-94289) (the "1984
           Registration Statement").
  3.5      First Amendment to the Partnership Agreement dated as of May 15, 1993, incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-K for the
           year ended December 31, 1993, as filed with the Securities and Exchange Commission on November 27, 1994 (the "1993 Annual Report").
  3.6      Second Amendment to the Partnership Agreement dated as of January 1, 1994, incorporated by reference to Exhibit 3.4 of the 1993 Annual Report.
  4.1      Specimen Common Stock Certificate, incorporated by reference to Exhibit 4.1 of the
           S-4 Registration Statement.
  4.2      General Partner Warrant Agreement and Warrant, incorporated by reference to Exhibit
           4.2 of the S-4 Registration Statement.
  4.3      Subscriber Warrant Agreement and Warrant, incorporated by reference to Exhibit 4.3 of S-4 Registration Statement.
  5.1      Opinion of Jeffer, Mangels, Butler & Marmaro regarding validity of securities being registered
 10.1      Employment Agreement by and between the Registrant and Joel R. Schultz*
 10.2      Employment Agreement by and between the Registrant and Richard D. Young*
 10.3      Employment Agreement by and between the Registrant and Kenneth A. Carmona*
 10.4      Employment Agreement by and between the Registrant and Norman A. Markiewicz*
 10.5      Employment Agreement by and between the Registrant and Richard B. Fremed*
 10.6      Employment Agreement by and between Pacific Thrift and Loan Company, Inc. and Frank
           Landini, incorporated by reference to Exhibit 10.6 of S-4 Registration Statement.
 10.7      Form of Indemnification Agreement by and between the Registrant and each of its directors and executive officers*
 10.8      Stock Option Plan, dated January 1, 1996, subject to completion of Restructuring
           Plan*
 10.9      Stock Purchase Plan, dated January 1, 1996, subject to completion of Restructuring
           Plan*

EXHIBIT
NUMBER                                         DESCRIPTION
- -------    ------------------------------------------------------------------------------------
 10.10     Supplemental Executive Retirement Plan, dated January 1, 1996, subject to completion of Restructuring Plan*
 10.11     Employment Agreement, dated May 9, 1984, by and among Pacific and Loan Association and the Registrant, as employers, and Joel R. Schultz, as employee, as currently in effect only with the Registrant, incorporated by reference to Exhibit 10.2 of the
           1984 Registration Statement.
 10.12     Employment Agreement, dated May 9, 1984, by and among Pacific and Loan Association and the Registrant, as employers, and Norman A. Markiewicz, as employee, as currently in effect only with the Registrant, incorporated by reference to Exhibit
           10.3 of the 1984 Registration Statement.
 10.13     Loan Agreement (the "Loan Agreement"), dated as of August 28, 1990, as amended and restated May 20, 1992, and as further amended and restated as of September 28, 1994, by and among National Westminster Bank USA ("Fleet"), as Agent and a participating
           Bank, the banks signatory thereto (the "Banks"), and the Registrant, incorporated by reference to Exhibit 10.4 of the 1993 Annual Report.
 10.14     Letter Agreement to amend Loan Agreement, dated October 26, 1995*
 10.15     Agreement for Purchase of Limited Partnership Interests of Consolidated Reconveyance
           Company and Lenders Posting and Publishing Company, dated as of July 1, 1990, incorporated by reference to Exhibit 10.6 of the Registrant's Annual Report on Form
           10-K for the year ended December 31, 1990, as filed with the Securities and Exchange
           Commission on March 31, 1991.
 10.16     Master Loan Purchase Agreement dated as of June 21, 1995 by and between Pacific
           Thrift and Loan Company and Aames Capital Corporation, incorporated by reference to
           Exhibit 10.7 of the Partnership's Annual Report on Form 10-K for the year ended
           December 31, 1994, as filed with the Securities and Exchange Commission on July 26,
           1995.
 10.17     Amendment to Loan Agreement dated November 28, 1995.*
 16.2      Letter of Ernst & Young regarding termination dated September 27, 1995, incorporated by reference to the Partnership's Report on Form 8-K dated September 12, 1995, as filed with the Securities and Exchange Commission on September 28, 1995.
 21.1      Subsidiaries of the Registrant*
 23.1      Consent of Attorney, included in legal opinion filed as Exhibit 5.1 hereof.
 23.2      Consent of Independent Certified Public Accountants, BDO Seidman, LLP.
 23.3      Consent of Independent Certified Public Accountants, Ernst & Young LLP.
 24.1      Power of attorney, incorporated by reference to Power of Attorney set forth on page
           7 of Part II of the Registration Statement filed November 24, 1995.


- ---------------

  * Indicates previously filed.


     (B) Financial Statement Schedules

     None.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 11, 1996.


                                          (Registrant)
                                          PACIFICAMERICA MONEY CENTER, INC.

                                          By: /s/ Joel R. Schultz

                                            ------------------------------------
                                            Joel R. Schultz
                                            President and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                          TITLE                    DATE
- ------------------------------    ---------------------------    --------------
    /s/ Joel R. Schultz           President, Chief Executive     June 11, 1996
- ------------------------------    Officer, and Director
        Joel R. Schultz

   /s/ Charles J. Siegel          Chief Financial and            June 11, 1996
- ------------------------------    Accounting Officer
       Charles J. Siegel

   /s/ Richard D. Young           Senior Executive Vice          June 11, 1996
- ------------------------------    President and Director
       Richard D. Young

  /s/ Russell G. Allison          Director                       June 11, 1996
- ------------------------------
      Russell G. Allison

                                 EXHIBIT INDEX


                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
NUMBER                                   DESCRIPTION                                      PAGE
- -------   --------------------------------------------------------------------------  ------------
  1.1     Underwriting Agreement*...................................................
  2.1     Restructuring Plan of Presidential Mortgage Company (the "Partnership"),
          incorporated by reference to Exhibit 2.1 of Registration Statement on Form
          S-4 of the Registrant, as filed November 24, 1995 and declared effective
          May 14, 1996 (the "S-4 Registration Statement")...........................
  3.1     Certificate of Incorporation of the Registrant*...........................
  3.2     Bylaws of the Registrant*.................................................
  3.3     Fifth Amended and Restated Certificate and Agreement of Limited
          Partnership of the Registrant (the "Partnership Agreement"), dated as of
          September 7, 1989, incorporated by reference to Exhibit 3.1 of the
          Registrant's Registration Statement on Form S-2, as filed with the
          Securities and Exchange Commission August 15, 1989, as amended by
          Amendment No. One thereto, as filed with the Securities and Exchange
          Commission on October 10, 1989 (Registration No. 33-30517) (the "1989
          Registration Statement"). ................................................
  3.4     Certificate of Limited Partnership of the Registrant on Form LP-1, as
          filed with the California Secretary of State and currently in effect, incorporated by reference to Exhibit 3.2 of the Registration Statement on
          Form S-11, filed with the Securities and Exchange Commission on November
          13, 1984, as amended on February 4 and March 1, 1985, and declared effective on March 6, 1985 (Registration No. 2-94289) (the "1984
          Registration Statement"). ................................................
  3.5     First Amendment to the Partnership Agreement dated as of May 15, 1993, incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, as filed with the
          Securities and Exchange Commission on November 27, 1994 (the "1993 Annual
          Report"). ................................................................
  3.6     Second Amendment to the Partnership Agreement dated as of January 1, 1994, incorporated by reference to Exhibit 3.4 of the 1993 Annual Report. ......
  4.1     Specimen Common Stock Certificate, incorporated by reference to Exhibit
          4.1 of the S-4 Registration Statement. ...................................
  4.2     General Partner Warrant Agreement and Warrant, incorporated by reference to Exhibit 4.2 of the S-4 Registration Statement. ........................
  4.3     Subscriber Warrant Agreement and Warrant, incorporated by reference to
          Exhibit 4.3 of S-4 Registration Statement. ...............................
  5.1     Opinion of Jeffer, Mangels, Butler & Marmaro regarding validity of securities being registered...............................................
 10.1     Employment Agreement by and between the Registrant and Joel R. Schultz*...
 10.2     Employment Agreement by and between the Registrant and Richard D.
          Young*....................................................................
 10.3     Employment Agreement by and between the Registrant and Kenneth A.
          Carmona*..................................................................
 10.4     Employment Agreement by and between the Registrant and Norman A.
          Markiewicz*...............................................................
 10.5     Employment Agreement by and between the Registrant and Richard B.
          Fremed*...................................................................
 10.6     Employment Agreement by and between Pacific Thrift and Loan Company, Inc.
          and Frank Landini, incorporated by reference to Exhibit 10.6 of S-4
          Registration Statement. ..................................................
 10.7     Form of Indemnification Agreement by and between the Registrant and each of its directors and executive officers*..................................
 10.8     Stock Option Plan, dated January 1, 1996, subject to completion of
          Restructuring Plan*.......................................................
 10.9     Stock Purchase Plan, dated January 1, 1996, subject to completion of
          Restructuring Plan*.......................................................
 10.10    Supplemental Executive Retirement Plan, dated January 1, 1996, subject to completion of Restructuring Plan*.........................................

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
NUMBER                                   DESCRIPTION                                      PAGE
- -------   --------------------------------------------------------------------------  ------------
 10.11    Employment Agreement, dated May 9, 1984, by and among Pacific and Loan
          Association and the Registrant, as employers, and Joel R. Schultz, as employee, as currently in effect only with the Registrant, incorporated by reference to Exhibit 10.2 of the 1984 Registration Statement..............
 10.12    Employment Agreement, dated May 9, 1984, by and among Pacific and Loan
          Association and the Registrant, as employers, and Norman A. Markiewicz, as employee, as currently in effect only with the Registrant, incorporated by reference to Exhibit 10.3 of the 1984 Registration Statement. ............
 10.13    Loan Agreement (the "Loan Agreement"), dated as of August 28, 1990, as amended and restated May 20, 1992, and as further amended and restated as of September 28, 1994, by and among National Westminster Bank USA
          ("Fleet"), as Agent and a participating Bank, the banks signatory thereto
          (the "Banks"), and the Registrant, incorporated by reference to Exhibit
          10.4 of the 1993 Annual Report. ..........................................
 10.14    Letter Agreement to amend Loan Agreement, dated October 26, 1995*.........
 10.15    Agreement for Purchase of Limited Partnership Interests of Consolidated
          Reconveyance Company and Lenders Posting and Publishing Company, dated as of July 1, 1990, incorporated by reference to Exhibit 10.6 of the
          Registrant's Annual Report on Form 10-K for the year ended December 31,
          1990, as filed with the Securities and Exchange Commission on March 31,
          1991. ....................................................................
 10.16    Master Loan Purchase Agreement dated as of June 21, 1995 by and between
          Pacific Thrift and Loan Company and Aames Capital Corporation,
          incorporated by reference to Exhibit 10.7 of the Partnership's Annual
          Report on Form 10-K for the year ended December 31, 1994, as filed with the Securities and Exchange Commission on July 26, 1995. .................
 10.17    Amendment to Loan Agreement dated November 28, 1995.* ....................
 16.2     Letter of Ernst & Young regarding termination dated September 27, 1995, incorporated by reference to the Partnership's Report on Form 8-K dated
          September 12, 1995, as filed with the Securities and Exchange Commission on September 28, 1995. ...................................................
 21.1     Subsidiaries of the Registrant*...........................................
 23.1     Consent of Attorney, included in legal opinion filed as Exhibit 5.1 hereof. ..................................................................
 23.2     Consent of Independent Certified Public Accountants, BDO Seidman, LLP. ...
 23.3     Consent of Independent Certified Public Accountants, Ernst & Young LLP....
 24.1     Power of attorney, incorporated by reference to Power of Attorney set forth on page 7 of Part II of the Registration Statement filed November
          24, 1995..................................................................


- ---------------

* Indicates previously filed.